Filed Pursuant to Rule 424(b)(3)
Registration No. 333-251999

To the shareholders of S&P Global Inc. (“S&P Global”) and the shareholders of IHS Markit Ltd. (“IHS Markit”)

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

On November 29, 2020, S&P Global Inc., a New York corporation, referred to as S&P Global, Sapphire Subsidiary, Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of S&P Global, referred to as Merger Sub, and IHS Markit Ltd., a Bermuda exempted company limited by shares, referred to as IHS Markit, entered into an Agreement and Plan of Merger, as amended by Amendment No. 1, dated as of January 20, 2021, and as it may be further amended from time to time, referred to as the merger agreement, pursuant to which, subject to approval of S&P Global and IHS Markit shareholders and the satisfaction or waiver, in whole or in part (to the extent permitted by law), of other specified closing conditions, S&P Global and IHS Markit will combine in an all-stock merger. At the completion of the merger, Merger Sub will merge with and into IHS Markit, with IHS Markit surviving the merger and becoming a wholly owned subsidiary of S&P Global. Shares of the common stock of S&P Global and the common shares of IHS Markit are traded on the New York Stock Exchange, referred to as the NYSE, under the symbols “SPGI” and “INFO,” respectively.

If the merger is completed, each share of IHS Markit issued and outstanding (other than excluded shares and dissenting shares) will be converted into the right to receive 0.2838, referred to as the exchange ratio, fully paid and nonassessable shares of S&P Global common stock (and, if applicable, cash in lieu of fractional shares, without interest), referred to as the merger consideration, less any applicable withholding taxes. The exchange ratio is fixed and will not be adjusted to reflect any change in the market price of either S&P Global common stock or IHS Markit shares prior to the closing of the merger. The market value of the merger consideration will fluctuate with changes in the market price of S&P Global common stock. IHS Markit shareholders are advised to obtain current market quotations for S&P Global common stock and IHS Markit shares in deciding whether to vote to approve the IHS Markit merger proposal. For more details on the merger consideration, see “The Merger Agreement—Merger Consideration.”

Based on the number of IHS Markit shares and shares of S&P Global common stock expected to be issued and outstanding as of immediately prior to the completion of the merger (including shares underlying equity awards), we estimate that, immediately following completion of the merger, former holders of IHS Markit shares and equity awards will own approximately 32.25% of the common stock of the combined company and pre-merger holders of shares of S&P Global common stock and equity awards will own approximately 67.75% of the common stock of the combined company, in each case on a fully diluted basis.

Each of S&P Global and IHS Markit will hold a special meeting of their respective shareholders on March 11, 2021 to vote on the proposals necessary to complete the merger.

At the S&P Global special meeting, S&P shareholders will be asked to consider and vote on a proposal to approve the issuance of S&P Global common stock to IHS Markit shareholders in connection with the merger, referred to as the S&P Global share issuance proposal.

At the IHS Markit special meeting, IHS Markit shareholders will be asked to consider and vote on (1) a proposal to approve and adopt the merger agreement, the statutory merger agreement, and the transactions contemplated thereby, referred to as the IHS Markit merger proposal and (2) a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements that may be paid or become payable to named executive officers of IHS Markit in connection with the merger, referred to as the IHS Markit merger-related compensation proposal.

Additional information about each meeting, the merger and the other business to be considered by shareholders at each special meeting is contained in this joint proxy statement/prospectus. Any shareholder entitled to attend and vote at the applicable special meeting may appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of S&P Global common stock or IHS Markit shares. We urge you to read this joint proxy statement/prospectus and the annexes and documents incorporated by reference carefully. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 40.

Your vote is very important regardless of the number of shares of S&P Global common stock or IHS Markit shares that you own. The merger cannot be completed without (1) the approval and adoption of the merger agreement, the statutory merger agreement and the transactions contemplated thereby by the affirmative vote of a majority of the votes cast (via the IHS Markit special meeting website or by proxy) by holders of issued and outstanding IHS Markit shares entitled to vote at the IHS Markit special meeting and (2) the approval of the issuance of S&P Global common stock to IHS Markit shareholders in connection with the merger by the affirmative vote of a majority of the votes cast (via the S&P Global special meeting website or by proxy) by holders of outstanding shares of S&P Global common stock entitled to vote at the S&P Global special meeting, in each case assuming a quorum is present.

Whether or not you plan to attend the S&P Global special meeting or the IHS Markit special meeting, please submit your proxy as soon as possible to make sure that your shares are represented at the applicable meeting.

The S&P Global board of directors unanimously recommends that S&P Global shareholders vote “FOR” the S&P Global share issuance proposal.

The IHS Markit board of directors unanimously recommends that IHS Markit shareholders vote “FOR” the IHS Markit merger proposal and “FOR” the IHS Markit merger-related compensation proposal.

We look forward to the successful completion of the merger.

Sincerely,	Sincerely,

Richard E. Thornburgh	Lance Uggla
Non-Executive Chairman of the Board of Directors	Chairman and Chief Executive Officer
S&P Global Inc.	IHS Markit Ltd.

Douglas L. Peterson
President and Chief Executive Officer
S&P Global Inc.

None of the Securities and Exchange Commission, any state securities commission, the Registrar of Companies in Bermuda or the Bermuda Monetary Authority has approved or disapproved of the merger or the other transactions described in this joint proxy statement/prospectus or the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated January 22, 2021 and is first being mailed to shareholders of S&P Global and IHS Markit on or about January 22, 2021.

S&P Global Inc.

55 Water Street

New York, New York 10041

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on March 11, 2021

Dear Fellow S&P Global Shareholder:

We are pleased to invite you to attend, and notice is hereby given that S&P Global Inc., a New York corporation, referred to as S&P Global, will hold, a special meeting of its shareholders virtually via the Internet, referred to as the S&P Global special meeting, at 10:00 a.m. Eastern Time on March 11, 2021 for the following purpose:

1.

Approval of the S&P Global Share Issuance. To vote on a proposal to approve the issuance of S&P Global common stock, par value $1.00 per share, to shareholders of IHS Markit Ltd., a Bermuda exempted company limited by shares, referred to as IHS Markit, in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of November 29, 2020, as amended by Amendment No. 1, dated as of January 20, 2021, and as it may be further amended from time to time, referred to as the merger agreement, by and among S&P Global, Sapphire Subsidiary, Ltd., a Bermuda exempted company limited by shares, and IHS Markit, referred to as the S&P Global share issuance proposal.

S&P Global will transact no other business at the S&P Global special meeting, except such business as may properly be brought before the S&P Global special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the S&P Global special meeting.

In light of the ongoing coronavirus (COVID-19) pandemic, referred to as the COVID-19 pandemic, the S&P Global special meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location. You will be able to attend the S&P Global special meeting online and to vote your shares electronically at the meeting by visiting http://www.meetingcenter.io/289582186, referred to as the S&P Global special meeting website.

The S&P Global board of directors, referred to as the S&P Global board, has fixed the close of business on January 19, 2021 as the record date for the S&P Global special meeting, referred to as the S&P Global record date. Only S&P Global shareholders of record at that time are entitled to receive notice of, and to vote at, the S&P Global special meeting or any adjournments or postponements thereof. S&P Global is commencing its solicitation of proxies on or about January 22, 2021. S&P Global will continue to solicit proxies until the date of the S&P Global special meeting.

Completion of the merger is conditioned upon, among other things, approval of the S&P Global share issuance proposal by the S&P Global shareholders, which requires the affirmative vote of a majority of the votes cast (virtually via the S&P Global special meeting website or by proxy) by S&P shareholders entitled to vote at the S&P Global special meeting, assuming a quorum is present.

The S&P Global board unanimously adopted the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the S&P Global share issuance, are advisable and fair to and in the best interests of S&P Global and its shareholders, and unanimously recommends that S&P Global shareholders vote “FOR” the S&P Global share issuance proposal.

Your vote is very important regardless of the number of shares of S&P Global common stock that you own. The votes cast in favor of the S&P Global share issuance proposal must exceed the aggregate of votes cast against the S&P Global share issuance proposal and abstentions. Whether or not you expect to attend the S&P Global special meeting virtually via the S&P Global special meeting website, to ensure your representation at the S&P Global special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (1) visiting the Internet site listed on the S&P Global proxy card, (2) calling the toll-free number listed on the S&P Global proxy card or (3) submitting your S&P Global proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy prior to the S&P Global special meeting will not prevent you from voting virtually at the S&P Global special meeting via the S&P Global special meeting website, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of S&P Global common stock who is present virtually at the S&P Global special meeting via the S&P Global special meeting website may vote at that time, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the S&P Global special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the bank, broker or other nominee. If you hold shares in the S&P Global dividend reinvestment plan or the S&P Global employee stock purchase plan, any proxy you give will also govern the voting of any shares you hold in these plans. If you hold shares through the S&P Global 401(k) and profit sharing plan, please refer to your proxy card for instructions on how to vote the shares you hold through the plan.

Attending the S&P Global Special Meeting

If you were a shareholder of record of S&P Global at the close of business on the S&P Global record date and wish to attend the S&P Global special meeting, you will need the 15-digit control number and the meeting password located on your proxy card.

If you own shares in “street name” through an account with a bank, broker or other nominee and wish to attend and vote at the S&P Global special meeting, then you will need to obtain a legal proxy and further instructions from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on the S&P Global share issuance proposal without your instructions.

If your shares are registered in your name with S&P Global’s share registrar and transfer agent, Computershare Trust Company, N.A., no proof of ownership is required because S&P Global can verify your ownership through the control number shown on your proxy card.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the S&P Global special meeting. We urge you to carefully read this joint proxy statement/prospectus, including any documents incorporated by reference herein, and the annexes in their entirety. If you have any questions concerning the proposal in this notice, the merger agreement, the merger or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of S&P Global common stock, please contact S&P Global’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 750-8315

Banks and Brokers may call collect: (212) 750-5833

OR

S&P Global Inc.

55 Water Street

New York, New York 10041

Attention: Corporate Secretary

Telephone: (212) 438-1000

Email: corporate.secretary@spglobal.com

By Order of the Board of Directors,

Taptesh (Tasha) K. Matharu

Chief Corporate Counsel &

Corporate Secretary

New York, New York

January 22, 2021

IHS MARKIT LTD.

4th Floor, Ropemaker Place

25 Ropemaker Street

London, England

EC2Y 9LY

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

To be held on March 11, 2021

To the Shareholders of IHS Markit Ltd.:

We are pleased to invite you to attend, and notice is hereby given that IHS Markit Ltd., a Bermuda exempted company limited by shares, referred to as IHS Markit, will hold, a special general meeting of its shareholders virtually via the Internet, referred to as the IHS Markit special meeting, at 10:00 a.m. Eastern Time on March 11, 2021 for the following purposes:

1.

Approval and Adoption of the Merger Agreement, the Statutory Merger Agreement and the Transactions Contemplated Thereby. To vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 29, 2020, as amended by Amendment No. 1, dated as of January 20, 2021, and as it may be further amended from time to time, by and among S&P Global Inc., a New York corporation, referred to as S&P Global, Sapphire Subsidiary, Ltd., a Bermuda exempted company limited by shares, and IHS Markit, referred to as the merger agreement, which is further described in the section entitled “The Merger Agreement,” a copy of which merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, the statutory merger agreement, the agreed form of which is attached as Annex B to the joint proxy statement/prospectus accompanying this notice, and the transactions contemplated thereby, referred to as the IHS Markit merger proposal; and

2.

IHS Markit Merger-Related Compensation. To vote on a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements that may be paid or become payable to IHS Markit’s named executive officers in connection with the merger, referred to as the IHS Markit merger-related compensation proposal.

IHS Markit will transact no other business at the IHS Markit special meeting, except such business as may properly be brought before the IHS Markit special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the IHS Markit special meeting.

In light of the ongoing coronavirus (COVID-19) pandemic, referred to as the COVID-19 pandemic, the IHS Markit special meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location. You will be able to attend the IHS Markit special meeting online and to vote your shares electronically at the meeting by visiting www.meetingcenter.io/296412964, referred to as the IHS Markit special meeting website.

The IHS Markit board of directors, referred to as the IHS Markit board, has fixed the close of business on January 19, 2021 as the record date for the IHS Markit special meeting, referred to as the IHS Markit record date. Only IHS Markit shareholders of record at that time are entitled to receive notice of, and to vote at, the IHS Markit special meeting or any adjournments or postponements thereof. IHS Markit is commencing its solicitation of proxies on or about January 22, 2021. IHS Markit will continue to solicit proxies until the date of the IHS Markit special meeting.

Completion of the merger is conditioned, among other things, upon approval and adoption of the merger agreement, the statutory merger agreement and the transactions contemplated thereby by the IHS Markit shareholders, which requires the affirmative vote of a majority of the votes cast (virtually via the IHS Markit special meeting website or by proxy) by holders of issued and outstanding IHS Markit shares entitled to vote at the IHS Markit special meeting, assuming a quorum is present.

The IHS Markit board has unanimously (1) approved the merger agreement, the statutory merger agreement and the transactions contemplated thereby, and the execution, delivery and performance of the merger agreement and the statutory merger agreement; (2) determined that the merger consideration of 0.2838 fully paid and nonassessable shares of S&P Global common stock (and, if applicable, cash in lieu of fractional shares, without interest and less any applicable withholding taxes) for each IHS Markit share constitutes fair value for the IHS Markit shares in accordance with the Bermuda Companies Act; and (3) determined that entering into the merger agreement and the statutory merger agreement and consummating the transactions contemplated thereby are advisable and in the best interests of IHS Markit. Accordingly, the IHS Markit board unanimously recommends that IHS Markit shareholders vote:

•	“FOR” the IHS Markit merger proposal; and

•	“FOR” the IHS Markit merger-related compensation proposal.

Your vote is very important regardless of the number of IHS Markit shares that you own. The votes cast in favor of the IHS Markit merger proposal must exceed the aggregate of votes against the IHS Markit merger proposal. Whether or not you expect to attend the IHS Markit special meeting virtually via the IHS Markit special meeting website, to ensure your representation at the IHS Markit special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (1) visiting the Internet site listed on the IHS Markit proxy card, (2) calling the toll-free number listed on the IHS Markit proxy card or (3) submitting your IHS Markit proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy prior to the IHS Markit special meeting will not prevent you from voting virtually at the IHS Markit special meeting via the IHS Markit special meeting website, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of IHS Markit shares who is present virtually at the IHS Markit special meeting via the IHS Markit special meeting website may vote at that time, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the IHS Markit special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the bank, broker or other nominee.

Attending the IHS Markit Special Meeting

If you were a shareholder of record of IHS Markit at the close of business on the IHS Markit record date and wish to attend the IHS Markit special meeting, you will need the 15-digit control number and the meeting password located on your proxy card.

If you own shares in “street name” through an account with a bank, broker or other nominee and wish to attend and vote at the IHS Markit special meeting, then you will need to obtain a legal proxy, and further instructions from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals without your instructions.

If your shares are registered in your name with IHS Markit’s share registrar and transfer agent, Computershare Trust Company, N.A., no proof of ownership is required because IHS Markit can verify your ownership through the control number on your proxy card.

The trustee of the Markit Group Holdings Limited Employee Benefit Trust, referred to as the EBT, may not vote any IHS Markit shares held by the EBT unless we direct otherwise. We intend to direct the trustee of the EBT to vote the IHS Markit shares held by the EBT on each proposal in accordance with the percentages voted by other holders of IHS Markit shares on such proposal.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger, the merger agreement and the statutory merger agreement and the other matters to be considered at the IHS Markit special meeting. We urge you to carefully read this joint proxy statement/prospectus, including any documents incorporated by reference herein, and the annexes in their entirety. If you have any questions concerning any of the proposals in this notice, the merger agreement, the statutory merger agreement, the merger or the joint proxy statement/prospectus, would like additional copies or need help voting your IHS Markit shares, please contact IHS Markit’s proxy solicitor or IHS Markit:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(800) 322-2885

Banks and Brokers: (212) 929-5500

Email: proxy@mackenziepartners.com

OR

IHS Markit Ltd.

4th Floor, Ropemaker Place

25 Ropemaker Street

London EC2Y 9LY

England

Attention: Company Secretary

Telephone: +44 20 7260 2000

Email: CompanySecretary@ihsmarkit.com

By Order of the IHS Markit Ltd. Board of Directors,

Christopher McLoughlin

Secretary

London, England

January 22, 2021

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about S&P Global and IHS Markit from other documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. For a listing of the documents incorporated by reference into the accompanying joint proxy statement/prospectus, see “Where You Can Find More Information.”

You can obtain any of the documents incorporated by reference into the accompanying joint proxy statement/prospectus by requesting them in writing or by email as follows:

For S&P Global Shareholders: S&P Global Inc. 55 Water Street New York, New York 10041 Attention: Corporate Secretary Telephone: (212) 438-1000 Email: corporate.secretary@spglobal.com

For IHS Markit Shareholders:

IHS Markit Ltd.

4th Floor, Ropemaker Place

25 Ropemaker Street

London, England

EC2Y 9LY

Attention: Company Secretary

Telephone: +44 20 7260 2000

Email: CompanySecretary@ihsmarkit.com

To receive timely delivery of the documents in advance of the S&P Global special meeting and/or the IHS Markit special meeting, you should make your request no later than March 4, 2021.

You may also obtain any of the documents incorporated by reference into the accompanying joint proxy statement/prospectus without charge through the Securities and Exchange Commission website at www.sec.gov. In addition, you may obtain copies of documents filed by S&P Global with the SEC on S&P Global’s Internet website at http://www.spglobal.com under the tab “Investor Relations,” then under the tab “SEC Filings & Reports” or by contacting S&P Global’s Corporate Secretary at S&P Global Inc., 55 Water Street, New York, New York 10041. You may also obtain copies of documents filed by IHS Markit with the SEC on IHS Markit’s Internet website at http://www.IHSMarkit.com under the tab “Investor Relations” and then under the heading “Financial Information” or by contacting IHS Markit’s Company Secretary at IHS Markit Ltd., 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, England EC2Y 9LY or by calling (303) 397-2969 or by email at CompanySecretary@ihsmarkit.com.

We are not incorporating the contents of the websites of the SEC, S&P Global, IHS Markit or any other entity or any other website into the accompanying joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into the accompanying joint proxy statement/prospectus at these websites only for your convenience.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by S&P Global (File No. 333-251999), constitutes a prospectus of S&P Global under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of common stock, par value $1.00 per share, of S&P Global to be issued to IHS Markit shareholders pursuant to the merger. This document also constitutes a joint proxy statement of each of S&P Global and of IHS Markit under Section 14(a) of the Securities Exchange Act of 1934. It also constitutes a notice of meeting with respect to the S&P Global special meeting, at which S&P Global shareholders will be asked to consider and vote upon the S&P Global share issuance proposal, and constitutes a notice of meeting with respect to the IHS Markit special meeting, at which IHS Markit shareholders will be asked to consider and vote upon the IHS Markit merger proposal and the IHS Markit merger-related compensation proposal.

S&P Global has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to S&P Global and Merger Sub, and IHS Markit has supplied all such information relating to IHS Markit.

S&P Global and IHS Markit have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus, and S&P Global and IHS Markit take no responsibility for, and can provide no assurance as to the reliability of, any information others may give you. This joint proxy statement/prospectus is dated as of the date set forth above on the cover page of this joint proxy statement/prospectus, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to S&P Global shareholders or IHS Markit shareholders nor the issuance by S&P Global of shares of S&P Global common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is not permitted or would be unlawful to make any such offer or solicitation in such jurisdiction.

Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:

•	“Bermuda Companies Act” refers to the Companies Act 1981 of Bermuda, as amended

•	“Code” refers to the Internal Revenue Code of 1986, as amended

•	“combined company” refers to S&P Global and its subsidiaries, including IHS Markit and its subsidiaries, following completion of the merger

•

“dissenting shares” refers to shares held by an IHS Markit shareholder who did not vote “for” the IHS Markit merger proposal and who complies with all of the provisions of the Bermuda Companies Act concerning the rights of IHS Markit shareholders to require appraisal of their IHS Markit shares pursuant to section 106(6) of the Bermuda Companies Act

•	“EBT” refers to the Markit Group Holdings Limited Employee Benefit Trust

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended

•	“exchange ratio” refers to 0.2838 shares of S&P Global common stock per IHS Markit share

•	“excluded shares” refers to shares held by IHS Markit in treasury

•	“executive officer” refers to the definition of “officer” as set forth in Rule 16a-1(f) of the Exchange Act

•	“GAAP” refers to accounting principles generally accepted in the United States

•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

•	“IHS Markit” refers to IHS Markit Ltd., a Bermuda exempted company limited by shares

•	“IHS Markit board” refers to the IHS Markit board of directors

•	“IHS Markit merger proposal” refers to the proposal that IHS Markit shareholders approve and adopt the merger agreement, the statutory merger agreement and the transactions contemplated thereby

•

“IHS Markit merger-related compensation proposal” refers to the proposal that IHS Markit shareholders approve, by advisory (non-binding) vote, certain compensation arrangements that may be paid or become payable to IHS Markit’s named executive officers in connection with the merger

•	“IHS Markit record date” refers to January 19, 2021

•	“IHS Markit shares” refers to the common shares of IHS Markit, $0.01 par value per share

•	“IHS Markit special meeting” refers to the special general meeting of IHS Markit shareholders to consider and vote upon the IHS Markit merger proposal and related matters

•	“IHS Markit special meeting website” refers to www.meetingcenter.io/296412964

•	“IRS” refers to the U.S. Internal Revenue Service

•	“merger” refers to the merger of Merger Sub with and into IHS Markit, with IHS Markit being the surviving company in the merger

•

“merger agreement” refers to the Agreement and Plan of Merger, dated as of November 29, 2020, as amended by Amendment No. 1, dated as of January 20, 2021, by and among S&P Global, Merger Sub and IHS Markit, as it may be amended from time to time

•

“merger consideration” refers to the right of IHS Markit shareholders to receive the exchange ratio (and, if applicable, cash in lieu of fractional shares, without interest and less any applicable withholding taxes)

•	“Merger Sub” refers to Sapphire Subsidiary, Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of S&P Global

•	“NYBCL” refers to the New York Business Corporation Law

•	“NYSE” refers to the New York Stock Exchange

•	“SEC” refers to the Securities and Exchange Commission

•	“Securities Act” refers to the Securities Act of 1933, as amended

•	“S&P Global” refers to S&P Global Inc., a New York corporation

•	“S&P Global board” refers to the S&P Global board of directors

•	“S&P Global common stock” refers to the common stock of S&P Global, $1.00 par value per share

•	“S&P Global record date” refers to January 19, 2021

•	“S&P Global share issuance proposal” refers to the proposal that S&P Global shareholders approve the issuance of S&P Global common stock to IHS Markit shareholders in connection with the merger

•	“S&P Global special meeting” refers to the special meeting of S&P Global shareholders to consider and vote upon the S&P Global share issuance proposal

•	“S&P Global special meeting website” refers to www.meetingcenter.io/289582186

•

“statutory merger agreement” refers to the statutory merger agreement to be entered into by and among S&P Global, IHS Markit and Merger Sub pursuant to the merger agreement, the agreed form of which is attached as Annex B to this joint proxy statement/prospectus

•	“trustee” refers to the trustee of the EBT

•	“we,” “our” and “us” refer to S&P Global and IHS Markit, collectively

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the merger, the merger agreement, the statutory merger agreement, the transactions contemplated by the merger agreement and the statutory merger agreement, the S&P Global special meeting and the IHS Markit special meeting. They may not include all the information that is important to S&P Global and IHS Markit shareholders. S&P Global and IHS Markit shareholders should carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference herein.

Q:	What is the merger?

A:

S&P Global, Merger Sub and IHS Markit have entered into a merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed merger between S&P Global and IHS Markit. Under the merger agreement and the statutory merger agreement, subject to satisfaction or waiver, in whole or in part (to the extent permitted by law), of the conditions set forth therein and described hereafter, Merger Sub will merge with and into IHS Markit, with IHS Markit continuing as the surviving company and a wholly owned subsidiary of S&P Global.

As a result of the merger, IHS Markit will no longer be a publicly held company. Following the merger, IHS Markit shares will be delisted from the NYSE, and deregistered under the Exchange Act. The common stock of S&P Global and (prior to the merger) the IHS Markit shares are traded on the NYSE under the symbols “SPGI” and “INFO,” respectively.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus to help you decide how to vote your shares of S&P Global common stock or your IHS Markit shares with respect to the S&P Global share issuance proposal or the IHS Markit merger proposal, respectively, and the other proposals to be considered at the special meetings.

The merger cannot be completed unless, among other things, (1) S&P Global shareholders approve the S&P Global share issuance proposal at the S&P Global special meeting (or any adjournment or postponement thereof) and (2) IHS Markit shareholders approve the IHS Markit merger proposal at the IHS Markit special meeting (or any adjournment or postponement thereof).

This joint proxy statement/prospectus constitutes both a joint proxy statement of S&P Global and IHS Markit and a prospectus of S&P Global. It is a joint proxy statement because each of the S&P Global board and the IHS Markit board is soliciting proxies from their respective shareholders. It is a prospectus because S&P Global will issue shares of its common stock to IHS Markit shareholders in connection with the merger. Information about the S&P Global special meeting, the IHS Markit special meeting, the merger, the merger agreement, the statutory merger agreement and the other matters to be considered by S&P Global shareholders at the S&P Global special meeting and IHS Markit shareholders at the IHS Markit special meeting is contained in this joint proxy statement/prospectus. S&P Global shareholders and IHS Markit shareholders should read this information carefully and in its entirety. The enclosed voting materials allow S&P Global shareholders and IHS Markit shareholders to vote their shares by proxy without attending the applicable special meeting virtually via the S&P Global special meeting website and/or the IHS Markit special meeting website, respectively.

Q:	What will IHS Markit shareholders receive in the merger?

A:

If the merger is completed, each IHS Markit share (other than dissenting shares and excluded shares) will be converted into the merger consideration, which is the right to receive 0.2838 fully paid and nonassessable shares of S&P Global common stock, and, if applicable, cash in lieu of fractional shares, without interest, and less any applicable withholding taxes. The merger consideration is described in more detail in “The Merger Agreement—Merger Consideration.”

Q:	What will S&P Global shareholders receive in the merger?

A:	S&P Global shareholders will not receive any merger consideration, and their shares of S&P Global common stock will remain outstanding and will constitute shares of the combined company.

Q:	What respective equity stakes will S&P Global and IHS Markit shareholders hold in the combined company immediately following the merger?

A:

Based on the number of IHS Markit shares and shares of S&P Global common stock expected to be issued and outstanding as of immediately prior to the completion of the merger (including shares underlying equity awards), we estimate that, immediately following completion of the merger, former holders of IHS Markit shares and equity awards will own approximately 32.25% of the common stock of the combined company and pre-merger holders of shares of S&P Global common stock and equity awards will own approximately 67.75% of the common stock of the combined company, in each case on a fully diluted basis.

Q:	What do I need to do to receive the merger consideration?

A:

After the merger is completed, IHS Markit shareholders will receive from the exchange agent instructions on how to surrender their book-entry shares in exchange for the merger consideration. If you are an IHS Markit shareholder, please do not submit your share certificates at this time. If the merger is completed, you will receive instructions for surrendering your share certificates in exchange for shares of S&P Global common stock from the exchange agent.

Q:	Will the market value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the number of shares of S&P Global common stock that holders of IHS Markit shares will receive is fixed (subject to appropriate adjustments, if any, to reflect the effect of certain changes, such as stock splits or stock dividends, with respect to the number of IHS Markit shares or shares of S&P Global common stock issued and outstanding after the date hereof and prior to the effective time of the merger), the market value of the merger consideration (based upon the trading price of shares of S&P Global common stock) will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger. Any fluctuation in the trading price of shares of S&P Global common stock after the date of this joint proxy statement/prospectus will change such market value of the shares of S&P Global common stock that holders of IHS Markit shares will receive.

On November 27, 2020, the last trading day before the public announcement of the proposed merger, the closing price of S&P Global common stock on the NYSE was $341.57 per share. On January 19, 2021, the latest practicable date before the date of this joint proxy statement/prospectus, the closing price of S&P Global common stock on the NYSE was $313.14 per share. IHS Markit shareholders are advised to obtain current market quotations for S&P Global common stock and IHS Markit shares in deciding whether to vote to approve the IHS Markit merger proposal.

Q:	Will I still be paid dividends prior to the completion of the merger?

A:

Yes. S&P Global and IHS Markit may each declare and pay a regular quarterly cash dividend in accordance with their respective dividend policies and the terms and conditions set forth in the merger agreement with respect to record dates for IHS Markit’s payment of quarterly dividends, in each case subject to the merger agreement.

Q:	When do S&P Global and IHS Markit expect to complete the transaction?

A:

S&P Global and IHS Markit are working to complete the transaction as soon as practicable. We currently expect that the merger will be completed in the second half of 2021. Neither S&P Global nor IHS Markit can predict, however, the actual date on which the merger will be completed because it is subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals.

See “The Merger Agreement—Conditions to the Merger.”

Q:	What are the conditions to completion of the merger?

A:

In addition to the approval of the S&P Global share issuance proposal by S&P Global shareholders and of the IHS Markit merger proposal by IHS Markit shareholders as described above, completion of the merger is subject to the satisfaction or waiver of a number of other conditions, including:

•	the termination or expiration of the applicable waiting period (and any extensions thereof) under the HSR Act;

•

the termination or expiration of all applicable waiting periods (and any extensions thereof) or receipt of necessary approvals under the antitrust laws of Canada, the European Union, the United Kingdom and Taiwan and the approval of the UK Financial Conduct Authority, in each case without the imposition of any regulatory material adverse effect, as described under “The Merger Agreement—Covenants and Agreements—Efforts to Complete the Merger”;

•

the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC;

•	the approval of the listing on the NYSE of the shares of S&P Global common stock to be issued in connection with the merger, subject to official notice of issuance;

•

the absence of any judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or, in connection with the regulatory approvals mentioned in the first and second bullet points in this section, imposing a regulatory material adverse effect;

•	the accuracy of the representations and warranties of S&P Global and IHS Markit, as applicable, made in the merger agreement (subject to the materiality standards set forth in the merger agreement);

•

the performance in all material respects by S&P Global, IHS Markit or Merger Sub, as applicable, of all obligations required to be performed by the applicable entity under the merger agreement at or prior to the closing date; and

•	delivery of an officer’s certificate by S&P Global and IHS Markit certifying satisfaction of the conditions described in the preceding two bullet points.

Q:	What matters will be considered at each of the special meetings?

A:	S&P Global shareholders are being asked to vote on the following proposal:

1. Approval of the S&P Global Share Issuance. To vote on a proposal to approve the issuance of S&P Global common stock, par value $1.00 per share, to IHS Markit shareholders in connection with the merger agreement, referred to as the S&P Global share issuance proposal.

IHS Markit shareholders are being asked to vote on the following proposals:

1. Approval and Adoption of the Merger Agreement, the Statutory Merger Agreement and the Transactions Contemplated Thereby. To vote on a proposal to approve and adopt the merger agreement, the statutory merger agreement and the transactions contemplated thereby, which are further described in the section entitled “The Merger Agreement,” and a copy of which merger agreement is attached as Annex A to this joint proxy statement/prospectus and the agreed form of which statutory merger agreement is attached as Annex B to this joint proxy statement/prospectus, referred to as the IHS Markit merger proposal; and

2. IHS Markit Merger-Related Compensation. To vote on a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements that may be paid or become payable to IHS Markit’s named executive officers in connection with the merger, referred to as the IHS Markit merger-related compensation proposal.

Approval of the S&P Global share issuance proposal by S&P Global shareholders and approval of the IHS Markit merger proposal by IHS Markit shareholders are required for completion of the merger.

Q:	What vote is required to approve the S&P Global share issuance proposal at the S&P Global special meeting?

A:

The affirmative vote of a majority of the votes cast by holders of outstanding shares of S&P Global common stock entitled to vote (virtually via the S&P Global special meeting website or by proxy) at the S&P Global special meeting, assuming a quorum is present, is required to approve the S&P Global share issuance proposal.

Q:	What vote is required to approve each proposal at the IHS Markit special meeting?

A:

The IHS Markit merger proposal: The affirmative vote of a majority of votes cast by holders of IHS Markit shares entitled to vote (virtually via the IHS Markit special meeting website or by proxy) at the IHS Markit special meeting, assuming a quorum is present, is required to approve the IHS Markit merger proposal.

The IHS Markit merger-related compensation proposal: The affirmative vote of a majority of votes cast by holders of IHS Markit shares entitled to vote (virtually via the IHS Markit special meeting website or by proxy) at the IHS Markit special meeting, assuming a quorum is present, is required to approve the IHS Markit merger-related compensation proposal.

Q:	Why are IHS Markit shareholders being asked to consider and vote on a proposal to approve, by advisory (non-binding) vote, the IHS Markit merger-related executive compensation?

A:

Under SEC rules, IHS Markit is required to seek an advisory (non-binding) vote with respect to the compensation that may be paid or become payable to its named executive officers that is based on, or otherwise relates to, the merger.

Q:	What happens if the IHS Markit merger-related compensation proposal is not approved?

A:

Approval of the IHS Markit merger-related compensation proposal is not a condition to completion of the merger, and because the vote on the IHS Markit merger-related compensation proposal is advisory only, it will not be binding on IHS Markit. Accordingly, if the merger is approved and the other conditions to closing are satisfied or waived, the merger will be completed even if the IHS Markit merger-related compensation proposal is not approved. If the IHS Markit merger proposal is approved, the S&P Global share issuance proposal is approved and the merger is completed, the IHS Markit merger-related compensation will be payable to IHS Markit’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the IHS Markit merger-related compensation proposal.

Q:	Do any of S&P Global’s or IHS Markit’s directors or executive officers have interests in the merger that may differ from those of S&P Global shareholders or IHS Markit shareholders?

A:

Certain of S&P Global’s non-employee directors and executive officers, and IHS Markit’s non-employee directors and executive officers, have certain interests in the merger that may be different from, or in addition to, the general interests of S&P Global and IHS Markit shareholders, respectively. The S&P Global board was aware of the interests of S&P Global’s directors and executive officers, the IHS Markit board was aware of the interests of IHS Markit’s directors and executive officers, and each board considered such interests, among other matters, when it approved the merger agreement, the statutory merger agreement and the transactions contemplated thereby and in making its recommendations to its respective shareholders. For more information regarding these interests, see the sections entitled “The Merger—Interests of Certain of S&P Global’s Directors and Executive Officers in the Merger” and “The Merger—Interests of IHS Markit’s Directors and Executive Officers in the Merger.”

Q:	How many votes do I have?

A:

Each S&P Global shareholder is entitled to one vote for each share of S&P Global common stock held of record as of the S&P Global record date and each IHS Markit shareholder is entitled to one vote for each share of IHS Markit held of record as of the IHS Markit record date.

As of the close of business on the S&P Global record date, there were 240,667,274 shares of S&P Global common stock outstanding. As of the close of business on the IHS Markit record date, there were 421,811,392 IHS Markit shares issued and outstanding, including 25,219,470 issued and outstanding shares held by the EBT. As summarized below under the heading “What is the difference between holding shares as a shareholder of record and as a beneficial owner?,” there are some important distinctions between shares held of record and those owned beneficially in “street name.”

Q:	What constitutes a quorum for the S&P Global special meeting?

A:

The holders of a majority of the shares entitled to vote, being present virtually via the S&P Global special meeting website or by proxy, will constitute a quorum for the transaction of business at the S&P Global special meeting. Abstentions (which are described below) will count for the purpose of determining the presence of a quorum for the transaction of business at the S&P Global special meeting.

Q:	What constitutes a quorum for the IHS Markit special meeting?

A:

The IHS Markit bye-laws provide that two or more persons present at the start of the meeting and representing virtually via the IHS Markit special meeting website or by proxy in excess of 50% of the total issued IHS Markit shares entitled to vote at the IHS Markit special meeting will constitute a quorum for the transaction of business at the IHS Markit special meeting. Abstentions (which are described below) will be counted as shares that are present for the purpose of determining the presence of a quorum for the transaction of business at the IHS Markit special meeting.

Q:	How does the S&P Global board recommend that S&P Global shareholders vote?

A:	The S&P Global board unanimously recommends that S&P Global shareholders vote: “FOR” the S&P Global share issuance proposal.

Q:	How does the IHS Markit board recommend that IHS Markit shareholders vote?

A:	The IHS Markit board unanimously recommends that IHS Markit vote: “FOR” the IHS Markit merger proposal and “FOR” the IHS Markit merger-related compensation proposal.

Q:	Why did the S&P Global board approve the merger agreement and the transactions contemplated by the merger agreement, including the merger?

A:

For information regarding the S&P Global board’s reasons for adopting the merger agreement and recommending that S&P Global shareholders approve the S&P Global share issuance proposal, see the section entitled “The Merger—S&P Global Board’s Recommendation and Reasons for the Merger.”

Q:	Why did the IHS Markit board approve the merger agreement, the statutory merger agreement and the transactions contemplated thereby?

A:

For information regarding the IHS Markit board’s reasons for approving the merger agreement, the statutory merger agreement and the transactions contemplated thereby and recommending that IHS Markit shareholders approve the IHS Markit merger proposal, see the section entitled “The Merger—IHS Markit Board’s Recommendation and Reasons for the Merger.”

Q:	What if I hold shares in both S&P Global and IHS Markit?

A:

If you hold both shares of S&P Global common stock and IHS Markit shares, you will receive two separate packages of proxy materials. A vote cast as a holder of S&P Global common stock will not count as a vote cast as a holder of IHS Markit shares, and a vote cast as a holder of IHS Markit shares will not count as a vote cast as a holder of S&P Global common stock. Therefore, please submit separate proxies for your shares of S&P Global common stock and your IHS Markit shares.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the S&P Global special meeting or IHS Markit special meeting, as applicable. Please follow the instructions set forth on the S&P Global proxy card or the IHS Markit proxy card, as applicable, or on the voting instruction form provided by the record holder if your shares are held in the name of your bank, broker or other nominee.

Q:	Does my vote matter?

A:

Yes. The merger cannot be completed unless the S&P Global share issuance proposal is approved by the affirmative vote of a majority of the votes cast by S&P shareholders entitled to vote (via the S&P Global special meeting website or by proxy) at the S&P Global special meeting and the IHS Markit merger proposal is approved by the affirmative vote of a majority of the votes cast by IHS Markit shareholders entitled to vote (via the IHS Markit special meeting website or by proxy) at the IHS Markit special meeting.

Q:	How do I vote?

A:

If you are a shareholder of record of S&P Global as of the S&P Global record date of January 19, 2021, you are entitled to receive notice of, and cast a vote at, the S&P Global special meeting or any adjournments or postponements thereof. If you are a shareholder of record of IHS Markit as of the IHS Markit record date of January 19, 2021, you are entitled to receive notice of, and cast a vote at, the IHS Markit special meeting or any adjournments or postponements thereof. Each holder of S&P Global common stock is entitled to cast one vote on each matter properly brought before the S&P Global special meeting for each share of S&P Global common stock that such holder owned of record as of the S&P Global record date. Each holder of IHS Markit shares is entitled to cast one vote on each matter properly brought before the IHS Markit special meeting for each share of IHS Markit that such holder owned of record as of the IHS Markit record date. You may submit your proxy before the S&P Global special meeting or the IHS Markit special meeting in one of the following ways:

•	Telephone voting—use the toll-free number shown on your proxy card;

•	Via the Internet—visit the website shown on your proxy card to vote via the Internet; or

•	Mail—complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a shareholder of record as of the applicable record date, you may also cast your vote at the S&P Global special meeting or IHS Markit special meeting, as applicable, via the S&P Global special meeting website or the IHS Markit special meeting website, as applicable. If you choose to attend the S&P Global or IHS Markit special meeting and vote your shares via the S&P Global special meeting website or the IHS Markit special meeting website, you will need the 15-digit control number and the meeting password included on your proxy card.

If your shares are held in “street name,” through a bank, broker or other nominee, you will need to obtain a “legal proxy” from your broker, bank or other nominee holder of record giving you the right to vote the shares. You must submit proof of the legal proxy to Computershare at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on March 8, 2021 (please include “Legal Proxy” in the subject line, attach the legal proxy and provide your name and email address in the email).

Q:	How do I vote my shares of S&P Global common stock held through the S&P Global dividend reinvestment plan, employee stock purchase plan or 401(k) savings and profit sharing plan?

A:

If you participate in the S&P Global dividend reinvestment plan, any proxy you give will also govern the voting of all shares of S&P Global common stock you hold in this plan. If you participate in the S&P Global employee stock purchase plan, any proxy you give will also govern the voting of any shares of S&P Global common stock you hold in this plan. Any employee stock purchase plan shares for which S&P Global does not receive instructions from the employee will not be voted. Employee stock purchase plan shares cannot be voted virtually via the S&P Global special meeting website at the S&P Global special meeting.

If you received this joint proxy statement/prospectus because you are an employee of S&P Global who participates in S&P Global’s 401(k) savings and profit sharing plan and you have shares of S&P Global common stock allocated to your account under this plan, you may vote your shares held in such plan as of the S&P Global special meeting record date by mail, by telephone or via the Internet. Instructions are provided on the proxy card you received from Computershare Trust Company, N.A., referred to as Computershare. Computershare must receive your instructions by 5:00 p.m. Eastern Time on March 9, 2021 in order to communicate your instructions to the plan’s trustee, who will vote your shares. Any plan shares for which S&P Global does not receive instructions from the employee will be voted by the trustee in the same proportion as the shares for which S&P Global receives instructions. Plan shares cannot be voted virtually via the S&P Global special meeting website at the S&P Global special meeting.

Q:	How will the IHS Markit shares held by the EBT be voted?

A:

The EBT is a discretionary trust established by a deed dated January 27, 2010 between Markit Group Holdings Limited and Intertrust Employee Benefit Trustee Limited, referred to as the trustee, as trustee of the EBT, through which shares and other benefits may be provided to IHS Markit’s existing and former employees in satisfaction of their rights under any compensation or share incentive arrangements established by IHS Markit. The trustee is an independent provider of fiduciary services, based in Jersey, Channel Islands.

As of the IHS Markit record date, 25,219,470 IHS Markit shares were held by the trustee. The trustee may not vote any IHS Markit shares held by the EBT unless IHS Markit directs otherwise. IHS Markit intends to direct the trustee to vote the IHS Markit shares held by the EBT on each proposal at the IHS Markit special meeting in accordance with the percentages voted by other holders of IHS Markit shares on such proposal.

Q:	How are the IHS Markit shares held by the EBT treated economically in the merger?

A:

The 25,219,470 IHS Markit shares held by the EBT will be converted in the merger into S&P Global shares at the exchange ratio, which shares will continue to be held by the trustee in the EBT. The EBT will terminate on January 27, 2090, unless terminated earlier by the trustee. No current or former employee of IHS Markit has the right to receive any benefit from the EBT unless and until the trustee exercises its discretion to confer a benefit, and the EBT is also generally obliged to forgo dividends. Accordingly, the shares held by the EBT have been classified by IHS Markit, and are expected to be classified by S&P Global, as treasury shares and not counted as outstanding in the determination of earnings per share.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

You are a “shareholder of record” if your shares are registered directly in your name with S&P Global and IHS Markit’s transfer agent, Computershare. As the shareholder of record, you have the right to vote via the S&P Global special meeting website at the S&P Global special meeting or via the IHS Markit special meeting website at the IHS Markit special meeting, as applicable. You may also vote by Internet, telephone or mail, as described in the notice and above under the heading “How do I vote?” You are deemed to beneficially own shares in “street name” if your shares are held by a bank, broker or other nominee. Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. If you beneficially own your shares in “street name,” you are invited to virtually attend the S&P Global special meeting or IHS Markit special meeting, as applicable; however, you may not vote your shares via the S&P Global special meeting website or the IHS Markit special meeting website at the S&P Global special meeting or the IHS Markit special meeting, as applicable, unless you obtain a legal proxy from your bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the S&P Global special meeting or the IHS Markit special meeting, as applicable.

Q:	If my shares are held in “street name” by a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:

No. If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to S&P Global or IHS Markit, as applicable, or by voting virtually via the S&P Global special meeting website or the IHS Markit special meeting website, as applicable, at the S&P Global special meeting or IHS Markit special meeting, as applicable, unless you provide a legal proxy, which you must obtain from your bank, broker or other nominee. Your bank, broker or other nominee is obligated to provide you with a voting instruction card for you to use.

Banks, brokers or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed under the rules of the NYSE to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. All proposals to be voted on at each of the S&P Global special meeting and the IHS Markit special meeting are “non-routine” matters. If a proposal is considered “non-routine” under the rules of the NYSE, the bank, broker or other nominees may not vote your shares without your instructions.

If you are a beneficial owner of shares of S&P Global common stock and you do not instruct your bank, broker or other nominee on how to vote your shares:

•	your bank, broker or other nominee may not vote your shares on the S&P Global share issuance proposal, which will have no effect on the outcome of such proposal, assuming a quorum is present.

If you are a beneficial owner of IHS Markit shares and you do not instruct your bank, broker or other nominee on how to vote your shares:

•	your bank, broker or other nominee may not vote your shares on the IHS Markit merger proposal, which will have no effect on the outcome of such proposal, assuming a quorum is present; and

•

your bank, broker or other nominee may not vote your shares on the IHS Markit merger-related compensation proposal, which will have no effect on the outcome of such proposal, assuming a quorum is present.

Q:	When and where will each of the S&P Global special meeting and IHS Markit special meeting take place? What must I bring to attend the S&P Global special meeting or the IHS Markit special meeting?

A:

The S&P Global special meeting will be held virtually via the Internet at 10:00 a.m. Eastern Time on March 11, 2021. The S&P Global special meeting will be held solely via live webcast and there will not be a physical meeting location. S&P Global shareholders will be able to attend the S&P Global special meeting online and vote their shares electronically during the meeting by visiting www.meetingcenter.io/289582186, referred to as the S&P Global special meeting website. If you are a record holder of shares of S&P Global common stock and choose to attend the S&P Global special meeting and vote your shares via the S&P Global special meeting website, you will need the 15-digit control number and the meeting password included on your proxy card. If you are a beneficial owner of S&P Global common stock but not the shareholder of record of such shares of S&P Global common stock, you will need to obtain a legal proxy from your broker, bank or other nominee holder of record giving you the right to vote the shares. You must submit proof of the legal proxy to Computershare at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on March 8, 2021 (please include “Legal Proxy” in the subject line, attach the legal proxy and provide your name and email address in the email).

The IHS Markit special meeting will be held virtually via the Internet at 10:00 a.m. Eastern Time on March 11, 2021. The IHS Markit special meeting will be held solely via live webcast and there will not be a physical meeting location. IHS Markit shareholders will be able to attend the IHS Markit special meeting online and vote their shares electronically during the meeting by visiting www.meetingcenter.io/296412964, referred to as the IHS Markit special meeting website. If you are a record holder of IHS Markit shares and choose to attend the IHS Markit special meeting and vote your shares via the IHS Markit special meeting website, you will need the 15-digit control number and the meeting password included on your proxy card. If you are a beneficial owner of IHS Markit shares but not the shareholder of record of such IHS Markit shares, you will need to obtain a legal proxy, from your broker, bank or other nominee holder of record giving you the right to vote the shares. You must submit proof of the legal proxy to Computershare at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on March 8, 2021 (please include “Legal Proxy” in the subject line, attach the legal proxy and provide your name and email address in the email).

Q:	What if I fail to vote or abstain?

A:

For purposes of the S&P Global special meeting, an abstention occurs when an S&P Global shareholder attends the S&P Global special meeting virtually via the S&P Global special meeting website and does not vote or returns a proxy with an “abstain” instruction.

An abstention will have the same effect as a vote cast “AGAINST” the S&P Global share issuance proposal, assuming a quorum is present. If an S&P Global shareholder is not present virtually via the S&P Global special meeting website at the S&P Global special meeting and does not respond by proxy, it will have no effect on the approval of such proposal, assuming a quorum is present.

For purposes of the IHS Markit special meeting, an abstention occurs when an IHS Markit shareholder attends the IHS Markit special meeting virtually via the IHS Markit special meeting website and does not vote or returns a proxy with an “abstain” instruction.

An abstention will have no effect on the IHS Markit merger proposal or the IHS Markit merger-related compensation proposal, assuming a quorum is present. If an IHS Markit shareholder is not present virtually via the IHS Markit special meeting website and does not respond by proxy, it will have no effect on the approval of such proposals, assuming a quorum is present.

Q:	What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the shares represented by your proxy will be voted as recommended by the S&P Global board or the IHS Markit board, as applicable, with respect to that proposal. If S&P Global does not receive instructions from you with respect to any shares of S&P Global common stock allocated to the S&P Global 401(k) savings and profit sharing plan, such shares will be voted by the trustee in the same proportion as the shares for which S&P Global has received instructions.

Q:	May I change or revoke my vote after I have delivered my proxy or voting instruction card?

A:

Yes. If you are a record holder, you may change or revoke your vote before your proxy is voted at the S&P Global special meeting or the IHS Markit special meeting, as applicable, as described herein. You may do this in one of the following four ways:

•

by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

•	by sending a notice of revocation to the corporate secretary of S&P Global or IHS Markit, as applicable;

•	by sending a completed proxy card bearing a later date than your original proxy card; or

•	by virtually attending the S&P Global special meeting or virtually attending the IHS Markit special meeting, as applicable, and voting (as described above).

If you choose any of the first three methods, you must take the described action, and the applicable vote or proxy card must be received, no later than the beginning of the S&P Global special meeting or the IHS Markit special meeting, as applicable.

If your shares are held by a bank, broker or other nominee or through the S&P Global employee stock purchase plan or the S&P Global 401(k) and profit sharing plan, you may change your vote by submitting new voting instructions to your bank, broker or other nominee, or applicable plan trustee. You must contact your bank, broker or other nominee, or applicable plan administrator trustee to find out how to do so.

Q:	What are the material U.S. federal income tax consequences of the merger?

A:

For U.S. federal income tax purposes, the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of each of IHS Markit and S&P Global to consummate the merger, however, is not conditioned upon the receipt by either IHS Markit or S&P Global of a tax opinion from its counsel or any other counsel on the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. holders (as defined in the discussion under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) of IHS Markit shares will generally not recognize gain or loss for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares of S&P Global common stock.

The U.S. federal income tax consequences described above may not apply to all holders of IHS Markit shares. You should read the discussion under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 122 of this joint proxy statement/prospectus for a more complete discussion of the material U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	Where can I find the voting results of the S&P Global special meeting and the IHS Markit special meeting?

A:

We expect that the preliminary voting results will be announced at each of the S&P Global special meeting and the IHS Markit special meeting. In addition, within four business days following certification of the final voting results, each of S&P Global and IHS Markit intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	Are holders of S&P Global common stock entitled to appraisal rights?

A:	No. Holders of S&P Global common stock are not entitled to appraisal rights. For more information, see the section entitled “The Merger—Appraisal Rights in the Merger.”

Q:	Are holders of IHS Markit shares entitled to appraisal rights?

A:

Yes. Holders of IHS Markit shares who do not vote for the IHS Markit merger proposal and follow the requisite formalities are entitled to appraisal rights under the Bermuda Companies Act. For more information, see the section entitled “The Merger—Appraisal Rights in the Merger.”

Q:	What happens if I sell my shares of S&P Global common stock after the S&P Global record date but before the S&P Global special meeting?

A:

The S&P Global record date is earlier than the date of the S&P Global special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of S&P Global common stock after the S&P Global record date but before the date of the S&P Global special meeting, you will retain your right to vote at the S&P Global special meeting.

Q:	What happens if I sell my IHS Markit shares after the IHS Markit record date but before the IHS Markit special meeting?

A:

The IHS Markit record date is earlier than the date of the IHS Markit special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your IHS Markit shares after the IHS Markit record date but before the date of the IHS Markit special meeting, you will retain your right to vote at the IHS Markit special meeting. However, you will not have the right to receive the merger consideration to be received by IHS Markit shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:

Are there any risks that I should consider in deciding whether to vote in favor of the S&P Global share issuance proposal, the IHS Markit merger proposal or the IHS Markit merger-related compensation proposal, as applicable?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 40. You also should read and carefully consider the risk factors of S&P

Global and IHS Markit contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	Whom should I contact if I have any questions about the proxy materials or voting?

A:

If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed S&P Global proxy card or IHS Markit proxy card, as applicable, you should contact Innisfree M&A Incorporated, referred to as Innisfree, the proxy solicitation agent for S&P Global, at 501 Madison Avenue, 20th floor, New York, New York 10022, Phone: (877) 750-8315 (toll-free), (212) 750-5833 (banks and brokers), Mackenzie Partners Inc., referred to as Mackenzie, the proxy solicitation agent for IHS Markit, at 1407 Broadway, 27th Floor, New York, New York 10018, Telephone: (800) 322-2885, Banks and Brokers: (212) 929-5500, Email: proxy@mackenziepartners.com, S&P Global Inc., at 55 Water Street, New York, New York 10041, Attention: Corporate Secretary, Telephone: (212) 438-1000, Email: corporate.secretary@spglobal.com, or IHS Markit Ltd. at 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, Attention: Company Secretary, Telephone: +44 20 7260 2000, Email: CompanySecretary@ihsmarkit.com, as applicable.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. S&P Global and IHS Markit urge you to read carefully this joint proxy statement/prospectus in its entirety, including the annexes. Additional, important information, which S&P Global and IHS Markit also urge you to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

The Parties (page 52)

S&P Global Inc.

S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The capital markets include asset managers, investment banks, commercial banks, insurance companies, exchanges, trading firms and issuers; and the commodity markets include producers, traders and intermediaries within energy, metals, petrochemicals and agriculture. S&P Global serves its global customers through a broad range of products and services available through both third-party and proprietary distribution channels. The principal products and services of each segment are as follows:

•

Ratings—Ratings is an independent provider of credit ratings, research and analytics to investors, issuers and other market participants. Credit ratings are one of several tools investors can use when making decisions about purchasing bonds and other fixed income investments. They are opinions about credit risk and S&P Global ratings express S&P Global’s opinion about the ability and willingness of an issuer, such as a corporation or state or city government, to meet its financial obligations in full and on time. Our credit ratings can also relate to the credit quality of an individual debt issue, such as a corporate or municipal bond, and the relative likelihood that the debt issue may default. With offices in over 25 countries around the world, Ratings is an important part of the world’s financial infrastructure and has played a leading role for over 150 years in providing investors with information and independent benchmarks for their investment and financial decisions as well as access to the capital markets. The key constituents Ratings serves are investors, corporations, governments, municipalities, commercial and investment banks, insurance companies, asset managers, and other debt issuers.

•

Market Intelligence—Market Intelligence’s portfolio of capabilities are designed to help investment professionals, government agencies, corporations and universities track performance, generate alpha, identify investment ideas, understand competitive and industry dynamics, perform evaluations and assess credit risk. Key customers served by Market Intelligence include investment managers, investment banks, private equity firms, insurance companies, commercial banks, corporations, professional services firms, government agencies and regulators.

•

Platts—Platts is the leading independent provider of information and benchmark prices for the commodity and energy markets. Platts provides essential price data, analytics, and industry insight enabling the commodity and energy markets to perform with greater transparency and efficiency. Key customers served by Platts include producers, traders and intermediaries within the energy, petrochemicals, metals and agriculture markets.

•

Indices—Indices is a global index provider maintaining a wide variety of indices to meet an array of investor needs. Indices’ mission is to provide transparent benchmarks to help with decision making, collaborate with the financial community to create innovative products, and provide investors with tools to monitor world markets. Indices primarily derives revenue from asset-linked fees based on the S&P and Dow Jones indices and to a lesser extent generates subscription revenue and transaction revenue. Indices is a joint venture between S&P Global and CME Group, Inc. that is 73 percent owned by S&P Global.

S&P Global’s principal executive offices are located at 55 Water Street, New York, New York 10041, and its telephone number is (212) 438-1000. S&P Global’s website address is www.spglobal.com. Information contained on S&P Global’s website does not constitute part of this joint proxy statement/prospectus. S&P Global’s stock is publicly traded on the NYSE, under the ticker symbol “SPGI.” Additional information about S&P Global is included in documents incorporated by reference in this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

IHS Markit Ltd.

IHS Markit is a world leader in critical information, analytics, and solutions for the major industries and markets that drive economies worldwide. It delivers next-generation information, analytics, and solutions to customers in business, finance, and government, improving their operational efficiency and providing deep insights that lead to well-informed, confident decisions. IHS Markit has more than 50,000 business and government customers, including 80 percent of the Fortune Global 500 and the world’s leading financial institutions. Headquartered in London, IHS Markit is committed to sustainable, profitable growth. IHS Markit is organized into the following four industry-focused segments:

•

Financial Services provides pricing and reference data, indices, valuation and trading services, trade processing, enterprise software, and managed services. Financial Services end users include front- and back-office professionals, such as traders, portfolio managers, risk managers, research professionals, and other financial markets participants, as well as operations, compliance, and enterprise data managers. This segment includes IHS Markit’s Information, Processing, and Solution offerings. IHS Markit’s Information offerings provide enriched content consisting of pricing and reference data, indices, and valuation and trading services across multiple asset classes and geographies through both direct and third-party distribution channels. IHS Markit’s Solutions offerings provide configurable enterprise software platforms, managed services, and hosted solutions. IHS Markit’s Processing offerings provide trade processing products and services globally for over-the-counter derivatives, FX, and syndicated loans.

•

Transportation includes IHS Markit’s Automotive and Maritime & Trade product offerings. IHS Markit’s Automotive segment provides services to the full automotive value chain with a focus on original equipment manufacturers, parts suppliers, and dealers. Through Maritime & Trade product offerings, IHS Markit provides comprehensive data on more than 200,000 ships over 100 gross tons, as well as monthly import and export statistics on more than 100 countries and tracking and forecasting approximately 95 percent of international trade by value.

•

Resources includes IHS Markit’s Upstream and Downstream product offerings. IHS Markit’s Upstream offerings include technical information, analytical tools, and market forecasting and consulting for the upstream industry. IHS Markit’s Downstream offerings provide market forecasting, midstream market analysis and supply chain data, refining and marketing economics, and oil product pricing information for the chemical, refined products, agriculture, and power industries, as well as bespoke consulting, offering strategic direction and capital investment advisory services.

•

Consolidated Markets & Solutions includes IHS Markit’s Product Design, Economics & Country Risk, and Rootmetrics product offerings. IHS Markit’s Product Design solutions provide technical professionals with the information and insight required to more effectively design products, optimize engineering projects and outcomes, solve technical problems, and address complex supply chain challenges. IHS Markit’s Economics & Country Risk team provides a vast range of economic and risk data and analytics, forecasts, and scenario tools to assist customers in their strategic market planning, procurement, and risk management decisions. Rootmetrics offerings provide performance and cost benchmarking analysis to the technology, media and telecom industry.

IHS Markit was formed in 2016 through a merger of IHS Inc., which had been in business since 1959 and was publicly traded since 2005, and Markit Ltd., which was founded in 2003 and was publicly traded since 2014. IHS Markit is incorporated pursuant to the laws of Bermuda, and IHS Markit shares are traded on the New York Stock Exchange under the symbol “INFO.”

IHS Markit’s principal executive offices are located at 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, England EC2Y 9LY and its telephone number at this address is +44 20 7260 2000. IHS Markit also maintains a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The telephone number of the registered office is +1 441 295 5950. IHS Markit’s website address is www.ihsmarkit.com. Information contained on IHS Markit’s website does not constitute part of this joint proxy statement/prospectus. Additional information about IHS Markit is included in documents incorporated by reference in this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

Sapphire Subsidiary, Ltd.

Sapphire Subsidiary, Ltd., a wholly owned subsidiary of S&P Global, is a Bermuda exempted company limited by shares incorporated on November 26, 2020 for the purpose of effecting the merger. Sapphire Subsidiary, Ltd. has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Sapphire Subsidiary, Ltd. are located at 55 Water Street, New York, New York 10041, and its telephone number is (212) 438-1000.

The Transaction (page 126)

The terms and conditions of the merger are contained in the merger agreement, a copy of which merger agreement is attached as Annex A to this joint proxy statement/prospectus and the statutory merger agreement, the agreed form of which is attached as Annex B to this joint proxy statement/prospectus. We encourage you to read the merger agreement and the statutory merger agreement carefully and in their entirety, as they are the legal documents that govern the merger.

On November 29, 2020, S&P Global, Merger Sub and IHS Markit entered into the merger agreement, which provides that, subject to the terms and conditions of the merger agreement and the statutory merger agreement and in accordance with the Bermuda Companies Act, Merger Sub will merge with and into IHS Markit, with IHS Markit continuing as the surviving company and a wholly owned subsidiary of S&P Global.

Merger Consideration (page 126)

At the completion of the merger, each IHS Markit share that is issued and outstanding (other than dissenting shares and excluded shares) will be converted into the right to receive 0.2838 fully paid and nonassessable shares of S&P Global common stock, and, if applicable, cash in lieu of fractional shares, without interest, and less any applicable withholding taxes. The market value of the merger consideration will fluctuate with changes in the market price of S&P Global common stock. IHS Markit shareholders are advised to obtain current market quotations for S&P Global common stock and IHS Markit shares in deciding whether to vote to approve the IHS Markit merger proposal.

For more details on the exchange ratio, see “The Merger Agreement—Merger Consideration.”

Treatment of IHS Markit Equity Awards (page 128)

Treatment of IHS Markit RSU Awards

Upon completion of the merger, each IHS Markit restricted stock unit (“RSU”) award, whether vested or unvested, that is then-outstanding will, automatically and without any action on the part of the holder thereof be converted into an S&P Global restricted share unit award on the same terms and conditions (including any continuing vesting requirements; provided that any continuing vesting requirements will lapse upon completion of the merger with respect to IHS Markit RSU awards held by non-employee directors of IHS Markit) under the applicable plan, award agreement and applicable deferral election in effect immediately prior to the completion of the merger, with respect to a number of shares of S&P Global common stock, rounded up to the nearest whole share of S&P Global common stock, determined by multiplying (1) the number of IHS Markit shares subject to such IHS Markit RSU award immediately prior to the completion of the merger by (2) the exchange ratio; provided, however, that if the holder of the applicable converted S&P Global restricted share unit award (1) experiences a termination of employment by S&P Global without cause or (2) terminates his or her employment for good reason, in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following completion of the merger), such holder will be entitled to full vesting of such converted S&P Global restricted share unit award.

Treatment of IHS Markit PSU Awards

Upon completion of the merger, each then-outstanding IHS Markit performance-based restricted stock unit (“PSU”) award that was not granted in the calendar year in which the completion of the merger occurs (including, for the avoidance of doubt, any such “partner unit plan” IHS Markit PSU award), will, automatically and without any action on the part of the holder thereof be converted into an S&P Global restricted share unit award on the same terms and conditions (including any continuing service vesting requirements but excluding all performance vesting conditions which will lapse) under the applicable plan and award agreement in effect immediately prior to the completion of the merger, as modified by the merger agreement, with respect to a number of shares of S&P Global common stock, rounded up to the nearest whole share of S&P Global common stock, determined by multiplying (1) the number of IHS Markit shares subject to such IHS Markit PSU award immediately prior to the completion of the merger (assuming target performance) by (2) the exchange ratio (such product being referred to, with respect to each such IHS Markit PSU award, the “RSU target number”); provided, however, that if the holder of the applicable converted S&P Global restricted share unit award (1) experiences a termination of employment by S&P Global without cause or (2) terminates his or her employment for good reason, in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following completion of the merger), such holder will be entitled to full service-vesting of such converted S&P Global restricted share unit award. The actual number of shares of S&P Global common stock with respect to which each such converted S&P Global restricted share unit award will vest will equal the product determined by multiplying (1) the RSU target number by (2) a specified vesting percentage (which can range from 100% to 200%).

Upon completion of the merger, each then-outstanding IHS Markit PSU award that was granted in the calendar year in which the completion of the merger occurs, will, automatically and without any action on the part of the holder thereof be converted into an S&P Global performance share unit award with respect to a target number of shares of S&P Global common stock, rounded up to the nearest whole share of S&P Global common stock, determined by multiplying (1) the number of IHS Markit shares subject to such IHS Markit PSU award immediately prior to the completion of the merger (assuming target performance) by (2) the exchange ratio (such product, the “PSU target number”). The converted S&P Global performance share unit award will be subject to the same performance vesting opportunities and performance goals applicable to performance share unit awards granted by S&P Global in the calendar year in which the completion of the merger occurs. The actual number of shares of S&P Global common stock with respect to which each such converted S&P Global performance share unit award will vest will be determined based on actual performance, subject to the applicable holder remaining employed with S&P Global and its subsidiaries through February 1, 2024 (if the completion of the merger occurs in 2021) or February 1, 2025 (if the completion of the merger occurs in 2022); provided, however, that if the holder of the applicable converted S&P Global performance share unit award (1) experiences a termination of employment by S&P Global without cause or (2) terminates his or her employment for good reason, in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following completion of the merger), prior to February 1, 2024 (if the completion of the merger occurs in 2021) or February 1, 2025 (if the completion of the merger occurs in 2022), such holder will be entitled to full service-vesting of such converted S&P Global performance share unit award, and the number of shares with respect to which such award will vest will equal the PSU target number.

Treatment of IHS Markit DSU Awards

Upon completion of the merger, each then-outstanding IHS Markit deferred stock unit (“DSU”) award, will, automatically and without any action on the part of the holder thereof, be converted into an S&P Global deferred share unit award on the same terms and conditions under the applicable plan, award agreement and applicable deferral election in effect immediately prior to the completion of the merger, with respect to a number of shares of S&P Global common stock, with the aggregate number of shares of S&P Global common stock covered by such S&P Global deferred share unit award, rounded up to the nearest whole share, determined by multiplying (1) the number of IHS Markit shares subject to such IHS Markit DSU award immediately prior to the completion of the merger by (2) the exchange ratio.

Treatment of IHS Markit Options

Upon completion of the merger, each IHS Markit option, whether vested or unvested, that is then-outstanding and unexercised immediately prior to the completion of the merger will, automatically and without any action on the part of the holder thereof, be converted into an option to purchase (1) the number of shares of S&P Global common stock equal to the product determined by multiplying (a) the number of IHS Markit shares subject to the IHS Markit option immediately prior to the completion of the merger, by (b) the exchange ratio, with any fractional shares rounded down to the nearest whole share of S&P Global common stock, at (2) an exercise price per share of S&P Global common stock equal to (a) the per share exercise price for IHS Markit shares subject to the corresponding IHS Markit option immediately prior to the completion of the merger divided by (b) the exchange ratio, rounded up to the nearest whole cent. Each such option will otherwise be subject to the same terms and conditions applicable to the corresponding IHS Markit option under the applicable plan and award agreement in effect immediately prior to the completion of the merger, including vesting terms.

For additional information with respect to treatment of IHS Markit equity awards, please see “The Merger Agreement—Treatment of IHS Markit Equity Awards.”

Recommendation of the S&P Global Board (page 155)

After careful consideration of various factors described in “The Merger—S&P Global Board’s Recommendation and Reasons for the Merger,” the S&P Global board unanimously adopted the merger agreement (including the statutory merger agreement attached as Exhibit A thereto) and declared the transactions contemplated by the merger agreement (including the merger and the S&P Global share issuance) to be advisable and fair to and in the best interests of S&P Global and its shareholders, and the S&P Global board unanimously recommends that holders of S&P Global common stock vote “FOR” the S&P Global share issuance proposal.

Recommendation of the IHS Markit Board (page 162)

After careful consideration of various factors described in “The Merger—IHS Markit Board’s Recommendations and Reasons for the Merger,” the IHS Markit board unanimously (1) approved the merger agreement, the statutory merger agreement and the transactions contemplated thereby, and the execution, delivery and performance of the merger agreement and the statutory merger agreement, (2) determined that the exchange ratio constitutes fair value for the IHS Markit shares in accordance with the Bermuda Companies Act and (3) determined that entering into the merger agreement and the statutory merger agreement and consummating the transactions contemplated thereby are advisable and in the best interests of IHS Markit. Accordingly, the IHS Markit board unanimously recommends that holders of IHS Markit shares vote:

•	“FOR” the IHS Markit merger proposal; and

•	“FOR” the IHS Markit merger-related compensation proposal.

Opinion of S&P Global’s Financial Advisor (page 76)

Opinion of Goldman Sachs

On November 29, 2020, at the request of the S&P Global board, representatives of Goldman Sachs rendered Goldman Sachs’ written opinion, that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 0.2838 was fair, from a financial point of view, to S&P Global.

The full text of the written opinion of Goldman Sachs, dated November 29, 2020, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the S&P Global board in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of S&P Global common stock should vote with respect to the merger or any other matter.

For a description of the opinion that the S&P Global board received from Goldman Sachs, see “The Merger—Opinion of S&P Global’s Financial Advisor,” beginning on page 76 of this joint proxy statement/prospectus.

Opinion of IHS Markit’s Financial Advisor (page 85)

On November 29, 2020, Morgan Stanley rendered to the IHS Markit board its written opinion to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the exchange ratio of 0.2838 was fair from a financial point of view to the holders of IHS Markit shares (other than S&P Global and its affiliates). The full text of the written opinion of Morgan Stanley, dated as of November 29, 2020, is attached as Annex D and is incorporated by reference in this joint proxy statement/prospectus in its entirety.

The description of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley’s opinion was directed to the IHS Markit board, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio to the holders of IHS Markit shares (other than S&P Global and its affiliates) as of the date of such written opinion. It did not address any other aspects or implications of the merger or in any manner address the prices at which the S&P Global common stock would trade following consummation of the merger or at any time, and was not intended to and did not express any opinion or recommendation as to how the shareholders of S&P Global or IHS Markit should vote at the respective shareholders’ meetings to be held in connection with the merger.

For a description of the opinion that the IHS Markit board received from Morgan Stanley, see “The Merger—Opinion of IHS Markit’s Financial Advisor” beginning on page 85 of this joint proxy statement/prospectus.

Interests of Certain of S&P Global’s Directors and Executive Officers in the Merger (page 108)

In considering the recommendation of the S&P Global board that S&P Global shareholders approve the S&P Global share issuance proposal, S&P Global shareholders should be aware that certain directors and executive officers of S&P Global have certain interests in the merger that may be different from, or in addition to, the interests of S&P shareholders generally. The S&P Global board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger and the issuance of S&P Global common stock in connection with the merger, and in making their recommendation that S&P Global shareholders approve the S&P Global share issuance proposal. These interests include, among others, the grant of equity incentive awards and retention awards, and the payment of certain severance benefits upon a qualifying termination of employment in connection with the merger.

See the section entitled “The Merger—Interests of S&P Global’s Directors and Executive Officers in the Merger” for a more detailed description of these interests.

Interests of IHS Markit’s Directors and Executive Officers in the Merger (page 110)

The directors and executive officers of IHS Markit have interests in the merger that are different from, or in addition to, the interests of shareholders of IHS Markit generally. The members of the IHS Markit board were aware of, and considered, these interests, among other matters, in evaluating and negotiating the merger agreement, the statutory merger agreement and the merger, and in recommending that the shareholders of IHS Markit approve the IHS Markit merger proposal. Additional interests of the directors and executive officers of IHS Markit in the merger include the treatment of IHS Markit RSU awards, IHS Markit PSU awards, IHS Markit DSU awards and IHS Markit options held by non-employee directors and/or executive officers, as applicable, in accordance with the merger agreement, the allocation of a retention award to an executive officer of IHS Markit, the payment of certain severance and other benefits to the executive officers of IHS Markit upon a qualifying termination of employment following the completion of the merger, the compensation arrangements that certain executive officers of IHS Markit have entered into with S&P Global that will become effective upon completion of the merger with respect to such executive officers’ continued employment following completion of the merger, that, at the completion of the merger, and taking into account Charles E. Haldeman, Jr.’s previously disclosed retirement from the S&P Global board, the board of directors of the combined company is expected to consist of 16 directors, including four independent directors proposed by IHS Markit who are reasonably acceptable to S&P Global, and the continued provision of indemnification and insurance coverage for current and former directors and executive officers of IHS Markit in accordance with the merger agreement. IHS Markit shareholders should take these interests into account in deciding whether to vote “FOR” the IHS Markit merger proposal.

See the sections entitled “The Merger—Interests of IHS Markit’s Directors and Executive Officers in the Merger” and “The Merger Agreement—Covenants and Agreements—Indemnification, Exculpation and Insurance” for a more detailed description of these interests.

Information about the S&P Global Special Meeting (page 155)

Time, Place and Purpose of the S&P Global Special Meeting

The S&P Global special meeting to consider and vote upon the S&P Global share issuance proposal will be held at 10:00 a.m. Eastern Time on March 11, 2021. In light of ongoing developments related to the ongoing coronavirus (COVID-19) pandemic, referred to as the COVID-19 pandemic, S&P Global has elected to hold the S&P Global special meeting solely by means of remote communication via the Internet. The S&P Global special meeting will be held solely via live webcast and there will not be a physical meeting location.

At the S&P Global special meeting, S&P Global shareholders will be asked to consider and vote upon the S&P Global share issuance proposal.

S&P Global Record Date and Quorum

Only holders of record of S&P Global common stock at the close of business on January 19, 2021, the S&P Global record date, will be entitled to notice of, and to vote at, the S&P Global special meeting or any adjournments or postponements thereof. As of the close of business on the S&P Global record date, there were 240,667,274 shares of S&P Global common stock outstanding and entitled to vote at the S&P Global special meeting. Each share of S&P Global common stock outstanding on the S&P Global record date entitles the holder thereof to one vote on the S&P Global share issuance proposal, virtually via the S&P Global special meeting website or by proxy through the Internet, by telephone or by a properly executed and delivered proxy with respect to the S&P Global special meeting.

The S&P Global by-laws provide that the holders of a majority of the shares entitled to vote, being present virtually via the S&P Global special meeting website or by proxy, will constitute a quorum for the transaction of business at the S&P Global special meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the S&P Global special meeting.

Vote Required

The S&P Global share issuance proposal requires the affirmative vote of a majority of the votes cast by holders of shares of S&P Global common stock entitled to vote (virtually via the S&P Global special meeting website or by proxy) at the S&P Global special meeting.

If an S&P Global shareholder present via the S&P Global special meeting website at the S&P Global special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the S&P Global share issuance proposal, assuming a quorum is present. If an S&P Global shareholder is not present virtually via the S&P Global special meeting website at the S&P Global special meeting and does not respond by proxy, it will have no effect on the vote count for the S&P Global share issuance proposal, assuming a quorum is present.

Adjournments

Under the S&P Global by-laws, the S&P Global board or the chairman of the S&P Global special meeting may adjourn the S&P Global special meeting, whether or not a quorum is present. The S&P Global board or the chairman of the S&P Global special meeting may adjourn the meeting to solicit additional proxies if there are not sufficient votes at the time of the S&P Global special meeting in favor of the S&P Global share issuance proposal.

Proxies and Revocations

We expect that many S&P Global shareholders will be represented by proxy. Most S&P Global shareholders have a choice of voting over the Internet, by using a toll-free telephone number, or by returning a completed S&P Global proxy card or voting instruction form. Please check the notice of meeting attached to this joint proxy statement/prospectus, your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you. The Internet and telephone voting procedures have been designed to authenticate S&P Global shareholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded.

You can revoke your proxy at any time before it is exercised by delivering a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting electronically at the S&P Global special meeting. If you are a shareholder of record and you choose to change or revoke your vote by Internet or telephone, you must do so by 10:00 a.m. Eastern Time on the day of the S&P Global special meeting. Executing your proxy in advance will not limit your right to vote at the S&P Global special meeting if you decide to attend virtually via the S&P Global special meeting website. If your shares are held in the name of a broker, bank or other holder of record, contact your broker, bank or other holder of record to obtain a “legal proxy.”

Information about the IHS Markit Special Meeting (page 162)

Time, Place and Purpose of the IHS Markit Special Meeting

The IHS Markit special meeting to consider and vote upon the IHS Markit merger proposal and the IHS Markit merger-related compensation proposal will be held at 10:00 a.m. Eastern Time on March 11, 2021. In light of ongoing developments related to the ongoing COVID-19 pandemic, IHS Markit has elected to hold the IHS Markit special meeting solely by means of remote communication via the Internet. The IHS Markit special meeting will be held solely via live webcast and there will not be a physical meeting location.

At the IHS Markit special meeting, the IHS Markit shareholders will be asked to consider and vote upon (1) the IHS Markit merger proposal and (2) the IHS Markit merger-related compensation proposal.

IHS Markit Record Date and Quorum

You are entitled to receive notice of, and to vote at, the IHS Markit special meeting or any adjournments or postponements thereof if you are an owner of record of IHS Markit shares as of the close of business on January 19, 2021, the IHS Markit record date. On the IHS Markit record date, there were 421,811,392 IHS Markit shares issued and outstanding and entitled to vote, including a total of 25,219,470 shares held in the EBT. IHS Markit shareholders will have one vote on all matters properly coming before the IHS Markit special meeting for each IHS Markit share owned by such IHS Markit shareholders on the IHS Markit record date. The trustee may not vote any common shares held by the EBT unless IHS Markit directs otherwise. IHS Markit intends to direct the trustee to vote the IHS Markit shares held by the EBT on each proposal at the IHS Markit special meeting in accordance with the percentages voted by other holders of common shares on such proposal.

The IHS Markit bye-laws provide that two or more persons present at the start of the meeting and representing, virtually via the IHS Markit special meeting website or by proxy, in excess of 50% of the total issued IHS Markit shares entitled to vote at the IHS Markit special meeting will constitute a quorum for the transaction of business at the IHS Markit special meeting. Abstentions will be counted as shares that are present for the purpose of determining the presence of a quorum for the transaction of business at the IHS Markit special meeting.

Vote Required

Each of the IHS Markit merger proposal and the IHS Markit merger-related compensation proposal requires the affirmative vote of a majority of the votes cast (virtually via the IHS Markit special meeting website or by proxy) by holders of issued and outstanding IHS Markit shares entitled to vote at the IHS Markit special meeting. For each of the IHS Markit merger proposal and the IHS Markit merger-related compensation proposal, if an IHS Markit shareholder present virtually via the IHS Markit special meeting website abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count for such proposal, assuming a quorum is present. If an IHS Markit shareholder is not present virtually via the IHS Markit special meeting website and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable, it will have no effect on the vote count for such proposal, assuming a quorum is present.

Adjournments

Under the IHS Markit bye-laws, the chairman of the IHS Markit special meeting may, without the consent of the shareholders, adjourn the IHS Markit special meeting if, among other things, it appears to the chairman that it is likely to be impracticable to continue the meeting because of the number of shareholders wishing to attend who are not present (virtually via the IHS Markit special meeting website or by proxy), or an adjournment is otherwise necessary such that the business of the meeting may be properly conducted. Subject to the circumstances at the time of the IHS Markit special meeting, it may be adjourned by the chairman so that additional proxies may be solicited in favor of the IHS Markit merger proposal.

Proxies and Revocations

We expect that many IHS Markit shareholders will be represented by proxy. Most IHS Markit shareholders have a choice of voting over the Internet, by using a toll-free telephone number, or by returning a completed IHS Markit proxy card or voting instruction form. Please check the notice of meeting attached to this joint proxy statement/prospectus, your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you. The Internet and telephone voting procedures have been designed to authenticate IHS Markit shareholders, to allow you to vote your shares, and to confirm that your instructions have been properly recorded.

You can revoke your proxy at any time before it is exercised by delivering a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting electronically at the IHS Markit special meeting. If you are a shareholder of record and you choose to change or revoke your vote by Internet or telephone, you must do so by 10:00 a.m. Eastern Time on the day of the IHS Markit special meeting. Executing your proxy in advance will not limit your right to vote at the IHS Markit special meeting if you decide to attend virtually via the IHS Markit special meeting website. If your shares are held in the name of a broker, bank or other holder of record, contact your broker, bank or other holder of record to obtain a “legal proxy.”

Voting by S&P Global Directors and Executive Officers (page 182)

As of the close of business on December 31, 2020, the most recent practicable date for which such information was available, directors and executive officers of S&P Global and their affiliates owned and were entitled to vote 246,186 shares of S&P Global common stock, or less than 1% of the shares of common stock outstanding on that date. The number and percentage of shares of S&P Global common stock owned by directors and executive officers of S&P Global and their affiliates as of the S&P Global record date are not expected to be meaningfully different from the number and percentage as of December 31, 2020. It is currently expected that S&P Global’s directors and executive officers will vote their shares of S&P Global common stock in favor of the S&P Global share issuance proposal, although none of them have entered into any agreements obligating them to do so. For information with respect to S&P Global common stock owned by directors and executive officers of S&P Global, please see the section entitled “S&P Global Beneficial Ownership Table.”

Voting by IHS Markit Directors and Executive Officers (page 184)

As of the close of business on December 31, 2020, the most recent practicable date for which such information was available, directors and executive officers of IHS Markit and their affiliates owned and were entitled to vote 1,620,831 IHS Markit shares, or less than 0.5% of IHS Markit shares issued and outstanding on that date. The number and percentage of IHS Markit shares owned by directors and executive officers of IHS Markit and their affiliates as of the IHS Markit record date are not expected to be meaningfully different from the number and percentage as of December 31, 2020. It is currently expected that IHS Markit’s directors and executive officers will vote their IHS Markit shares in favor of each of the proposals to be considered at the IHS Markit special meeting, although none of them have entered into any agreements obligating them to do so. For information with respect to IHS Markit shares owned by directors and executive officers of IHS Markit, please see the section entitled “IHS Markit Beneficial Ownership Table.”

Governance of the Combined Company (page 133)

Headquarters

After the completion of the merger, the combined company will be headquartered in New York.

Senior Management of the Combined Company

Following completion of the merger, Douglas L. Peterson, the current President and Chief Executive Officer of S&P Global, will serve as the Chief Executive Officer of the combined company, and Ewout Steenbergen, the current Executive Vice President and Chief Financial Officer of S&P Global, will serve as the Chief Financial Officer of the combined company. Following completion of the merger, Lance Uggla, the current Chairman and Chief Executive Officer of IHS Markit, will be appointed to serve as Special Advisor to the Chief Executive Officer of the combined company for a term ending on the first anniversary of the completion of the merger.

Board of Directors

Under the terms of the merger agreement, prior to completion of the merger, IHS Markit will propose four individuals to serve on the combined company’s board of directors immediately following completion of the merger, which four individuals must be reasonably acceptable to S&P Global. The four individuals will be selected from among the IHS Markit directors identified as independent in the definitive proxy statement for IHS Markit’s most recent annual shareholders meeting preceding the completion of the merger, and must also meet the criteria for service on the S&P Global board under applicable law and NYSE rules, and any criteria established by the S&P Global board or the Nominating and Corporate Governance Committee of the S&P Global board for such service that are generally applicable to members of the S&P Global board.

The S&P Global board as of the date of this joint proxy statement/prospectus consists of 13 members. Following consummation of the merger, and taking into account Charles E. Haldeman, Jr.’s previously disclosed retirement from the S&P Global board, it is expected that the existing S&P Global directors will constitute 12 of the 16 members of the combined company’s board of directors.

The directors of the combined company that have been designated as of the date of this joint proxy statement/prospectus and their ages as of the date of this joint proxy statement/prospectus are as follows:

Name	Age	Current Director and Designee of:
Marco Alverà	45	S&P Global
William J. Amelio	63	S&P Global
William D. Green	67	S&P Global
Charles E. Haldeman, Jr.(1)	72	S&P Global
Stephanie C. Hill	55	S&P Global
Rebecca Jacoby	59	S&P Global
Monique F. Leroux	66	S&P Global
Ian P. Livingston	56	S&P Global
Maria R. Morris	58	S&P Global
Douglas L. Peterson	62	S&P Global
Edward B. Rust, Jr.	70	S&P Global
Kurt L. Schmoke	71	S&P Global
Richard E. Thornburgh	68	S&P Global

(1)	As previously disclosed, Mr. Haldeman plans to retire from the S&P Global board at the 2021 annual meeting of the S&P Global shareholders.

Committees of the Board of Directors

Following the completion of the merger and until S&P Global’s annual meeting of shareholders in 2024 or, if earlier, such time that less than two of IHS Markit’s designated directors serve on the S&P Global board, S&P Global shall take all necessary actions to cause each committee of the S&P Global board to have at all times at least one of IHS Markit’s designated directors, so long as such designated director at all times during his or her service on such committee meets the criteria for such service under applicable law and NYSE rules, and any criteria established by the S&P Global board, such committee or the Nominating and Corporate Governance Committee of the S&P Global board for such service that are generally applicable to members of such committee.

See “The Merger—Governance of the Combined Company” and “The Merger Agreement—Governance of the Combined Company.”

Regulatory Approvals (page 121)

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the U.S. Department of Justice, referred to as the Antitrust Division, and the U.S. Federal Trade Commission, referred to as the FTC, and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the termination or expiration of the applicable waiting period under the HSR Act. On January 5, 2021, notification and report forms under the HSR Act were filed by each of S&P Global and IHS Markit with the FTC and the Antitrust Division with respect to the merger.

Completion of the merger is further subject to notification or receipt of certain other regulatory approvals, including, among others, notification, clearance and/or approval under the competition laws of Canada, the European Union, the United Kingdom and Taiwan and the approval of the UK Financial Conduct Authority.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust or other regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.

Litigation Relating to the Merger (page 121)

As of January 20, 2021, two complaints have been filed by purported shareholders of IHS Markit. These actions are captioned Shiva Stein v. IHS Markit Ltd., et al., Case No. 1:21-cv-00229 (S.D.N.Y.), filed in the United States District Court for the Southern District of New York, referred to as the Stein action, and Tian Shi v. IHS Markit Ltd., et al., Case No. 1:21-cv-00296 (E.D.N.Y.), filed in the United States District Court for the Eastern District of New York. The complaints name IHS Markit and the members of the IHS Markit board as defendants, and the Stein action also names S&P Global and Merger Sub as defendants. The complaints generally assert claims under Section 14(a) and Section 20(a) of the Exchange Act challenging the adequacy of certain disclosures made in the version of this joint proxy statement/prospectus filed with the SEC on January 8, 2021. The complaints seek, among other relief, an injunction preventing the closing of the merger unless and until the information sought is disclosed, rescission of the merger agreement to the extent already implemented or rescissory damages and attorneys’ and experts’ fees. IHS Markit and S&P Global believe the claims asserted in the complaints are without merit.

Conditions to Completion of the Merger (page 148)

The obligations of each of S&P Global and IHS Markit to effect the merger are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by law), of the following conditions:

•	the termination or expiration of the applicable waiting period (and any extensions thereof) under the HSR Act;

•

the termination or expiration of all applicable waiting periods (and any extensions thereof) or receipt of necessary approvals under the antitrust laws of Canada, the European Union, the United Kingdom and Taiwan and the approval of the UK Financial Conduct Authority, in each case without the imposition of any regulatory material adverse effect, as described under “The Merger Agreement—Covenants and Agreements—Efforts to Complete the Merger”;

•

the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC;

•	the approval of the listing on the NYSE of the shares of S&P Global common stock to be issued in connection with the merger, subject to official notice of issuance;

•

the absence of any judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or, in connection with the regulatory approvals mentioned in the first and second bullet points in this section, imposing a regulatory material adverse effect;

•	the accuracy of the representations and warranties of S&P Global and IHS Markit, as applicable, made in the merger agreement (subject to the materiality standards set forth in the merger agreement);

•

the performance in all material respects by S&P Global, IHS Markit or Merger Sub, as applicable, of all obligations required to be performed by the applicable entity under the merger agreement at or prior to the closing date; and

•	delivery of an officer’s certificate by S&P Global and IHS Markit certifying satisfaction of the conditions described in the preceding two bullet points.

The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived, including after receipt of the S&P Global shareholder approval and the IHS Markit shareholder approval and after the parties receive all required regulatory approvals. For a more complete description of the conditions to the merger, see “The Merger Agreement—Conditions to the Merger.”

Timing of the Transaction (page 122)

The merger is expected to be completed in the second half of calendar year 2021. Neither S&P Global nor IHS Markit can predict, however, the actual date on which the merger will be completed because it is subject to conditions beyond each company’s control, including obtaining necessary regulatory approvals. See “The Merger Agreement—Conditions to the Merger.”

Ownership of the Combined Company After the Merger (page 83)

Based on the number of IHS Markit shares and shares of S&P Global common stock expected to be issued and outstanding as of immediately prior to the completion of the merger (including shares underlying equity awards), we estimate that, immediately following completion of the merger, former holders of IHS Markit shares and equity awards will own approximately 32.25% of the common stock of the combined company and pre-merger holders of shares of S&P Global common stock and equity awards will own approximately 67.75% of the common stock of the combined company in each case on a fully diluted basis.

No Solicitation; Change of Recommendation (page 139)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to the exceptions summarized below, each of S&P Global and IHS Markit has agreed that it will not, will not authorize or permit any of their controlled affiliates or any of its or their controlled affiliates’ officers, directors or employees to, and will use their reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative retained by them or any of their controlled affiliates not to (and will be responsible if they do), directly or indirectly (1) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions”) to acquire 20% or more of S&P Global’s or IHS Markit’s, as applicable, voting power or 20% or more of S&P Global’s or IHS Markit’s, as applicable, consolidated revenues, net income or assets, or (2) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction, except to notify such person or group of persons as to the existence of the provisions of the merger agreement summarized in this section.

The merger agreement includes certain exceptions to the non-solicitation covenant such that, prior to obtaining the S&P Global or the IHS Markit shareholder approval, S&P Global or IHS Markit and its representatives, as applicable, may, among other things, participate in discussions and negotiations concerning an unsolicited alternative transaction proposal if the S&P Global board or IHS Markit board, as applicable, determines in good faith, after consultation with its outside counsel and a financial advisor of nationally recognized reputation, that the alternative transaction proposal constitutes or could reasonably be expected to result in a “superior proposal” (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions”). Also, each of the S&P Global board and the IHS Markit board may, subject to complying with certain specified procedures, including providing IHS Markit and S&P Global, as applicable, with a good faith opportunity to negotiate to amend the merger agreement, (1) change its recommendation in favor of the S&P Global share issuance proposal or the IHS Markit merger proposal, as applicable, in response to an unsolicited “superior proposal,” if the S&P Global board or the IHS Markit board, as applicable, determines in good faith, after consultation with its outside counsel and a financial advisor of nationally recognized reputation, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, or (2) change its recommendation in favor of the S&P Global share issuance proposal or IHS Markit merger proposal, as applicable, in response to an “intervening event” (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—Changes in Board Recommendations”) if the S&P Global board or the IHS Markit board, as applicable, determines in good faith, after consultation with its outside counsel and a financial advisor of nationally recognized reputation, that the failure to do so would reasonably likely to be inconsistent with its fiduciary duties under applicable law.

For a more complete description of the limitations on the solicitation of transaction proposals from third parties and the ability of the S&P Global board or the IHS Markit board, as applicable, to change its respective recommendation with respect to the transaction, see “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions—Changes in Board Recommendations.”

Termination of the Merger Agreement; Termination Fee (page 150)

The merger agreement may be terminated by mutual written consent of IHS Markit and S&P Global at any time before the completion of the merger. In addition, the merger agreement may be terminated by either IHS Markit or S&P Global, as applicable:

•

if the merger has not been completed by November 29, 2021, subject to extension at the election of S&P Global or IHS Markit to May 29, 2022 if all other conditions (other than conditions solely relating to antitrust laws and those that by their terms are to be fulfilled at closing) have been satisfied or waived as of November 29, 2021 (such date, as so extended, is referred to as the outside date); provided that this right to terminate the merger agreement will not be available to a party whose failure to perform any of its material obligations under the merger agreement has been the primary cause of, or primarily resulted in, the failure of the merger to be consummated by such time;

•

if the IHS Markit shareholder approval has not been obtained by reason of the failure to obtain the required vote at the IHS Markit special meeting or at any adjournment or postponement of such meeting;

•

if the S&P Global shareholder approval has not been obtained by reason of the failure to obtain the required vote at the S&P Global special meeting or at any adjournment or postponement of such meeting; or

•

if any governmental entity of competent jurisdiction has entered, enacted, promulgated, enforced or issued any final and non-appealable judgment, order, decree, statute, law, ordinance, rule or regulation or other legal restraint that would prevent the completion of the merger or, with respect to required regulatory approvals, require the taking of certain actions by the parties that would have a regulatory material adverse effect as further described under “The Merger Agreement—Covenants and Agreements—Efforts to Complete the Merger.”

S&P Global may terminate the merger agreement:

•

if IHS Markit breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements in the merger agreement, which breach or failure to perform would result in the failure of a condition related to the accuracy of its representations and warranties or performance of its covenants in the merger agreement, subject to certain rights to cure; or

•

at any time prior to the IHS Markit special meeting, if the IHS Markit board changes its recommendation to its shareholders to vote in favor of the transaction or fails to reaffirm such recommendation under certain circumstances, or IHS Markit breaches in any material respect certain covenants under the merger agreement to not solicit alternative transactions, which such occurrences are each referred to as a triggering event.

IHS Markit may terminate the merger agreement:

•

if S&P Global breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements in the merger agreement, which breach or failure to perform would result in the failure of a condition related to the accuracy of its representations and warranties or performance of its covenants in the merger agreement, subject to certain rights to cure; or

•

at any time prior to the S&P Global special meeting, if the S&P Global board changes its recommendation to its shareholders to vote in favor of the transaction or fails to reaffirm such recommendation under certain circumstances, or S&P Global breaches in any material respect certain covenants under the merger agreement to not solicit alternative transactions, which such occurrences are each referred to as a triggering event.

If the merger agreement is terminated as described above, the merger agreement will be void without liability or obligation on the part of any party, subject to certain exceptions, including as described below and that no party will be relieved from liability for any willful breach of the merger agreement.

The merger agreement provides for payment of a termination fee by IHS Markit to S&P Global of $1.075 billion in connection with a termination of the merger agreement under the following circumstances:

•	if S&P Global terminates the merger agreement as a result of a triggering event (as described above) with respect to IHS Markit, or S&P Global or IHS Markit terminates the merger agreement because the

IHS Markit shareholder approval has not been obtained at the IHS Markit special meeting or at any adjournment or postponement of such meeting at a time when S&P Global could have terminated the merger agreement as a result of a triggering event with respect to IHS Markit;

•

if S&P Global or IHS Markit terminates the merger agreement because the IHS Markit shareholder approval has not been obtained at the IHS Markit special meeting or at any adjournment or postponement of such meeting or S&P Global terminates the merger agreement as a result of a breach or failure to perform by IHS Markit of any representation, warranty, covenant or other agreement in any material respect such that the condition to closing relating thereto would not be satisfied, and, in each case, an alternative transaction (with regard to 50% or more of the voting power, consolidated revenues, net income or assets of IHS Markit) or intention to make a proposal for an alternative transaction is publicly disclosed and not withdrawn, and IHS Markit completes an alternative transaction or enters into a definitive agreement with respect to an alternative transaction within 12 months of the termination; or

•

if S&P Global or IHS Markit terminates the merger agreement because the merger has not been completed prior to the outside date, the S&P Global shareholder approval has been obtained prior to such outside date and an alternative transaction (with regard to 50% or more of the voting power, consolidated revenues, net income or assets of IHS Markit) or intention to make a proposal for an alternative transaction is publicly disclosed (whether or not withdrawn prior to the outside date), and IHS Markit completes an alternative transaction or enters into a definitive agreement with respect to an alternative transaction within 12 months of the termination.

The merger agreement provides for payment of a termination fee by S&P Global to IHS Markit of $2.380 billion in connection with a termination of the merger agreement under the following circumstances:

•

if IHS Markit terminates the merger agreement as a result of a triggering event (as described above) with respect to S&P Global, or IHS Markit or S&P Global terminates the merger agreement because the S&P Global shareholder approval has not been obtained at the S&P Global special meeting or at any adjournment or postponement of such meeting at a time when IHS Markit could have terminated the merger agreement as a result of a triggering event with respect to S&P Global;

•

if IHS Markit or S&P Global terminates the merger agreement because the S&P Global shareholder approval has not been obtained at the S&P Global special meeting or at any adjournment or postponement of such meeting or IHS Markit terminates the merger agreement as a result of a breach or failure to perform by S&P Global of any representation, warranty, covenant or other agreement in any material respect such that the condition to closing relating thereto would not be satisfied, and, in each case, an alternative transaction (with regard to 50% or more of the voting power, consolidated revenues, net income or assets of S&P Global) or intention to make a proposal for an alternative transaction is publicly disclosed and not withdrawn, and S&P Global completes an alternative transaction or enters into a definitive agreement with respect to an alternative transaction within 12 months of the termination; or

•

if S&P Global or IHS Markit terminates the merger agreement because the merger has not been completed prior to the outside date, the IHS Markit shareholder approval has been obtained prior to such outside date and an alternative transaction (with regard to 50% or more of the voting power, consolidated revenues, net income or assets of S&P Global) or intention to make a proposal for an alternative transaction is publicly disclosed (whether or not withdrawn prior to the outside date), and S&P Global completes an alternative transaction or enters into a definitive agreement with respect to an alternative transaction within 12 months of the termination.

For a more complete description of each party’s termination rights and the related termination fee obligations, see “The Merger Agreement—Termination” and “The Merger Agreement—Expenses and Termination Fees.”

Appraisal Rights (page 122)

Any IHS Markit shareholder who did not vote in favor of the IHS Markit merger proposal and who is not satisfied that it has been offered fair value for its IHS Markit shares may, within one month of the giving of the notice calling the IHS Markit special meeting, apply to the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act to appraise the fair value of its IHS Markit shares. At the effective time of the merger, any IHS Markit shares held by an IHS Markit shareholder that has not withdrawn its appraisal application or otherwise waived its appraisal rights will be, unless otherwise required by applicable law, converted into the right to receive the fair value of such dissenting shares as appraised by the Supreme Court of Bermuda (which is referred to as the appraised fair value) and any holder of dissenting shares will be entitled to receive such consideration from the surviving company within one month after such appraised fair value is finally determined pursuant to such appraisal procedure. An IHS Markit shareholder who has exercised appraisal rights has no right of appeal from an appraisal made by the Supreme Court of Bermuda. In the event that an IHS Markit shareholder effectively withdraws its appraisal application or otherwise waives its appraisal rights after the effective time of the merger, its dissenting shares will be deemed to have converted solely into the right to receive the merger consideration.

Material U.S. Federal Income Tax Consequences of the Merger (page 122)

For U.S. federal income tax purposes, the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of each of IHS Markit and S&P Global to consummate the merger, however, is not conditioned upon the receipt by either IHS Markit or S&P Global of a tax opinion from its counsel or any other counsel on the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. holders (as defined in the discussion under “Material U.S. Federal Income Tax Consequences of the Merger”) of IHS Markit shares will generally not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash received in lieu of fractional shares of S&P Global common stock.

The U.S. federal income tax consequences described above may not apply to all holders of IHS Markit shares. You should read the discussion under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 122 of this joint proxy statement/prospectus for a more complete discussion of the material U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Accounting Treatment (page 125)

The merger will be accounted for as an acquisition of IHS Markit by S&P Global under the acquisition method of accounting in accordance with GAAP. S&P Global will be treated as the acquiror for accounting purposes.

Rights of IHS Markit Shareholders Will Change as a Result of the Merger (page 189)

IHS Markit shareholders will have different rights once they become S&P Global shareholders due to differences between the organizational documents of S&P Global and IHS Markit. These differences are described in more detail under “Comparison of the Rights of S&P Global Shareholders and IHS Markit Shareholders.”

Risk Factors (page 40)

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should carefully consider the risks that are described in the section entitled “Risk Factors.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF S&P GLOBAL

The following table presents selected historical consolidated financial data for S&P Global as of and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015 and as of and for the nine months ended September 30, 2020 and September 30, 2019. The income statement data for the years ended December 31, 2019, 2018 and 2017 and the balance sheet data as of December 31, 2019 and 2018 have been obtained from S&P Global’s audited consolidated financial statements included in S&P Global’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this joint proxy statement/prospectus. The income statement data for the years ended December 31, 2016 and 2015 and the balance sheet data as of December 31, 2017, 2016 and 2015 have been obtained from S&P Global’s audited consolidated financial statements for such years, which have not been incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data as of and for the nine months ended September 30, 2020 have been obtained from S&P Global’s unaudited condensed consolidated financial statements included in S&P Global’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data as of September 30, 2019 have been obtained from S&P Global’s unaudited condensed consolidated financial statements included in S&P Global’s Quarterly Report on Form 10-Q for the three months ended September 30, 2019, which has not been incorporated by reference into this joint proxy statement/prospectus.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in S&P Global’s Annual Report on Form 10-K for the year ended December 31, 2019 and S&P Global’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information.”

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(in millions, except for per share amounts)
Income Statement Data:
Revenue	$5,575	$4,964	$6,699	$6,258	$6,063	$5,661	$5,313
Net income attributable to S&P Global	$1,885	$1,582	$2,123	$1,958	$1,496	$2,106	$1,156
Earnings per share attributable to the S&P Global common shareholders:
Basic	$7.82	$6.43	$8.65	$7.80	$5.84	$8.02	$4.26
Diluted	$7.78	$6.40	$8.60	$7.73	$5.78	$7.94	$4.21
Balance Sheet Data (as of period end):
Cash and cash equivalents	$3,148	$1,996	$2,866	$1,917	$2,777	$2,392	$1,481
Total assets	$11,452	$10,188	$11,348	$9,441	$9,425	$8,669	$8,183
Total debt	$4,110	$3,665	$3,948	$3,662	$3,569	$3,564	$3,611
Equity	$498	$402	$536	$684	$766	$701	$243

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF IHS MARKIT

The following table presents selected historical consolidated financial data for IHS Markit as of and for the years ended November 30, 2019, 2018, 2017, 2016 and 2015 and as of and for the nine months ended August 31, 2020 and August 31, 2019. The statement of operations data and cash flow data for the years ended November 30, 2019, 2018 and 2017 and the balance sheet data as of November 30, 2019 and 2018 have been obtained from IHS Markit’s audited consolidated financial statements included in IHS Markit’s Annual Report on Form 10-K for the year ended November 30, 2019, which is incorporated by reference into this joint proxy statement/prospectus. The statement of operations data and cash flow data for the years ended November 30, 2016 and 2015 and the balance sheet data as of November 30, 2017, 2016 and 2015 have been derived from IHS Markit’s audited consolidated financial statements for such year, which have not been incorporated by reference into this joint proxy statement/prospectus. On July 12, 2016, IHS Inc., a Delaware corporation, referred to as IHS, and Markit Ltd., a Bermuda exempted company, referred to as Markit, completed a merger, referred to as the 2016 merger, with IHS surviving the 2016 merger as an indirect and wholly owned subsidiary of Markit. Upon completion of the 2016 merger, Markit became the combined group holding company and was renamed IHS Markit Ltd. The 2016 merger has been accounted for as a business combination with IHS as the acquiring entity for accounting purposes. Accordingly, the selected historical consolidated financial data for IHS Markit includes the financial results of Markit beginning July 12, 2016 and Markit assets acquired and liabilities assumed have been adjusted based on fair value at the consummation of the 2016 merger. Therefore, the comparability of our operating results for fiscal 2017, 2016 and 2015 is significantly impacted by the 2016 merger. The selected historical consolidated financial data as of and for the nine months ended August 31, 2020 have been obtained from IHS Markit’s unaudited condensed consolidated financial statements included in IHS Markit’s Quarterly Report on Form 10-Q for the three months ended August 31, 2020, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data as of and for the nine months ended August 31, 2019 are derived from IHS Markit’s unaudited condensed consolidated financial statements included in IHS Markit’s Quarterly Report on Form 10-Q for the three months ended August 31, 2019, which is not incorporated by reference into this joint proxy statement/prospectus.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in IHS Markit’s Annual Report on Form 10-K for the year ended November 30, 2019 and IHS Markit’s Quarterly Report on Form 10-Q for the three months ended August 31, 2020, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information.”

	Nine Months Ended August 31,		Years Ended November 30,
	2020	2019	2019	2018	2017	2016	2015
	(in millions, except for per share amounts)
Statement of Operations Data:
Revenue	$3,180.6	$3,294.2	$4,414.6	$4,009.2	$3,599.7	$2,734.8	$2,184.3

Income from continuing operations attributable to IHS Markit Ltd.	$719.6	$299.6	$502.7	$542.3	$416.9	$143.6	$188.9
Income from discontinued operations	—	—	—	—	—	9.2	51.3

Net income attributable to IHS Markit Ltd.	$719.6	$299.6	$502.7	$542.3	$416.9	$152.8	$240.2

	Nine Months Ended August 31,		Years Ended November 30,
	2020	2019	2019	2018	2017	2016	2015
	(in millions, except for per share amounts)
Basic earnings per share:
Income from continuing operations attributable to IHS Markit Ltd.	$1.81	$0.75	$1.26	$1.38	$1.04	$0.46	$0.78
Income from discontinued operations	—	—	—	—	—	0.03	0.21

Net income attributable to IHS Markit Ltd.	$1.81	$0.75	$1.26	$1.38	$1.04	$0.49	$0.99

Diluted earnings per share:
Income from continuing operations attributable to IHS Markit Ltd.	$1.79	$0.73	$1.23	$1.33	$1.00	$0.45	$0.77
Income from discontinued operations	—	—	—	—	—	0.03	0.21

Net income attributable to IHS Markit Ltd.	$1.79	$0.73	$1.23	$1.33	$1.00	$0.48	$0.97

Balance Sheet Data (as of period end):
Cash and cash equivalents	$156.8	$124.1	$111.5	$120.0	$133.8	$138.9	$291.6
Total assets	$16,233.6	$15,903.6	$16,087.2	$16,062.3	$14,554.4	$13,936.6	$5,577.5
Total long-term debt and capital leases	$4,707.6	$5,051.2	$4,874.4	$4,889.2	$3,617.3	$3,279.3	$2,071.5
Total stockholders’ equity	$8,592.9	$8,235.0	$8,415.8	$8,020.5	$8,004.4	$8,084.4	$2,200.9

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following table shows selected unaudited pro forma combined financial information about the financial condition and results of operations of the combined company after giving effect to the merger as described in the section entitled “Unaudited Pro Forma Combined Condensed Financial Information.” The selected unaudited pro forma combined condensed balance sheet data as of September 30, 2020 give effect to the merger as if it occurred on September 30, 2020. The selected unaudited pro forma combined condensed statement of income data for the nine months ended September 30, 2020 and for the year ended December 31, 2019 give effect to the merger as if it occurred on January 1, 2019, the first day of S&P Global’s 2019 fiscal year.

S&P Global’s fiscal year ends on December 31 of each year and IHS Markit’s fiscal year ends on November 30 of each year. The unaudited pro forma combined condensed statements of income are presented on the basis of S&P Global’s fiscal year and, since S&P Global’s and IHS Markit’s fiscal year ends differ by less than 93 days, pursuant to Rule 11-02(c)(3) of Regulation S-X, the pro forma presentation combines S&P Global’s statements of income and IHS Markit’s statements of operations using their respective fiscal years. The unaudited pro forma combined condensed balance sheet combines S&P Global’s and IHS Markit’s unaudited balance sheets as of September 30, 2020 and August 31, 2020, respectively.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined condensed financial information of the combined company appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the pro forma financial information. Additionally, the unaudited pro forma combined condensed financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the section entitled “Notes to Unaudited Pro Forma Combined Condensed Financial Information.” In addition, the pro forma financial information was based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of S&P Global and IHS Markit for the applicable periods, which have been incorporated in this joint proxy statement/prospectus by reference. See the sections entitled “Unaudited Pro Forma Combined Condensed Financial Information” and “Where You Can Find More Information” for additional information.

	Nine Months Ended September 30,	Year Ended December 31,
	2020	2019
	(in millions, except for per share amounts)
Income Statement Data:
Revenue	$8,756	$11,063
Net income attributable to S&P Global	$2,197	$1,945
Earnings per share attributable to the S&P Global common shareholders:
Basic	$6.21	$5.42
Diluted	$6.17	$5.36
Balance Sheet Data (as of September 30, 2020):
Cash and cash equivalents	$3,055
Goodwill	$35,584
Other intangible assets, net	$16,511
Total assets	$60,069
Total debt	$9,788
Equity	$38,695

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table summarizes selected per share data (1) for S&P Global common stock on a historical basis for the nine months ended September 30, 2020 and for the year ended December 31, 2019, (2) for IHS Markit shares on a historical basis for the nine months ended August 31, 2020 and for the year ended November 30, 2019, and (3) for the combined company common stock on a pro forma equivalent basis for the nine months ended September 30, 2020 and for the fiscal year ended December 31, 2019. The pro forma per share data is presented as if the merger had been completed on January 1, 2019 for net income (loss) per share purposes and on September 30, 2020 for book value per share purposes. The per share information provided in the tables below is unaudited.

The information in the table is based on, and should be read together with, the historical financial information of S&P Global and IHS Markit which is incorporated by reference in this joint proxy statement/prospectus and the financial information contained under “Unaudited Pro Forma Combined Condensed Financial Information,” “Selected Historical Financial Data—Selected Historical Consolidated Financial Data of S&P Global” and “Selected Historical Financial Data—Selected Historical Consolidated Financial Data of IHS Markit.” See the section entitled “Where You Can Find More Information.”

The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the merger had been completed as of the date indicated or will be realized upon the completion of the merger. The summary pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values are obtained, which changes could be materially different than the initial estimates.

S&P Global’s fiscal year ends on December 31 of each year and IHS Markit’s fiscal year ends on November 30 of each year. The unaudited pro forma per share data are presented on the basis of S&P Global’s fiscal year and, since S&P Global’s and IHS Markit’s fiscal year ends differ by less than 93 days, pursuant to Rule 11-02(c)(3) of Regulation S-X, the pro forma presentation combines S&P Global’s per share data and those of IHS Markit using their respective fiscal years.

	As of or for the nine months ended September 30, 2020	As of or for the fiscal year ended December 31, 2019
S&P Global—Historical
Book value per share	$47.60	$46.81
Cash dividends per share	$2.01	$2.28
Earnings per share of common stock—diluted	7.78	$8.60
Earnings per share of common stock—basic	7.82	$8.65

	As of or for the nine months ended August 31, 2020	As of or for the fiscal year ended November 30, 2019
IHS Markit—Historical
Book value per share	$21.57	$21.13
Cash dividends per share	$0.51	—
Earnings per common share—diluted	$1.79	$1.23
Earnings per common share—basic	$1.81	$1.26

	As of or for the nine months ended September 30, 2020	As of or for the fiscal year ended December 31, 2019
Pro Forma Combined (Unaudited)
Book value per share	$109.21	N/A
Cash dividends per share(1)	—	—
Earnings per share of common stock—diluted	$6.17	$5.36
Earnings per share of common stock—basic	$6.21	$5.42

	As of or for the nine months ended September 30, 2020	As of or for the fiscal year ended December 31, 2019
Pro Forma Equivalent (Unaudited)(2)
Book value per share	$30.99	N/A
Cash dividends per share(1)	—	—
Earnings per share of common stock—diluted	$1.75	$1.52
Earnings per share of common stock—basic	$1.76	$1.54

(1)

Pro forma combined dividends per share is not presented, as the dividend policy of the combined company will be determined by the board of directors of the combined company following completion of the merger.

(2)	Pro forma equivalent per common share amounts were determined using the pro forma combined per common share data multiplied by 0.2838 (the exchange ratio).

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDENDS

Market Prices

Shares of S&P Global and IHS Markit trade on the NYSE under the symbols “SPGI” and “INFO,” respectively. As of December 31, 2020, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 240,609,156 shares of S&P Global common stock outstanding and approximately 2,834 holders of record of S&P Global common stock, and 396,591,905 IHS Markit shares issued and outstanding (excluding 25,219,470 IHS Markit shares held by the EBT) and approximately 67 holders of record of IHS Markit shares.

On November 27, 2020, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per share of S&P Global common stock was $341.57 and the closing sale price per IHS Markit share was $92.58. On January 19, 2021, the latest practicable date before the date of this joint proxy statement/prospectus, the closing sale price per share of S&P Global common stock was $313.14 and the closing sale price per IHS Markit share was $87.49. The closing sale price per share of S&P Global common stock has fluctuated as high as $351.78 and as low as $305.95 between November 27, 2020 and January 19, 2021, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information. The closing sale price per IHS Markit share has fluctuated as high as $99.46 and as low as $83.90 between November 27, 2020 and January 19, 2021, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information. The table below sets forth the equivalent implied market value per IHS Markit share on November 27, 2020 and January 19, 2021, as determined by multiplying the closing prices of shares of S&P Global common stock on those dates by the exchange ratio of 0.2838.

	Per Share Price of S&P Global Common Stock	Per Share Price of IHS Markit Shares	Implied Per Share Value of Merger Consideration
November 27, 2020	$341.57	$92.58	$96.94
January 19, 2021	$313.14	$87.49	$88.87

The market prices of S&P Global common stock and IHS Markit shares have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the dates of the S&P Global special meeting and the IHS Markit special meeting and the date the merger is completed and thereafter. No assurance can be given concerning the market prices of S&P Global common stock or IHS Markit shares before completion of the merger or of S&P Global common stock after completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of S&P Global common stock (and therefore the market value of the merger consideration) when received by IHS Markit shareholders after the merger is completed will depend on the closing price of S&P Global common stock on the day such shareholders receive their shares of S&P Global common stock pursuant to the merger agreement. Such market price could be greater than, less than or the same as shown in the table above. Accordingly, IHS Markit shareholders are advised to obtain current market quotations for S&P Global common stock and IHS Markit shares in deciding whether to vote to approve the IHS Markit merger proposal.

Dividends

S&P Global currently expects to continue to pay a quarterly dividend on shares of S&P Global common stock and last paid a dividend on December 10, 2020 of $0.67 per share.

IHS Markit currently expects to continue to pay a quarterly dividend on IHS Markit shares and last paid a dividend on November 16, 2020 of $0.17 per share. On January 15, 2021, IHS Markit declared a dividend of $0.20 per share, which is payable on February 12, 2021, to IHS Markit shareholders of record at the close of business on January 29, 2021.

In addition, the merger agreement provides that S&P Global and IHS Markit will coordinate the declaration of, record dates for and payment of dividends in respect of their shares to ensure that IHS Markit shareholders do not receive two dividends, or fail to receive one dividend, in any quarter with respect to IHS Markit shares, on the one hand, and shares of S&P Global common stock issuable in the merger, on the other hand.

Subject to the limitations set forth in the merger agreement, any future dividends by S&P Global will be made at the discretion of the S&P Global board. Subject to the limitations set forth in the merger agreement, any future dividends by IHS Markit will be made at the discretion of the IHS Markit board. There can be no assurance that any future dividends will be declared or paid by S&P Global or IHS Markit or as to the amount or timing of those dividends, if any.

After completion of the merger, any former IHS Markit shareholder who holds shares of S&P Global common stock into which IHS Markit shares have been converted in connection with the merger will receive all dividends or other distributions declared and paid on shares of S&P Global common stock with a record date on or after the completion of the merger. However, no dividend or other distribution having a record date after completion of the merger will actually be paid with respect to any shares of S&P Global common stock into which IHS Markit shares have been converted in connection with the merger until the certificates formerly representing IHS Markit shares have been surrendered or the book-entry shares formerly representing IHS Markit shares have been transferred to the exchange agent in accordance with the merger agreement, at which time any such accrued dividends and other distributions on those shares of S&P Global common stock will be paid without interest.

For more details regarding dividends, see “The Merger Agreement—Conduct of Business” beginning on page 136.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide IHS Markit’s and S&P Global’s respective management’s current expectations or plans for S&P Global’s or the combined company’s future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “confident,” “on track” and other words of similar meaning. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax rates, research and development, referred to as R&D, spend, other measures of financial performance, potential future plans, strategies or transactions, credit ratings and net indebtedness, other anticipated benefits of the merger, including estimated synergies and customer cost savings resulting from the merger, the expected timing of completion of the merger, estimated costs associated with the transaction and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation:

•

the satisfaction of the conditions precedent to consummation of the merger, including the ability to secure regulatory approvals on the terms expected, the S&P Global shareholder approval and the IHS Markit shareholder approval at all or in a timely manner;

•	the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement;

•

uncertainty relating to the impact of the merger on the businesses of S&P Global and IHS Markit, including potential adverse reactions or changes to the market price of S&P Global common stock and IHS Markit shares resulting from the announcement or completion of the merger and changes to existing business relationships during the pendency of the acquisition that could affect S&P Global’s and/or IHS Markit’s financial performance;

•	risks relating to the value of the S&P Global common stock to be issued in the merger, significant transaction costs and/or unknown liabilities;

•	the ability of S&P Global to successfully integrate IHS Markit’s operations and retain and hire key personnel of both companies;

•	the ability of S&P Global to implement its plans, forecasts and other expectations with respect to IHS Markit’s business after the consummation of the merger and realize expected synergies;

•	business disruption following the merger;

•

economic, financial, political and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, including the upcoming U.S. presidential transition, the consequences of United Kingdom’s withdrawal from the European Union, natural and man-made disasters, civil unrest, pandemics (e.g., the ongoing COVID-19 pandemic), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent U.S. administration;

•

the ability of S&P Global and IHS Markit to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the ongoing COVID-19 pandemic;

•

the impact of public health crises, such as pandemics (including the ongoing COVID-19 pandemic) and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown or similar actions and policies;

•	the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries;

•	changes in debt and equity markets, including credit quality and spreads;

•	demand for investment products that track indices and assessments, and trading volumes of certain exchange-traded derivatives;

•	changes in financial markets, capital, credit and commodities markets and interest rates;

•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the parties’ ability to meet expectations regarding the accounting and tax treatments of the merger; and

•

other risk factors as detailed from time to time in S&P Global’s and IHS Markit’s reports filed with the SEC, including S&P Global’s and IHS Markit’s respective annual reports on Form 10-K, quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC, including the risks and uncertainties set forth in or incorporated by reference into this joint proxy statement/prospectus in the section entitled “Risk Factors.”

There can be no assurance that the merger or any other transaction described in this joint proxy statement/prospectus will in fact be completed in the manner described or at all. Any forward-looking statement speaks only as of the date on which it is made, and S&P Global and IHS Markit assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

RISK FACTORS

Risks Related to the Transaction

The merger is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete, or unexpected delays in completing, the merger or any termination of the merger agreement could have material adverse effects on S&P Global and IHS Markit.

The completion of the merger is subject to a number of conditions, including, among other things, the receipt of the S&P Global shareholder approval and the IHS Markit shareholder approval and the receipt of certain regulatory approvals, which make the completion and timing of the merger uncertain. See the section entitled “The Merger Agreement—Conditions to the Merger” for a more detailed discussion. In addition, the ongoing COVID-19 pandemic could delay the receipt of certain regulatory approvals. The failure to satisfy all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring at all. There can be no assurance that the conditions to the completion of the merger will be satisfied or waived or that the merger will be completed.

In addition, either S&P Global or IHS Markit may terminate the merger agreement under certain circumstances, including if the merger is not completed by the outside date. In certain circumstances, upon termination of the merger agreement, IHS Markit would be required to pay a termination fee of $1.075 billion to S&P Global, and in certain circumstances, upon termination of the merger agreement, S&P Global would be required to pay a termination fee of $2.380 billion to IHS Markit, each as contemplated by the merger agreement. For further discussion, see the section entitled “The Merger Agreement—Termination—Expenses and Termination Fees.”

If the merger is not completed, each of S&P Global and IHS Markit may be materially adversely affected and, without realizing any of the benefits of having completed the merger, will be subject to a number of risks, including the following:

•	the market price of S&P Global common stock or IHS Markit shares could decline;

•

if the merger agreement is terminated and the S&P Global board or the IHS Markit board seeks another business combination, S&P Global or IHS Markit shareholders, as applicable, cannot be certain that S&P Global or IHS Markit, as applicable, will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the merger agreement;

•

time and resources, financial and otherwise, committed by S&P Global’s and IHS Markit’s management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities;

•	S&P Global or IHS Markit may experience negative reactions from the financial markets or from their respective customers, suppliers or employees; and

•	S&P Global and IHS Markit will each be required to pay its expenses relating to the merger, such as legal, accounting and financial advisory fees, whether or not the merger is completed.

In addition, if the merger is not completed, each of S&P Global and IHS Markit could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against such party to perform its obligations under the merger agreement. Any of these risks could materially and adversely impact S&P Global’s or IHS Markit’s ongoing business, financial condition, results of operations and the market price of shares of S&P Global common stock or IHS Markit shares.

Similarly, delays in the completion of the merger could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with delay and uncertainty about completion of the merger and could materially and adversely impact S&P Global’s and IHS Markit’s ongoing business, financial condition, results of operations and the market price of shares of S&P Global common stock or IHS Markit shares.

The merger is subject to the termination or expiration of applicable waiting periods and the receipt of approvals, consents or clearances from several regulatory authorities that may impose conditions that could have an adverse effect on S&P Global, IHS Markit or the combined company or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, any applicable waiting period (and any extension thereof) under the HSR Act relating to the completion of the merger, must have expired or been terminated and any authorization or consent from a governmental authority required to be obtained with respect to the merger under other applicable foreign regulatory laws as described under “The Merger Agreement—Covenants and Agreements—Efforts to Complete the Merger,” must have been obtained. In deciding whether to grant the required regulatory authorization or consent, the relevant governmental entities will consider the effect of the merger within their relevant jurisdiction, including, among other things, the impact on the parties’ respective customers and suppliers and the applicable industry. The terms and conditions of the authorizations and consents that are granted, if any, may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business or may materially delay the completion of the merger.

Under the merger agreement, S&P Global and IHS Markit have agreed to use their respective reasonable best efforts to, among other things, obtain all necessary actions or nonactions, waivers, consents and approvals from governmental entities and to refrain from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the merger. However, S&P Global’s and IHS Markit’s obligations to take such actions are subject to limitations, including that neither S&P Global nor IHS Markit will be required to commit to or effect any sale, divestiture, disposition, restriction or other action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of S&P Global, IHS Markit and their respective subsidiaries, taken as a whole (where “S&P Global, IHS Markit and their respective subsidiaries, taken as a whole” means a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of IHS Markit and its subsidiaries, taken as a whole, as of the date of the merger agreement). For a more detailed description of S&P Global’s and IHS Markit’s obligations to obtain required regulatory authorizations and approvals, see the section entitled “The Merger Agreement—Covenants and Agreements—Efforts to Complete the Merger.”

In addition, at any time before or after the completion of the merger, and notwithstanding the termination of applicable waiting periods, the applicable U.S. or foreign regulatory authorities or any state attorney general could take such action under antitrust or other applicable laws as such party deems necessary or desirable in the public interest. Such action could include, among other things, seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. In addition, in some circumstances, a third party could initiate a private action challenging, seeking to enjoin or seeking to impose conditions on the merger. S&P Global and IHS Markit may not prevail and may incur significant costs in defending or settling any such action. For a more detailed description of the regulatory review process, see the section entitled “The Merger—Regulatory Approvals.”

There can be no assurance that the conditions to the completion of the merger set forth in the merger agreement relating to applicable regulatory laws will be satisfied.

The merger agreement contains provisions that limit S&P Global’s and IHS Markit’s ability to pursue alternatives to the merger, could discourage a potential competing transaction counterparty of S&P Global or IHS Markit from making a favorable alternative transaction proposal, and provide that, in specified circumstances, each of S&P Global and IHS Markit would be required to pay a termination fee.

The merger agreement contains provisions that make it more difficult for each of S&P Global and IHS Markit to be acquired by, or enter into certain combination transactions with, a third party. The merger agreement contains certain provisions that restrict each of S&P Global’s and IHS Markit’s ability to, among other things, solicit, initiate or knowingly encourage, or knowingly take any other action designed to facilitate any alternative transaction, or participate in any discussions or negotiations, or cooperate in any way with any person, with respect to any alternative transaction. In addition, following receipt by either of S&P Global or IHS Markit of any alternative transaction proposal that constitutes a “superior proposal,” each of IHS Markit or S&P Global, respectively, will have an opportunity to offer to modify the terms of the merger agreement before the S&P Global board or the IHS Markit board, respectively, may withdraw, qualify or modify its recommendation with respect to the S&P Global share issuance proposal or the IHS Markit merger proposal, respectively, in favor of such superior proposal, as described further under “The Merger Agreement—Covenants and Agreements—Changes in Board Recommendations.”

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring or combining with all or a significant portion of S&P Global or IHS Markit or pursuing an alternative transaction from considering or proposing such a transaction.

In some circumstances, upon termination of the merger agreement, IHS Markit would be required to pay a termination fee of $1.075 billion to S&P Global, and in some circumstances, upon termination of the merger agreement, S&P Global would be required to pay a termination fee of $2.380 billion to IHS Markit, each as contemplated by the merger agreement. For further discussion, see the section entitled “The Merger Agreement—Termination—Expenses and Termination Fees.”

If the merger agreement is terminated and either of S&P Global or IHS Markit determines to seek another business combination transaction, S&P Global or IHS Markit may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The exchange ratio is fixed and will not be adjusted to reflect any change in either S&P Global’s stock price or IHS Markit’s share price prior to the closing of the merger.

Upon completion of the merger, each issued and outstanding IHS Markit share (other than excluded shares and dissenting shares) will be converted into the right to receive the merger consideration, which is equal to 0.2838 fully paid and nonassessable shares of S&P Global common stock (and, if applicable, cash in lieu of fractional shares, without interest), and less any applicable withholding taxes. This exchange ratio was fixed in the merger agreement and will not be adjusted for changes in the market price of either S&P Global common stock or IHS Markit shares.

It is impossible to accurately predict the market price of S&P Global common stock at the completion of the merger and, therefore, impossible to accurately predict the market price of the shares of S&P Global common stock that IHS Markit shareholders will receive in the merger. The market price for S&P Global common stock may fluctuate both prior to the completion of the merger and thereafter for a variety of reasons, including, among others, general market and economic conditions, the demand for S&P Global’s or IHS Markit’s products and services, changes in laws and regulations, other changes in S&P Global’s and IHS Markit’s respective businesses, operations, prospects and financial results of operations, market assessments of the likelihood that the merger will be completed, and the expected timing of the merger. Many of these factors are beyond S&P Global’s and IHS Markit’s control. As a result, the market value represented by the exchange ratio will also vary.

We cannot assure you that, following the merger, the market price of the combined company common stock will equal or exceed what the combined market price of S&P Global common stock and IHS Markit shares would have been in the absence of the merger. It is possible that after the merger, the equity value of the combined company will be less than the combined equity value of S&P Global and IHS Markit before the merger.

Neither S&P Global nor IHS Markit is permitted to terminate the merger agreement solely because of changes in the market prices of S&P Global common stock or IHS Markit shares. In addition, the market value of S&P Global common stock (based on the trading price of shares of S&P Global common stock) may vary significantly from the dates of the S&P Global special meeting and the IHS Markit special meeting to the date of the completion of the merger. IHS Markit shareholders are advised to obtain current market quotations for S&P Global common stock and IHS Markit shares in deciding whether to vote to approve the IHS Markit merger proposal. There is no assurance that the merger will be completed, that there will not be a delay in the completion of the merger, or that all or any of the anticipated benefits of the merger will be obtained.

For more information about the historical market prices of S&P Global common stock and IHS Markit shares, see “Comparative Per Share Market Price Data and Dividends—Market Prices.”

Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the merger, it is possible that some customers, suppliers, partners and other persons with whom S&P Global and/or IHS Markit has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with S&P Global or IHS Markit, as the case may be, as a result of the merger or otherwise, which could negatively affect S&P Global’s or IHS Markit’s respective revenues, earnings and/or cash flows, as well as the market price of S&P Global common stock or IHS Markit shares, regardless of whether the merger is completed.

Under the terms of the merger agreement, each of S&P Global and IHS Markit is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to acquire or dispose of assets or pay dividends or incur capital expenditures above a certain amount. In addition, IHS Markit is restricted in its ability in certain cases to enter into or amend contracts, incur indebtedness or settle claims. Such limitations could adversely affect each of S&P Global’s and IHS Markit’s business and operations prior to the completion of the merger.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger. For further discussion, see the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Business.”

The combined company may suffer a material adverse impact to its business, financial condition and results of operations following completion of the merger as a result of triggering change-in-control or other provisions in certain customer, vendor, joint venture and other agreements to which S&P Global or IHS Markit is a party, and the exercise of any rights by counterparties in connection with such provisions.

The completion of the merger is expected to trigger change-in-control and other provisions in certain customer, vendor, joint venture and other agreements to which S&P Global or IHS Markit is a party. If S&P Global or IHS Markit is unable to negotiate consents with respect to or waivers of those provisions, which in many cases the parties do not expect to be able to negotiate, counterparties may exercise their rights and remedies under these agreements, which may include terminating the agreements, seeking monetary damages or equitable remedies, the acceleration of certain benefits of the counterparty or obligations of S&P Global or IHS Markit or requiring the contribution or disposition of material assets of the combined company. Even if S&P Global or IHS Markit is able to negotiate consents or waivers, the counterparties may require a fee for such consents or waivers or seek to renegotiate the agreements on terms less favorable to S&P Global or IHS Markit.

Any of the foregoing or similar developments may have a material adverse impact on the combined company’s business, financial condition and results of operations following completion of the merger.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company following completion of the merger.

S&P Global and IHS Markit are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the completion of the merger will depend in part upon the ability of the combined company to motivate and retain certain key management personnel and employees of S&P Global and IHS Markit. Prior to the completion of the merger, current and prospective employees of S&P Global and IHS Markit may experience uncertainty about their roles following the completion of the merger, which may have an adverse effect on the ability of each of S&P Global and IHS Markit to attract, motivate or retain key management and other key personnel. Adverse effects arising from the difficulty in retaining key employees during the pendency of the merger could be exacerbated by any delays in completion of the merger or termination of the merger agreement. No assurance can be given that the combined company, after the completion of the merger, will be able to attract, motivate or retain key management personnel and other key employees to the same extent that S&P Global and IHS Markit have previously been able to attract, motivate or retain their own employees.

In addition, pursuant to change-in-control provisions in their respective employment agreements with IHS Markit, certain employees of IHS Markit are entitled to receive severance payments upon a qualifying termination of employment or certain changes in their position or compensation. For a more detailed discussion, see “The Merger—Interests of IHS Markit’s Directors and Executive Officers in the Merger.” If employees of S&P Global or IHS Markit depart, the integration of the companies may be more difficult and this could have an adverse effect on the business, financial condition and results of operations of the combined company. Furthermore, the combined company may have to incur significant time and resources, financial and otherwise, to identify and hire replacements for departing employees and may lose significant expertise and talent relating to the businesses of S&P Global or IHS Markit, and the combined company’s ability to realize the anticipated benefits of the merger may be adversely affected.

The unaudited pro forma combined condensed financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the business, financial condition and results of operations of the combined company following completion of the merger.

The unaudited pro forma combined condensed financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined condensed financial information is subject to a number of assumptions (including, but not limited to, those related to industry performance and competition, general business, the financial data and related industries, and economic, market and financial conditions and additional matters specific to S&P Global’s or IHS Markit’s business, as applicable) that are inherently subjective and uncertain and are beyond the control of S&P Global and IHS Markit, and does not take into account any potential synergies related to the proposed transaction. Additionally, the unaudited pro forma combined condensed financial information in this joint proxy statement/prospectus does not reflect the effect of any divestitures that may be required in connection with the merger to obtain regulatory approvals. Therefore, the combined company’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma combined condensed financial data that is included in this joint proxy statement/prospectus. For further discussion, see “Unaudited Pro Forma Combined Condensed Financial Information.”

The financial analyses and forecasts considered by S&P Global and IHS Markit and their respective financial advisors may not be realized, which may adversely affect the market price of shares of the combined company’s common stock following the completion of the merger.

In performing their financial analyses and rendering their opinions regarding the fairness, from a financial point of view, of the exchange ratio, each of the respective financial advisors to S&P Global and IHS Markit relied on, among other things, internal stand-alone financial analyses and forecasts as separately provided to each respective financial advisor by S&P Global and IHS Markit. See “The Merger—Certain Unaudited Prospective Financial Information.” The unaudited prospective financial information of S&P Global and IHS Markit was not prepared with a view towards public disclosure, and the unaudited prospective financial information and estimated synergies were not prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of S&P Global and IHS Markit. There can be no assurance that S&P Global’s or IHS Markit’s business, financial condition or results of operations will be consistent with those set forth in such analyses and forecasts, which could have a material impact on the market price of shares of the combined company’s common stock following the merger.

The opinions of S&P Global’s and IHS Markit’s financial advisors will not be updated to reflect changes in circumstances between the date of such opinions and the completion of the merger.

S&P Global and IHS Markit have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus, and neither S&P Global nor IHS Markit anticipates asking its financial advisors to update their opinions. Changes in the operations and prospects of S&P Global or IHS Markit, general market and economic conditions and other factors that may be beyond the control of S&P Global and IHS Markit, and on which S&P Global’s and IHS Markit’s financial advisors’ opinions were based, may significantly alter the prices of shares of S&P Global common stock or IHS Markit shares by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any other date other than the date of such opinions. Because S&P Global’s and IHS Markit’s financial advisors will not be updating their opinions, which were issued in connection with the signing of the merger agreement, the opinions will not address the fairness, from a financial point of view, of the merger consideration at the time the merger is completed. The S&P Global board’s recommendation that S&P Global shareholders vote “FOR” the S&P Global share issuance proposal and the IHS Markit board’s recommendation that IHS Markit shareholders vote “FOR” the IHS Markit merger proposal and the IHS Markit merger-related compensation proposal, however, are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that S&P Global and IHS Markit received from their respective financial advisors, please refer to “The Merger—Opinion of S&P Global’s Financial Advisor” and “—Opinion of IHS Markit’s Financial Advisor.”

S&P Global’s executive officers and directors and IHS Markit’s executive officers and directors have interests in the merger that may be different from, or in addition to, S&P Global’s and IHS Markit’s shareholders’ interests generally.

When considering the recommendation of the S&P Global board that S&P Global shareholders approve the S&P Global share issuance proposal and the recommendation of the IHS Markit board that the IHS Markit shareholders approve the IHS Markit merger proposal, such shareholders should be aware that certain directors and executive officers of S&P Global and directors and executive officers of IHS Markit have certain interests in the merger that may be different from, or in addition to, the interests of such shareholders generally, including potential accelerated vesting of equity awards and severance payments and certain arrangements and agreements with S&P Global. The S&P Global board was aware of the interests of S&P Global’s directors and executive officers, the IHS Markit board was aware of the interests of IHS Markit’s directors and executive officers, and each board considered such interests, among other matters, when it approved the merger agreement and the statutory merger agreement and in making its recommendations to its shareholders, respectively. See the sections entitled “The Merger—Interests of Certain of S&P Global’s Directors and Executive Officers in the Merger” and “The Merger—Interests of IHS Markit’s Directors and Executive Officers in the Merger” for a more detailed description of these interests. As a result of these interests, these directors (as applicable) and executive officers might be more likely to support and to vote in favor of the proposals described in this joint proxy statement/prospectus than if they did not have these interests. S&P Global and IHS Markit shareholders should consider whether these interests might have influenced these directors (as applicable) and executive officers to recommend adopting the merger agreement.

Following the merger, the composition of the combined company board of directors will be different than the composition of the current S&P Global board or the current IHS Markit board.

The S&P Global board currently consists of 13 directors and the IHS Markit board currently consists of 13 directors. Upon completion of the merger, and taking into account Charles E. Haldeman, Jr.’s previously disclosed retirement from the S&P Global board, the board of directors of the combined company is expected to consist of 16 directors, including the current directors of S&P Global and four independent directors proposed by IHS Markit and reasonably acceptable to S&P Global. See the section entitled “The Merger—Governance of the Combined Company.” This new composition of the board of directors of the combined company may affect the future decisions of the combined company.

S&P Global and IHS Markit shareholders will be diluted by the merger.

The merger will dilute the ownership position of S&P Global and IHS Markit shareholders and result in each of S&P Global and IHS Markit shareholders having an ownership stake and voting interest in the combined company that is smaller than their current stake in S&P Global or IHS Markit, respectively. Based on the number of IHS Markit shares and shares of S&P Global common stock expected to be issued and outstanding as of immediately prior to the completion of the merger (including shares underlying equity awards), we estimate that, immediately following completion of the merger, former holder of IHS Markit shares and equity awards will own approximately 32.25% of the common stock of the combined company and pre-merger holders of S&P Global common stock and equity awards will own approximately 67.75% of the common stock of the combined company, in each case on a fully diluted basis. Consequently, S&P Global and IHS Markit shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the merger than they currently exercise over the management and policies of S&P Global and IHS Markit, respectively.

S&P Global or IHS Markit may waive one or more of the closing conditions without re-soliciting shareholder approval.

S&P Global or IHS Markit may determine to waive, in whole or in part, one or more of the conditions to their respective obligations to complete the merger. S&P Global and IHS Markit currently expect to evaluate the materiality of any waiver and its effect on S&P Global or IHS Markit shareholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver. Any determination as to whether to waive any condition to the merger, and as to whether to re-solicit shareholder approval and/or amend this joint proxy statement/prospectus as a result of such waiver, will be made by S&P Global and IHS Markit, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

Lawsuits may be filed against S&P Global and IHS Markit challenging the merger and an adverse ruling in any such lawsuit may prevent the merger from being completed or from being completed within the expected time frame.

One of the conditions to the completion of the merger is the absence of any judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition in effect preventing the completion of the merger. Accordingly, if litigation is filed challenging the merger and a plaintiff is successful in obtaining an order enjoining completion of the merger, then such order may prevent the merger from being completed or from being completed within the expected time frame.

Potential payments made to dissenting IHS Markit shareholders in respect of their rights to appraisal of their shares could exceed the amount of consideration otherwise payable to them under the terms of the merger agreement.

Any IHS Markit shareholder may apply, within one month after the date of giving of notice convening the IHS Markit special meeting, for an appraisal of the fair value of their IHS Markit common shares. See “The Merger—Appraisal Rights in the Merger.” Depending on whether the appraisal proceedings brought by a dissenting IHS Markit shareholder are concluded before or after the completion of the merger, either S&P Global or the combined company may be required to pay the fair value appraised by the court to such dissenting shareholder, which could be equal to or more than the merger consideration. Any such payments may have a material adverse effect on the combined company’s business, financial condition and results of operations, as well as the market price of the shares of the combined company’s common stock.

Risks Related to the Combined Company

The combined company may be unable to successfully integrate the businesses of S&P Global and IHS Markit or realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on the combined company’s ability to successfully combine and integrate the businesses of S&P Global and IHS Markit, and realize the anticipated benefits, including synergies, cost savings, innovation and technological opportunities and operational efficiencies from the merger in a manner that does not materially disrupt existing customer, supplier and employee relations and does not result in decreased revenues due to losses of, or decreases in demand by, customers. The ability of the combined company to realize these anticipated benefits is subject to certain risks including whether the combined business will perform as expected, the possibility that S&P Global paid more for IHS Markit than the value the combined company will derive from the merger and the assumption of known and unknown liabilities of IHS Markit. If the combined company is unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, and the value of the combined company common stock may decline. The combined company may fail to realize some or all of the anticipated benefits of the merger if the integration process takes longer than expected or is more costly than expected.

The integration of the two companies may result in material challenges, including:

•	managing a larger, more complex combined business;

•	maintaining employee morale and retaining key management and other employees;

•

retaining existing business and operational relationships, including customers, suppliers and employees and other counterparties, as may be impacted by contracts containing consent and/or other provisions that may be triggered by the merger, and attracting new business and operational relationships;

•

consolidating corporate and administrative infrastructures and eliminating duplicative operations, including unanticipated issues in integrating financial reporting, information technology infrastructure, data and content management systems and product platforms, communications and other systems;

•	coordinating geographically separate organizations, including consolidating offices of S&P Global and IHS Markit that are currently in or near the same location;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls, compliance programs and other policies, procedures and processes;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies; and

•	unforeseen expenses or delays associated with the merger.

Many of these factors will be outside of S&P Global’s and/or IHS Markit’s control, and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and other adverse impacts, which could materially affect the combined company’s business, financial condition and results of operations.

Due to legal restrictions, S&P Global and IHS Markit are currently permitted to conduct only limited planning for the integration of the two companies following the merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized on a timely basis, if at all.

Upon completion of the merger, IHS Markit shareholders will have different rights under the combined company’s governing documents than they do currently under IHS Markit’s governing documents.

Upon completion of the merger, IHS Markit shareholders will no longer be shareholders of IHS Markit, but will instead become shareholders of the combined company and their rights as shareholders will be governed by the terms of S&P Global’s amended and restated certificate of incorporation and by-laws, which we refer to as the S&P Global certificate of incorporation and the S&P Global by-laws, respectively. The terms of the S&P Global certificate of incorporation and the S&P Global by-laws will be in some respects different than the terms of IHS Markit’s memorandum of association and its amended and restated bye-laws, which we refer to as the IHS Markit memorandum of association and the IHS Markit bye-laws, respectively, which currently govern the rights of IHS Markit shareholders.

For a more complete description of the different rights associated with IHS Markit shares and shares of S&P Global common stock, see the section entitled “Comparison of the Rights of S&P Global Shareholders and IHS Markit Shareholders.”

The combined company may face significant challenges in implementing the integration of S&P Global and IHS Markit and expects to incur substantial expenses related to the completion of the merger and the integration of the S&P Global and IHS Markit businesses.

The management of the combined company may face significant challenges in connection with the completion of the merger and the integration of a large number of processes, policies, procedures, operations, technologies and systems of S&P Global and IHS Markit in connection with the merger, many of which may be beyond the control of management, including:

•

impacts resulting from the diversion of S&P Global’s and IHS Markit’s respective management team’s attention from ongoing business concerns as a result of the devotion of management’s attention to the merger and performance shortfalls at one or both of the companies;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•

unanticipated issues in integrating information technology infrastructure, data and content management systems and product platforms,, communications programs, financial procedures and operations, and other systems, procedures and policies;

•	difficulties in managing a larger combined company, addressing differences in business culture and retaining key personnel;

•	the impact of the merger on relationships with customers;

•	unanticipated changes in applicable laws and regulations;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company;

•	coordinating geographically separate organizations; and

•	unforeseen expenses or delays associated with the merger.

In addition, each of S&P Global and IHS Markit expect to incur substantial expenses in connection with the completion of the merger and the integration of S&P Global and IHS Markit. In addition to these expenses, any one of the factors listed above may result in increased costs and diversion of management’s time and energy, as well as materially and adversely impact the anticipated synergies of the merger and the business, financial condition and results of operations of the combined company. The integration process and other disruptions resulting from the merger may also adversely affect the combined company’s relationships with employees, suppliers, customers, distributors and others with whom S&P Global and IHS Markit have business or other dealings, and difficulties in integrating the businesses or S&P Global and IHS Markit could harm the reputation of the combined company.

The combined company may incur additional costs or suffer loss of business under third-party contracts that are terminated or that contain change in control or other provisions that may be triggered by the completion of the merger, and/or losses of, or decreases in demand by, customers, and may also incur costs to retain certain key management personnel and employees. S&P Global and IHS Markit will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs and time delays. These incremental transaction-related costs may exceed the savings the combined company expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term and in the event there are material unanticipated costs. Factors beyond the parties’ control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately.

Some of these expenses have already been incurred or may be incurred regardless of whether the merger is completed, including a portion of the fees and expenses of financial advisors and other advisors and representatives and filing fees for this joint proxy statement/prospectus.

The market price of the combined company common stock after the merger is completed may be affected by factors different from those affecting the price of S&P Global common stock or IHS Markit shares before the merger is completed.

Upon completion of the merger, holders of S&P Global common stock and holders of IHS Markit shares will be holders of common stock of the combined company. As the businesses of S&P Global and IHS Markit are different, the business, financial condition and results of operations as well as the market price of the combined company common stock may, in the future, be affected by factors different from those factors affecting each of S&P Global and IHS Markit as an independent stand-alone company. The combined company will face additional risks and uncertainties to which each of S&P Global and IHS Markit may currently not be exposed. As a result, the market price of the combined company’s shares may fluctuate significantly following completion of the merger. For a discussion of the S&P Global and IHS Markit’s businesses and of some important factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find More Information.”

The market price of the combined company common stock may decline as a result of the merger, including as a result of some S&P Global and/or IHS Markit shareholders adjusting their portfolios, and the merger may not be accretive to S&P Global’s earnings per share, which may negatively affect the market price of S&P Global common stock following completion of the merger.

The market price of the combined company common stock may decline as a result of the merger if, among other things, the operational cost savings estimates in connection with the integration of S&P Global’s and IHS

Markit’s businesses are not realized or if the transaction costs related to the merger are greater than expected. The market price also may decline if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on the combined company’s business, financial position or results of operations is not consistent with the expectations of financial or industry analysts.

In addition, sales of combined company common stock after the completion of the merger may cause the market price of such common stock to decrease. IHS Markit shareholders may decide not to hold the shares of combined company common stock they will receive in the merger. Certain IHS Markit shareholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of combined company common stock that they receive in the merger. S&P Global shareholders may decide not to continue to hold their shares of common stock following completion of the merger. Certain S&P Global shareholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell their shares of common stock following completion of the transactions. Such sales of combined company common stock could have the effect of depressing the market price for the combined company common stock. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, combined company common stock, regardless of the combined company’s actual operating performance.

In addition, future events and conditions may reduce or delay the anticipated accretion to earnings per share of the combined company due to the merger, including adverse changes in market conditions, additional transaction- and integration-related costs and other factors such as the failure to realize some or all of the benefits anticipated in the merger. Any dilution of, reduction in or delay of any accretion to, the combined company’s earnings per share may cause the price of shares of combined company common stock to decline or grow at a reduced rate.

Any of these events may make it more difficult for the combined company to sell equity or equity-related securities and have an adverse impact on the price of the combined company common stock.

The effective tax rate of the combined company is expected to be higher than the effective tax rate of IHS Markit prior to the merger.

IHS Markit is organized under the laws of Bermuda and is and has been treated as tax resident in the United Kingdom. As a result of the merger, IHS Markit will become a subsidiary of S&P Global, a U.S. corporation that is subject to U.S. federal corporate income tax. The U.S. federal corporate income tax rules that will apply to the combined company are more burdensome than the corresponding UK corporate income tax rules that apply to IHS Markit. For example, the current capital structures of IHS Markit and its U.S. and non-U.S. subsidiaries, as well as other intercompany arrangements between members of the IHS Markit group, may be less tax-efficient under the U.S. federal corporate income tax rules that will apply to the combined company. The combined company may also generate additional “global intangible low taxed income,” or GILTI, from its non-U.S. subsidiaries (including IHS Markit and its subsidiaries), which may result in a higher effective tax rate for the combined company compared to the current effective tax rate of IHS Markit. Additionally, the effective tax rate presented in the unaudited pro forma combined condensed financial information in this joint proxy statement/prospectus is presented for illustrative purposes and may not reflect the actual effective tax rate of the combined company following the completion of the merger. The potential greater tax burden to be borne by the combined company may harm its business, financial condition and results of operations.

The ongoing COVID-19 pandemic could have a material adverse effect on the combined company.

The spread of COVID-19, and the measures taken by national, state and local governmental authorities globally attempting to contain the spread and impact of COVID-19, such as travel bans and restrictions, quarantines, shelter-in-place orders, and limitations on business activity, including closures, are, among other things, restricting economic activity in the markets in which S&P Global and IHS Markit operate. These measures have resulted in declines in asset valuations, increases in unemployment and underemployment levels, declines in liquidity in markets for certain securities, and increases in volatility and periods of disruption in the financial markets, and may continue to have similar effects in the future. It is difficult to predict the impact of the ongoing COVID-19 pandemic on the businesses of S&P Global and IHS Markit, and there is no guarantee that efforts by S&P Global and IHS Markit to address the adverse impacts of the ongoing COVID-19 pandemic will be effective or continue to be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted. Such developments include new information that may emerge concerning the severity of the ongoing COVID-19 pandemic and actions taken to contain the ongoing COVID-19 pandemic or its impact, including the appearance of new strains of the virus, the development, approval and distribution of vaccines, among others.

Each of S&P Global and IHS Markit may be required to incur additional costs to remedy disruptions caused by the ongoing COVID-19 pandemic.

Recessions and other disruptions in economic and financial markets caused by the ongoing COVID-19 pandemic may negatively affect S&P Global or IHS Markit. If such conditions or disruptions continue following completion of the merger, the business, financial condition and results of operations of the combined company may be adversely affected and may significantly differ from the projections included herein.

Other Risk Factors

S&P Global’s and IHS Markit’s businesses are and will be subject to the risks described above. In addition, S&P Global and IHS Markit are, and will continue to be, subject to the risks described in, as applicable, the S&P Global Annual Report on Form 10-K for the year ended December 31, 2019, and the IHS Markit Annual Report on Form 10-K for the year ended November 30, 2019, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE PARTIES TO THE MERGER

S&P Global Inc.

S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The capital markets include asset managers, investment banks, commercial banks, insurance companies, exchanges, trading firms and issuers; and the commodity markets include producers, traders and intermediaries within energy, metals, petrochemicals and agriculture. It serves its global customers through a broad range of products and services available through both third-party and proprietary distribution channels. The principal products and services of each segment are as follows:

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Ratings—Ratings is an independent provider of credit ratings, research and analytics to investors, issuers and other market participants. Credit ratings are one of several tools investors can use when making decisions about purchasing bonds and other fixed income investments. They are opinions about credit risk and S&P ratings express S&P Global’s opinion about the ability and willingness of an issuer, such as a corporation or state or city government, to meet its financial obligations in full and on time. Our credit ratings can also relate to the credit quality of an individual debt issue, such as a corporate or municipal bond, and the relative likelihood that the debt issue may default. With offices in over 25 countries around the world, Ratings is an important part of the world’s financial infrastructure and has played a leading role for over 150 years in providing investors with information and independent benchmarks for their investment and financial decisions as well as access to the capital markets. The key constituents Ratings serves are investors, corporations, governments, municipalities, commercial and investment banks, insurance companies, asset managers, and other debt issuers.

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Market Intelligence—Market Intelligence’s portfolio of capabilities are designed to help investment professionals, government agencies, corporations and universities track performance, generate alpha, identify investment ideas, understand competitive and industry dynamics, perform evaluations and assess credit risk. Key customers served by Market Intelligence include investment managers, investment banks, private equity firms, insurance companies, commercial banks, corporations, professional services firms, government agencies and regulators.

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Platts—Platts is the leading independent provider of information and benchmark prices for the commodity and energy markets. Platts provides essential price data, analytics, and industry insight enabling the commodity and energy markets to perform with greater transparency and efficiency. Key customers served by Platts include producers, traders and intermediaries within the energy, petrochemicals, metals and agriculture markets.

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Indices—Indices is a global index provider maintaining a wide variety of indices to meet an array of investor needs. Indices’ mission is to provide transparent benchmarks to help with decision making, collaborate with the financial community to create innovative products, and provide investors with tools to monitor world markets. Indices primarily derives revenue from asset-linked fees based on the S&P and Dow Jones indices and to a lesser extent generates subscription revenue and transaction revenue. Indices is a joint venture between S&P Global and CME Group, Inc. that is 73 percent owned by S&P Global.

S&P Global’s principal executive offices are located at 55 Water Street, New York, New York 10041, and its telephone number is (212) 438-1000. S&P Global’s website address is www.spglobal.com. Information contained on S&P Global’s website does not constitute part of this joint proxy statement/prospectus. S&P Global’s stock is publicly traded on the NYSE, under the ticker symbol “SPGI.” Additional information about S&P Global is included in documents incorporated by reference in this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

IHS Markit Ltd.

IHS Markit is a world leader in critical information, analytics, and solutions for the major industries and markets that drive economies worldwide. It delivers next-generation information, analytics, and solutions to customers in business, finance, and government, improving their operational efficiency and providing deep insights that lead to well-informed, confident decisions. IHS Markit has more than 50,000 business and government customers, including 80 percent of the Fortune Global 500 and the world’s leading financial institutions. Headquartered in London, IHS Markit is committed to sustainable, profitable growth. IHS Markit is organized into the following four industry-focused segments:

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Financial Services provides pricing and reference data, indices, valuation and trading services, trade processing, enterprise software, and managed services. Financial Services end users include front- and back-office professionals, such as traders, portfolio managers, risk managers, research professionals, and other financial markets participants, as well as operations, compliance, and enterprise data managers. This segment includes IHS Markit’s Information, Processing, and Solution offerings. IHS Markit’s Information offerings provide enriched content consisting of pricing and reference data, indices, and valuation and trading services across multiple asset classes and geographies through both direct and third-party distribution channels. IHS Markit’s Solutions offerings provide configurable enterprise software platforms, managed services, and hosted solutions. IHS Markit’s Processing offerings provide trade processing products and services globally for over-the-counter derivatives, FX, and syndicated loans.

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Transportation includes IHS Markit’s Automotive and Maritime & Trade product offerings. IHS Markit’s Automotive segment provides services to the full automotive value chain with a focus on original equipment manufacturers, parts suppliers, and dealers. Through Maritime & Trade product offerings, IHS Markit provides comprehensive data on more than 200,000 ships over 100 gross tons, as well as monthly import and export statistics on more than 100 countries and tracking and forecasting approximately 95 percent of international trade by value.

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Resources includes IHS Markit’s Upstream and Downstream product offerings. IHS Markit’s Upstream offerings include technical information, analytical tools, and market forecasting and consulting for the upstream industry. IHS Markit’s Downstream offerings provide market forecasting, midstream market analysis and supply chain data, refining and marketing economics, and oil product pricing information for the chemical, refined products, agriculture, and power industries, as well as bespoke consulting, offering strategic direction and capital investment advisory services.

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Consolidated Markets & Solutions includes IHS Markit’s Product Design, Economics & Country Risk, and Rootmetrics product offerings. IHS Markit’s Product Design solutions provide technical professionals with the information and insight required to more effectively design products, optimize engineering projects and outcomes, solve technical problems, and address complex supply chain challenges. IHS Markit’s Economics & Country Risk team provides a vast range of economic and risk data and analytics, forecasts, and scenario tools to assist customers in their strategic market planning, procurement, and risk management decisions. Rootmetrics offerings provides performance and cost benchmarking analysis to the technology, media and telecom industry.

IHS Markit was formed in 2016 through a merger of IHS Inc., which had been in business since 1959 and was publicly traded since 2005, and Markit Ltd., which was founded in 2003 and was publicly traded since 2014. IHS Markit is incorporated pursuant to the laws of Bermuda, and IHS Markit shares are traded on the New York Stock Exchange under the symbol “INFO.”

IHS Markit’s principal executive offices are located at 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, England EC2Y 9LY, and its telephone number at this address is +44 20 7260 2000. IHS Markit also maintains a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The telephone number of the registered office is +1 441 295 5950. IHS Markit’s website address is www.ihsmarkit.com. Information contained on IHS Markit’s website does not constitute part of this joint proxy statement/prospectus. Additional information about IHS Markit is included in documents incorporated by reference in this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

Sapphire Subsidiary, Ltd.

Sapphire Subsidiary, Ltd., a wholly owned subsidiary of S&P Global, is a Bermuda exempted company limited by shares incorporated on November 26, 2020 for the purpose of effecting the merger. Sapphire Subsidiary, Ltd. has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Sapphire Subsidiary, Ltd. are located at 55 Water Street, New York, New York 10041, and its telephone number is (212) 438-1000.

THE MERGER

The following is a discussion of the merger between S&P Global and IHS Markit. The description of the merger agreement in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A, and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement and the statutory merger agreement carefully and in their entirety, as they are the legal documents that govern the merger. This section is not intended to provide you with any factual information about S&P Global or IHS Markit. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings S&P Global and IHS Markit make with the SEC that are incorporated by reference into this joint proxy statement/prospectus, as described in the section entitled “Where You Can Find More Information.”

Background of the Merger

The management and board of directors of each of S&P Global and IHS Markit regularly review and discuss the performance, risks, strategy and competitive position of their respective companies, as well as opportunities available to their respective companies. In addition, the management and board of directors of each of S&P Global and IHS Markit regularly review and evaluate the possibility of pursuing various strategic alternatives and relationships as part of their respective companies’ ongoing efforts to strengthen their respective overall business and enhance value for their respective shareholders and customers, taking into account economic, regulatory, competitive and other conditions.

Beginning in the second half of 2019 and in response to, among other things, an increasing need to invest in new technologies and innovation to create greater value for clients and shareholders, a desire to serve new and emerging growth markets, consolidation in the financial information services industry, and increasingly pronounced competition including from new industry players and disruptive technologies, S&P Global management began a systematic review of its industry and adjacent markets. As part of this review, S&P Global management considered whether strategic acquisitions or combinations could be undertaken that would create significant shareholder and customer value, including by combining with businesses owning complementary datasets, capabilities and technologies.

Over the last months of 2019 and the beginning of 2020, S&P Global management reported to the S&P Global board on the status of this strategic review, ultimately concluding in March 2020 that a transaction with IHS Markit presented the greatest opportunity to create shareholder value, given the highly complementary nature of the assets and capabilities of the two businesses. From March 2020 to late summer 2020, S&P Global undertook an outside-in review of IHS Markit and its businesses, assets, organization, people and culture, and created an outside-in assessment of the potential synergies that might be able to be realized through a combination, based on publicly available information. This review included several briefings of the S&P Global board, culminating in a meeting of the S&P Global board on September 17, 2020 in which the S&P Global board authorized Douglas Peterson, Chief Executive Officer of S&P Global, to contact Lance Uggla, Chairman and Chief Executive Officer of IHS Markit, to seek to begin a dialogue to gauge if there might be interest in a potential transaction.

On September 18, 2020, Mr. Peterson contacted Mr. Uggla by email, requesting a telephone call.

Messrs. Peterson and Uggla spoke by telephone on September 23, 2020, and in that call, Mr. Peterson expressed S&P Global’s interest in a potential combination with IHS Markit. After Mr. Peterson presented the idea and the potential benefits, Mr. Uggla agreed to get back to Mr. Peterson after Mr. Uggla had a chance to discuss with the IHS Markit board and IHS Markit’s advisers. Following the call, Mr. Uggla contacted Robert Kelly, Lead Director of the IHS Markit board, to provide him an update on the conversation with Mr. Peterson. Later that day, Mr. Uggla contacted a representative of Davis Polk & Wardwell LLP, referred to as Davis Polk, counsel to IHS Markit, to discuss and be advised on the appropriate process and next steps in response to the call with Mr. Peterson, including the need to apprise the IHS Markit board.

On September 25, 2020, the IHS Markit board held an informal update meeting at which Mr. Uggla provided an update on his call with Mr. Peterson. A representative of Davis Polk advised the directors on their fiduciary duties and responsibilities in this context, based on input from Bermuda counsel. Mr. Uggla recommended to the IHS Markit board, and the IHS Markit board supported, that Mr. Uggla have initial exploratory discussions with Mr. Peterson on the process and valuation expectations for a potential transaction with S&P Global. Mr. Uggla discussed with the IHS Markit board the retention of Morgan Stanley as financial advisor to IHS Markit for the potential transaction.

On September 28, 2020, Mr. Uggla called Mr. Peterson to relay that the IHS Markit board had met to discuss a possible transaction between the parties and that the IHS Markit board would need S&P Global to provide some indication of value in order for them to determine whether to explore a potential transaction.

On September 30, 2020, at a regular meeting of the S&P Global board, the S&P Global management team updated the S&P Global board on the discussions that had taken place regarding a potential transaction with IHS Markit and discussed certain preliminary aspects with regard to a possible transaction. The S&P Global board delegated authority to members of the Finance Committee of the S&P Global board (acting as a special committee) to oversee negotiation, due diligence and related matters with respect to the ongoing discussions, subject to ongoing oversight and final approval by the S&P Global board.

On October 2, 2020, the members of the Finance Committee of the S&P Global board (acting as a special committee) met with management of S&P Global and the representatives of the company’s advisors, Goldman Sachs and Wachtell, Lipton, Rosen & Katz, referred to as Wachtell Lipton, to discuss the status of the discussions with IHS Markit, synergies and other benefits of the potential transaction and potential risks, valuation considerations and possible transaction terms.

On October 5, 2020, Messrs. Uggla and Peterson had a call in which they discussed a possible combination between IHS Markit and S&P Global and explored potential benefits of such a transaction as well as their respective initial views on valuation. Both Messrs. Uggla and Peterson expressed their belief that, given the complementary nature of the two companies’ businesses, there would be potential for substantial cost and revenue synergies and that ideally such a potential transaction would be structured as a stock-for-stock exchange so that the shareholders on both sides could benefit from the value creation. Mr. Peterson indicated that S&P Global did not view the transaction as a merger of equals, and said that S&P Global’s board of directors and executive management team would continue to lead the combined company in any potential transaction (augmented by IHS Markit management as appropriate). Mr. Peterson further noted that, based on the parties’ respective stock prices at that time, if S&P Global’s current shareholders owned 70% of the combined company and IHS Markit’s current shareholders owned 30% of the combined company, that would represent a premium of approximately 20% to IHS Markit’s stock price at that time. Mr. Uggla indicated that his preliminary expectation, based on discussions with the IHS Markit board and the IHS Markit management team, was that IHS Markit shareholders should receive at least 33% of the combined company in a potential combination transaction. Mr. Peterson informed Mr. Uggla that S&P Global had been working with Goldman Sachs as its financial advisor and Mr. Uggla noted that IHS Markit would soon engage a financial advisor. Messrs. Uggla and Peterson noted they would engage in discussion again once they and their respective advisors had undertaken additional analysis for the potential transaction.

On October 8, 2020, Mr. Uggla and Mr. Peterson had a brief conversation in which Mr. Peterson suggested that the companies enter into a mutual confidentiality agreement so that they might together explore the benefits of a potential transaction, including the synergies that might be achieved.

Later on October 8, 2020, an informal update meeting of the IHS Markit board was held at which Mr. Uggla updated the IHS Markit board on his discussions with Mr. Peterson. Mr. Uggla proposed, and the IHS Markit board supported, that IHS Markit enter into a mutual confidentiality agreement with S&P Global in light of the initial discussions on valuation. The IHS Markit board also authorized Mr. Uggla to engage Morgan Stanley in connection with the proposed transaction with S&P Global. Mr. Uggla spoke with a representative of Morgan Stanley later that day and, during such conversation, Mr. Uggla and the representative of Morgan Stanley discussed S&P Global’s initial approach.

On October 12, 2020, a representative of Davis Polk had a discussion with Mr. Kelly, Lead Director of the IHS Markit board and a member of its Human Resources Committee, and William Ford, a member of the IHS Markit board and Chairman of its Human Resources Committee, regarding the transaction process, employee retention matters and treatment of employee equity awards and severance in connection with the potential transaction with S&P Global.

On October 15, 2020, a meeting of the IHS Markit board was held. Mr. Uggla updated the IHS Markit board on the status of discussions with Mr. Peterson. Representatives of Morgan Stanley discussed with the IHS Markit board the potential transaction with S&P Global, including certain preliminary financial analyses, including the range of premiums paid in certain stock for stock transactions and the illustrative impact of certain potential relative aggregate ownership percentages for the respective shareholders on the relative benefits to be derived from the transaction. Representatives of Morgan Stanley also discussed with the IHS Markit board Morgan Stanley’s preliminary analyses of IHS Markit on a standalone basis and certain potential strategic alternatives for IHS Markit, including certain illustrative sale transactions, certain illustrative merger of equals transactions and certain illustrative acquisition transactions.

Around October 16, 2020, Mr. Uggla decided that it made sense for him to be located in the New York metropolitan area to facilitate his more effective participation in any process for the potential transaction with S&P Global. Mr. Uggla and his advisors then worked on obtaining a travel visa for Mr. Uggla to enter the United States for the process and discussions relating to such potential transaction. Mr. Uggla arrived in New York from London on October 23, 2020 in compliance with COVID-19 requirements.

On October 16, 2020, Mr. Uggla, as authorized by the IHS Markit board, had a call with Mr. Peterson to provide him a brief update on the IHS Markit board meeting that had occurred on October 15, 2020. Messrs. Uggla and Peterson agreed that representatives of IHS Markit and S&P Global should meet to undertake reciprocal business and commercial due diligence as well as to assess and analyze potential cost and revenue synergies that could be achieved by a combination of the companies. These meetings were subsequently scheduled to occur from October 28, 2020 through November 8, 2020. From October 19, 2020 to October 28, 2020, representatives of IHS Markit and S&P Global and their respective advisors had several discussions and prepared for the upcoming meetings. Also on October 16, 2020, Davis Polk sent a draft mutual confidentiality agreement between IHS Markit and S&P Global to Wachtell Lipton.

On October 19, 2020, IHS Markit and S&P Global executed the mutual confidentiality agreement.

On October 23, 2020, a meeting of the S&P Global board was held during which Mr. Peterson provided an update on the status of the discussions with Mr. Uggla and the execution of the mutual confidentiality agreement.

On October 24, 2020, Mr. Uggla and Mr. Peterson had a conversation in which they again discussed the potential synergies and other benefits of a potential transaction and the timing for further discussions.

On October 27, 2020, an informal update meeting of the IHS Markit board was held at which the IHS Markit board, the IHS Markit management team and representatives of Davis Polk and Morgan Stanley discussed progress on the transaction and timeline.

Between October 28, 2020 and November 8, 2020, via teleconference and in-person meetings, in large conference rooms at a location in Connecticut on a socially distant basis in compliance with COVID-19 requirements, meetings were held between select members of the respective management teams of IHS Markit and S&P Global to cover reciprocal business and commercial due diligence, assess and analyze potential cost and revenue synergies that could be achieved by a combination of the companies (as well as costs of achieving such synergies and potential dis-synergies), review the respective companies’ long range plans and discuss the cultural alignment between IHS Markit and S&P Global. Each company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Chief People Officer took part in these discussions as well as leaders of major business divisions on each side. The management teams of IHS Markit and S&P Global along with their respective advisors had numerous follow up calls on these topics between November 9, 2020 and November 13, 2020.

Commencing on October 29, 2020, representatives of S&P Global and its legal and accounting advisors received access to a virtual data room prepared by IHS Markit and through November 29, 2020 undertook legal and commercial due diligence investigations and participated in numerous management meetings and due diligence sessions hosted by IHS Markit.

Also on October 29, 2020, the S&P Global board received a status update from management on the potential transaction during its regularly-scheduled quarterly board meeting and decided to transition the delegation of authority to oversee and make determinations regarding the discussions with IHS Markit and any potential transaction from the members of the Finance Committee (acting as a special committee) to the Executive Committee, subject to ongoing oversight and final approval by the S&P Global board.

On November 2, 2020, representatives of Davis Polk, the IHS Markit management team and Mr. Ford held a meeting to discuss employee and retention matters and treatment of equity awards related to the potential transaction with S&P Global.

On November 5, 2020, the IHS Markit board had an informal update meeting, with advisors of IHS Markit in attendance, during which the IHS Markit management team provided an update on the process, status of discussions, progress in the meetings with S&P Global and initial views on synergies and the potential benefits of the combination. Later that evening, Messrs. Uggla and Peterson had a further discussion.

On November 8, 2020, representatives of Davis Polk, the IHS Markit management team and Mr. Ford held a meeting to further discuss the matters that had been discussed at their meeting on November 2, 2020.

On November 9, 2020, the IHS Markit board had a meeting, with advisors of IHS Markit in attendance, during which the IHS Markit management team provided a further update on the matters that had been covered at the November 5, 2020 IHS Markit board meeting. The IHS Markit management team discussed with the IHS Markit board the synergies expected from the potential combination, the anticipated cultural fit of the two organizations and the potential opportunities to create new revenues.

Also on November 9, 2020, the S&P Global management team updated the Executive Committee of the S&P Global board on the status of the due diligence investigations and progress in the discussions with IHS Markit.

On November 10, 2020, Messrs. Uggla and Peterson had a call to discuss progress on the due diligence for the transaction and certain transaction terms.

On November 11, 2020, the Human Resources Committee of the IHS Markit board held a meeting during which the Committee, along with representatives of IHS Markit management and representatives of Davis Polk discussed employee retention, treatment of equity awards and severance matters relating to the potential transaction with S&P Global.

Also on November 11, 2020, representatives of IHS Markit and Davis Polk received access to a virtual data room prepared by S&P Global. From November 11, 2020 through November 25, 2020, representatives of IHS Markit, S&P Global, Davis Polk and Wachtell Lipton, along with certain other outside advisors on each side, participated in numerous management meetings and due diligence sessions hosted by IHS Markit and S&P Global and undertook customary reciprocal due diligence investigations.

On November 13, 2020, the S&P Global management team updated the Executive Committee of the S&P Global board on the status of the due diligence investigations, the ongoing synergy analysis, and progress in the discussions with IHS Markit.

On November 15, 2020, at an informal meeting, the Executive Committee of the S&P Global board and several other members of the full S&P Global board met via teleconference with representatives of S&P Global management and of Goldman Sachs to discuss in detail the preliminary financial analyses of Goldman Sachs in connection with the proposed transaction.

On November 16, 2020, the IHS Markit management team updated the IHS Markit board on progress with respect to due diligence, the ongoing synergy analysis, and their preliminary views on S&P Global and its businesses.

On November 16, 2020, the S&P Global board met to discuss the potential transaction with IHS Markit. Representatives of S&P Global management and S&P Global’s advisors were also in attendance. The S&P Global management team with S&P Global’s advisors updated the S&P Global board on the rationale for the transaction, the status of the ongoing due diligence investigations, the synergy analysis, risks associated with the transaction and potential mitigation strategies, and progress in the discussions with IHS Markit. After discussion among the S&P Global board, S&P Global management and S&P Global’s advisors, the S&P Global board authorized Mr. Peterson to make a non-binding indication of value to IHS Markit for a merger transaction.

On November 17, 2020, Messrs. Peterson and Uggla had a call to discuss the potential transaction between S&P Global and IHS Markit. Both noted that IHS Markit’s stock price had increased significantly more than S&P Global’s had since they had commenced exploring the possibility of a potential transaction and that the collective leadership teams of the two companies had growing confidence in the level of run rate synergies that could be realized in the potential transaction. Consistent with the instruction of the S&P Global board, Mr. Peterson provided an initial indication on S&P Global’s view on relative ownership percentages, and indicated a proposed 31% relative ownership percentage in the combined company for IHS Markit shareholders. He also presented S&P Global’s proposal on certain deal terms to be included in the merger agreement, including that two independent IHS Markit directors would be invited to join the S&P Global board after closing, and on the antitrust efforts standard to which S&P Global would commit. Mr. Uggla responded that the IHS Markit board would not support a transaction at that relative ownership percentage for IHS Markit shareholders and explained the position of the IHS Markit board that a relative ownership position percentage at least 33% would be needed for a transaction. Messrs. Peterson and Uggla decided that representatives of Morgan Stanley, advising IHS Markit, and representatives of Goldman Sachs, advising S&P Global, should discuss preliminary financial analyses (which they did that evening, with the chief financial officer of each company in attendance, and continued on November 18, 2020, at the direction of IHS Markit and S&P Global, respectively).

Later on November 17, 2020, the IHS Markit management team and its advisers met to discuss their views on S&P Global’s indicative proposal that had been presented by Mr. Peterson to Mr. Uggla that day.

Also on November 17, 2020, representatives of Goldman Sachs provided a letter to S&P Global that disclosed certain relationships between Goldman Sachs and IHS Markit and its affiliates and confirmed that nothing (including the matters set forth in such letter) would limit Goldman Sachs’ ability to fulfill its responsibilities as financial advisor to S&P Global in connection with its engagement. The section “The Merger—Opinion of S&P Global’s Financial Advisor” describes certain financial advisory and/or underwriting services Goldman Sachs has provided to S&P Global, IHS Markit and their respective affiliates for the two-year period ended November 29, 2020.

Also on November 17, 2020, representatives of Morgan Stanley provided a letter to IHS Markit that disclosed certain relationships between Morgan Stanley and IHS Markit and its affiliates and S&P Global and its affiliates, respectively. The section “The Merger—Opinion of IHS Markit’s Financial Advisor” describes certain financing services Morgan Stanley has provided to IHS Markit, S&P Global and their respective affiliates for the two-year period ended November 29, 2020.

The IHS Markit board held a meeting on November 18, 2020 during which Mr. Uggla updated the IHS Markit board on the proposal that had been communicated by Mr. Peterson. Mr. Uggla discussed with the IHS Markit board the jointly developed estimated synergies from the proposed transaction, potential capital allocation strategies for the combined company and expectations regarding IHS Markit designees on the combined company’s board of directors and certain senior management positions. Representatives of Morgan Stanley then discussed with the IHS Markit board Morgan Stanley’s preliminary analysis of S&P Global’s indicative proposal. A representative of Davis Polk advised the directors on their fiduciary duties and responsibilities in reviewing S&P Global’s indicative proposal, based on input from Bermuda counsel.

On November 19, 2020, Wachtell Lipton sent to Davis Polk an initial draft of the merger agreement.

Also on November 19, 2020, Messrs. Peterson and Uggla had a discussion in which they continued to exchange views on the merits of the potential combination and on valuation, as well as views on the executive management team after closing. Messrs. Uggla and Peterson continued to have such discussions over the next several days.

On November 20, 2020, the IHS Markit board had an informal update meeting, with advisors of IHS Markit in attendance, to receive an update on the status of discussions with S&P Global. Representatives of Davis Polk provided an update on the key open issues in the merger agreement, which included valuation, the number of director seats that would be designated for IHS Markit directors on the S&P Global board, the antitrust efforts standard and the provisions regarding each side’s rights to consider alternative proposals that might arise and the consequences in such event.

Also on November 20, 2020, Davis Polk sent to Wachtell Lipton proposed terms (as previously authorized by the IHS Markit board’s Human Resources Committee) for the treatment of certain executive compensation and employee benefits matters in connection with the potential transaction with S&P Global, including an indication of terms expected for Mr. Uggla after closing of such transaction.

On November 20, 2020, the S&P Global management team and S&P Global’s advisors updated the Executive Committee of the S&P Global board on the status of the negotiations with IHS Markit and other aspects of the proposed transaction, and the Executive Committee authorized Mr. Peterson to continue to pursue negotiations with IHS Markit.

During the period from November 20, 2020 through November 25, 2020, representatives of Wachtell Lipton and Davis Polk continued to have discussions on the open issues for a potential transaction between IHS Markit and S&P Global. During the same period, Messrs. Peterson and Uggla continued to have discussions on valuation and the appropriate relative ownership percentages that their respective shareholders should own in the combined company should a transaction proceed, as well as views on synergies and executive management positions.

On November 22, 2020, Wachtell Lipton sent to Davis Polk a revised proposal from S&P Global on terms for treatment of certain executive compensation and employee benefits matters in connection with the potential transaction. S&P Global’s response did not address the terms for Mr. Uggla, and the parties agreed not to discuss terms for Mr. Uggla until after the financial terms of any potential transaction were finalized. Later that day, representatives of Davis Polk discussed these matters with Mr. Ford and prepared a response to S&P Global’s proposal. Davis Polk sent this response to Wachtell Lipton later on November 22, 2020 as well as a revised draft of the merger agreement.

On November 23, 2020, Wachtell Lipton sent to Davis Polk a revised proposal on treatment of certain executive compensation and employee benefits matters.

Also on November 23, 2020, the IHS Markit board held a meeting at which the IHS Markit management team and IHS Markit’s advisors provided an update on the status of discussions with S&P Global, updated findings on due diligence and the transaction process and timeline. Representatives of Morgan Stanley also discussed with the IHS Markit board Morgan Stanley’s preliminary analyses of IHS Markit on a standalone basis and certain potential strategic alternatives for IHS Markit, including certain illustrative sale transactions, certain illustrative merger of equals transactions and certain illustrative acquisition transactions.

On November 25, 2020, the IHS Markit board held a meeting, with advisors of IHS Markit in attendance, during which a representative of Davis Polk provided an overview on customary due diligence processes in similar all stock deals, the IHS Markit management team provided an update on commercial and legal due diligence conducted thus far, including a review of S&P Global’s Ratings business, and a representative of Davis Polk provided an update on Davis Polk’s regulatory review of the transaction.

Later that day, following several rounds of negotiation on the exchange ratio and key terms spanning the preceding days, Messrs. Peterson and Uggla agreed in principle on relative ownership percentages of 67.75% for S&P Global former share and equity award holders and 32.25% for IHS Markit former share and equity award holders as of the closing of the transaction, and that four of IHS Markit’s independent directors would join the S&P Global board after closing and serve on committees of that board, subject to agreement on all other open deal terms and subject to approval of the IHS Markit board and the S&P Global board. Later that day, at the direction of the Chairman of the IHS Markit board’s Human Resources Committee, Davis Polk sent to Wachtell Lipton proposed terms for an employment arrangement for Mr. Uggla that would be in effect after the closing of the transaction.

From November 25, 2020 through November 29, 2020, at the direction of the IHS Markit board and the S&P Global board, respectively, representatives of the respective management teams of S&P Global and IHS Markit, together with representatives of Goldman Sachs and Morgan Stanley, discussed and negotiated the methodology to determine the exchange ratio, based on the agreed principle on the respective 67.75% and 32.25% ownership percentages for S&P Global and IHS Markit shareholders and equity award holders at the closing of the transaction. S&P Global and IHS Markit ultimately agreed that the methodology for determining the exchange ratio would be based on fully diluted shares including shares and equity awards expected to be outstanding on a fully diluted basis as of closing, and the agreed exchange ratio was finalized the evening of November 29, 2020. Also during this period, representatives of Wachtell Lipton and Davis Polk discussed and negotiated the key remaining open terms in the merger agreement, including the antitrust efforts standard, the provisions regarding each side’s rights to consider alternative proposals that might arise and the consequences in such event, including the rights of each parties’ board of directors to change its recommendation of the merger in certain circumstances, and the provisions relating to IHS Markit board designees on the S&P Global board at closing, and exchanged drafts of the merger agreement and disclosure schedules.

On November 27, 2020, Messrs. Peterson and Ford and representatives of Davis Polk and Wachtell Lipton had a teleconference meeting in which they discussed and reached agreement on the key terms of the employment agreement for Mr. Uggla that would be in place after closing of the transaction, including his term of employment, the scope and length of his non-compete obligations, treatment of his equity awards as well as his retention payment.

Also on November 27, 2020, a meeting of the IHS Markit board’s Human Resources Committee was held at which representatives of Davis Polk and IHS Markit’s management team updated the Committee on the status of negotiations with S&P Global on the treatment of employee equity awards and certain limited changes to executive employment agreement terms in connection with the proposed transaction. Mr. Ford and representatives of Davis Polk also discussed with the IHS Markit board’s Human Resources Committee the proposed employment agreement for Mr. Uggla that would be in effect upon closing of the merger, including treatment of his equity awards, the expanded scope and term of his non-compete and the post-closing retention payment. The IHS Markit board’s Human Resources Committee discussed and recognized the importance for

IHS Markit of Mr. Uggla’s critical leadership in building and steering the company, and the need to retain him during a transformative period up to and after closing, as well as the importance, which was also emphasized by S&P Global, of avoiding the risk of potential competition by Mr. Uggla.

Also on November 27, 2020, representatives of Morgan Stanley provided IHS Markit with an updated letter referencing its letter delivered on November 17, 2020 to IHS Markit, which letter disclosed certain relationships between Morgan Stanley and IHS Markit and its affiliates and S&P Global and its affiliates, respectively.

Also on November 27, 2020, the IHS Markit board held a meeting, with advisors of IHS Markit in attendance, at which the IHS Markit management team presented on the status of the proposed transaction. Mr. Uggla updated the IHS Markit board on the status of negotiations and confirmed, as had been previously conveyed to individual members of the IHS Markit board, that IHS Markit and S&P Global had agreed in principle, subject to agreement on all other open deal terms and subject to approval of the IHS Markit board and the S&P Global board, that the transaction would result in IHS Markit’s shareholders owning 32.25% of the combined company upon the closing, that four independent members of the IHS Markit board would join the board of the combined company upon the closing and that Mr. Uggla would be employed by the combined company as an advisor to the Chief Executive Officer for one year following the closing. Representatives of Davis Polk discussed with the IHS Markit board the key proposed terms of the merger agreement. A representative of Davis Polk presented to the IHS Markit board on the updated letter that Morgan Stanley had provided earlier that day regarding any relationships or arrangements of Morgan Stanley with S&P Global that could create any potential conflict or appearance of conflict, and the IHS Markit board concluded that, based on the information that Morgan Stanley had provided, Morgan Stanley did not have any material relationships that presented a conflict of interest with respect to its role as financial advisor to IHS Markit for the potential transaction with S&P Global. During the executive session of the IHS Markit board meeting on November 27, 2020, Mr. Ford and a representative of Davis Polk updated the IHS Markit board on the terms and status of the discussions of the proposed employment agreement for Mr. Uggla with S&P Global that would be in place after the closing of the transaction.

Also on November 27, 2020, the S&P Global board held a meeting at which the S&P Global management team presented on the status of the proposed transaction, including that the parties had agreed in principle, subject to reaching final agreement on all other open terms and to approval of both parties’ boards, that the transaction would result, after closing, in IHS Markit’s former share and equity award holders owning 32.25%, and S&P Global’s former share and equity award holders owning 67.75%, of the combined company. In addition it had been agreed that four independent members of the IHS Markit board would join the S&P Global board after the closing, and Mr. Uggla would stay on as an advisor for one year following the closing. Representatives of Wachtell Lipton discussed with the S&P Global board their fiduciary duties and the key proposed terms of the merger agreement.

Also on November 27, 2020, S&P Global executed an engagement letter formalizing Goldman Sachs’ engagement to act as financial advisor to the S&P Global board in connection with the potential transaction. S&P Global management reviewed the disclosure letter provided by Goldman Sachs on November 17, 2020 and confirmed for the S&P Global board that nothing would limit Goldman Sachs’ ability to fulfill its potential responsibilities as financial advisor to the S&P Global board in connection with the potential transaction.

On November 28, 2020, Ewout Steenbergen, Chief Financial Officer of S&P Global, Jonathan Gear, Chief Financial Officer of IHS Markit, and representatives of Davis Polk and Wachtell Lipton had a teleconference meeting to negotiate and resolve the remaining open items in the merger agreement, including the respective termination fees, certain actions permitted between signing and closing under the interim operating covenants in the merger agreement and the maintenance of employee benefits for IHS Markit employees for 12 months post-closing.

Also on November 28, 2020, IHS Markit executed an engagement letter formalizing Morgan Stanley’s engagement to act as financial advisor to the IHS Markit board in connection with the potential transaction.

On November 29, 2020, a meeting of the IHS Markit board’s Human Resources Committee was held to consider the treatment of employee equity awards, certain limited changes to executive employment agreement terms, and enhanced severance terms in connection with the proposed merger. Representatives of Davis Polk presented on the nature of the terms being considered. Such matters were unanimously approved by the IHS Markit board’s Human Resources Committee. At such meeting, the IHS Markit board’s Human Resources Committee also considered the proposed employment agreement for Mr. Uggla that would be in effect upon closing of the merger, including treatment of his equity awards, the expanded scope and term of his non-compete and the post-closing retention payment. The IHS Markit board’s Human Resources Committee discussed and recognized the importance for IHS Markit of Mr. Uggla’s critical leadership and of retaining him during a transformative period up to and after closing as well as the importance (as Mr. Peterson had expressed to Mr. Ford) of avoiding the risk of potential competition by a respected founder and market leader. Accordingly, the IHS Markit board’s Human Resources Committee unanimously approved Mr. Uggla’s proposed post-closing employment agreement.

Also on November 29, 2020, the IHS Markit board held a meeting to discuss the proposed transaction with S&P Global. Prior to the meeting, the IHS Markit board received materials on the proposed transaction that were prepared by the IHS Markit management team, Davis Polk and Morgan Stanley, respectively. At the meeting, which was attended by representatives of Davis Polk and Morgan Stanley, the IHS Markit management team provided the IHS Markit board with an update of completed legal and commercial due diligence on the potential transaction with S&P Global. Representatives of Davis Polk then presented to the IHS Markit board on the final terms of the potential transaction and, based on input from Bermuda counsel, their fiduciary duties in this context. A discussion then took place between the directors and the advisors on the transaction terms and their fiduciary duties. Representatives of Morgan Stanley then presented the IHS Markit board with its financial analyses relating to the potential transaction. Morgan Stanley then rendered to the IHS Markit board its oral opinion to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, an exchange ratio which reflected that IHS Markit’s former share and equity award holders would own 32.25% and S&P Global’s former share and equity award holders would own 67.75% of the combined company as of the closing of the transaction (as further described in “The Merger—Opinion of IHS Markit’s Financial Advisor”), which was at that time calculated to be 0.2836 based on the then-current estimated shares and equity awards that the managements of IHS Markit and S&P Global expected to be outstanding on a fully diluted basis as of closing, was fair from a financial point of view to the holders of IHS Markit shares (other than S&P Global and its affiliates). Directors then discussed various aspects of the transaction. Following these discussions, at the November 29, 2020 meeting, the IHS Markit board unanimously approved the merger agreement, the statutory merger agreement and the transactions contemplated thereby, and the execution, delivery and performance of the merger agreement and the statutory merger agreement, determined that the exchange ratio constituted fair value for the IHS Markit shares in accordance with the Bermuda Companies Act and determined that entering into the merger agreement and the statutory merger agreement and consummating the transactions contemplated thereby was advisable and in the best interests of IHS Markit. Following the finalization of the estimated fully diluted shares and equity awards that the managements of IHS Markit and S&P Global expected to be outstanding as of closing and the agreement between IHS Markit and S&P Global on the exchange ratio of 0.2838, which was more favorable to the holders of IHS Markit shares (other than S&P Global and its affiliates) than the exchange ratio referenced in Morgan Stanley’s oral opinion, on November 29, 2020, Morgan Stanley rendered to the IHS Markit board its written opinion to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the exchange ratio of 0.2838, which reflected that IHS Markit’s former share and equity award holders would own 32.25% and S&P Global’s former share and equity award holders would own 67.75% of the combined company as of the closing of the transaction, was fair from a financial point of view to the holders of IHS Markit shares (other than S&P Global and its affiliates). See also the section “The Merger—Opinion of IHS Markit’s Financial Advisor.”

Also on November 29, 2020, the S&P Global board met in teleconferences with senior management of S&P Global and its advisors, including representatives of Goldman Sachs and Wachtell Lipton, to consider the proposed transaction. The S&P Global board received updates from S&P Global management on the completed legal and commercial due diligence on the proposed transaction and the final terms of the proposed transaction, including an exchange ratio of 0.2836 which was believed to reflect that IHS Markit former share and equity award holders would own 32.25%, and S&P Global former share and equity award holders would own 67.75%, of the combined company on a fully-diluted basis as of the closing of the transaction. Representatives of Goldman Sachs reviewed and discussed its financial analyses relating to the proposed transaction with the S&P Global board. Representatives of Goldman Sachs also provided a letter referencing its letter delivered on November 17, 2020 to S&P Global, which letter re-confirmed that nothing (including the matters set forth in such letter and the letter dated November 17, 2020) would limit Goldman Sachs’ ability to fulfill its responsibilities as financial advisor to S&P Global in connection with its engagement. S&P Global management reviewed such letter and confirmed for the S&P Global board that nothing would limit Goldman Sachs’ ability to fulfill its responsibilities as financial advisor to the S&P Global board in connection with the potential transaction. The S&P Global board also discussed the economic terms of the engagement letter with Goldman Sachs executed on November 27, 2020. At the request of the S&P Global board, representatives of Goldman Sachs then rendered Goldman Sachs’ oral opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions described in its opinion, an exchange ratio of 0.2836 was fair, from a financial point of view, to S&P Global. After discussion, the S&P Global board unanimously adopted the merger agreement and determined that the merger agreement and the consummation of the transactions contemplated thereby, including the issuance of S&P Global shares in the merger, are advisable and fair to and in the best interests of S&P Global and its shareholders, and authorized the officers of S&P Global to execute and deliver the merger agreement.

Later on November 29, 2020, after further discussions between IHS Markit management and S&P Global management regarding the two managements’ final fully-diluted share numbers to be factored into the calculation, IHS Markit and S&P Global agreed that the final exchange ratio would be changed from 0.2836 to 0.2838 shares of S&P Global common stock per IHS Markit share, to reflect the understanding that IHS Markit former share and equity award holders would own 32.25% and S&P Global former share and equity award holders would own 67.75% of the combined company as of the closing of the transaction. The Executive Committee of the S&P Global board then met with S&P Global senior management and representatives of Goldman Sachs and Wachtell Lipton. At the request of the S&P Global board, representatives of Goldman Sachs rendered Goldman Sachs’ oral opinion, subsequently confirmed in writing, that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio of 0.2838 was fair, from a financial point of view, to S&P Global. After discussion, the Executive Committee of the S&P Global board approved the final exchange ratio (which approval was subsequently ratified by the full S&P Global board).

On the evening of November 29, 2020, S&P Global, Merger Sub and IHS Markit entered into the merger agreement, and S&P Global, Mr. Uggla and a subsidiary of IHS Markit entered into Mr. Uggla’s employment agreement.

On the morning of November 30, 2020, prior to market opening, IHS Markit and S&P Global issued a joint press release announcing the execution of the merger agreement.

S&P Global Board’s Recommendation and Reasons for the Merger

On November 29, 2020, the S&P Global board unanimously adopted the merger agreement (including the statutory merger agreement attached as Exhibit A thereto) and declared the merger agreement (including the statutory merger agreement attached as Exhibit A thereto) and the transactions contemplated thereby, including the merger and the issuance of S&P Global common stock in connection with the merger, to be advisable and fair to, and in the best interests of, S&P Global and its shareholders. The S&P Global board also unanimously approved the issuance of S&P Global common stock in connection with the merger and directed that such issuance be submitted to a vote of the S&P Global shareholders. Accordingly, the S&P Global board unanimously recommends that S&P Global shareholders vote “FOR” the S&P Global share issuance proposal at the S&P Global special meeting.

In evaluating the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of S&P Global common stock in connection with the merger, the S&P Global board consulted with S&P Global’s management and financial and legal advisors through an extensive strategic review and due diligence process. In reaching its decision, the S&P Global board evaluated, among other things, the strategic, financial and operational effects of the transactions from the perspective of S&P Global and its shareholders as well as how the benefits of the transaction compared to S&P Global’s stand-alone prospects. In recommending that S&P Global shareholders vote their shares of S&P Global common stock in favor of the S&P Global share issuance proposal, the S&P Global board considered a number of factors, including the following (not necessarily listed in order of relative importance):

Strategic Considerations

•

The expectation that the merger will bring together two world-class organizations with leading brands and capabilities across information services that will be uniquely positioned to serve, facilitate and power the markets of the future;

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The expectation that the combination of talent at S&P Global and IHS Markit will create compelling value for customers in the form of new product innovation in light of strong capabilities in innovation, data science, product management, and research across both organizations;

•

The expectation that the compatible and customer-oriented cultures of both companies will strengthen the ability of the combined company to serve a greater set of needs and customize solutions across customers, including the potential to link and create value from disparate data sets;

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The value creation potential that is expected to be accelerated and enhanced by the combination with IHS Markit in light of the parties’ complementary capabilities and technology, which are expected to enhance product offerings for customers and accelerate revenue opportunities in financial information and services, indices, commodities and energy business lines;

•

The diverse customer bases of each company and expectation that IHS Markit’s customer relationships and market presence, established position as a provider of fixed income pricing and reference data, financial workflow and analytics tools and solutions, fixed income benchmarks and indices and position as a leading provider of data, analysis and insight for the financial services, resources, automotive and engineering sectors, would allow the combined company to serve more diverse customer segments and that each of S&P Global and IHS Markit will be able to introduce the other to new customers and new commercial opportunities;

•

The expectation that the merger will create a combined company with an attractive mix of businesses all focused on delivering essential market intelligence and analysis to customers and that have attractive growth and margin profiles, have highly recurring revenue bases and are meaningfully more resilient to market disruptions;

•

The potential for the combination of S&P Global and IHS Markit to serve attractive growth markets with new and innovative products and services, including data and analytics serving Environmental, Social and Governance, climate and energy transition, supply chain and trade, counterparty risk management, private markets and alternative data use cases;

•

The S&P Global board’s perspective on the current competitive landscape in the information services industry, including the advantages in innovation and ability to better serve a globally diversified customer base garnered by firms with significant scale and diversity across the business lines and geographies in which S&P Global and IHS Markit operate;

Financial Considerations

•	The expectation that the combined company will reflect a resilient and a balanced portfolio of businesses that underpin strong customer relationships across numerous industry segments;

•	The expectation that the merger will be accretive to earnings per share during the second full year following the completion of the merger;

•

The expectation that the combined company will realize substantial cost synergies which are expected to be approximately $480 million on a run-rate basis by the third year following the completion of the merger, driven by opportunities for operating efficiency, integrating corporate functions, optimizing real estate and eliminating other duplicative costs;

•

The expectation that the combined company will be able to generate substantial incremental recurring revenues (currently expected to result in approximately $350 million in run rate revenue synergies by fiscal year 2026) as a result of opportunities that would not have been available to either S&P Global or IHS Markit on a standalone basis, including through the opportunity to cross-sell each party’s products and services to the other’s customers and the creation of new products;

•	The expectation that the combined company will have a strong operating margin and the opportunity for margin expansion;

•

The expectation that the merger will result in approximately substantial annual organic revenue growth, adjusted diluted earnings per share growth by 2023, and significantly increased free cash flow, which along with the stronger balance sheet will provide substantial financial flexibility and the opportunity to continue and enhance S&P Global’s historical capital return (with a targeted total capital return of at least 85% of free cash flow between dividends and share repurchases);

•

S&P Global’s businesses and operations and its current and historical financial condition and results of operations, as well as S&P Global’s strategic plan and related financial projections and the risks and uncertainties in executing on the strategic plan and achieving the financial projections, current dynamics and outlooks for each of those industries, and the “risk factors” set forth in S&P Global’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent reports filed with the SEC;

•

The current and expected future valuation of S&P Global common stock, as well as the historic trading ranges and price to earnings multiple of S&P Global common stock and the potential future trading range and price to earnings multiple of S&P Global common stock with and absent announcement of the merger;

•	The current valuation of IHS Markit shares by the public markets, as well as the historic trading ranges of IHS Markit shares;

•

The written opinion of Goldman Sachs, dated November 29, 2020, to the S&P Global board that as of such date and subject to the factors and assumptions set forth therein, the exchange ratio of 0.2838 pursuant to the merger agreement, was fair from a financial point of view to S&P Global, as further described in the section “The Merger—Opinion of S&P Global’s Financial Advisor.” The full text of the written opinion of Goldman Sachs, dated November 29, 2020, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety;

•

The benefits of an all-stock combination that allows S&P Global shareholders, as well as IHS Markit shareholders, to continue to participate in the significant upside of the combined company’s businesses, and the percentage ownership interest of 67.75% that legacy holders of S&P Global shares and equity awards would be expected to have in the combined company following the merger; and

•

The fact that the merger agreement provides for a fixed exchange ratio and that no adjustment will be made in the number of shares to be received by IHS Markit shareholders (and dilution to S&P Global shareholders) as a result of fluctuations in the market price of S&P Global’s common stock following the announcement of the merger.

Transaction Structure and Terms

•

The anticipated governance arrangements of the combined company, including those contemplated by the merger agreement (and the letter agreement with IHS Markit’s Chairman and Chief Executive Officer), which in the opinion of the S&P Global board provide clarity of leadership and continuity of management and oversight of the combined company following completion of the merger, while leveraging the expertise of both management teams to work together to integrate the two companies and provide a stable foundation for future management succession, including that, among other things:

•

the board of directors of the combined company would include four directors who are independent directors of IHS Markit as of immediately prior to the completion of the merger, in addition to the directors of S&P Global as of immediately prior to the completion of the merger;

•	The Chairman of the S&P Global board prior to the completion of the merger would continue as the Chairman of the board of directors of the combined company;

•

S&P Global’s Chief Executive Officer prior to the completion of the merger would lead the combined company and S&P Global’s Chief Financial Officer would continue in such role for the combined company; and

•

IHS Markit’s Chairman and Chief Executive Officer prior to the completion of the merger would serve as a special advisor to the chief executive officer of the combined company for one year following the completion of the merger;

•

The fact that the merger agreement includes provisions that will allow the S&P Global board to satisfy its fiduciary duties in the event that S&P Global were to receive an alternative transaction proposal, including:

•

S&P Global’s ability under the merger agreement, subject to certain conditions, to provide information to and engage in discussions or negotiations with third parties that make an unsolicited alternative transaction proposal that the S&P Global board determines in good faith constitutes or could reasonably be expected to result in a superior proposal (as defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions”);

•

The ability for the S&P Global board, subject to certain conditions, to change its recommendation in favor of the S&P Global share issuance proposal in response to a superior proposal or certain intervening events if the S&P Global board determines that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•

The termination provisions in the merger agreement, including the fact that the S&P Global board believed that the termination fee S&P Global would have to pay IHS Markit in specified circumstances of $2.380 billion is reasonable in light of, among other things, the benefits of the merger to S&P Global shareholders, the typical size of such fees in similar transactions and the likelihood that such a fee would not preclude or unreasonably restrict the emergence of alternative transaction proposals, as well as the fact that no termination fee or expense reimbursement is payable by S&P Global if S&P Global shareholders do not approve the S&P Global share issuance proposal and the S&P Global board has not changed its recommendation to S&P Global shareholders to vote for such proposal and S&P Global has not breached certain provisions of the merger agreement;

•

The fact that the merger agreement provides that S&P Global would receive a termination fee of $1.075 billion from IHS Markit in specified circumstances, including if the IHS Markit board changes its recommendation in favor of the merger or if the IHS Markit shareholders do not approve the merger and IHS Markit enters into an alternative transaction within 12 months of the termination of the merger agreement;

•	The fact that the merger agreement would not prohibit S&P Global from increasing its dividend within an agreed upon range;

•

The likelihood that the parties would complete the merger taking into account the complementary nature of the parties’ businesses, the commitments by the parties to obtain applicable consents and approvals under antitrust and other laws, and the outside date under the merger agreement, which is expected to allow for sufficient time to complete the merger;

•

The S&P Global board’s knowledge of IHS Markit, taking into account publicly available information regarding IHS Markit and the results of S&P Global’s due diligence review of IHS Markit and its businesses;

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The fact that the merger agreement was the product of arm’s-length negotiations and contained terms and conditions that are, in the S&P Global board’s view, favorable to S&P Global and its shareholders; and

•

The condition to completing the merger that the S&P Global share issuance proposal must be approved by the affirmative vote of a majority of the votes cast by S&P Global shareholders and the IHS Markit merger proposal must be approved by the affirmative vote of a majority of votes cast by IHS Markit shareholders.

The S&P Global board also considered a number of uncertainties, risks and other adverse factors in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily listed in order of relative importance):

•	The fact that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied and that the merger will ultimately be consummated, including:

•	The risk that the S&P Global shareholders do not approve the S&P Global share issuance proposal and/or the IHS Markit shareholders do not approve the IHS Markit merger proposal; and

•

The fact that the completion of the merger would require approval under or expiration or termination of the applicable waiting periods under the HSR Act and other regulatory approvals, the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that exceed the limitations that S&P Global and IHS Markit agreed to in the merger agreement or otherwise adversely affect the business and financial results of the combined company, and the amount of time that might be required to obtain all required regulatory consents and approvals;

•

The restrictions in the merger agreement on S&P Global’s conduct of business prior to the completion of the merger, which could delay or prevent S&P Global from undertaking business opportunities that may arise, or taking other actions with respect to its operations that the S&P Global board and management might believe were appropriate or desirable;

•

The impact of the announcement, pendency or completion of the merger, or the failure to complete the merger, on S&P Global’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical and other personnel), customers and suppliers;

•

The fact that, under specified circumstances generally involving a superior proposal for S&P Global, S&P Global may be required to pay a $2.380 billion termination fee to IHS Markit, and the effect this could have on S&P Global, including the possibility that this termination fee could discourage some potential transaction counterparties from making an alternative transaction proposal for S&P Global (although the S&P Global board believes that the termination fee is reasonable in amount and would not unduly deter any other party that might be interested in combining with, or acquiring any equity interests or assets of, S&P Global);

•

The fact that under the merger agreement, if S&P Global were to receive an alternative transaction proposal that the S&P Global board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to result in a superior proposal (as defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions”):

•

S&P Global could not terminate the merger agreement in order to accept that superior proposal (although the S&P Global board would be able, subject to certain conditions, to change its recommendation in favor of the S&P Global share issuance proposal); and

•	IHS Markit would have the right, subject to certain conditions, to negotiate with S&P Global in good faith and respond within four days to any such alternative transaction proposals;

•

The risk that a third party may be willing to make a superior proposal for IHS Markit that S&P Global is not willing to match, and that the $1.075 billion termination fee IHS Markit may be required to pay S&P Global in the event the merger agreement is terminated under specified circumstances may not be sufficient to compensate S&P Global for the harm it might suffer as a result of such termination;

•

The potentially significant costs involved in connection with entering into the merger agreement and completing the merger, as well as the potentially significant costs to integrate and achieve expected synergies;

•

The challenges inherent in combining the S&P Global and IHS Markit businesses, including technical, operational, accounting and other challenges, and the risk of diverting management and other resources for an extended period to accomplish this combination;

•	The risk of not capturing all of the anticipated estimated synergies of the merger and that other anticipated benefits of the merger might not be realized on the expected timeframe or at all;

•	The expectation that the combined company would have a higher effective tax rate as a U.S. corporation than IHS Markit had prior to the merger as a Bermuda company with a UK tax domicile;

•	The risk that vendors and other trading partners cease doing business or materially change the terms on which they do business with S&P Global and/or IHS Markit following the merger;

•	The risk that customers may request discounts or other concessions in connection with the merger;

•	The risk that IHS Markit’s financial performance before the closing of the merger may not meet S&P Global’s expectations;

•	The risk of litigation, injunctions or other legal proceedings related to the transactions contemplated by the merger agreement;

•	The ownership dilution to legacy S&P Global shareholders as a result of the issuance of S&P Global common stock pursuant to the merger agreement;

•

Uncertainties regarding the potential impacts of the ongoing COVID-19 pandemic and related economic disruptions on S&P Global’s ability to conduct due diligence on IHS Markit during its evaluation of the merger, on the ability to integrate the two companies efficiently following the completion of the merger and on the combined company’s operations and demand for its products; and

•	The risks of the type and nature described under “Risk Factors,” and the matters described under “Cautionary Note Regarding Forward-Looking Statements.”

The S&P Global board believed that, overall, the merger and the other transactions contemplated by the merger agreement were a unique opportunity, and after taking into account the foregoing risks, the S&P Global board determined that because the future of the combined company was so attractive and promising, the merger and the other transactions contemplated by the merger agreement were advisable and in the best interest of S&P Global and its shareholders.

This discussion of the information and factors considered by the S&P Global board in reaching its conclusions and recommendation includes the principal factors considered by the S&P Global board, but is not intended to be exhaustive and may not include all of the factors considered by the S&P Global board. In view of the wide variety of factors considered in connection with its evaluation, and the complexity of these matters, the S&P Global board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt the merger agreement and declare advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of S&P Global common stock in connection with the merger, and to make its recommendation to S&P Global shareholders. Rather, the S&P Global board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of S&P Global’s management and S&P Global’s advisors, as well as the directors’ individual experiences and expertise. In addition, individual members of the S&P Global board may have assigned different weights to different factors.

In considering the recommendation of the S&P Global board to approve the S&P Global share issuance proposal, S&P Global shareholders should be aware that S&P Global’s executive officers may have interests in the merger that are different from, or in addition to, those of S&P Global shareholders generally. The S&P Global board was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to S&P Global shareholders. For a discussion of these interests, see the section entitled “—Interests of Certain of S&P Global’s Directors and Executive Officers in the Merger.”

The explanation of the reasoning of the S&P Global board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

IHS Markit Board’s Recommendation and Reasons for the Merger

At its meeting on November 29, 2020, the IHS Markit board unanimously (i) approved the merger agreement, the statutory merger agreement and the transactions contemplated thereby, and the execution, delivery and performance of the merger agreement and the statutory merger agreement, (ii) determined that the exchange ratio constitutes fair value for the IHS Markit shares in accordance with the Bermuda Companies Act, (iii) determined that entering into the merger agreement and the statutory merger agreement and consummating the transactions contemplated thereby are advisable and in the best interests of IHS Markit and (iv) directed that the merger agreement, the statutory merger agreement and the transactions contemplated thereby be submitted for consideration by the IHS Markit shareholders at the IHS Markit special meeting. Accordingly, the IHS Markit board unanimously recommends that the IHS Markit shareholders vote “FOR” each of the IHS Markit merger proposal and the IHS Markit merger-related compensation proposal.

In evaluating the merger agreement, the statutory merger agreement and the transactions contemplated thereby, the IHS Markit board consulted with and received the advice of IHS Markit’s management and its legal and financial advisors through an extensive strategic review and due diligence process. In reaching its decision, the IHS Markit board evaluated, among other things, the strategic, financial and operational effects of the transactions from the perspective of IHS Markit and its shareholders as well as how the benefits of the transaction compared to IHS Markit’s stand-alone prospects. In recommending that IHS Markit shareholders vote their IHS Markit shares in favor of the IHS Markit merger proposal, the IHS Markit board considered a number of factors, including those listed below (not necessarily listed in order of relative importance).

Strategic Considerations. The IHS Markit board considered that the merger is expected to provide a number of significant strategic opportunities, including the following (not necessarily listed in order of relative importance):

•

an expectation that convergence will continue in the information space, and a merger of IHS Markit and S&P Global offered the best opportunity for IHS Markit against alternatives (including remaining a stand-alone company) given the complementary nature of each company’s solutions and platforms (and in particular, S&P Global’s distribution platforms);

•

the expectation that the merger would create a combined company with increased scale and world-class products in core market segments that will be uniquely positioned to serve, facilitate and power the markets of the future;

•	the expectation that the combined company will have balanced earnings across major industry segments and a resilient portfolio, with leading solutions in many end markets, providing additional financial flexibility to pursue value-creating opportunities and resulting in improved opportunities for growth, cost savings and innovation, as well as increased value for shareholders, relative to what IHS Markit could achieve on a stand-alone basis;

•

the expectation that the complementary assets and product portfolios of IHS Markit and S&P Global will leverage cutting edge innovation and technology capability, including Kensho and the IHS Markit Data Lake, to enhance the customer value proposition and enable the combined company to service new and expanded customer use cases in existing and new geographies;

•

the expectation that the combined business will have strong joint offerings, and be differentiated, in attractive high-growth adjacencies, including environmental, social and governance, climate and energy transition, private assets, small and medium enterprises, counterparty risk management, supply chain and trade, and alternative data, which together represent a $20 billion total addressable market growing at least 10% annually, allowing the combined company to make progress more rapidly and effectively in these adjacencies relative to what IHS Markit could achieve on a stand-alone basis;

•	the combined company is expected to continue to deploy over $1 billion annually on technology as part of its ongoing commitment to remain on the cutting edge of technology and innovation; and

•

the combined company is expected to benefit from two best-in-class workforces with deep expertise and strong, complementary cultures focused on serving the global needs of customers and which collective workforce will benefit from expanded opportunities for career development and growth.

Financial Considerations. The IHS Markit board considered that the merger is expected to provide a number of significant financial benefits, including the following (not necessarily listed in order of relative importance):

•	the expectation that the merger will be accretive to earnings by the end of the second full year following the completion of the merger;

•

the expectation that the merger creates attractive synergy opportunities as the combined company expects to deliver by the end of the fifth full year following the completion of the merger, consisting of:

•	annual run-rate cost synergies of approximately $480 million, with approximately $390 million of those expected by the end of the second year following the completion of the merger; and

•	$350 million in run-rate revenue synergies;

•

the combined company expects to have enhanced free cash flow generation with annual free cash flow to enable a targeted total capital return of at least 85% of free cash flow between dividends and share repurchases;

•

the fact that the merger agreement provides for a fixed exchange ratio and that no adjustment will be made in the merger consideration to be received by IHS Markit’s shareholders in the merger as a result of possible increases or decreases in the trading price of IHS Markit shares or S&P Global common stock following the announcement of the merger;

•

the fact that, because holders of the issued and outstanding IHS Markit shares (including shares underlying equity awards) as of immediately prior to the merger would hold approximately 32.25% of the issued and outstanding shares of the combined company immediately after completion of the merger, IHS Markit shareholders and equity award holders would have the opportunity to participate in the future performance of the combined company, including the synergies;

•

the exchange ratio was the result of extensive negotiation between the parties and the IHS Markit board’s belief that the final exchange ratio represented the highest and best value that IHS Markit could obtain from S&P Global; and

•

the written opinion of Morgan Stanley, dated as of November 29, 2020, to the IHS Markit board to the effect that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken by Morgan Stanley as set forth therein, the exchange ratio of 0.2838 pursuant to the merger agreement was fair, from a financial point of view, to the holders of IHS Markit shares (other than S&P Global and its affiliates), as more fully described under the section entitled “The Merger—Opinion of IHS Markit’s Financial Advisor” and the full text of the written opinion of Morgan Stanley, which is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety.

Other Factors Considered by the IHS Markit Board. In addition to considering the strategic and financial factors described above, the IHS Markit board considered the following additional factors, all of which it viewed as supporting its decision to approve the merger agreement, the statutory merger agreement and the transactions contemplated thereby (not necessarily listed in order of relative importance):

•

its knowledge of IHS Markit’s business, operations, financial condition, earnings and prospects and of S&P Global’s business, operations, financial condition, earnings and prospects, taking into account the results of IHS Markit’s due diligence review of S&P Global;

•	the IHS Markit board’s perspective on the current and prospective business climate in the industries in which IHS Markit and S&P Global operate;

•

the alternatives reasonably available to IHS Markit, including remaining a stand-alone entity and pursuing other strategic alternatives, and the IHS Markit board’s belief that the merger created the best reasonably available opportunity to maximize value for IHS Markit shareholders given the potential risks, rewards and uncertainties associated with each alternative and without limiting strategic alternatives that the combined company could pursue in the future;

•	the recommendation of IHS Markit’s senior management in favor of the merger;

•

the structure of the transaction as a stock-for-stock merger and that four independent directors of the IHS Markit board will join the S&P Global board upon the completion of the merger and that until the 2024 annual S&P Global shareholders meeting, each committee of the S&P Global board will have one such IHS Markit designee so long as there are two such IHS Markit designees on the S&P Global board;

•

the fact that Mr. Uggla, the current Chairman and Chief Executive Officer of IHS Markit, will remain a special advisor to the chief executive officer of the combined company for one year following the completion of the merger and has extended and expanded the scope of his non-compete in favor of the combined company until the second anniversary of the completion of the merger;

•

the treatment of equity awards and retention payments to seek to retain IHS Markit employees so as to enhance the ability of the combined company to implement a successful integration and achieve the intended synergies;

•

the fact that S&P Global has agreed to use its reasonable best efforts to obtain the necessary approvals and clearances required under applicable antitrust laws to effect the merger, including to take all actions required by any relevant antitrust authority that would not reasonably be expected to have a regulatory material adverse impact, as more fully described in the section entitled “The Merger Agreement—Efforts to Complete the Merger;”

•

the IHS Markit board’s view, after consultation with its legal counsel, that the merger is likely to be completed in a timely manner without the imposition by any relevant antitrust authority of any condition or requirement that would be sufficiently material to preclude the merger;

•

the outside date under the merger agreement, taking into account the ability of IHS Markit or S&P Global to extend the initial outside date in specified circumstances (as more fully described in the section entitled “The Merger Agreement—Termination”), which is expected to allow for sufficient time to complete the merger;

•

the fact that the merger agreement includes provisions that will allow the IHS Markit board to satisfy its fiduciary duties in the event that IHS Markit were to receive an alternative transaction proposal, including:

•

IHS Markit’s ability to provide information to and engage in discussions or negotiations with third parties that make an unsolicited alternative transaction proposal that the IHS Markit board determines in good faith constitutes or could reasonably be expected to result in a superior proposal (as defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions”);

•

the IHS Markit board’s right to withhold, withdraw or change its recommendation to the IHS Markit shareholders to vote “FOR” the IHS Markit merger proposal if a superior proposal is available or in response to an intervening event if the IHS Markit board determines that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, subject to IHS Markit being obligated to pay S&P Global a termination fee of $1.075 billion in the event S&P Global terminates the merger agreement prior to the IHS Markit shareholders’ vote on the IHS Markit merger proposal or in certain other circumstances in which IHS Markit enters into or consummates an alternative transaction agreement within 12 months after the termination of the merger agreement;

•

the ability of IHS Markit’s shareholders to vote “AGAINST” the IHS Markit merger proposal, with generally no termination fee or expense reimbursement being payable by IHS Markit to S&P Global if the IHS Markit shareholders do not approve the IHS Markit merger proposal, the IHS Markit board has not changed its recommendation to IHS Markit shareholders to vote “FOR” the IHS Markit merger proposal and IHS Markit has not entered into or consummated an alternative transaction within 12 months of the termination of the merger agreement; and

•

the termination provisions in the merger agreement, including the fact that the IHS Markit board believed that the termination fee IHS Markit would have to pay S&P Global in specified circumstances of $1.075 billion is reasonable in light of, among other things, the benefits of the merger to IHS Markit shareholders, the typical size of such fees in similar transactions and the likelihood that such a fee would not preclude or unreasonably restrict the emergence of alternative transaction proposals;

•

the IHS Markit board’s conclusion, after consultation with IHS Markit’s legal advisors, that the provisions of the merger agreement providing for the IHS Markit board’s ability to respond to alternative transaction proposals and change its recommendation to IHS Markit shareholders to vote in favor of IHS Markit merger proposal are customary and reasonable for transactions of this type;

•

the inability of S&P Global to terminate the merger agreement in connection with the S&P Global board withholding, withdrawing or changing its recommendation to the S&P Global shareholders to vote “FOR” the S&P Global share issuance proposal, and the ability of IHS Markit to terminate the merger agreement prior to the S&P Global shareholders meeting and collect a termination fee of $2.380 billion if such change of recommendation occurs or in certain other circumstances in which S&P Global enters into or consummates an alternative transaction agreement within 12 months after the termination of the merger agreement;

•	the ability of IHS Markit to continue to pay its regular quarterly dividends to its shareholders under the terms of the merger agreement;

•

the expected tax-free treatment of the merger for U.S. federal income tax purposes to IHS Markit shareholders, as more fully described in the section entitled “Material U.S. Federal Income Tax Consequences;”

•	the ability of IHS Markit to seek specific performance of S&P Global’s obligations under the merger agreement;

•

the fact that the merger agreement was the product of arm’s-length negotiations and contained terms and conditions that are, in the IHS Markit board’s view, favorable to IHS Markit and its shareholders;

•

the condition to completing the merger that the IHS Markit merger proposal must be approved by the affirmative vote of the holders of a majority of all votes cast by IHS Markit shareholders and the S&P Global share issuance proposal must be approved by the affirmative vote of a majority of the votes cast by S&P Global shareholders;

•	the anticipated customer, supplier and stakeholder reaction to the merger; and

•	the fact that IHS Markit and S&P Global have a proven track record of effectively executing and implementing complex transactions.

The IHS Markit board weighed these considerations and factors against a number of uncertainties and risks identified in its deliberations concerning the merger agreement, the statutory merger agreement and the transactions contemplated thereby, including the following (not necessarily listed in order of relative importance):

•

the challenges inherent in the merger of two businesses of the size, geographical diversity and scope of IHS Markit and S&P Global and the size of the companies relative to each other, including the risk that integration costs may be greater than anticipated;

•	the risk of not capturing all the anticipated cost savings and synergies between IHS Markit and S&P Global and the risk that other anticipated benefits might not be realized;

•	the risk that changes in the regulatory landscape or new industry developments may adversely affect the business benefits anticipated to result from the merger;

•

the potential for diversion of management and employee attention during the period prior to completion of the merger, and the potential negative effects on IHS Markit’s and, ultimately, the combined company’s businesses;

•

the possibility that certain conditions to the merger may not be satisfied and the risk that the merger may not be completed despite the parties’ efforts, even if the requisite approvals are obtained from IHS Markit shareholders and S&P Global shareholders;

•

the risk that regulatory agencies may object to and challenge the merger or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of the combined company, see the section entitled “—Regulatory Approvals;”

•

the risk that IHS Markit shareholders or S&P Global shareholders may object to and challenge the merger and take actions that may prevent or delay the consummation of the merger, including to vote down the proposals at the IHS Markit special meeting or S&P Global special meeting;

•

the impact of the announcement, pendency or completion of the merger, or the failure to complete the merger, on IHS Markit’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical and other personnel), customers and suppliers and the potential resulting negative effects on IHS Markit’s and, ultimately, the combined company’s businesses;

•

the restrictions in the merger agreement on the conduct of IHS Markit’s businesses during the period between execution of the merger agreement and the consummation of the merger which, among other things, could, to the detriment of IHS Markit’s shareholders, delay or prevent IHS Markit from undertaking business opportunities that may arise, or taking other actions with respect to its operations that the IHS Markit board and management might believe were appropriate or desirable, in particular if the merger is not completed;

•

the potential that the fixed exchange ratio under the merger agreement could result in IHS Markit receiving less value than had been anticipated by IHS Markit should the value of the S&P Global common shares decrease disproportionately from the date of the execution of the merger agreement;

•	the fact that the merger agreement prohibits IHS Markit from soliciting or engaging in discussions regarding alternative transactions during the pendency of the merger, subject to limited exceptions;

•

the requirement that IHS Markit pay S&P Global a $1.075 billion termination fee if the merger agreement is terminated under certain circumstances and the inability of IHS Markit to terminate the merger agreement in connection with a change of recommendation by the IHS Markit board, and the risk that such restrictions and termination fee may discourage third parties that might otherwise have an interest in a business combination with, or acquisition of, IHS Markit from making alternative proposals (although the IHS Markit board believes that the termination fee is reasonable in amount and would not unduly deter any other party that might be interested in combining with, or acquiring any equity interests or assets of, IHS Markit);

•

S&P Global’s right, subject to certain conditions, to respond to and negotiate with respect to certain alternative proposals from third parties made prior to the time S&P Global shareholders approve the S&P Global share issuance proposal;

•

the right of the S&P Global board, subject to certain conditions, to change its recommendation to its shareholders to vote “FOR” the S&P Global share issuance proposal in response to a proposal to acquire S&P Global that is superior to the merger or an intervening event with respect to S&P Global if the S&P Global board determines that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•

the possibility that the $2.380 billion termination fee payable by S&P Global to IHS Markit in specified circumstances may not fully compensate IHS Markit for the harm it would suffer if the merger agreement is terminated and the merger does not occur;

•	that the merger consideration could be taxable to IHS Markit shareholders;

•

the risk that, in connection with the merger, the counterparties under certain contracts of IHS Markit and S&P Global may be able to exercise certain “change of control” rights or may request discounts or concessions;

•	the risk that vendors and other trading partners cease doing business or materially change the terms on which they do business with S&P Global and/or IHS Markit following the merger;

•

uncertainties regarding the potential impacts of the ongoing COVID-19 pandemic and related economic disruptions on IHS Markit’s ability to conduct due diligence on S&P Global during its evaluation of the merger, on the ability to integrate the two companies efficiently following the completion of the merger and on the combined company’s operations and demand for its products; and

•

the risks of the type and nature described under “Risk Factors” beginning on page 40 of this joint proxy statement/prospectus and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38 of this joint proxy statement/prospectus.

The IHS Markit board determined that overall these potential risks and uncertainties are outweighed by the benefits that the IHS Markit board expects to achieve for IHS Markit shareholders as a result of the merger.

This discussion of the information and factors considered by the IHS Markit board in reaching its conclusions and recommendation includes the principal factors considered by the IHS Markit board, but is not intended to be exhaustive and may not include all of the factors considered by the IHS Markit board. In view of the wide variety of factors considered in connection with its evaluation, and the complexity of these matters, the IHS Markit board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement, the statutory merger agreement and the transactions contemplated thereby, and to make its recommendation to IHS Markit shareholders. Rather, the IHS Markit board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of IHS Markit’s management and IHS Markit’s advisors, as well as the directors’ individual experiences and expertise. In addition, individual members of the IHS Markit board may have assigned different weights to different factors.

In considering the recommendation of the IHS Markit board to approve the IHS Markit merger proposal, IHS Markit shareholders should be aware that IHS Markit’s directors may have interests in the merger that are different from, or in addition to, those of IHS Markit shareholders generally. The IHS Markit board was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to IHS Markit shareholders. For additional information, see the section entitled “—Interests of Certain of IHS Markit Directors and Executive Officers in the Merger.”

The explanation of the reasoning of the IHS Markit board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of S&P Global’s Financial Advisor

Opinion of Goldman Sachs

On November 29, 2020, at the request of the S&P Global board, Goldman Sachs rendered its oral opinion, subsequently confirmed in writing, that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 0.2838 pursuant to the merger agreement was fair, from a financial point of view, to S&P Global.

The full text of the written opinion of Goldman Sachs, dated November 29, 2020, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the S&P Global board in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of S&P Global common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of S&P Global for the five years ended December 31, 2019;

•	annual reports to shareholders and Annual Reports on Form 10-K of IHS Markit for the four fiscal years ended November 30, 2019;

•	the registration statement on Form F-1 of Markit Ltd., dated May 5, 2014, including the prospectus contained therein, as amended, relating to the initial public offering of IHS Markit shares;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of S&P Global and IHS Markit;

•	certain other communications from S&P Global and IHS Markit to their respective shareholders;

•	certain publicly available research analyst reports for S&P Global and IHS Markit;

•	certain internal financial analyses and forecasts for IHS Markit prepared by its management; and

•

certain internal financial analyses and forecasts for IHS Markit, as prepared by its management and adjusted by the management of S&P Global, certain internal financial analyses and forecasts for S&P Global, as prepared by the management of S&P Global, and certain internal financial analyses and forecasts for S&P Global on a pro forma basis giving effect to the consummation of the merger, as prepared by the management of S&P Global, in each case as approved for Goldman Sachs’ use by S&P Global, which are referred to as the S&P Global forecasts, and certain operating synergies projected by the management of S&P Global to result from the merger, as approved for Goldman Sachs’ use by S&P Global, which are referred to as the synergies.

Goldman Sachs also held discussions with the members of senior managements of S&P Global and IHS Markit regarding their assessment of the past and current business operations, financial condition and future prospects of IHS Markit and with the members of senior management of S&P Global regarding their assessment of the past and current business operations, financial condition and future prospects of S&P Global and the strategic rationale for, and the potential benefits of, the merger; reviewed the reported price and trading activity for shares of S&P Global common stock and IHS Markit shares; compared certain financial and stock market information for S&P Global and IHS Markit with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with S&P Global’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with S&P Global’s consent that the S&P Global forecasts and the synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of S&P Global. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of S&P Global or IHS Markit or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on S&P Global or IHS Markit or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of S&P Global to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to S&P Global; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, to S&P Global of the exchange ratio pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or merger, or any term or aspect of any other agreement or instrument contemplated by the merger agreement, or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith, by the holders of any class of securities, creditors, or other constituencies of S&P Global; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of S&P Global or IHS Markit, or any class of such persons, in connection with the merger, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of S&P Global common stock or IHS Markit shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on S&P Global or IHS Markit or the merger, or as to the impact of the merger on the solvency or viability of S&P Global or IHS Markit or the ability of S&P Global or IHS Markit to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs & Co. LLC.

Summary of Financial Analyses

The following is a summary of the material financial analyses delivered by Goldman Sachs to the S&P Global board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 27, 2020, the last trading day before the execution of the merger agreement (which is referred to for the purposes of this section of the proxy statement as the “last trading date”) and is not necessarily indicative of current market conditions.

Implied Premia and Multiples

Goldman Sachs calculated an implied consideration of $96.94 per IHS Markit share by multiplying the exchange ratio by the closing price per share of S&P Global common stock on the last trading date. Goldman Sachs then analyzed this $96.94 implied consideration per IHS Markit share compared to the closing price of IHS Markit shares on the last trading date and the highest closing price of IHS Markit shares over the 52-week period ended on the last trading date. Goldman Sachs also calculated an implied consideration of $96.15 per IHS Markit share by multiplying the exchange ratio by the volume weighted average prices (the “VWAP”) of shares of S&P Global common stock during the 30 trading day period ended on the last trading date. Goldman Sachs analyzed this $96.15 implied consideration per IHS Markit share to the VWAP of IHS Markit shares during the 30 trading day period ended on the last trading date.

These analysis indicated that the implied consideration per IHS Markit share(i) of $96.94 based on the last trading date represented, as of the last trading date, a premium of 4.7% to the closing price of IHS Markit shares on the last trading date and a premium of 3.5% to the highest closing price of IHS Markit shares over the prior 52-week period and (ii) of $96.15 based on the 30 day trading day VWAP represented, as of the last trading date, a premium of 10.5% to the 30 trading day VWAP of IHS Markit shares.

Goldman Sachs then calculated an illustrative enterprise value (which is referred to for the purposes of this section of the joint proxy statement/prospectus as “EV”) for IHS Markit as implied by the implied consideration of $96.94 per IHS Markit share, as a multiple of IHS Markit’s EBITDA for the calendar year ending December 31, 2021, based on the S&P Global forecasts, and for the calendar year ending December 31, 2021, based on the S&P Global forecasts and taking into account the synergies (which is referred to for the purposes of this section of the proxy statement as “EV/EBITDA”). Goldman Sachs compared these multiples to EV/EBITDA for S&P Global for the calendar ending December 31, 2021, based on Wall Street analyst consensus estimates and EV/EBITDA for the pro forma combined company (the “combined company”) for the calendar year ending December 31, 2021, based on Wall Street analyst consensus estimates.

The following table presents the results of Goldman Sachs’ analysis.

IMPLIED EV/EBITDA
	2021E	2021E including run rate Synergies
IHS Markit	24.6x	17.8x
S&P Global standalone	21.2x	N/A
Combined Company	22.0x	N/A

Goldman Sachs then calculated the implied consideration per IHS Markit share of $96.94 as a multiple of IHS Markit’s earnings per share for the calendar year ending December 31, 2021, based on the S&P Global forecasts, and for the calendar year ending December 31, 2021, based on the S&P Global forecasts and taking into account the synergies (which is referred to for the purposes of this section of the proxy statement as P/E). Goldman Sachs compared these multiples to P/E for S&P Global for the calendar year ending December 31, 2021, based on Wall Street analyst consensus estimates and P/E for the combined company for the calendar year ending December 31, 2021, based on Wall Street analyst consensus estimates.

The following table presents the results of Goldman Sachs’ analysis.

IMPLIED P/E
	2021E	2021E including run rate Synergies
IHS Markit	36.2x	23.8x
S&P Global standalone	29.0x	N/A
Combined Company	30.6x	N/A

Historical Exchange Ratio Analysis

Goldman Sachs calculated the historical exchange ratios for shares of S&P Global common stock and IHS Markit shares over various periods from November 27, 2018 to November 27, 2020, by dividing the price per IHS Markit share by the price per share of S&P Global common stock based on publicly available historical data and information Goldman Sachs obtained from Capital IQ, including: (i) the closing price of shares of S&P Global common stock and IHS Markit shares on the last trading date, (ii) the lowest closing price of shares of S&P Global common stock and IHS Markit shares during the “Post-COVID” period from March 13, 2020 to November 27, 2020 (iii) the VWAP of shares of S&P Global common stock and IHS Markit shares during the Post-COVID period, (iv) the VWAP of shares of S&P Global common stock and IHS Markit shares during the one year “Pre-COVID” period from February 19, 2019 to February 19, 2020, (v) the VWAP of shares of S&P Global common stock and IHS Markit shares during the 5 trading day period ended on the last trading date, (vi) the VWAP of shares of S&P Global common stock and IHS Markit shares during the 30 trading day period ended on the last trading date, (vii) the highest closing price of shares of S&P Global common stock and IHS Markit shares during the Post-COVID period, (viii) the highest closing price of shares of S&P Global common stock and IHS Markit shares over the 52-week period ended on the last trading date, and (ix) the median analyst price target of shares of S&P Global common stock and IHS Markit shares as of the last trading date. Goldman Sachs then calculated the implied ownership of S&P Global shareholders in the combined company, using the number of fully diluted outstanding shares of S&P Global common stock and IHS Markit shares (each based on public filings for the periods prior to and including October 30, 2020 and each as provided by the management of S&P Global for the periods starting from November 2, 2020) and using the above exchange ratios for each period.

The following table presents the results of these analyses:

Time Period	Implied Exchange Ratio	Implied S&P Global Shareholders Ownership
Last Trading Date	0.2710 x	68.7%
Post-COVID Low	0.2364	71.6
Post-COVID VWAP	0.2373	71.5
1 year Pre-COVID VWAP	0.2845	67.7
5 Day VWAP	0.2763	68.3
30 Day VWAP	0.2569	69.9
Post-COVID High	0.2475	70.7
52-Week High	0.2475	70.7
Analyst Price Target	0.2282	72.3

Financial Analyses of S&P Global

Illustrative Discounted Cash Flow Analysis

Using the S&P Global forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on S&P Global. Using discount rates ranging from 6.0% to 6.5%, reflecting estimates of S&P Global’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2020: (i) estimates of unlevered free cash flow for S&P Global for the fourth quarter of 2020 and the years 2021 to 2026 as reflected in the S&P Global forecasts and (ii) a range of illustrative terminal values for S&P Global, which were calculated by applying perpetuity growth rates ranging from 2.0% to 2.5%, to a terminal year estimate of the free cash flow to be generated by S&P Global, as reflected in the S&P Global forecasts (which analysis implied exit terminal year earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples ranging from 16.5x to 21.2x). Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs using its professional judgment and expertise and taking into account the S&P Global forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for S&P Global by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for S&P Global, the net debt of S&P Global as of September 30, 2020, as provided by the management of S&P Global, and approved for Goldman Sachs’ use by the management of S&P Global, to derive a range of illustrative equity values for S&P Global. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of S&P Global common stock, as provided by the management of S&P Global, to derive a range of illustrative values per share of S&P Global common stock ranging from $342 to $438, rounded to the nearest dollar.

Illustrative Present Value of Total Future Shareholder Value Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future shareholder value per share of S&P Global common stock, which is designed to provide an indication of the present value of a theoretical future shareholder value of a company’s equity as a function of such company’s trading multiples. For this analysis, Goldman Sachs used the S&P Global forecasts for each of the fiscal years 2021 to 2026. Goldman Sachs first calculated the implied future share price per share of S&P Global common stock as of December 31 for each of the fiscal years 2021 to 2025, by applying price per share of common stock to next twelve months (“NTM”) earnings per share of common stock multiples (which is referred to for the purposes of this section of the proxy statement as “NTM P/E”) of 25.0x to 30.0x to NTM earnings per share estimates for shares of S&P Global common stock for each of the fiscal years 2021 to 2025 based on the S&P Global forecasts. These illustrative NTM P/E multiple estimates were derived by Goldman Sachs using its professional judgment and experience, taking into account current and historical NTM P/E multiples for S&P Global. Goldman Sachs then discounted the December 31, 2021 to December 31, 2025 implied future share price values, adjusted for interim dividends and share repurchases, in each case, as set forth in the S&P Global forecasts, back to September 30, 2020 using an illustrative discount rate of 7.0%, reflecting an estimate of S&P Global’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $368 to $431 per share of S&P Global common stock, rounded to nearest dollar.

Financial Analyses of IHS Markit

Illustrative Discounted Cash Flow Analysis

Using the S&P Global forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on IHS Markit. Using discount rates ranging from 6.0% to 6.5%, reflecting estimates of IHS Markit’s weighted average cost of capital, Goldman Sachs discounted to present value as of August 31, 2020: (i) estimates of unlevered free cash flow for IHS Markit for the fourth quarter of 2020 and the years 2021 to 2026 as reflected in the S&P Global forecasts and (ii) a range of illustrative terminal values for IHS Markit, which were calculated by applying perpetuity growth rates ranging from 2.5% to 3.0%, to a terminal year estimate of the free cash flow to be generated by IHS Markit, as reflected in the S&P Global forecasts (which analysis implied exit terminal year EBITDA multiples ranging from 18.1x to 24.1x). Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs using its professional judgment and expertise and taking into account the S&P Global forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for IHS Markit by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for IHS Markit, the net debt of IHS Markit as of August 31, 2020, as provided by the management of S&P Global, and approved for Goldman Sachs’ use by the management of S&P Global, to derive a range of illustrative equity values for IHS Markit. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding IHS Markit shares, as provided by the management of S&P Global, to derive a range of illustrative values per IHS Markit share ranging from $90 to $124, rounded to the nearest dollar.

Illustrative Present Value of Total Future Shareholder Value Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future shareholder value per IHS Markit share, which is designed to provide an indication of the present value of a theoretical future shareholder value of a company’s equity as a function of such company’s trading multiples. For this analysis, Goldman Sachs used the S&P Global forecasts for each of the fiscal years 2021 to 2026. Goldman Sachs first calculated the implied future share price per IHS Markit share as of December 31 for each of the fiscal years 2021 to 2025, by applying NTM P/E of 29.0x to 35.0x to NTM earnings per share estimates for IHS Markit shares for each of the fiscal years 2021 to 2025 based on the S&P Global forecasts. These illustrative NTM P/E multiple estimates were derived by Goldman Sachs using its professional judgment and experience, taking into account current and historical NTM P/E multiples for IHS Markit. Goldman Sachs then discounted the December 31, 2021 to December 31, 2025 implied future share price values, adjusted for interim dividends and share repurchases, back to August 31, 2020 using an illustrative discount rate of 7.0%, reflecting an estimate of IHS Markit’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $101 to $120 per IHS Markit share, rounded to nearest dollar.

Illustrative Premia Paid Analysis

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-stock acquisition transactions announced during the time period from January 2010 through November 2020 involving a public company based in the United States as the target where the disclosed transaction values were greater than $3 billion, and where the target ownership in the pro forma entity was less than 40%. For the entire period, using publicly available information, Goldman Sachs calculated the median premia relative to the target company’s stock price one trading day, five trading days, and one month prior to the last undisturbed date prior to the announcement of certain selected transactions. Goldman Sachs also calculated the median premia relative to the target company’s highest closing price over the 52-week period prior to the last undisturbed date prior to the announcement of certain selected transactions.

This analysis indicated the following premia:

•	All Stock Deals

•	a premium of 19.0% one trading day prior to the last undisturbed date

•	a premium of 24.1% five trading days prior to the last undisturbed date

•	a premium of 25.5% one month prior to the last undisturbed date

•	a premium of 7.6% to the highest closing price over the prior 52-week period

•	All Stock Deals with Greater than 30% Pro Forma Target Ownership

•	a premium of 16.6% one trading day prior to the last undisturbed date

•	a premium of 17.4% five trading days prior to the last undisturbed date

•	a premium of 17.7% one month prior to the last undisturbed date

•	a premium of 3.2% to the highest closing price over the prior 52-week period

Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 3.2% to 17.4% to the closing price per IHS Markit share of $92.58 as of the last trading date, and calculated a range of implied equity values per IHS Markit share of $96 to $109, rounded to the nearest dollar.

Financial Analyses of the Combined Company

Illustrative Pro Forma Discounted Cash Flow Analysis

Using the S&P Global forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the combined company. Using discount rates ranging from 6.0% to 6.5%, reflecting estimates of the combined company’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2020: (i) estimates of unlevered free cash flow for the combined company for the fourth quarter of 2020 and the years 2021 to 2026 as reflected in the S&P Global forecasts and (ii) a range of illustrative terminal values for the combined company, which were calculated by applying perpetuity growth rates ranging from 2.25% to 2.75%, to a terminal year estimate of the free cash flow to be generated by the combined company, as reflected in the S&P Global forecasts and taking into account the synergies (which analysis implied exit terminal year EBITDA multiples ranging from 17.3x to 22.7x). Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs using its professional judgment and expertise and taking into account the S&P Global forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for the combined company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the combined company, the net debt of combined company as of September 30, 2020, as provided by the management of S&P Global, and approved for Goldman Sachs’ use by the management of S&P Global, to derive a range of illustrative equity values for the combined company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the combined company, as provided by the management of S&P Global, to derive a range of illustrative values per share of the combined company ranging from $367 to $482, rounded to the nearest dollar. As described above under “—Financial Analyses of S&P Global – Illustrative Discounted Cash Flow Analysis,” Goldman Sachs calculated a range of illustrative values per share of S&P Global common stock on a standalone basis of $342 to $438, rounded to the nearest dollar. Goldman Sachs then calculated the implied valuation uplift per share of S&P Common Stock upon consummation of the merger of 8.6%.

Illustrative Pro Forma Present Value of Total Future Shareholder Value Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future shareholder value per share of common stock for the combined company, which is designed to provide an indication of the present value of a theoretical future shareholder value of a company’s equity as a function of such company’s trading multiples. For this analysis, Goldman Sachs used the S&P Global forecasts for each of the fiscal years 2021 to 2026. Goldman Sachs first calculated the implied future share price per share of common stock for the combined company as of December 31 for each of the fiscal years 2021 to 2025, by applying NTM P/E, of 26.0x to 32.0x to NTM earnings per share estimates for shares of common stock for the combined company for each of the fiscal years 2021 to 2025 based on the S&P Global forecasts and taking into account the synergies. These illustrative NTM P/E multiple estimates were derived by Goldman Sachs using its professional judgment and experience, taking into account current and historical NTM P/E multiples for S&P Global. Goldman Sachs then discounted the December 31, 2021 to December 31, 2025 implied future share price values, adjusted for interim dividends and share repurchases, back to September 30, 2020 using an illustrative discount rate of 7.0%, reflecting an estimate of the combined company’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $388 to $469 per share of common stock for the combined company, rounded to nearest dollar. As described above under “—Financial Analyses of S&P Global – Illustrative Pro Forma Present Value of Total Future Shareholder Value Analysis,” Goldman Sachs calculated a range of illustrative values per share of S&P Global common stock on a standalone basis of $368 to $431, rounded to the nearest dollar. Goldman Sachs then calculated the implied valuation uplift per share of S&P Common Stock upon consummation of the merger of 7.2%.

Illustrative Contribution Analysis

Using the S&P Global forecasts, taking into account the synergies, and publicly available information, Goldman Sachs analyzed the implied dollar amount share of the contributions of S&P Global and IHS Markit to the pro forma combined company, based on estimated future operating and financial information of each company on a standalone basis, including estimated revenue, Adjusted EBITDA, which incorporates the expense associated with stock-based compensation (“SBC”), Adjusted EBITA, and estimated net income less stock-based compensation. Goldman Sachs also calculated the uplift to the dollar amount share of the contributions of S&P Global and IHS Markit to the pro forma combined company compared to their respective standalone values prior to the consummation of the merger.

The following table presents the results of this analysis:

$ in millions	S&P Global 67.75% Ownership of Combined Company		IHS Markit 32.25% Ownership of Combined Company
	$ Share1 2	% Uplift	$ Share[2]	% Uplift
Revenue
2023E	$9,701	13.7%	$4,618	(15.1)%
2026E	11,857	13.6%	5,644	(15.9)%
Adjusted EBITDA (Post-SBC)
2023E	$5,519	9.2%	$2,456	11.0%
2026E	6,508	8.5%	3,098	5.9%
Adjusted EBITA
2023E	$4,909	5.7%	$2,337	21.6%
2026E	6,212	4.9%	2,957	15.1%
Net Income (Post-SBC)
2023E	$3,592	4.2%	$1,710	27.0%
2026E	4,556	4.3%	2,169	19.4%

[1]	S&P Global’s figures adjusted to exclude the portion of S&P Dow Jones Indices LLC, a joint venture between S&P Global and CME Group, Inc., owned by CME Group.

[2]	The $ Share amount equals the pro forma combined company’s amount inclusive of synergies multiplied by the ownership percentage of S&P Global or IHS Markit, as applicable.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No transaction used in the above analyses as a comparison is directly comparable to S&P Global or IHS Markit or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the S&P Global board that, as of November 29, 2020, and based upon and subject to the factors and assumptions therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to S&P Global. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of S&P Global, IHS Markit, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arm’s-length negotiations between S&P Global and IHS Markit and was approved by the S&P Global board. Goldman Sachs provided advice to S&P Global during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to S&P Global or the S&P Global board or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

As described above, Goldman Sachs’ opinion to the S&P Global board was one of many factors taken into consideration by the S&P Global board in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of S&P Global, IHS Markit, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger. Goldman Sachs acted as financial advisor to S&P in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to S&P Global and/or its affiliates from time to time, for which its Investment Banking Division has received, and may receive, compensation, including having acted as bookrunner with respect to the public offering by S&P Global of its 3.250% Senior Notes due 2049 and 2.500% Senior Notes due 2029 (aggregate principal amount $1.1 billion) in November 2019 and as bookrunner with respect to the public offering by S&P Global of its 2.300% Senior Notes due 2060 and 1.250% Senior Notes due 2030 (aggregate principal amount $1.3 billion) in August 2020. During the two-year period ended November 29, 2020, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking

Division to S&P Global and/or its affiliates of approximately $3.3 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to IHS Markit and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as co-manager with respect to the public offering by IHS Markit of its 4.250% Senior Notes due 2029 and 3.625% Senior Notes due 2024 (aggregate principal amount $1 billion) in April 2019 and as financial advisor to IHS Markit with respect to the sale of Jane’s Information Group, a former subsidiary of IHS Markit, in December 2019. During the two-year period ended November 29, 2020, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to IHS Markit and/or its affiliates of approximately $3.1 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to S&P Global, IHS Markit and their respective affiliates for which its Investment Banking Division may receive compensation.

The S&P Global board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated November 27, 2020, S&P Global engaged Goldman Sachs to act as its financial advisor in connection with the merger. The engagement letter between S&P Global and Goldman Sachs provides for a transaction fee of $45 million plus an additional fee of up to $7.5 million which may be payable at the sole discretion of S&P Global, all of which is contingent upon consummation of the merger. In addition, S&P Global has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of IHS Markit’s Financial Advisor

The IHS Markit board retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the proposed merger of IHS Markit and S&P Global. The IHS Markit board selected Morgan Stanley to act as IHS Markit’s financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in IHS Markit’s industry, and its knowledge and understanding of IHS Markit’s business and affairs. On November 29, 2020, Morgan Stanley rendered to the IHS Markit board its oral opinion to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, an exchange ratio based on the then-current estimates by the management of IHS Markit and S&P Global, respectively, of the expected fully diluted share count as of the closing of the transaction, which exchange ratio reflected that IHS Markit’s former share and equity award holders would own 32.25% and S&P Global’s former share and equity award holders would own 67.75% of the combined company as of the closing of the transaction, which was at the time calculated to be 0.2836, was fair from a financial point of view to the holders of IHS Markit shares (other than S&P Global and its affiliates). Following delivery of such oral opinion and following the finalization of the estimates by the management of IHS Markit and S&P Global, respectively, of the expected fully diluted share count as of the closing of the transaction and the agreement between IHS Markit and S&P Global on the exchange ratio of 0.2838, which was more favorable to the holders of IHS Markit shares (other than S&P Global and its affiliates) than the exchange ratio referenced in Morgan Stanley’s oral opinion, on November 29, 2020, Morgan Stanley rendered to the IHS Markit board its written opinion to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in Morgan Stanley’s written opinion, the exchange ratio of 0.2838, which reflected that IHS Markit’s former share and equity award holders would own 32.25% and S&P Global’s former share and equity award holders would own 67.75% of the combined company as of the closing of the transaction, was fair from a financial point of view to the holders of IHS Markit shares (other than S&P Global and its affiliates).

The full text of the written opinion of Morgan Stanley, dated as of November 29, 2020, is attached as Annex D and is incorporated by reference in this joint proxy statement/prospectus in its entirety. You are encouraged to read the opinion in its entirety for a discussion of the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was directed to the IHS Markit board, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio to the holders of IHS Markit shares (other than S&P Global and its affiliates) as of the date of such written opinion. It did not address any other aspects or implications of the merger or in any manner address the prices at which the S&P Global common stock would trade following consummation of the merger or at any time, and was not intended to and did not express any opinion or recommendation as to how the shareholders of S&P Global or IHS Markit should vote at the respective shareholders’ meetings to be held in connection with the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	Reviewed certain publicly available financial statements and other business and financial information of IHS Markit and S&P Global, respectively;

•	Reviewed certain internal financial statements and other financial and operating data concerning IHS Markit and S&P Global, respectively;

•

Reviewed certain financial projections of IHS Markit prepared by the management of IHS Markit, which are referred to in this section as the IHS Markit projections for IHS Markit, and certain financial projections of S&P Global prepared by the management of IHS Markit based on financial projections provided to IHS Markit by the management of S&P Global, which are referred to in this section as the IHS Markit projections for S&P Global, and, together with the IHS Markit projections for IHS Markit, are referred to in this section as the IHS Markit projections (for information regarding such financial projections, see “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 97 of this joint proxy statement/prospectus);

•

Reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of IHS Markit and S&P Global, which are referred to in this section as the projected synergies (for information regarding such synergies, see “The Merger—Certain Projected Synergies” beginning on page 105 of this joint proxy statement/prospectus);

•	Discussed the past and current operations and financial condition and the prospects of IHS Markit, including information relating to the projected synergies, with senior executives of IHS Markit;

•	Reviewed the pro forma impact of the merger on S&P Global’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

•	Reviewed the reported prices and trading activity for IHS Markit shares and shares of S&P Global common stock;

•

Compared the financial performance of IHS Markit and S&P Global and the prices and trading activity of IHS Markit shares and the shares of S&P Global common stock with that of certain other publicly-traded companies comparable with IHS Markit and S&P Global, respectively, and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

•	Participated in certain discussions and negotiations among representatives of IHS Markit and S&P Global and their respective financial and legal advisors;

•	Reviewed the draft, dated November 28, 2020, of the merger agreement and certain related documents; and

•	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by IHS Markit and S&P Global, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to the IHS Markit projections and the projected synergies, Morgan Stanley assumed, with the consent of IHS Markit, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of IHS Markit and S&P Global of the future financial performance of IHS Markit and S&P Global and of such projected synergies (including the amount, timing and achievability thereof). Morgan Stanley also assumed, at the direction and with the consent of IHS Markit, that the projected synergies would be realized in the amounts and at the times projected. Morgan Stanley assumed no responsibility for and expressed no view as to any such forecasts, projections or estimates or projected synergies or the assumptions on which they were based. Morgan Stanley relied upon, without independent verification, the assessment by the managements of IHS Markit and S&P Global of: (i) the projected synergies (including the amount, timing and achievability thereof); (ii) the timing and risks associated with the integration of IHS Markit and S&P Global; (iii) their ability to retain key employees of IHS Markit and S&P Global, respectively and (iv) the validity of, and risks associated with, IHS Markit and S&P Global’s existing and future technologies, intellectual property, products, services and business models. Based on Morgan Stanley’s discussions with IHS Markit and at the direction of IHS Markit, Morgan Stanley used the IHS Markit projections and the projected synergies for purposes of its analyses and its opinion. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger would be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of S&P Global and IHS Markit and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of IHS Markit’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of IHS Markit shares in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of IHS Markit or S&P Global, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, November 29, 2020. Events occurring after November 29, 2020 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving IHS Markit.

Summary of Financial Analyses of Morgan Stanley

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its preparation of its oral opinion as of November 29, 2020 and its written opinion letter dated November 29, 2020 that were rendered and delivered, respectively, to the IHS Markit board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 27, 2020, the last trading day prior to the date of the meeting of the IHS Markit board at which Morgan Stanley rendered its oral opinion. Capitalization of each of IHS Markit and S&P Global, including fully-diluted number of shares, and balance sheet information were provided on November 29, 2020 by IHS Markit management and S&P Global management, respectively, to Morgan Stanley, and were approved by IHS Markit management for Morgan Stanley’s use in its financial analyses. The various analyses summarized below were based on the closing price of $92.58 per IHS Markit share as of November 27, 2020 and are not necessarily indicative of current market conditions. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below and arriving at its opinion, Morgan Stanley used and relied upon the IHS Markit projections and the projected synergies, as more fully described in the “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 97, which was approved by IHS Markit management for Morgan Stanley’s use in connection with its financial analyses.

Public Trading Benchmark Analysis

Morgan Stanley performed a public trading benchmark analysis, which is designed to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for IHS Markit and S&P Global with comparable publicly available consensus equity analyst research estimates for selected companies that, in Morgan Stanley’s professional judgment, share certain similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalization, profitability, and/or scale that Morgan Stanley considered, upon the application of its professional judgment and experience, to be similar to IHS Markit and S&P Global, as applicable, which are referred to as the comparable companies. The below table summarizes the companies and metrics employed in this analysis.

	AV/CY2021E Adj. EBITDA Burdened by SBC	AV/CY2021E Adj. EBITDA Unburdened by SBC	P/CY2021E Adj. Earnings Burdened by SBC	P/CY2021E Adj. Earnings Unburdened by SBC
Clarivate Plc(1)	28.2x	24.9x	41.3x	34.7x
Dun & Bradstreet Holdings, Inc.	20.9x	18.5x	32.5x	27.2x
FactSet Research Systems Inc.	22.5x	21.1x	28.9x	27.0x
Moody’s Corporation	21.2x	20.1x	27.2x	25.6x
MSCI Inc.	32.8x	31.3x	47.8x	45.1x
Thomson Reuters Corporation(2)	17.0x	16.6x	32.9x	31.1x
Verisk Analytics, Inc.	24.5x	23.8x	36.4x	34.9x

(1)	Pro forma for acquisition of CPA Global.
(2)	Excluding Refinitiv stake.

For purposes of this analysis, Morgan Stanley analyzed the ratio of (i) aggregate value, which Morgan Stanley defined as fully diluted market capitalization plus total debt, plus non-controlling interest, less cash and cash equivalents (including marketable securities) and less investments, as of November 27, 2020, to adjusted EBITDA, which Morgan Stanley defined as net income excluding net interest expense, income tax expense and certain other non-cash and non-recurring items, principally depreciation, and amortization, for the calendar year 2021, which ratio Morgan Stanley referred to as AV/CY2021E Adj. EBITDA , in each case, calculated with and without the burden of stock based compensation, which Morgan Stanley referred to as “SBC”, respectively of and (ii) price per share as of November 27, 2020 to adjusted earnings per share, which excluded certain non-cash and non-recurring expenses, for the calendar year 2021, which ratio Morgan Stanley referred to as P/CY2021E Adj. Earnings, in each case, calculated with and without the burden of SBC, respectively of each of these comparable companies based on publicly available financial information compiled by S&P Capital IQ for comparison purposes.

IHS Markit Public Trading Benchmark Analysis

Based on its analysis and professional judgment, Morgan Stanley selected (i) a reference range of AV/CY2021E Adj. EBITDA (unburdened by SBC) of 19.0x–23.0x (which implied a reference range of AV/CY2021E Adj. EBITDA (burdened by SBC) of 21.7x–26.3x) and (ii) a reference range of P/CY2021E Adj. Earnings (unburdened by SBC) of 27.0x–33.0x (which implied a reference range of P/CY2021E Adj. Earnings (unburdened by SBC) of 32.2x–39.4x).Morgan Stanley applied the selected reference ranges to the corresponding statistics set forth in the IHS Markit projections for IHS Markit. Morgan Stanley’s analysis resulted in the following implied share prices for IHS Markit shares (rounded to the nearest $0.25):

Public Trading Multiples	Reference Range	Implied Value Per Share Range for IHS Markit
AV/CY2021E Adj. EBITDA (unburdened by SBC)	19.0x–23.0x	$82.25–$102.50
P/CY2021E Adj. Earnings (unburdened by SBC)	27.0x–33.0x	$86.50–$105.75

S&P Global Public Trading Benchmark Analysis

Based on its analysis and professional judgment, Morgan Stanley selected (i) a reference range of AV/CY2021E Adj. EBITDA (burdened by SBC) of 20.0x–24.0x and (ii) a reference range of P/CY2021E Adj. Earnings (burdened by SBC) of 28.0x–34.0x, and applied the selected reference ranges to the corresponding statistics set forth in the IHS Markit projections for S&P Global. Morgan Stanley’s analysis resulted in the following implied share prices for S&P Global common stock (rounded to the nearest $0.25):

Public Trading Multiples	Reference Range	Implied Value Per Share Range for S&P Global
AV/CY2021E Adj. EBITDA (burdened by SBC)	20.0x–24.0x	$332.25–$402.00
P/CY2021E Adj. Earnings (burdened by SBC)	28.0x–34.0x	$346.75–$421.00

Exchange Ratio Implied by Public Trading Benchmark Analysis

Morgan Stanley then calculated the estimated implied exchange ratio range as set forth in the table below. Morgan Stanley calculated the high end of the exchange ratio range by dividing the highest per share price for IHS Markit resulting from the application of the relevant multiples described above by the lowest per share price for S&P Global resulting from the application of the relevant multiples described above. Morgan Stanley calculated the low end of the exchange ratio range by dividing the lowest per share price for IHS Markit resulting from the application of the relevant multiples described above by the highest per share price for S&P Global resulting from the application of the relevant multiples described above. The implied exchange ratios were rounded to four decimal places.

Public Trading Benchmark Analysis	Implied Exchange Ratio
AV/CY2021E Adj. EBITDA(1)	0.2046x–0.3085x
P/CY2021E Adj. Earnings(2)	0.2055x–0.3050x

(1)	Reference range for IHS Market based on Adjusted EBITDA unburdened by SBC. Reference range for S&P Global based on Adjusted EBITDA burdened by SBC.
(2)	Reference range for IHS Markit based on Adjusted Earnings unburdened by SBC. Reference range for S&P Global based on Adjusted Earnings burdened by SBC.

Morgan Stanley noted that the exchange ratio was 0.2838.

No company used in the public trading benchmark analysis is identical to IHS Markit or S&P Global or directly comparable in business mix, size or other metrics. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences between IHS Markit and S&P Global and the companies being compared and other factors that would affect the value of the companies to which IHS Markit and S&P Global are being compared. In selecting comparable companies, Morgan Stanley made numerous judgments and assumptions with respect to size, business mix, industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of IHS Markit or S&P Global. These include, among other things, the impact of competition on IHS Markit’s or S&P Global’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of IHS Markit or S&P Global, the industry or the financial markets in general, which could affect the public trading value of IHS Markit and S&P Global or the companies to which they are being compared.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis on each of IHS Markit and S&P Global, which provides an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of per share equity values for each of IHS Markit and S&P Global. Morgan Stanley used estimates from the IHS Markit forecasts and the S&P Global forecasts for purposes of its discounted cash flow analysis, as more fully described below.

IHS Markit Discounted Cash Flow Analysis

Morgan Stanley performed this analysis on the estimated future cash flows contained in the IHS Markit projections for IHS Markit as set forth in the section entitled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 97. The estimated unlevered free cash flows of IHS Markit for the fiscal years 2021 through 2026, defined as net earnings before interest, income taxes, depreciation and amortization (including acquisition related intangibles amortization), less 75% of stock-based compensation, less income taxes, less capital expenditures (including acquisition related expenditures and integration costs), were first calculated and then adjusted for changes in net working capital, which estimated unlevered free cash flows were reviewed and approved by IHS Markit management for Morgan Stanley’s use.

Morgan Stanley calculated terminal values for IHS Markit by applying a range of perpetual growth rates of 2.25% to 2.75%, based on Morgan Stanley’s professional judgment, to the unlevered free cash flows of IHS Markit through 2026. Morgan Stanley then discounted the unlevered free cash flows and terminal value to present value as of November 30, 2020 using mid-year convention and a range of discount rates from 5.63% to 6.96%, which were selected based on Morgan Stanley’s professional judgment to reflect an estimate of IHS Markit’s weighted average cost of capital based on the Capital Asset Pricing Model. As inputs to the weighted average cost of capital, Morgan Stanley took into account, among other things, risk-free rate, market risk premium, beta, cost of debt, debt to total capitalization, effective tax rate, upon the application of Morgan Stanley’s professional judgment and experience, a sensitivity adjustment around the estimated cost of equity. Morgan Stanley then deducted net debt of IHS Markit of approximately $5,060 million from the value of the discounted unlevered free cash flow and terminal value to derive the implied equity value. To calculate the implied per share equity value, Morgan Stanley then divided the implied equity value by the number of fully diluted shares outstanding as of November 20, 2020 derived from information provided by IHS Markit management on November 29, 2020 using the treasury stock method.

Based on this analysis, Morgan Stanley derived the following range of implied equity value per IHS Markit share on a fully-diluted basis as of (rounded to the nearest $0.25):

Implied Equity Value Per Share Range
IHS Markit Discounted Cash Flow Analysis	$87.75–$152.50

S&P Global Discounted Cash Flow Analysis

Morgan Stanley performed this analysis on the estimated future cash flows contained in the IHS Markit projections for S&P Global as set forth in the section entitled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 97. The estimated unlevered free cash flows of S&P Global for the fiscal years 2020 through 2026, defined as net earnings before interest, income taxes, depreciation and amortization (including acquisition related intangibles amortization), less 75% of stock-based compensation, less income taxes, less capital expenditures (including acquisition related expenditures and integration costs), were first calculated and then adjusted for changes in net working capital, which estimated unlevered free cash flows were reviewed and approved by IHS Markit management for Morgan Stanley’s use.

Morgan Stanley calculated terminal values for S&P Global by applying a range of perpetual growth rates of 2.25% to 2.75%, based on Morgan Stanley’s professional judgment, to the unlevered free cash flows of S&P Global through 2026 (as converted to reflect a November 30 fiscal year). Morgan Stanley then discounted the unlevered free cash flows and terminal value to present value as of November 30, 2020 using mid-year convention and a range of discount rates from 5.53% to 6.96%, which were selected based on Morgan Stanley’s professional judgment to reflect an estimate of S&P Global’s weighted average cost of capital based on the Capital Asset Pricing Model. As inputs to the weighted average cost of capital, Morgan Stanley took into account, among other things, risk-free rate, market risk premium, beta, cost of debt, debt to total capitalization, effective tax rate, upon the application of Morgan Stanley’s professional judgment and experience, a sensitivity adjustment around the estimated cost of equity. Morgan Stanley then deducted net debt of S&P Global of approximately $3,307 million from the value of the discounted unlevered free cash flow and terminal value to derive the implied equity value. To calculate the implied per share equity value, Morgan Stanley then divided the implied equity value by the number of fully diluted shares outstanding as of November 20, 2020 derived from information provided by S&P Global management and approved by IHS Markit management on November 29, 2020 for Morgan Stanley’s use in its financial analyses using the treasury stock method.

Based on this analysis, Morgan Stanley derived a range of implied equity value per share of S&P Global common stock on a fully-diluted basis (rounded to the nearest $0.25):

Implied Equity Value Per Share Range
S&P Global Discounted Cash Flow Analysis	$368.50–$633.00

Exchange Ratio Implied by Discounted Cash Flow Analysis

Morgan Stanley then calculated the exchange ratio implied by the discounted cash flow analysis. Morgan Stanley compared the highest implied share prices for IHS Markit shares to the lowest implied share prices for

S&P Global common stock to derive the highest exchange ratio implied by the discounted cash analysis. Morgan Stanley then compared the lowest implied share prices for IHS Markit shares to the highest implied share prices for S&P Global common stock to derive the lowest exchange ratio implied by the discounted cash flow analysis. The implied exchange ratio range (rounded to four decimal places) resulting from this analysis was as follows:

Implied Exchange Ratio Range
Discounted Cash Flow Analysis	0.1386x–0.4138x

Morgan Stanley noted that the exchange ratio was 0.2838.

Precedent Transaction Analysis

Morgan Stanley performed a precedent transactions analysis with respect to IHS Markit, which is designed to imply a value of a company based on publicly available financial information of selected transactions.

Morgan Stanley reviewed publicly available statistics for selected transactions in the information services and/or financial services industry with stock, cash or mixed cash and stock consideration announced between 2015 and November 27, 2020 with transaction values above $5 billion. Morgan Stanley selected such transactions because of certain shared characteristics with the merger based on Morgan Stanley’s professional judgment and experience. For each transaction in the analysis, Morgan Stanley noted the ratio of the aggregate value of the transaction to each of the target company’s adjusted EBITDA for the twelve-month period prior to the announcement of the transaction (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news) or such applicable date set forth below, which is referred to as LTM Adj. EBITDA.

The following is the list of such transactions reviewed:

Target	Acquirer	Announcement	AV/LTM Adj. EBITDA Unburdened by SBC (Unsynergized)(1)
Ellie Mae Inc.	Intercontinental Exchange, Inc.	August 2020	23.4x(2)
CPA Global Ltd.	Clarivate Plc	July 2020	23.4x(3)
Refinitiv	London Stock Exchange Group Plc	August 2019	n.a.

Dun & Bradstreet Holdings, Inc.	Private group led by Cannae Holdings LLC, Thomas H Lee Partners LP and CC Capital Partners Inc.	August 2018	13.2x(4)

Thomson Reuters Group (Financial & Risk Unit)	Private group led by Blackstone Group LP	January 2018	10.4x
IMS Health Holdings, Inc.	Quintiles Transactional Holdings, Inc.	May 2016	14.6x(5)

Markit Ltd.	IHS, Inc.	March 2016	12.4x

Interactive Data Corp.	Intercontinental Exchange, Inc.	October 2015	13.8x

Solera Holdings, Inc.	Private group led by Vista Equity Partners, Koch Equity Development LLC and Goldman, Sachs & Co	September 2015	14.2x(6)

(1)	Multiples not publicly disclosed are estimates based on press releases and broker research.

(2)	Based on estimated 2020 adjusted EBITDA.
(3)	Based on adjusted EBITDA for the twelve months ended June 30, 2020.
(4)	Calculated as adjusted operating income plus adjusted depreciation and amortization.
(5)	Based on 2015 adjusted EBITDA.
(6)	Based on adjusted EBITDA for the fiscal year ending June 30, 2015.

Based on its analysis of the relevant metrics for each of the comparable transactions and upon the application of its professional experience and judgment, Morgan Stanley selected a representative range for the ratio of aggregate value to LTM Adj. EBITDA (unburdened by SBC) of 16.0x – 23.5x (which implied a range for the ratio of aggregate value to LTM Adj. EBITDA (burdened by SBC) of 18.5x – 27.2x), and applied this range to IHS Markit’s LTM Adj. EBITDA as of November 30, 2020, to calculate a range of implied equity value per IHS Markit share (rounded to the nearest $0.25). The results of the analysis were as follows:

Implied Equity Value Per Share Range
Precedent Transaction Analysis	$60.00–$93.75

Morgan Stanley noted that the implied value of the exchange ratio of 0.2838, based on the closing price of $341.57 per share of S&P Global common stock as of November 27, 2020, was $96.94 per IHS Markit share.

No company or transaction used in the precedent transaction analysis is identical to IHS Markit or S&P Global or the merger, or directly comparable in business mix, size or other metrics. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences between IHS Markit and S&P Global and the merger and the companies and transactions being compared and other factors that would affect the value of the companies and transactions to which IHS Markit and S&P Global are being compared. In selecting the precedent transactions, Morgan Stanley made numerous judgments and assumptions with respect to size, business mix, industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of IHS Markit or S&P Global. These include, among other things, the impact of competition on IHS Markit’s or S&P Global’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of IHS Markit or S&P Global, the industry, or the financial markets in general.

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analyses with respect to its opinion, but which were noted as reference data for the IHS Markit board.

Historical Trading Ranges and Exchange Ratio

Morgan Stanley reviewed the historical trading range of IHS Markit shares and S&P Global common stock for the 52-week period ended on November 27, 2020. The range was as follows:

Historical Period	Historical Per Share Range for IHS Markit	Historical Per Share Range for S&P Global
52 Weeks (11/27/2019 - 11/27/2020)	$44.75–$95.00	$186.00–$379.75

Morgan Stanley then performed a historical exchange ratio analysis for the 52-week period ended on November 27, 2020, by dividing the historical trading price of IHS Markit shares on each trading day during such period by the historical share trading price of shares of S&P Global common stock on each trading day during such period. For the 52-week period reviewed, Morgan Stanley observed the relevant range of low and high exchange ratios (rounded to four decimal places).

Historical Period	Exchange Ratio Range
52 Weeks (11/27/2019 - 11/27/2020)	0.2136x–0.2876x

Morgan Stanley also performed a historical exchange ratio analysis based on the volume weighted average price per IHS Markit share and per share of S&P Global common stock for November 27, 2020 and for the five days, 10 days, 30 days, 60 days and one year, respectively, ending November 27, 2020, by dividing the volume weighted average price (referred to as “VWAP”) per IHS Markit share during each such period by the VWAP per share of S&P Global common stock during the same period. Morgan Stanley observed the following exchange ratios (rounded to four decimal places):

Historical Period	Exchange Ratio
November 27, 2020	0.2710x
5-Day VWAP	0.2764x
10-Day VWAP	0.2738x
30-Day VWAP	0.2569x
60-Day VWAP	0.2395x
1-Year VWAP	0.2479x

Morgan Stanley noted that the exchange ratio was 0.2838.

The historical trading ranges and exchange ratios were presented for reference purposes only, and were not relied upon for valuation purposes.

Analyst Price Targets

Morgan Stanley reviewed publicly available equity research analysts’ share price targets for IHS Markit shares and S&P Global common stock, which indicated standalone price targets for IHS Markit shares of $79.00 to $99.00 per share, with a median of $89.00 per share, and standalone price targets for shares of S&P Global common stock of $330.00 to $424.00 per share, with a median of $390.00 per share.

Morgan Stanley then calculated the exchange ratio implied by such equity research analysts’ share price targets. Morgan Stanley compared the lowest implied per share price for IHS Markit shares to the highest implied per share price for shares of S&P Global common stock to derive the lowest exchange ratio implied by the analyses. Similarly, Morgan Stanley compared the highest implied per share price for IHS Markit shares to the lowest implied per share price for shares of S&P Global common stock to derive the highest exchange ratio implied by the analyses. The implied exchange ratio range was as follows:

Analyst Price Targets	Implied Exchange Ratio Range
Undiscounted Price Targets	0.1863x–0.3000x

Morgan Stanley noted that the exchange ratio was 0.2838.

The public market trading price targets published by equity research analysts do not necessarily reflect the current market trading prices for IHS Markit shares or shares of S&P Global common stock, and these estimates are subject to uncertainties, including the future financial performance of IHS Markit and S&P Global as well as future market conditions.

The analysts’ price targets were presented for reference purposes only, and were not relied upon by Morgan Stanley for valuation purposes.

Relative Contribution Analysis

Morgan Stanley compared IHS Markit’s and S&P Global’s respective percentage contributions for certain financial metrics described below to the combined company before taking into account any of the projected synergies. Such respective percentage contributions were then adjusted by the respective capital structures of each of IHS Markit and S&P Global, in order to calculate the implied equity contribution. Morgan Stanley utilized estimates of Revenue, Adjusted EBITDA (burdened by SBC) and Adjusted Earnings (burdened by SBC) set forth in the IHS Markit projections (in the case of the IHS Markit projections for IHS Markit, as converted to reflect a December 31 calendar year). This analysis indicated on an equity value basis overall relative contributions of IHS Markit to the combined company’s calendar years 2020 through 2022 estimated revenue, adjusted EBITDA and adjusted earnings of approximately 36% to 37%, 28% to 29% and 26% to 28%, respectively, and of S&P Global of approximately 63% to 64%, 71% to 72% and 72% to 74%, respectively. The following table summarizes the implied exchange ratios derived from Morgan Stanley’s analysis:

Implied Exchange Ratio
	2020E	2021E	2022E
Revenue	0.3327x	0.3390x	0.3451x
Adjusted EBITDA	0.2275x	0.2406x	0.2487x	)
Adjusted Earnings	0.2123x	0.2270x	0.2344x

Morgan Stanley noted that the exchange ratio was 0.2838.

The relative contribution analysis was presented for reference purposes only, and was not relied upon by Morgan Stanley for valuation purposes.

Analysis of Pro Forma Financial Effects

Morgan Stanley reviewed the potential pro forma financial effects of the merger on, among other things, S&P Global’s pro forma adjusted earnings per share, excluding amortization of purchase intangibles and restructuring costs, for calendar years 2022 to 2024, based on the IHS Markit projections after taking into account the projected synergies and synergy realization assumptions approved by IHS Markit management, and using an illustrative closing date of December 31, 2021, which indicated that the merger could be dilutive to S&P Global’s 2022 pro forma adjusted earnings per share, and accretive to S&P Global’s 2023 and 2024 pro forma adjusted earnings per share. Actual results achieved by the combined company may vary from forecasted results and variations may be material. The analysis of potential pro forma financial effects was presented for reference purposes only, and was not relied upon by Morgan Stanley for valuation purposes.

General

In connection with the review of the merger by the IHS Markit board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of IHS Markit or S&P

Global. In performing its analyses, Morgan Stanley made numerous judgments and assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of IHS Markit or S&P Global. These include, among other things, the impact of competition on IHS Markit’s or S&P Global’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of IHS Markit or S&P Global, the industry, or the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the exchange ratio to the holders of IHS Markit shares (other than S&P Global and its affiliates) and in connection with the delivery of its written opinion, dated November 29, 2020, to the IHS Markit board. These analyses do not purport to be appraisals or to reflect the prices at which IHS Markit shares or S&P Global common stock might actually trade.

The exchange ratio was determined by IHS Markit and S&P Global through arm’s length negotiations between IHS Markit and S&P Global and was approved by the IHS Markit board. Morgan Stanley provided financial advice to the IHS Markit board during these negotiations but did not, however, recommend any specific exchange ratio to IHS Markit or the IHS Markit board or opine that any specific exchange ratio constituted the only appropriate exchange ratio for the merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business or financial strategies or transaction or whether or not such alternatives could be achieved or are available, nor did it address the underlying business decision of IHS Markit to enter into the merger agreement or proceed with the merger. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which the S&P Global common stock would trade following consummation of the merger or at any time, or any compensation or compensation agreements arising from (or relating to) the merger which benefit any officer, director, employee of IHS Markit, or any class of such persons, and was not intended to and did not express any opinion or recommendation as to how the shareholders of S&P Global or IHS Markit should vote at the respective shareholders’ meetings to be held in connection with the merger.

Morgan Stanley’s opinion and its presentation to the IHS Markit board was one of many factors taken into consideration by the IHS Markit board in deciding to approve the merger agreement and the transactions contemplated thereby, including the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the IHS Markit board with respect to the exchange ratio or of whether the IHS Markit board would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

The IHS Markit board retained Morgan Stanley based upon Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in IHS Markit’s industry, and its knowledge and understanding of IHS Markit’s business and affairs. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of S&P Global, IHS Markit, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the IHS Markit board with financial advisory services and a financial opinion, described in this section and attached to this joint proxy as Annex D, in connection with the merger, and IHS Markit has agreed to pay Morgan Stanley a fee of $50 million, $5 million of which was payable upon the earlier of the execution of the merger agreement and the delivery of Morgan Stanley’s financial opinion to the IHS Markit board with respect to the exchange ratio, and the remaining portion of which will be paid upon, and subject to, the consummation of the merger. IHS Markit may, in its sole discretion, also pay Morgan Stanley an additional discretionary fee contingent upon, and subject to, the consummation of the merger. IHS Markit also agreed to reimburse Morgan Stanley for its reasonable and documented out-of-pocket expenses incurred from time to time in connection with its engagement. In addition, IHS Markit agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates, against certain losses, claims, damages, liabilities and expenses relating to, arising out of or in connection with Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided (i) financing services to IHS Markit for which Morgan Stanley and its affiliates received aggregate fees of approximately $1 to 2 million and (ii) financing services to S&P Global for which Morgan Stanley and its affiliates received aggregate fees of approximately $2 to 4 million. As of the date of its opinion, Morgan Stanley or an affiliate thereof is a lender to IHS Markit and S&P Global. Morgan Stanley may also seek to provide financial advisory and financing services to S&P Global and IHS Markit in the future and would expect to receive fees for the rendering of these services.

Certain Unaudited Prospective Financial Information

S&P Global and IHS Markit do not, as a matter of course, make long-term projections as to future performance, revenues, earnings or other results available to the public other than generally providing, on a quarterly basis, estimated ranges of certain expected financial results and operational metrics for the current or, in the case of IHS Markit, subsequent fiscal year in their respective regular earnings press releases and other investor materials. S&P Global and IHS Markit avoid making public projections for extended periods due to, among other things, the unpredictability of projections and of the underlying assumptions and estimates inherent in such projections.

S&P Global Projections for S&P Global

In the ordinary course of its business prior to execution of the merger agreement, S&P Global management prepared and reviewed with the S&P Global board a long-range plan that includes certain non-public, unaudited prospective financial information regarding S&P Global’s anticipated results of operations, including consolidated financial forecasts of S&P Global for fiscal years 2020 through 2023, referred to as the S&P Global base forecasts for S&P Global. In addition, in connection with the merger, adjustments to the S&P Global base forecasts for S&P Global and extrapolations thereof to cover fiscal years 2024 through 2026 were prepared. This unaudited prospective financial information for fiscal years 2020 through 2026 is collectively referred to as the S&P Global forecasts for S&P Global. In addition, in connection with the merger, based on the S&P Global forecasts for S&P Global and other S&P Global management projected financial information, estimated amounts of unlevered free cash flow of S&P Global for fiscal years 2020 through 2026 were calculated. Such estimated amounts of unlevered free cash flow of S&P Global, together with the S&P Global forecasts for S&P Global, are referred to as the S&P Global projections for S&P Global. The S&P Global forecasts for S&P Global were provided to IHS Markit in connection with its evaluation of the merger and also were provided by IHS Markit management to IHS Markit’s financial advisor, Morgan Stanley, in connection with its analyses and opinion described in the section “—Opinion of IHS Markit’s Financial Advisor.” The S&P Global projections for S&P Global were provided by S&P Global management to the S&P Global board in connection with its evaluation of the merger and also to S&P Global’s financial advisor, Goldman Sachs, in connection with its analyses and opinion described in the section “—Opinion of S&P Global’s Financial Advisor.”

The following is a summary of the S&P Global forecasts for S&P Global (amounts may reflect rounding):

	Fiscal Year (in millions, except per share data, and all amounts in USD)
	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Revenue	7,292	7,744	8,272	8,850	9,469	10,129	10,834
Adjusted EBITDA (post-SBC)(1)	3,948	4,211	4,553	4,947	5,364	5,814	6,273
Adjusted Net Income Attributable to Common Shareholders(2)	2,757	2,924	3,168	3,448	3,731	4,047	4,369
Adjusted Diluted EPS(3)	11.41	12.36	13.79	15.36	17.04	18.96	21.00

(1)

Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, excluding restructuring costs and other significant items of a non-recurring and/or non-operational nature (including, but not limited to, restructuring charges, acquisition-related costs, acquisition financing fees, impairment charges, gain or loss on sale of assets, gain or loss on debt extinguishment, pension mark-to-market and settlement expense, legal settlement expenses, and income or loss from discontinued operations), and is a non-GAAP financial measure.

(2)

Adjusted net income attributable to common shareholders represents net income attributable to common shareholders plus primarily non-cash items and other items that management does not consider to be useful in assessing operating performance (including, but not limited to, amortization related to acquired intangible assets, restructuring charges, acquisition-related costs, acquisition financing fees, impairment charges, gain or loss on sale of assets, gain or loss on debt extinguishment, pension mark-to-market and settlement expense, legal settlement expenses, and income or loss from discontinued operations, all net of the related tax effects), and is a non-GAAP financial measure.

(3)

Adjusted diluted EPS represents net income attributable to common shareholders divided by the weighted average diluted shares outstanding for the period, and is a non-GAAP financial measure. The S&P Global projections for S&P Global assume S&P Global’s execution of share repurchase programs, aligned with its capital management targets, known as of November 2020.

The following table sets forth the estimated amounts of unlevered free cash flow of S&P Global, which were calculated based on the S&P Global forecasts for S&P Global and other S&P Global management projected financial information (amounts may reflect rounding):

	Fiscal Year (in millions, and all amounts in USD)
	2020E Q4E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Unlevered Free Cash Flow(1)	646	2,558	2,268	2,603	2,894	3,186	3,503	3,824

(1)

For purpose of the S&P Global projections for S&P Global, unlevered free cash flow is calculated as non-GAAP operating income (loss), subtracting the impact of taxes, and adding or subtracting (as applicable) the net impact of depreciation and amortization, capital expenditures (including related to acquisitions), changes in net working capital, distributions to non-controlling interests, and payroll taxes related to stock-based compensation. S&P Global does not, as a matter of course, make projections of unlevered free cash flow available to the public, and such measure is not comparable to estimates of free cash flow that S&P Global may disclose, or has historically disclosed, in its quarterly reports delivering results of operations or estimating future financial results of S&P Global.

S&P Global Projections for IHS Markit

In connection with S&P Global’s evaluation of the merger, S&P Global management prepared certain non-public, unaudited prospective financial information regarding IHS Markit. This information consisted of the IHS Markit base forecasts for IHS Markit provided to S&P Global as described below in the section entitled

“—IHS Markit Projections for IHS Markit,” as adjusted by S&P Global management based on its due diligence of IHS Markit, including its review of the IHS Markit base forecasts for IHS Markit and the assumptions and estimates underlying the IHS Markit base forecasts for IHS Markit. In addition, extrapolated unaudited prospective financial information relating to IHS Markit for fiscal years ending November 30, 2024 through November 30, 2026 was prepared based on such adjusted projections and discussions with IHS Markit management. Such adjusted projections, including the extrapolated projections, for IHS Markit for the years ending November 30, 2020 through November 30, 2026 are referred to as the S&P Global forecasts for IHS Markit. Based on the S&P Global forecasts for IHS Markit and other S&P Global management projected financial information, estimated amounts of unlevered free cash flow of IHS Markit for fiscal years 2020 through 2026 were calculated. Such estimated amounts of unlevered free cash flow of IHS Markit, together with the S&P Global forecasts for IHS Markit, are referred to as the S&P Global projections for IHS Markit. The S&P Global projections for IHS Markit were provided by S&P Global management to the S&P Global board in connection with its evaluation of the merger and also to S&P Global’s financial advisor, Goldman Sachs, in connection with its analyses and opinion described in the section “—Opinion of S&P Global’s Financial Advisor.”

The following is a summary of the S&P Global forecasts for IHS Markit (amounts may reflect rounding):

	Fiscal Year (in millions, except per share data, and all amounts in USD)
	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Total Revenue	4,287	4,630	5,016	5,405	5,797	6,217	6,668
Adjusted EBITDA (pre-SBC)(1)	1,830	2,029	2,238	2,455	2,677	2,917	3,162
Adjusted EBITDA (post-SBC)(1)	1,575	1,769	1,978	2,193	2,417	2,656	2,903
Adjusted Net Income (post-SBC)(2)	914	1,049	1,189	1,330	1,482	1,643	1,805
Adjusted Diluted EPS (post-SBC)(3)	2.28	2.64	3.06	3.49	3.97	4.50	5.05

(1)

Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, amortization, excluding restructuring costs and other significant items of a non-recurring and/or non-operational nature (including, but not limited to, restructuring charges, acquisition-related costs, acquisition financing fees, impairment charges, gain or loss on sale of assets, gain or loss on debt extinguishment, pension mark-to-market and settlement expense, legal settlement expenses, and income or loss from discontinued operations), and is a non-GAAP financial measure.

(2)

Adjusted net income represents net income plus primarily non-cash items and other items that management does not consider to be useful in assessing operating performance (including, but not limited to, amortization related to acquired intangible assets, restructuring charges, acquisition-related costs, acquisition financing fees, impairment charges, gain or loss on sale of assets, gain or loss on debt extinguishment, pension mark-to-market and settlement expense, legal settlement expenses, and income or loss from discontinued operations, all net of the related tax effects), and is a non-GAAP financial measure.

(3)	Adjusted diluted EPS represents net income divided by the weighted average diluted shares outstanding for the period, and is a non-GAAP financial measure.

The following table sets forth the estimated amounts of unlevered free cash flow of IHS Markit, which were calculated based on the S&P Global forecasts for IHS Markit and other S&P Global management projected financial information (amounts may reflect rounding):

	Fiscal Year (in millions, and all amounts in USD)
	2020E Q4E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Unlevered Free Cash Flow(1)	241	662	656	788	939	1,099	1,268	1,443

(1)	For purpose of the S&P Global projections for IHS Markit, unlevered free cash flow is calculated as non-GAAP operating income (loss), subtracting the impact of taxes, and adding or subtracting (as applicable) the net impact of depreciation and amortization, capital expenditures (including related to acquisitions), changes in net working capital, distributions to non-controlling interests, and payroll taxes related to stock-based compensation.

S&P Global Projections for the Combined Company

In connection with S&P Global’s evaluation of the merger, S&P Global management prepared certain unaudited prospective financial information relating to S&P Global and IHS Markit as a combined company, on a pro forma basis giving effect to the consummation of the merger and taking into account certain estimates of revenue and cost synergies (including the projected synergies described below) expected to be realized following the consummation of the merger, which are referred to in this joint proxy statement/prospectus as the S&P Global forecasts for the combined company. In addition, in connection with the merger, based on the S&P Global forecasts for the combined company and other S&P Global management projected financial information, estimated amounts of unlevered free cash flow of the combined company for fiscal years 2020 through 2026 were calculated. Such estimated amounts of unlevered free cash flow of the combined company, together with the S&P Global forecasts for the combined company, are referred to as the S&P Global projections for the combined company. The S&P Global projections for the combined company were provided by S&P Global management to the S&P Global board in connection with its evaluation of the merger and also to S&P Global’s financial advisor, Goldman Sachs, in connection with its analyses and opinion described in the section “—Opinion of S&P Global’s Financial Advisor.”

The following is a summary of the S&P Global forecasts for the combined company (amounts may reflect rounding), assuming that the consummation of the merger occurred on December 31, 2021:

	Fiscal Year (in millions, except per share data, and all amounts in USD)
	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Revenue	7,292	7,744	13,334	14,359	15,458	16,633	17,893
Adjusted EBITDA (post-SBC)(1)	3,948	4,211	6,740	7,547	8,336	9,108	9,879
Adjusted Net Income Attributable to Common Shareholders (post-SBC)(2)	2,757	2,933	4,478	5,078	5,663	6,203	6,739
Adjusted Diluted EPS(3)	11.39	12.11	12.83	15.08	17.19	19.28	21.50

(1)

Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, excluding restructuring costs and other significant items of a non-recurring and/or non-operational nature (including, but not limited to, restructuring charges, acquisition-related costs, acquisition financing fees, impairment charges, gain or loss on sale of assets, gain or loss on debt extinguishment, pension mark-to-market and settlement expense, legal settlement expenses, and income or loss from discontinued operations), and is a non-GAAP financial measure.

(2)

Adjusted net income attributable to common shareholders represents net income attributable to common shareholders plus primarily non-cash items and other items that management does not consider to be useful in assessing operating performance (including, but not limited to, amortization related to acquired intangible assets, restructuring charges, acquisition-related costs, acquisition financing fees, impairment charges, gain or loss on sale of assets, gain or loss on debt extinguishment, pension mark-to-market and settlement expense, legal settlement expenses, and income or loss from discontinued operations, all net of the related tax effects), and is a non-GAAP financial measure.

(3)

Adjusted diluted EPS represents net income attributable to common shareholders divided by the weighted average diluted shares outstanding for the period, and is a non-GAAP financial measure. The S&P Global projections for the combined company exclude the execution of any share repurchase programs from November 2020 until the date of the closing of the merger.

The following table sets forth the estimated amounts of unlevered free cash flow of the combined company, assuming that the consummation of the merger occurred on December 31, 2021, which were calculated based on the S&P Global forecasts for the combined company and other S&P Global management projected financial information (amounts may reflect rounding):

	Fiscal Year (in millions, and all amounts in USD)
	2020E Q4E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Unlevered Free Cash Flow(1)	911	3,287	2,944	3,321	3,918	4,577	5,219	5,767

(1)

For purpose of the S&P Global projections for the Combined Company, unlevered free cash flow is calculated as non-GAAP operating income (loss), subtracting the impact of taxes, and adding or subtracting (as applicable) the net impact of depreciation and amortization, capital expenditures (including related to acquisitions), changes in net working capital, distributions to non-controlling interests, and payroll taxes related to stock-based compensation. S&P Global does not, as a matter of course, make projections of unlevered free cash flow available to the public, and such measure is not comparable to estimates of free cash flow that S&P Global may disclose, or has historically disclosed, in its quarterly reports delivering results of operations or estimating future financial results of S&P Global.

The S&P Global projections for S&P Global, the S&P Global projections for IHS Markit and the S&P Global projections for the combined company are collectively referred to as the S&P Global projections.

The S&P Global projections were prepared by S&P Global management in connection with S&P Global’s evaluation of the merger and are based on numerous estimates and assumptions, including assumptions regarding general economic and market-level forecasts driven by market growth-rate projections, as well as anticipated portfolio margins and M&A activity. The underlying assumptions were generally based on information and market factors known to S&P Global management as of November 2020. The S&P Global projections may differ materially from published analyst estimates and forecasts. The S&P Global projections, other than the S&P Global projections for the combined company, reflect S&P Global and IHS Markit, as applicable, on a standalone basis, without giving effect to the merger and as if such party never contemplated the merger, including the impact of negotiating or executing the merger, the expenses that have been or may be incurred in connection with consummating the merger, the potential synergies (including the projected synergies described below) that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger.

The S&P Global projections were not prepared for public disclosure. The inclusion of this information in this joint proxy statement/prospectus does not constitute an admission or representation by S&P Global or IHS Markit that the information is material. You should note that this forecasted financial information constitutes forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

The summary of the S&P Global projections is included in this joint proxy statement/prospectus to give S&P Global shareholders and IHS Markit shareholders access to non-public information that was provided to the S&P Global board, IHS Markit and S&P Global’s and IHS Markit’s respective financial advisors (in each case, as and to the extent described in this section entitled “—Certain Unaudited Prospective Financial Information”) in connection with evaluating the merger and the transactions contemplated thereby and not for any other purpose.

S&P Global uses certain financial measures in the S&P Global projections that are not in accordance with GAAP as supplemental measures to evaluate operational performance. While S&P Global believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with

GAAP, are not reported by all of S&P Global’s competitors and may not be directly comparable to similarly titled measures of S&P Global’s competitors or other companies generally. Non-GAAP financial measures should not be considered as an alternative to operating income or net income as measures of operating performance, or as an alternative to cash flows as a measure of liquidity. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in forecasts (including the S&P Global projections) provided to a board of directors in connection with a business combination transaction or financial advisor for the purposes of rendering an opinion that is materially related to a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore a reconciliation of such non-GAAP financial measures to GAAP financial measures is not required. Accordingly, S&P Global has not provided a reconciliation of the financial measures included in the S&P Global projections to the relevant GAAP financial measure.

IHS Markit Projections for IHS Markit

In the ordinary course of its business prior to execution of the merger agreement, IHS Markit management prepared and reviewed with the IHS Markit board a long-range plan that includes certain non-public, unaudited prospective financial information regarding IHS Markit’s anticipated results of operations, including consolidated financial forecasts of IHS Markit for fiscal years ending November 30, 2020 through November 30, 2023. In addition, in connection with the merger, adjustments to such forecasts for IHS Markit, such adjusted forecasts referred to as the IHS Markit base forecasts for IHS Markit, and extrapolations thereof to cover the fiscal years ending November 30, 2024 through November 30, 2026 were prepared, which adjustments and extrapolations were reviewed and approved by IHS Markit management. This unaudited prospective financial information for fiscal years 2020 through 2026 is collectively referred to as the IHS Markit forecasts for IHS Markit. In addition, in connection with the merger and based on the IHS Markit forecasts for IHS Markit and other IHS Markit management projected financial information, estimated amounts of unlevered free cash flow and adjusted EBITDA (post-SBC) of IHS Markit for fiscal years 2021 through 2026 were calculated. Such estimated amounts of unlevered free cash flow and adjusted EBITDA (post-SBC) of IHS Markit, together with the IHS Markit forecasts for IHS Markit, are referred to as the IHS Markit projections for IHS Markit. The IHS Markit projections for IHS Markit were provided by IHS Markit management to IHS Markit’s financial advisor, Morgan Stanley, in connection with its analyses and opinion described in the section “—Opinion of IHS Markit’s Financial Advisor” and portions of the IHS Markit projections for IHS Markit which IHS Markit management considered material were provided by IHS Markit management to the IHS Markit board in connection with their evaluation of the merger. The IHS Markit base forecasts for IHS Markit were provided by IHS Markit management to S&P Global in connection with their evaluation of the merger and also were provided by S&P Global management to S&P Global’s financial advisor, Goldman Sachs, in connection with its analysis and opinion described in the section “—Opinion of S&P Global’s Financial Advisor.”

The following table presents certain of the IHS Markit forecasts for IHS Markit (amounts may reflect rounding):

	Fiscal Year (in millions, except per share data, and all amounts in USD)
	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Revenue	4,287	4,630	5,028	5,453	5,892	6,346	6,830
Adjusted EBITDA (pre-SBC)(1)	1,830	2,029	2,243	2,477	2,731	3,004	3,297
Adjusted Net Income(2)	1,124	1,259	1,403	1,544	—	—	—
Adjusted EPS(3)	2.79	3.17	3.63	4.08	—	—	—

(1)

Adjusted EBITDA (pre-SBC) represents net income before net interest, provision for income taxes, depreciation and amortization, stock-based compensation expense, restructuring charges, acquisition-related costs and performance compensation, exceptional litigation, net other gains and losses, pension mark-to-market, settlement and other expense, the impact of joint ventures and noncontrolling interests, and discontinued operations.

(2)

Adjusted Net Income represents net income plus primarily non-cash items and other items that IHS Markit management does not consider to be useful in assessing IHS Markit’s operating performance (e.g., stock-based compensation expense, amortization related to acquired intangible assets, restructuring charges, acquisition-related costs and performance compensation, acquisition financing fees, net other gains and losses, pension mark-to-market, settlement, and other expense, the impact of noncontrolling interests, and discontinued operations, all net of the related tax effects). Extrapolations of Adjusted Net Income were not prepared for fiscal years 2024 through 2026.

(3)

Adjusted EPS represents Adjusted Net Income (as described above) divided by diluted weighted average IHS Markit shares. Extrapolations of Adjusted EPS were not prepared for fiscal years 2024 through 2026. The IHS Markit projections for IHS Markit assume IHS Markit’s execution of share repurchase programs, aligned with its capital management targets, known as of November 2020.

The following table sets forth the estimated amounts of unlevered free cash flow and adjusted EBITDA (post-SBC) of IHS Markit, which were calculated based on the IHS Markit forecasts for IHS Markit and other IHS Markit management projected financial information and were reviewed and approved by IHS Markit management for Morgan Stanley’s use in connection with its financial analyses and rendering its opinion (amounts may reflect rounding):

	Fiscal Year (in millions, and all amounts in USD)
	2021E	2022E	2023E	2024E	2025E	2026E
Unlevered Free Cash Flow(1)	793	926	1,092	1,298	1,495	1,709
Adjusted EBITDA (post-SBC)(2)	1,774	1,983	2,212	2,461	2,729	3,022

(1)

Unlevered Free Cash Flow represents net earnings before interest, income taxes, depreciation, amortization (including acquisition related intangibles amortization) and stock-based compensation, less 75% of stock-based compensation, less income taxes, less capital expenditures, and adjusted for changes in net working capital (if any). IHS Markit does not, as a matter of course, make projections of unlevered free cash flow available to the public, and such measure is not comparable to estimates of free cash flow that IHS Markit may disclose, or has historically disclosed, in its quarterly reports delivering results of operations or estimating future financial results of IHS Markit.

(2)

Adjusted EBITDA (post-SBC) represents net income before net interest, provision for income taxes, depreciation and amortization, restructuring charges, acquisition-related costs and performance compensation, exceptional litigation, net other gains and losses, pension mark-to-market, settlement and other expense, the impact of joint ventures and noncontrolling interests, and discontinued operations.

IHS Markit Projections for S&P Global

In connection with IHS Markit’s evaluation of the merger, IHS Markit management prepared certain non-public, unaudited prospective financial information regarding S&P Global. This information consisted of the S&P Global forecasts for S&P Global provided to IHS Markit as described above in the section entitled “—S&P Global Projections for S&P Global,” as adjusted by IHS Markit management based on its due diligence of S&P Global, including its review of the S&P Global forecasts for S&P Global and the assumptions and estimates underlying the S&P Global forecasts for S&P Global. This unaudited prospective financial information for fiscal years 2020 through 2026 is collectively referred to as the IHS Markit forecasts for S&P Global. In addition, based solely on the IHS Markit forecasts for S&P Global and other IHS Markit management projected financial information, estimated amounts of unlevered free cash flow of S&P Global for fiscal years 2020 through 2026 were calculated. Such estimated amounts of unlevered free cash flow of S&P Global, together with the IHS

Markit forecasts for S&P Global, are referred to as the IHS Markit projections for S&P Global. The IHS Markit projections for IHS Markit and the IHS Markit projections for S&P Global are collectively referred to as the IHS Markit projections. The IHS Markit projections for S&P Global were provided by IHS Markit management to the IHS Markit board in connection with their evaluation of the merger and also were provided by IHS Markit management to IHS Markit’s financial advisor, Morgan Stanley, in connection with its analyses and opinion described in the section “—Opinion of IHS Markit’s Financial Advisor.”

The following table presents certain of the IHS Markit forecasts for S&P Global (amounts may reflect rounding):

	Fiscal Year (in millions, and all amounts in USD)
	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Revenue	7,292	7,744	8,272	8,850	9,461	10,109	10,798
Adjusted EBITDA (post-SBC)(1)	3,948	4,211	4,553	4,947	5,346	5,784	6,259

(1)

Adjusted EBITDA (post-SBC) represents net income before net interest, provision for income taxes, depreciation and amortization, restructuring charges, acquisition-related costs and performance compensation, exceptional litigation, net other gains and losses, pension mark-to-market, settlement and other expense, the impact of joint ventures and noncontrolling interests, and discontinued operations.

The following table sets forth the estimated amounts of unlevered free cash flow of S&P Global, which were calculated based on the IHS Markit forecasts for S&P Global and other IHS Markit management projected financial information and were reviewed and approved by IHS Markit management for Morgan Stanley’s use in connection with its financial analyses and rendering its opinion (amounts may reflect rounding):

	Fiscal Year (in millions, and all amounts in USD)
	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Unlevered Free Cash Flow(1)	2,408	2,695	2,916	3,218	3,523	3,855	4,215

(1)

Unlevered Free Cash Flow represents net earnings before interest, income taxes, depreciation, amortization (including acquisition related intangibles amortization) and stock-based compensation, less 75% of stock-based compensation, less income taxes, less capital expenditures, and adjusted for changes in net working capital (if any).

At the direction and with the consent of IHS Markit management, Morgan Stanley used and relied upon the IHS Markit projections for purposes of performing its financial analyses and rendering its opinion.

The IHS Markit projections were prepared by IHS Markit management in connection with IHS Markit’s evaluation of the merger and are based on numerous estimates and assumptions, including assumptions regarding general economic and market-level forecasts driven by market growth-rate projections, as well as anticipated portfolio margins and M&A activity. The underlying assumptions were generally based on information and market factors known to IHS Markit management as of November 2020. The IHS Markit projections may differ materially from published analyst estimates and forecasts. The IHS Markit projections reflect IHS Markit and S&P Global, as applicable, on a standalone basis, without giving effect to the merger and as if such party never contemplated the merger, including the impact of negotiating or executing the merger, the expenses that have been or may be incurred in connection with consummating the merger, the potential synergies (including the projected synergies described below) that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger.

The IHS Markit projections were not prepared for public disclosure. The inclusion of this information in this joint proxy statement/prospectus does not constitute an admission or representation by IHS Markit or S&P Global that the information is material. You should note that this forecasted financial information constitutes forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

The summary of the IHS Markit projections is included in this joint proxy statement/prospectus to give S&P Global shareholders and IHS Markit shareholders access to non-public information that was provided to the IHS Markit board, S&P Global and IHS Markit’s and S&P Global’s respective financial advisors (in each case, as and to the extent described in this section entitled “—Certain Unaudited Prospective Financial Information”) in connection with evaluating the merger and the transactions contemplated thereby, and not for any other purpose.

IHS Markit uses certain financial measures in the IHS Markit projections that are not in accordance with GAAP as supplemental measures to evaluate operational performance. While IHS Markit believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of IHS Markit’s competitors and may not be directly comparable to similarly titled measures of IHS Markit’s competitors or other companies generally. Non-GAAP financial measures should not be considered as an alternative to operating income or net income as measures of operating performance, or as an alternative to cash flows as a measure of liquidity. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in forecasts (including the IHS Markit projections) provided to a board of directors in connection with a business combination transaction or financial advisor for the purposes of rendering an opinion that is materially related to a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore a reconciliation of such non-GAAP financial measures to GAAP financial measures is not required. Accordingly, IHS Markit has not provided a reconciliation of the financial measures included in the IHS Markit projections to the relevant GAAP financial measure.

Certain Projected Synergies

In connection with the potential transaction between S&P Global and IHS Markit, S&P Global management and IHS Markit management jointly prepared certain unaudited estimates of cost and revenue synergies, referred to as the projected synergies, that may result from the merger, assuming, solely for the purposes of such estimates, that the completion of the merger occurs on December 31, 2021. These estimates have not been audited or subjected to any expert analysis but reflect the judgments of S&P Global management and IHS Markit management. S&P Global management provided the projected synergies to the S&P Global board and S&P Global’s financial advisor, and IHS Markit management provided the projected synergies to the IHS Markit board and IHS Markit’s financial advisor, in each case in connection with their evaluation of the merger. At the direction and with the consent of IHS Markit management, Morgan Stanley used and relied upon the projected synergies for purposes of performing its financial analyses. At the direction and with the consent of S&P Global management, Goldman Sachs used and relied upon the projected synergies for purposes of performing its financial analysis.

The projected synergies were prepared by S&P Global management and IHS Markit management and are based on numerous estimates and assumptions and are generally based on information and market factors as understood by S&P Global management and IHS Markit management as of November 2020. The projected synergies will be affected by the combined company’s ability to achieve strategic goals, objectives and targets over the applicable periods. As a result, there can be no assurance that the underlying assumptions are correct or that the projected synergies will be realized, and actual synergies likely will differ, and may differ materially, from those reflected in the projected synergies.

The following table presents the projected synergies on a run-rate basis expected to achieved by the end of the year ended December 31, 2026, without giving effect to projected aggregate one-time restructuring costs to achieve the projected synergies (and is not reflective of the phase-in of projected synergies during preceding years):

Run Rate, year ended December 31, 2026 (in millions, and all amounts in USD)
Cost synergies	480
EBITDA impact from revenue synergies	200
Total	680

Important Information About Unaudited Prospective Financial Information

The prospective financial information contained in this section entitled “—Certain Unaudited Prospective Financial Information” constitutes forward-looking information. While the S&P Global projections, the IHS Markit projections and the projected synergies were prepared in good faith and based on information available at the time of preparation, no assurance can be made regarding actual future events. The estimates and assumptions underlying the S&P Global projections, the IHS Markit projections and the projected synergies involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties relating to IHS Markit’s, S&P Global’s or (with respect to the estimated synergies) the combined company’s businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, and, with respect to the estimated synergies, the ability of IHS Markit and S&P Global to integrate their businesses successfully, to achieve anticipated synergies, changes in tax laws and changes in currency exchange rates and, in each case, the other factors described in the sections of this joint proxy statement/prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” as well as the risk factors with respect to S&P Global and IHS Markit’s respective businesses contained in their most recent SEC filings, which shareholders are urged to review, and which may be found as described under the section entitled “Where You Can Find More Information” in this joint proxy statement/prospectus, all of which are difficult to predict and subject to change and many of which are beyond the control of S&P Global and IHS Markit. The S&P Global projections, the IHS Markit projections and the projected synergies were built on the assumption that macroeconomic conditions would remain stable globally and that the interest rate environment would remain stable. The S&P Global projections, the IHS Markit projections and the projected synergies also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects, competitive environment, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the S&P Global projections, the IHS Markit projections and the projected synergies were prepared, and do not take into account any circumstances, transactions or events occurring after the dates on which the S&P Global projections, the IHS Markit projections and the projected synergies were prepared. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the S&P Global projections, the IHS Markit projections and/or the projected synergies, whether or not the merger is completed. In addition, because the S&P Global projections, the IHS Markit projections and the projected synergies cover multiple years and, in certain cases, extends many years into the future, such information by its nature becomes less predictive with each successive year. As a result, the S&P Global projections, the IHS Markit projections and the projected synergies cannot be considered predictive of actual future operating results, nor should they be construed as financial guidance, and this information should not be relied on as such.

Except as described above, the S&P Global projections, the IHS Markit projections and the projected synergies were prepared solely for internal use by S&P Global, IHS Markit and their respective financial advisors, as applicable. The S&P Global projections are the responsibility of the management of S&P Global (except to the extent they are the IHS Markit base forecasts for IHS Markit which are the responsibility of the management of IHS Markit), and were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding projections and forward-looking statements and the use of non-GAAP measures or GAAP. The IHS Markit projections are the responsibility of the management of IHS Markit (except to the extent they are the S&P Global forecasts for S&P Global which are the responsibility of the management of S&P Global), and were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding projections and forward-looking statements and the use of non-GAAP measures or GAAP. The inclusion of the S&P Global projections, the IHS Markit projections and the projected synergies in this joint proxy statement/prospectus is not an admission or representation by S&P Global or IHS Markit that such information is material or that the results contained in such information will be achieved. The S&P Global projections (other than the S&P Global projections for the combined company) and the IHS Markit projections do not reflect any impact of the merger or the other transactions contemplated by the merger agreement.

The S&P Global projections, the IHS Markit projections and the projected synergies included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, the respective management of S&P Global and IHS Markit (as applicable). Neither Ernst & Young LLP nor any other independent accountants have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the S&P Global projections, the IHS Markit projections or the projected synergies, and, accordingly, neither Ernst & Young LLP nor any other independent accountants express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP reports incorporated by reference into this joint proxy statement/prospectus relate to S&P Global’s and IHS Markit’s previously issued financial statements. They do not extend to the S&P Global projections, the IHS Markit projections or the projected synergies, and should not be read to do so. By including in this joint proxy statement/prospectus the S&P Global projections, the IHS Markit projections and the projected synergies, neither S&P Global, IHS Markit, nor any of their advisors or other representatives, including Morgan Stanley and Goldman Sachs, has made or makes any representation to any person regarding the ultimate performance of S&P Global, IHS Markit or the combined company in the future compared to such information contained herein.

The S&P Global projections, the IHS Markit projections and the projected synergies are not included in this joint proxy statement/prospectus in order to induce any S&P Global shareholder or IHS Markit shareholder to vote in favor of the S&P Global share issuance proposal or the IHS Markit merger proposal or any of the other proposals to be voted on at the S&P Global special meeting or the IHS Markit special meeting or to influence any S&P Global shareholder or IHS Markit shareholder to make any investment decision with respect to the merger or otherwise.

Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or effects, may have changed since the dates on which the S&P Global projections, the IHS Markit projections and the projected synergies were prepared. The S&P Global projections, the IHS Markit projections and the projected synergies have not been updated to reflect S&P Global management’s or IHS Markit management’s current views of S&P Global, IHS Markit or their expected future financial performance and should not be treated as guidance with respect to projected results for 2020 or any other period.

EXCEPT AS MAY BE REQUIRED BY FEDERAL SECURITIES LAWS, NEITHER S&P GLOBAL NOR IHS MARKIT INTENDS TO UPDATE, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE, OR OTHERWISE REVISE, THE FOREGOING S&P GLOBAL PROJECTIONS, IHS MARKIT PROJECTIONS, OR PROJECTED SYNERGIES TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF

UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE INCORRECT OR NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM) OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

In light of the foregoing and the uncertainties inherent in the S&P Global projections, the IHS Markit projections and the projected synergies, shareholders of S&P Global and shareholders of IHS Markit are cautioned not to place undue, if any, reliance on such information.

Interests of Certain of S&P Global’s Directors and Executive Officers in the Merger

In considering the recommendation of the S&P Global board that S&P Global shareholders approve the S&P Global share issuance proposal, S&P Global shareholders should be aware that certain directors and executive officers of S&P Global have certain interests in the merger that may be different from, or in addition to, the interests of S&P shareholders generally. The S&P Global board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger and the issuance of S&P Global common stock in connection with the merger, and in making their recommendation that S&P Global shareholders approve the S&P Global share issuance proposal. S&P Global shareholders should take these interests into account in deciding whether to vote “FOR” the S&P Global share issuance proposal. Note that the merger will not constitute a “change in control” for purposes of the compensation arrangements between S&P Global and S&P Global’s executive officers.

Milestone Incentive Awards

S&P Global has agreed to grant each of Douglas L. Peterson, the current President and Chief Executive Officer of S&P Global, Ewout Steenbergen, the current Executive Vice President and Chief Financial Officer of S&P Global, John L. Berisford, the current President of S&P Global Ratings, and Martina L. Cheung, the current President of S&P Global Market Intelligence, and certain other S&P Global executive officers who are not named executive officers a one-time equity incentive award, in the form of an S&P Global restricted share unit award (the “milestone incentive awards”) to incentivize his or her continued employment through the completion of the merger and the post-merger integration period. The milestone incentive awards will be granted upon the completion of the merger, subject to approval by S&P Global’s Compensation and Leadership Development Committee. The milestone incentive awards will cliff-vest and be paid in full on the third anniversary of the grant date, subject to the executive officer’s continued employment through the vesting date. If, prior to the vesting date, the executive officer experiences a termination of employment for any reason other than due to death or disability, then the milestone incentive award will be forfeited. The milestone incentive awards will otherwise be subject to the standard terms and conditions applicable to S&P Global’s restricted share unit awards. For a quantification of the milestone incentive awards for each of the S&P Global named executive officers, see “—Quantification of Potential Payments and Benefits to S&P Global’s Named Executive Officers in Connection with the Merger.” The aggregate value of the milestone incentive awards for the four S&P Global executive officers who are receiving them and who are not named executive officers is $10,500,000.

Retention Awards

S&P Global has granted certain S&P Global executive officers who are not named executive officers a one-time cash retention incentive award (the “retention awards”) to incentivize his or her continued employment through the completion of the merger and the post-merger integration period. Certain of the retention awards will vest 100% upon the earlier of (i) the completion of the merger and (ii) October 1, 2021, subject to the executive officer’s continued employment through the applicable vesting date. Certain of the retention awards will vest in three installments based on the following schedules, as applicable, subject to the executive officer’s continued employment through the applicable vesting date:

•	(i) 25% will vest on May 29, 2021; (ii) 25% will vest on November 29, 2021; and (iii) 50% will vest on May 29, 2022 or November 29, 2022, as applicable; or

•

(i) 25% will vest upon the completion of the merger; (ii) 25% will vest on the first anniversary of the completion of the merger; and (iii) 50% will vest on the second anniversary of the completion of the merger.

The aggregate value of the retention awards for the five S&P Global executive officers who are receiving them and who are not named executive officers is $6,000,000.

Severance Arrangements with S&P Global Executive Officers Who are Not Named Executive Officers

S&P Global has entered into severance arrangements with three executive officers who are not named executive officers that provide for cash severance upon a qualifying termination of employment in connection with the merger. Upon a qualifying termination of employment, the estimated aggregate cash severance payable under the foregoing arrangements is $11,780,000.

Quantification of Potential Payments and Benefits to S&P Global’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of S&P Global that is based on, or otherwise related to, the merger. For additional details regarding the terms of the payments and benefits described herein, see the discussion under “—Interests of Certain of S&P Global’s Directors and Executive Officers in the Merger.”

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur after the date hereof and before completion of the merger. For purposes of calculating such amounts, the following assumptions were used:

•	The milestone incentive awards are granted on the date that the merger occurs;

•	The merger occurs on September 30, 2021, which is the assumed completion date of the merger solely for purposes of the disclosure in this section; and

•

The eligible named executive officers of S&P Global are employed with S&P Global on September 30, 2021 and remain employed with S&P Global through the third anniversary of the assumed completion date of the merger.

The calculations in the table below do not include amounts the eligible S&P Global named executive officers were already entitled to receive or vested in as of the date hereof or any amounts that the named executive officers may receive in the ordinary course of business, independent of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by the eligible named executive officers may materially differ from the amounts set forth below.

Merger Related Payments and Benefits to Named Executive Officers

Named Executive Officer	Cash ($)	Equity($)(1)	Benefits($)	Total ($)
Douglas L. Peterson	—	10,000,000	—	10,000,000
Ewout L. Steenbergen	—	5,000,000	—	5,000,000
John L. Berisford	—	5,000,000	—	5,000,000
Martina Cheung	—	6,500,000	—	6,500,000

(1)

Equity. Represents the grant date fair value of the milestone incentive awards, which will vest on the third anniversary of the date on which the merger occurs, subject to the named executive officer’s continued employment through the vesting date, or earlier termination due to death or disability. See the section entitled “—Milestone Incentive Awards” for further information.

Interests of IHS Markit’s Directors and Executive Officers in the Merger

The directors and executive officers of IHS Markit have interests in the merger that are different from, or in addition to, the interests of shareholders of IHS Markit generally. The members of the IHS Markit Board were aware of, and considered, these interests, among other matters, in evaluating and negotiating the merger agreement, the statutory merger agreement and the merger, and in recommending that the shareholders of IHS Markit approve the IHS Markit merger proposal. IHS Markit’s shareholders should take these interests into account in deciding whether to vote “FOR” the IHS Markit merger proposal. The interests of each person who has served as a non-employee director or executive officer of IHS Markit since December 1, 2019 are described in more detail below, and certain of them are quantified within the narrative disclosure. The merger will constitute a “change in control” for purposes of the compensation arrangements described below. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•

The relevant price per IHS Markit share is $93.97, which is the average closing price per IHS Markit share as reported on the NYSE over the first five business days following the first public announcement of the merger on November 30, 2020;

•	The merger occurs on September 30, 2021, which is the assumed completion date of the merger solely for purposes of the disclosure in this section; and

•

Except for Mr. Hyatt, the employment of each executive officer of IHS Markit is terminated by IHS Markit or its applicable subsidiary without “cause”, by the executive officer for “good reason” (or, in Mr. Uggla’s case, by his resignation due to a material breach of his employment letter agreement entered into in connection with the merger) or, in Mr. Uggla’s case, due to death or disability, on the assumed completion date of the merger of September 30, 2021 and immediately following the completion of the merger.

•	Mr. Hyatt’s employment with IHS Markit or its applicable subsidiary is terminated by reason of his retirement on or prior to March 31, 2021.

As a result of these assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by IHS Markit’s executive officers and non-employee directors may materially differ from the amounts set forth in this section.

Treatment of IHS Markit Equity Awards

Treatment of IHS Markit RSU Awards

Upon completion of the merger, each IHS Markit RSU award, whether vested or unvested, that is then-outstanding will, automatically and without any action on the part of the holder thereof be converted into an S&P Global restricted share unit award on the same terms and conditions (including any continuing vesting requirements; provided that any continuing vesting requirements will lapse upon completion of the merger with respect to IHS Markit RSU awards held by non-employee directors of IHS Markit) under the applicable plan, award agreement and applicable deferral election in effect immediately prior to the completion of the merger, with respect to a number of shares of S&P Global common stock, rounded up to the nearest whole share of S&P Global common stock, determined by multiplying (1) the number of IHS Markit shares subject to such IHS Markit RSU award immediately prior to the completion of the merger by (2) the exchange ratio; provided, however, that if the holder of the applicable converted S&P Global restricted share unit award (1) experiences a termination of employment by S&P Global without cause or (2) terminates his or her employment for good reason, in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following completion of the merger), such holder will be entitled to full vesting of such converted S&P Global restricted share unit award.

Treatment of IHS Markit PSU Awards

Upon completion of the merger, each then-outstanding IHS Markit PSU award that was not granted in the calendar year in which the completion of the merger occurs (including, for the avoidance of doubt, any such “partner unit plan” IHS Markit PSU award), will, automatically and without any action on the part of the holder thereof, be converted into an S&P Global restricted share unit award on the same terms and conditions (including any continuing service vesting requirements but excluding all performance vesting conditions which will lapse) under the applicable plan and award agreement in effect immediately prior to the completion of the merger, as modified by the merger agreement, with respect to a number of shares of S&P Global common stock, rounded up to the nearest whole share of S&P Global common stock, determined (subject to increase as described below) by multiplying (1) the number of IHS Markit shares subject to such IHS Markit PSU award immediately prior to the completion of the merger (assuming target performance) by (2) the exchange ratio (such product being referred to, with respect to each such IHS Markit PSU award, the “RSU target number”); provided, however, that if the holder of the applicable converted S&P Global restricted share unit award (1) experiences a termination of employment by S&P Global without cause or (2) terminates his or her employment for good reason, in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following completion of the merger), such holder will be entitled to full service-vesting of such converted S&P Global restricted share unit award. The actual number of shares of S&P Global common stock with respect to which each such converted S&P Global restricted share unit award will vest will equal the product determined by multiplying (1) the RSU target number by (2) the applicable vesting percentage (which can range from 100% to 200%) based on the following formula:

•	For an IHS Markit PSU award with a performance period from December 1, 2018 through November 30, 2021:

o	If the holder of the applicable IHS Markit PSU award remains employed with S&P Global and its subsidiaries until February 1, 2022, 200%.

o	If the completion of the merger occurs prior to June 1, 2021 and the holder of the applicable IHS Markit PSU award:

◾	experiences a termination of employment by S&P Global without cause; or

◾	terminates his or her employment for good reason,

in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following the completion of the merger), 175%.

o	If the completion of the merger occurs on or after June 1, 2021 and the holder of the applicable IHS Markit PSU award:

◾	experiences a termination of employment by S&P Global without cause; or

◾	terminates his or her employment for good reason,

in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following completion of the merger), 200%.

o	If the holder of the applicable IHS Markit PSU award does not satisfy any of the criteria in the immediately preceding bullets, 0%.

•	For an IHS Markit PSU award with a performance period from December 1, 2019 through November 30, 2022:

o	If the holder of the applicable IHS Markit PSU award remains employed with S&P Global and its subsidiaries until February 1, 2023, 200%.

o	If the completion of the merger occurs prior to December 1, 2021 and the holder of the applicable IHS Markit PSU award:

◾

experiences a termination of employment by S&P Global without cause or terminates his or her employment for good reason, in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following the completion of the merger):

•	prior to February 1, 2022, 150%; or

•	on or after February 1, 2022, 175%.

o	If the completion of the merger occurs on or after December 1, 2021 and the holder of the applicable IHS Markit PSU award:

◾	experiences a termination of employment by S&P Global without cause; or

◾	terminates his or her employment for good reason,

in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following the completion of the merger), 175%.

o	If the holder of the applicable IHS Markit PSU award does not satisfy any of the criteria in the immediately preceding bullets, 0%.

•	For an IHS Markit PSU award with a performance period from December 1, 2020 through November 30, 2023 that is not granted in the calendar year in which the completion of the merger occurs:

o	If the holder of the applicable IHS Markit PSU award remains employed with S&P Global and its subsidiaries until February 1, 2024, 200%.

o	If the completion of the merger occurs prior to December 1, 2021 and the holder of the applicable IHS Markit PSU award:

◾

experiences a termination of employment by S&P Global without cause or terminates his or her employment for good reason, in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following completion of the merger):

•	prior to February 1, 2022, 125%; or

•	on or after February 1, 2022, 150%.

o	If the completion of the merger occurs on or after December 1, 2021 and the holder of the applicable IHS Markit PSU award:

◾

experiences a termination of employment by S&P Global without cause or terminates his or her employment for good reason, in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following completion of the merger), 150%.

o	If the holder of the applicable IHS Markit PSU award does not satisfy any of the criteria in the immediately preceding bullets, 0%.

Upon completion of the merger, each then-outstanding IHS Markit PSU award that was granted in the calendar year in which the completion of the merger occurs, will, automatically and without any action on the part of the holder thereof be converted into an S&P Global performance share unit award with respect to a target number of shares of S&P Global common stock, rounded up to the nearest whole share of S&P Global common stock, determined by multiplying (1) the number of IHS Markit shares subject to such IHS Markit PSU award immediately prior to the completion of the merger (assuming target performance) by (2) the exchange ratio (such product, the “PSU target number”). The converted S&P Global performance share unit award will be subject to the same performance vesting opportunities and performance goals applicable to performance share unit awards granted by S&P Global in the calendar year in which the completion of the merger occurs. The actual number of shares of S&P Global common stock with respect to which each such converted S&P Global performance share unit award will vest will be determined based on actual performance, subject to the applicable holder remaining employed with S&P Global and its subsidiaries through February 1, 2024 (if the completion of the merger occurs in 2021) or February 1, 2025 (if the completion of the merger occurs in 2022); provided, however, that if the holder of the applicable converted S&P Global performance share unit award (1) experiences a termination of employment by S&P Global without cause or (2) terminates his or her employment for good reason, in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following completion of the merger), prior to February 1, 2024 (if the completion of the merger occurs in 2021) or February 1, 2025 (if the completion of the merger occurs in 2022), such holder will be entitled to full service-vesting of such converted S&P Global performance share unit award (including, for the avoidance of doubt, with respect to any such award that, prior to conversion, was a “partner unit plan” IHS Markit PSU award), and the number of shares with respect to which such award will vest will equal the PSU target number.

Treatment of IHS Markit DSU Awards

Upon completion of the merger, each then-outstanding IHS Markit DSU award, will, automatically and without any action on the part of the holder thereof, be converted into an S&P Global deferred share unit award on the same terms and conditions under the applicable plan, award agreement and applicable deferral election in effect immediately prior to the completion of the merger, with respect to a number of shares of S&P Global common stock, with the aggregate number of shares of S&P Global common stock covered by such S&P Global deferred share unit award, rounded up to the nearest whole share, determined by multiplying (1) the number of IHS Markit shares subject to such IHS Markit DSU award immediately prior to the completion of the merger by (2) the exchange ratio.

Treatment of IHS Markit Options

Upon completion of the merger, each IHS Markit option, whether vested or unvested, that is then-outstanding and unexercised immediately prior to the completion of the merger will, automatically and without any action on the part of the holder thereof, be converted into an option to purchase (1) the number of shares of S&P Global common stock equal to the product determined by multiplying (a) the number of IHS Markit shares subject to the IHS Markit option immediately prior to the completion of the merger, by (b) the exchange ratio, with any fractional shares rounded down to the nearest whole share of S&P Global common stock, at (2) an exercise price per share of S&P Global common stock equal to (a) the per share exercise price for IHS Markit shares subject to the corresponding IHS Markit option immediately prior to the completion of the merger divided by (b) the exchange ratio, rounded up to the nearest whole cent. Each such option will otherwise be subject to the same terms and conditions applicable to the corresponding IHS Markit option under the applicable plan and award agreement in effect immediately prior to the completion of the merger, including vesting terms.

See the section entitled “—Quantification of Potential Payments and Benefits to IHS Markit’s Named Executive Officers in Connection with the Merger” for the estimated value of unvested IHS Markit equity awards held by IHS Markit’s named executive officers. Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate amount that would be realized by the twelve IHS Markit non-employee directors in respect of their unvested IHS Markit equity awards upon completion of the Merger and the two IHS Markit executive officers who are not named executive officers in respect of their unvested IHS Markit equity awards upon a qualifying termination is as follows: unvested IHS Markit RSU awards held by non-employee directors—$0; unvested IHS Markit RSU awards held by executive officers—$1,061,617; and unvested IHS Markit PSU awards held by executive officers—$3,532,986.

IHS Markit Employment Agreements

Each of IHS Markit’s executive officers is party to an employment agreement providing for severance benefits in connection with a change in control (collectively referred to as the “IHS Markit employment agreements”). However, upon completion of the merger, Mr. Uggla’s employment agreement, which contains generally the same change in control severance protections as the other IHS Markit employment agreements, will be superseded by a new employment letter agreement. For additional details regarding Mr. Uggla’s new employment agreement see the section entitled “—CEO Letter Agreement”. Each IHS Markit employment agreement provides that, upon a termination of the executive officer’s employment by IHS Markit within 18 months following a change in control other than for “cause” or by the executive officer for “good reason,” each as defined in the IHS Markit employment agreements (for purposes of this section, a “qualifying termination”), and subject to the executive officer’s execution of an irrevocable release of claims in favor of IHS Markit, the executive officer will be entitled to the following payments and benefits:

•	An amount equal to two times the sum of the executive officer’s (1) base salary plus (2) target annual bonus for the year in which the termination occurs, paid in 12 equal monthly installments;

•

An amount equal to the executive officer’s target annual bonus, prorated for the number of days that the executive officer was employed in the year of termination, paid in a lump sum (other than for Mr. Uggla, for whom this is paid in 12 equal monthly installments);

•	Continuation of health and welfare benefits for 24 months; and

•	Full vesting of all of the executive officer’s unvested equity awards.

Notwithstanding the above, in connection with the merger, the IHS Markit employment agreements will be amended to provide for the equity treatment described above under “—Treatment of IHS Markit Equity Awards” upon a qualifying termination. In addition, Mr. Gear’s agreement will be amended to align his “good reason” definition with that of other executive officers. In addition, effective as of the completion of the merger, the employment agreements of Mr. Kansler, Ms. Granat and Mr. Tavernier will be superseded and replaced by new employment agreements, the material terms of which are set forth in term sheets that each of them have entered into with S&P Global in connection with the merger, as described below under “—New Employment Arrangements with S&P Global”.

The IHS Markit employment agreements do not provide for any tax gross-ups for any excise tax imposed under Sections 280G and 4999 of the Code. Other than for Messrs. Uggla and Gear, in the event that any payment to an executive officer would be subject to an excise tax, then such payment will either be delivered to such executive officer in full or delivered in such amount that no portion of the payment would be subject to the excise tax, whichever results in a greater benefit to the executive officer on an after-tax basis.

Based on the assumptions described above under “—Certain Assumptions”, upon a qualifying termination of executive officers who are not named executive officers, the estimated aggregate severance payable (excluding unvested equity awards, which are addressed above under “—Treatment of IHS Markit Equity Awards”) is $5,059,915.

New Employment Arrangements with S&P Global

Certain of IHS Markit’s executive officers have interests in the form of continued employment with S&P Global following the completion of the merger.

Subject to the completion of the merger, each of Adam Kansler, Sari Granat and Edouard Tavernier entered into term sheets with S&P Global pursuant to which Mr. Kansler will serve as President, S&P Global Market Intelligence, Financial Services, Ms. Granat will serve as Executive Vice President, Chief Administration Officer and General Counsel of S&P Global and Mr. Tavernier will serve as President, S&P Global Transportation.

Pursuant to the term sheets, Mr. Kansler will be entitled to an annual base salary of $750,000, Ms. Granat will be entitled to an annual base salary of $625,000 and Mr. Tavernier will be entitled to an annual base salary of GBP 400,000. Each of Mr. Kansler, Ms. Granat and Mr. Tavernier will be eligible to participate in the S&P Global Key Executive Short-Term Incentive Compensation Plan (the “STIC”), pursuant to which participants may receive a maximum award opportunity equal to 200% of their target annual bonus opportunity.

S&P Global will grant to each of Mr. Kansler, Ms. Granat and Mr. Tavernier a one-time S&P Global restricted share unit award, which will cliff-vest on the third anniversary of the grant date, subject to continued employment through such date, with a grant date value equal to $6,500,000 for Mr. Kansler and $3,000,000 for each of Ms. Granat and Mr. Tavernier.

Additionally, for the first two S&P Global long-term incentive award grant years following the last IHS Markit long-term incentive award grant year prior to the completion of the merger, each of Mr. Kansler, Ms. Granat and Mr. Tavernier will be eligible to participate in the S&P Global Inc. Stock Incentive Plan and receive a long-term incentive award opportunity, 70% of which will be issued as S&P Global performance share units and 30% of which will be issued as S&P Global restricted share units, with an aggregate grant date value of $3,250,000, $1,850,000 and $1,340,000 for Mr. Kansler, Ms. Granat and Mr. Tavernier, respectively.

The duration of the severance protections provided to Mr. Kansler, Ms. Granat and Mr. Tavernier under their respective IHS Markit employment agreements will be extended to 24 months following completion of the merger.

CEO Letter Agreement

On November 29, 2020, in connection with the merger, Mr. Uggla entered into a letter agreement with IHS Markit and its applicable subsidiary and S&P Global (the “CEO agreement”) to, among other things, set forth the terms of Mr. Uggla’s continued employment following completion of the merger. The CEO agreement will be effective upon completion of the merger.

Upon completion of the merger, Mr. Uggla will resign from his position as Chairman and Chief Executive Officer of IHS Markit but will continue to be employed on a full-time basis as a Special Advisor to the President and Chief Executive Officer of S&P Global until the one-year anniversary of the completion of the merger (the “employment end date”). In such role, he will be involved in post-merger transition and integration activities, as well as in strategic projects. Mr. Uggla will continue to receive his current annual base salary in the amount of

$1,200,000 during the employment term. He will also receive an employment bonus in the aggregate amount of $10,000,000 paid in installments in accordance with the applicable payroll procedures in effect through his term of employment, with any unpaid amount accelerated and paid in the event of a termination of Mr. Uggla’s employment on the employment end date, due to his death or disability, by the applicable subsidiary of IHS Markit without cause or by Mr. Uggla due to a material breach by IHS Markit, its applicable subsidiary or S&P Global of the CEO agreement (for purposes of this section, a “qualifying termination”).

In the event of a qualifying termination, subject to his execution of an irrevocable release of claims, Mr. Uggla will receive severance benefits based on his current severance entitlement, which includes cash severance, payable in 12 equal installments, in an amount equal to the sum of (a) $7,200,000, and (b) $2,400,000 prorated for the number of days in the fiscal year of IHS Markit through completion of the merger.

Any IHS Markit PSU awards granted to Mr. Uggla in 2019, 2020 and 2021 (and 2022 if the merger is completed after November 30, 2021), will be treated as set forth in the merger agreement, except that they will have a vesting percentage of 200% regardless of when the merger is completed or when Mr. Uggla experiences a qualifying termination. All IHS Markit PSU awards granted to Mr. Uggla will become fully vested upon a qualifying termination.

In view of Mr. Uggla’s critical leadership during a transformative period for IHS Markit up to and after completion of the merger and to avoid the risk of potential competition by an iconic founder and market leader, the parties agreed that the post-termination non-competition and non-solicitation covenants to which Mr. Uggla is currently subject will be extended in duration through the second anniversary of the completion of the merger and will be expanded in scope to cover S&P Global.

As part of the negotiation to ensure his retention during this critical period and his involvement in the post-merger transition and integration activities, as well as in strategic projects, Mr. Uggla will be eligible to receive a retention bonus in the amount of $40,000,000, with 50% paid following the employment end date subject to his continued employment through such date, and 50% paid following the first anniversary of the employment end date subject to his not having committed a material breach of the CEO agreement, including the expanded non-competition and non-solicitation covenants described above, prior to such date. Any unpaid amount of the retention bonus will be accelerated and paid to Mr. Uggla in the event of a qualifying termination.

See the section entitled “—Quantification of Potential Payments and Benefits to IHS Markit’s Named Executive Officers in Connection with the Merger” for an estimate of the value of payments under the CEO agreement.

Hyatt Retirement Arrangements

On February 3, 2017, Mr. Hyatt entered into an amendment to his employment agreement to, among other things, set forth his eligibility for certain retirement benefits. Pursuant to the amendment, in the event Mr. Hyatt retires from IHS Markit after reaching the age of 60 (which he reached in 2020), he will be eligible to receive, among other benefits and subject to his execution of an irrevocable release of claims in favor of IHS Markit and its affiliates, continued post-termination vesting of all unvested equity awards granted to him in accordance with their terms, provided that Mr. Hyatt was an employee of IHS Markit for six months following the grant of such awards and Mr. Hyatt does not engage in any activity in competition with IHS Markit at any time following his termination of employment during the full vesting period of such awards. See the section entitled “—Quantification of Potential Payments and Benefits to IHS Markit’s Named Executive Officers in Connection with the Merger” for the estimated value of unvested IHS Markit equity awards held by Mr. Hyatt under the Hyatt Retirement Arrangements.

Retention Awards

IHS Markit and S&P Global have agreed that IHS Markit may make retention awards to executives (other than Mr. Uggla) and other employees of IHS Markit up to an aggregate amount of $60 million. In consultation with S&P Global, IHS Markit has agreed to allocate $1.5 million of the retention pool to one executive officer who is not a named executive officer, which will be payable on the one-year anniversary of the completion of the merger, subject to the executive officer’s continued employment through the payment date. IHS Markit has not currently determined to provide any retention awards to any other executive officers.

Indemnification and Insurance

S&P Global has agreed to, and will cause the surviving company to, indemnify and hold harmless each individual who is as of the date of the merger agreement, or who becomes prior to the completion of the merger, a director or officer of IHS Markit or any of its subsidiaries or who is as of the date of the merger agreement, or who thereafter commences prior to the completion of the merger, serving at the request of IHS Markit or any of its subsidiaries as a director or officer of another person, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the completion of the merger (including the merger agreement and the transactions and actions contemplated thereby)), arising out of or pertaining to the fact that such party is or was an officer or director of IHS Markit or any of its subsidiaries or is or was serving at the request of IHS Markit or any of its subsidiaries as a director or officer of another person or in respect of any acts or omissions in their capacities as such directors of officers occurring prior to the completion of the merger, whether asserted or claimed prior to, at or after the completion of the merger, to the same extent as such parties were indemnified as of the date of the merger agreement by IHS Markit pursuant to the IHS Markit bye-laws or the governing or organizational documents of any subsidiary of IHS Markit and any indemnification agreements in existence as of the date of the merger agreement (including with respect to advancement of expenses, provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable law, the IHS Markit bye-laws, and any indemnification agreements in existence as of the date of the merger agreement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

For six years after the completion of the merger, the surviving company will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by IHS Markit or any of its subsidiaries or provide substitute policies for not less than the existing coverage and which have other terms not less favorable to the insured persons than the existing terms with respect to claims arising from facts or events that occurred on or before the completion of the merger, except that in no event shall S&P Global or the surviving company be required to pay with respect to such insurance policies (or substitute insurance policies) of IHS Markit in respect of any one policy year more than 300% of the annual premium payable by IHS Markit for such insurance for the twelve months prior to the completion of the merger (which amount is referred to as the maximum amount), and if S&P Global or the surviving company is unable to obtain the insurance required, it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the maximum amount in respect of each policy year within such period; provided that in lieu of the foregoing, IHS Markit may, in consultation with S&P Global, obtain at or prior to the completion of the merger, a six-year “tail” policy under IHS Markit’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the maximum amount.

Quantification of Potential Payments and Benefits to IHS Markit’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of IHS Markit that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under “Interests of IHS Markit’s Directors and Executive Officers in the Merger.”

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur after the date hereof and before completion of the merger. For purposes of calculating such amounts, the following assumptions were used:

•

The relevant price per share of IHS Markit common stock is $93.97, which is the average closing price per share of IHS Markit common stock as reported on the NYSE over the first five business days following the first public announcement of the merger on November 30, 2020;

•	The merger occurs on September 30, 2021, which is the assumed completion date of the merger solely for purposes of the disclosure in this section; and

•

Except for Mr. Hyatt, the employment of each named executive officer of IHS Markit is terminated by IHS Markit or its applicable subsidiary without “cause”, by the named executive officer for “good reason” (or, in Mr. Uggla’s case, by his resignation due to a material breach of the CEO agreement) or, in Mr. Uggla’s case, due to death or disability (each, a “qualifying termination”) on the assumed completion date of the merger of September 30, 2021 and immediately following the completion of the merger.

•	Mr. Hyatt’s employment with IHS Markit or its applicable subsidiary is terminated by reason of his retirement on or prior to March 31, 2021.

The calculations in the table below do not include amounts the IHS Markit named executive officers were already entitled to receive or vested in as of the date hereof. In addition, these amounts do not attempt to forecast any additional equity or cash award grants, issuances or forfeitures that may occur, or future dividend equivalents that may be accrued, prior to the closing of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

The payment or provision of the amounts and benefits described below to an IHS Markit named executive officer is contingent upon the completion of the merger and a qualifying termination of the IHS Markit named executive officer on or following the completion of the merger (or, in Mr. Uggla’s case, his continued employment through the employment end date under the CEO agreement).

Qualified Termination and Merger Related Payments and Benefits to Named Executive Officers

Named Executive Officer	Cash ($)(1)	Equity($)(2)	Benefits($)(3)	Total ($)
Lance Uggla	59,197,802	65,501,947	858	124,700,607
Jonathan Gear	3,141,071	14,111,613	49,873	17,302,557
Adam Kansler	3,141,071	20,354,041	49,873	23,544,985
Sari Granat	2,778,640	8,557,589	49,591	11,385,820
Todd Hyatt	—	7,044,829	—	7,044,829

(1)

Cash. Other than for Mr. Hyatt, consists of (i) cash severance, payable in 12 equal monthly installments, (ii) other than for Mr. Uggla, a lump sum prorated target annual bonus, and (iii) for Mr. Uggla, an employment bonus and a retention bonus. See the sections entitled “—IHS Markit Employment Agreements” and “—CEO Letter Agreement” for further information regarding the cash severance payments. The estimated amount of each such payment is shown in the following table.

Named Executive Officer	Severance ($)	Prorated Bonus ($)	Employment Bonus ($)	Retention Bonus ($)	Total ($)
Lance Uggla	9,197,802	—	10,000,000	40,000,000	59,197,802
Jonathan Gear	2,600,000	541,071	—	—	3,141,071
Adam Kansler	2,600,000	541,071	—	—	3,141,071
Sari Granat	2,300,000	478,640	—	—	2,778,640
Todd Hyatt	—	—	—	—	—

(2)

Equity. Amounts shown reflect the estimated value received by the IHS Markit named executive officers in respect of their unvested IHS Markit RSU awards and unvested IHS Markit PSU awards and, in Mr. Kansler and Ms. Granat’s case, the grant date value of the one-time S&P Global restricted share unit award to be granted to each of them in connection with the merger, in each case, as more fully described under “—Treatment of IHS Markit Equity Awards”, “—CEO Letter Agreement”, “—New Employment Arrangements with S&P Global” and “—Hyatt Retirement Arrangements”. In the case of IHS Markit PSU awards, this estimated value assumes that the applicable performance goals are achieved at the applicable vesting percentage as more fully described under “—Treatment of IHS Markit Equity Awards” and “—CEO Letter Agreement”. Under Mr. Hyatt’s amended employment agreement, he is eligible to receive, following the termination of his employment by reason of his retirement, continued vesting of all unvested IHS Markit equity awards granted to him during the full vesting period of such awards. As a result, following Mr. Hyatt’s retirement, his unvested IHS Markit PSU awards will continue to vest through the end of the applicable vesting period and will vest at a vesting percentage of 200% (as more fully described under “—Treatment of IHS Markit Equity Awards”).

Named Executive Officer	IHS Markit RSU Awards ($)	IHS Markit PSU Awards ($)	S&P Global RSU Awards ($)	Total ($)
Lance Uggla	—	65,501,947	—	65,501,947
Jonathan Gear	3,869,942	10,241,672	—	14,111,613
Adam Kansler	1,463,982	12,390,058	6,500,000	20,354,041
Sari Granat	1,183,055	4,374,534	3,000,000	8,557,589
Todd Hyatt	—	7,044,829	—	7,044,829

(3)

Benefits. Amounts shown reflect the estimated value of continued health and welfare benefits to be provided by IHS Markit to each IHS Markit named executive officer other than Mr. Hyatt (and such IHS Markit named executive officer’s spouse and dependents, as applicable) upon his or her qualifying termination. For Mr. Uggla, amount is converted from GBP to US Dollars using the exchange rate of 1.33069 as of November 30, 2020.

Named Executive Officer	Health and Welfare Benefits ($)
Lance Uggla	858
Jonathan Gear	49,873
Adam Kansler	49,873
Sari Granat	49,591
Todd Hyatt	—

Governance of the Combined Company

Headquarters

After the completion of the merger, the combined company will be headquartered in New York.

Chief Executive Officer of the Combined Company; Other Officers

Following completion of the merger, Douglas L. Peterson, the current President and Chief Executive Officer of S&P Global, will serve as the Chief Executive Officer of the combined company, and Ewout Steenbergen, the current Executive Vice President and Chief Financial Officer of S&P Global, will serve as the Chief Financial Officer of the combined company. Following completion of the merger, Lance Uggla, the current Chairman and Chief Executive Officer of IHS Markit, will be appointed to serve as Special Advisor to the Chief Executive Officer of the combined company for a term ending upon the first anniversary of the completion of the merger.

The leadership team of the combined company will comprise senior leaders from both organizations.

Board of Directors

Under the terms of the merger agreement, prior to completion of the merger, IHS Markit will propose four individuals to serve on the combined company’s board of directors immediately following completion of the merger, which four individuals must be reasonably acceptable to S&P Global. The four individuals will be selected from among the IHS Markit directors identified as independent in the definitive proxy statement for IHS Markit’s most recent annual shareholders meeting preceding the completion of the merger, and must also meet the criteria for service on the S&P Global board under applicable law and NYSE rules, and any criteria established by the S&P Global board or the Nominating and Corporate Governance Committee of the S&P Global board for such service that are generally applicable to members of the S&P Global board.

The S&P Global board as of the date of this joint proxy statement/prospectus consists of 13 members. Following the completion of the merger, and taking into account Charles E. Haldeman, Jr.’s previously disclosed retirement from the S&P Global board, it is expected that the existing S&P Global directors will constitute 12 of the 16 members of the combined company’s board of directors.

The directors of the combined company that have been designated as of the date of this joint proxy statement/prospectus and their ages as of the date of this joint proxy statement/prospectus are as follows:

Name	Age	Current Director and Designee of:
Marco Alverà	45	S&P Global
William J. Amelio	63	S&P Global
William D. Green	67	S&P Global
Charles E. Haldeman, Jr.(1)	72	S&P Global
Stephanie C. Hill	55	S&P Global
Rebecca Jacoby	59	S&P Global
Monique F. Leroux	66	S&P Global
Ian P. Livingston	56	S&P Global
Maria R. Morris	58	S&P Global
Douglas L. Peterson	62	S&P Global
Edward B. Rust, Jr.	70	S&P Global
Kurt L. Schmoke	71	S&P Global
Richard E. Thornburgh	68	S&P Global

(1)	As previously disclosed, Mr. Haldeman plans to retire from the S&P Global board at the 2021 annual meeting of the S&P Global shareholders.

Committees of the Board of Directors

Following the completion of the merger and until S&P Global’s annual meeting of shareholders in 2024 or, if earlier, such time that less than two of IHS Markit’s designated directors serve on the S&P Global board, S&P Global shall take all necessary actions to cause each committee of the S&P Global board to have at all times at least one of IHS Markit’s designated directors; provided that such designated director shall at all times during his or her service on such committee meet the criteria for such service under applicable law and NYSE rules, and any criteria established by the S&P Global board, such committee or the Nominating and Corporate Governance Committee of the S&P Global board for such service that are generally applicable to members of such committee.

See “The Merger Agreement—Governance of the Combined Company.”

Treatment of Indebtedness

It is expected that IHS Markit’s existing $1.25 billion revolving credit facility and $250 million term loan facility will be repaid at or prior to the closing of the merger. Based upon the foregoing and the aggregate outstanding indebtedness of S&P Global and IHS Markit as of the date hereof, it is expected that the aggregate consolidated indebtedness of the combined company upon completion of the merger will be approximately $9.074 billion.

Regulatory Approvals

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC, and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the termination or expiration of the applicable waiting period under the HSR Act. On January 5, 2021, notification and report forms under the HSR Act were filed by each of S&P Global and IHS Markit with the FTC and the Antitrust Division with respect to the merger.

Completion of the merger is further subject to notification or receipt of certain other regulatory approvals, including, among others, notification, clearance and/or approval under the competition laws of Canada, the European Union, the United Kingdom and Taiwan and the approval of the UK Financial Conduct Authority, in each case without the imposition of any regulatory material adverse effect, as described under “The Merger Agreement—Covenants and Agreements—Efforts to Complete the Merger.”

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust or other regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.

Litigation Relating to the Merger

As of January 20, 2021, two complaints have been filed by purported shareholders of IHS Markit. These actions are captioned Shiva Stein v. IHS Markit Ltd., et al., Case No. 1:21-cv-00229 (S.D.N.Y.), filed in the United States District Court for the Southern District of New York, and Tian Shi v. IHS Markit Ltd., et al., Case No. 1:21-cv-00296 (E.D.N.Y.), filed in the United States District Court for the Eastern District of New York. The complaints name IHS Markit and the members of the IHS Markit board as defendants, and the Stein action also names S&P Global and Merger Sub as defendants. The complaints generally assert claims under Section 14(a)

and Section 20(a) of the Exchange Act challenging the adequacy of certain disclosures made in the version of this joint proxy statement/prospectus filed with the SEC on January 8, 2021. The complaints seek, among other relief, an injunction preventing the closing of the merger unless and until the information sought is disclosed, rescission of the merger agreement to the extent already implemented or rescissory damages and attorneys’ and experts’ fees. IHS Markit and S&P Global believe the claims asserted in the complaints are without merit.

Timing of the Transaction

The merger is expected to be completed in the second half of calendar year 2021. Neither S&P Global nor IHS Markit can predict, however, the actual date on which the merger will be completed because it is subject to conditions beyond each company’s control, including obtaining necessary regulatory approvals. See “The Merger Agreement—Conditions to the Merger.”

Director and Officer Indemnification

Under the merger agreement, certain indemnification and insurance rights exist in favor of IHS Markit’s current and former directors and officers. See “The Merger Agreement—Covenants and Agreements—Indemnification, Exculpation and Insurance” for information about these rights.

Appraisal Rights in the Merger

Any IHS Markit shareholder who did not vote in favor of the IHS Markit merger proposal and who is not satisfied that it has been offered fair value for its IHS Markit shares may, within one month of the giving of the notice calling the IHS Markit special meeting, apply to the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act to appraise the fair value of its IHS Markit shares. At the effective time of the merger, any IHS Markit shares held by an IHS Markit shareholder that has not withdrawn its appraisal application or otherwise waived its appraisal rights will be, unless otherwise required by applicable law, converted into the right to receive the fair value of such dissenting shares as appraised by the Supreme Court of Bermuda (which is referred to as the appraised fair value) and any holder of dissenting shares will be entitled to receive such consideration from the surviving company within one month after such appraised fair value is finally determined pursuant to such appraisal procedure. An IHS Markit shareholder who has exercised appraisal rights has no right of appeal from an appraisal made by the Supreme Court of Bermuda. In the event that an IHS Markit shareholder effectively withdraws its appraisal application or otherwise waives its appraisal rights after the effective time of the merger, its dissenting shares will be deemed to have converted solely into the right to receive the merger consideration.

Under the merger agreement, IHS Markit is required to give S&P Global (1) prompt written notice of any demands for appraisal (or withdrawals thereof) and, to the extent IHS Markit has knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the dissenting shares and (2) to the extent permitted by applicable law, the opportunity to jointly participate with IHS Markit and control any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. IHS Markit is not permitted to make any payment with respect to, offer to settle or settle any such demands or applications or waive any failure to take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act without the prior written consent of S&P Global.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a description of the material U.S. federal income tax consequences generally applicable to a “U.S. holder” (as defined below) of IHS Markit shares that receives S&P Global common stock pursuant to the merger. This discussion is based upon the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any U.S. state or local or non-U.S. tax considerations, any U.S. federal estate, gift, alternative minimum, or Medicare contribution tax considerations or Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto) considerations.

The following discussion applies only to U.S. holders of IHS Markit shares who hold IHS Markit shares as capital assets within the meaning of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, former citizens or residents of the United States, U.S. holders whose functional currency is not the U.S. dollar, U.S. holders who hold IHS Markit shares as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, or U.S. holders who acquired IHS Markit shares pursuant to the exercise of employee share options, through a tax qualified retirement plan or otherwise as compensation).

For purposes of this discussion, a “U.S. holder” is a beneficial owner of IHS Markit shares that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation, or entity treated as a corporation, organized in or under the laws of the United States, any state thereof or the District of Columbia, or (3) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds IHS Markit shares, the U.S. federal income tax treatment of a person treated as a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds IHS Markit shares, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

For U.S. federal income tax purposes, the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of each of IHS Markit and S&P Global to complete the merger, however, is not conditioned upon the receipt by either IHS Markit or S&P Global of a tax opinion from its counsel or any other counsel on the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code. No assurance can be given that the IRS will not challenge the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS were to successfully challenge the status of the merger as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences would differ from those set forth in this joint proxy statement/prospectus and U.S. holders of IHS Markit shares could be subject to U.S. federal income tax upon the receipt of S&P Global common stock in the merger. The following discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Exchange of IHS Markit Shares for Shares of S&P Global Common Stock

A U.S. holder will generally not recognize gain or loss as a result of the merger, except with respect to cash received in lieu of a fractional share of S&P Global common stock (as discussed below). A U.S. holder’s aggregate tax basis in S&P Global common stock received pursuant to the merger (including the basis allocable to any fractional share of S&P Global common stock for which cash is received) will equal the U.S. holder’s aggregate tax basis in the IHS Markit shares exchanged therefor. A U.S. holder’s holding period in S&P Global common stock received pursuant to the merger (including the holding period of any fractional share of S&P Global common stock deemed received and sold, as described below) will include the holding period for its IHS Markit shares surrendered in exchange therefor. U.S. holders who hold IHS Markit shares with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of S&P Global common stock received in the merger.

Cash in Lieu of Fractional Shares

A U.S. holder of IHS Markit shares that receives cash in lieu of a fractional share of S&P Global common stock will generally be treated as having received such fractional share and then as having sold such fractional share for such cash. Gain or loss will generally be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted tax basis in the IHS Markit shares surrendered which is allocable to the fractional share. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for its IHS Markit shares exceeds one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

A U.S. holder of IHS Markit shares may, under certain circumstances, be subject to information reporting and backup withholding (currently, at a rate of 24%) on any payments of cash in lieu of fractional shares, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

This discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Material United Kingdom Tax Consequences of the Merger

The following is a description of the material United Kingdom tax consequences of the merger applicable to a U.S. holder (as defined above). It is intended only as a general guide to the position under current United Kingdom tax law and what is understood to be the current published practice of HM Revenue and Customs, referred to as HMRC, as at the date of this joint proxy statement/prospectus, both of which are subject to change possibly with retrospective effect, and may not apply to certain classes of investors, such as dealers in securities, persons who acquire (or are deemed to acquire) their securities by reason of an office or employment, insurance companies and collective investment schemes.

U.S. holders of IHS Markit shares that are not resident in the United Kingdom for United Kingdom tax purposes and that do not carry on a trade, profession or vocation in the United Kingdom through a branch or agency or (in the case of a company) permanent establishment should not be subject to United Kingdom taxation of chargeable gains on disposing of their IHS Markit shares and receiving S&P Global common stock pursuant to the merger.

Other holders of IHS Markit shares are strongly recommended to consult their own tax advisers as to the United Kingdom tax consequences of disposing of their IHS Markit shares and receiving S&P Global common stock pursuant to the merger.

Bermuda Tax Consequences of the Merger

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax that would be payable by IHS Markit or by IHS Markit shareholders in respect of IHS Markit shares, if the merger had already become effective. IHS Markit has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to IHS Markit or to any IHS Markit operations or to IHS Markit shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda.

Accounting Treatment

S&P Global prepares its financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of IHS Markit by S&P Global under the acquisition method of accounting in accordance with GAAP. S&P Global will be treated as the acquiror for accounting purposes.

All unaudited pro forma combined condensed financial information contained in this joint proxy statement/prospectus were prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the estimated net fair value of IHS Markit’s assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the estimated net fair value of the assets and liabilities of IHS Markit as compared to the unaudited pro forma information included in this joint proxy statement/prospectus will have the effect of increasing the goodwill recognized related to the merger.

NYSE Listing; Delisting and Deregistration of IHS Markit Shares

Prior to the completion of the merger, S&P Global has agreed to use its reasonable best efforts to cause the shares of S&P Global common stock to be issued in connection with the merger to be approved for listing on the NYSE. The listing of the shares of S&P Global common stock on the NYSE, subject to official notice of issuance, is also a condition to completion of the merger. If the merger is completed, IHS Markit shares will cease to be listed on the NYSE and IHS Markit shares will be deregistered under the Exchange Act.

Restrictions on Sales of Shares of S&P Global Common Stock Received in the Merger

All shares of S&P Global common stock received by IHS Markit shareholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for shares of S&P Global common stock received by any IHS Markit shareholder who becomes an “affiliate” of the combined company after completion of the merger. This joint proxy statement/prospectus does not cover resales of shares of S&P Global common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The descriptions of the merger agreement in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the merger agreement, a copy of which merger agreement is attached as Annex A and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the entire merger agreement.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about S&P Global or IHS Markit. Factual disclosures about S&P Global and IHS Markit contained in this joint proxy statement/prospectus and/or in the public reports of S&P Global and IHS Markit filed with the SEC (as described in the section entitled “Where You Can Find More Information”) may supplement, update or modify the disclosures about S&P Global and IHS Markit contained in the merger agreement. The merger agreement contains representations and warranties and covenants of the parties customary for a merger of this nature. The representations and warranties contained in the merger agreement: were made only for purposes of the merger agreement as of the specific dates therein; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in S&P Global’s or IHS Markit’s public disclosures. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about S&P Global or IHS Markit at the time they were made or otherwise.

Structure of the Merger

The merger agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement and in the statutory merger agreement, and in accordance with the Bermuda Companies Act, Merger Sub will be merged with and into IHS Markit at the completion of the merger. As a result of the merger and as of the effective time of the merger, the separate corporate existence of Merger Sub will cease, and IHS Markit will continue as the surviving company and a wholly owned subsidiary of S&P Global. At the completion of the merger, the IHS Markit memorandum of association will be the memorandum of association of the surviving company and the bye-laws of the surviving company will be the IHS Markit bye-laws as amended and restated to read in their entirety substantially as set forth as Exhibit B to the merger agreement, with such changes as the parties to the merger agreement may agree, and the name of the surviving company will be “IHS Markit Ltd.”

Merger Consideration

At the completion of the merger, by virtue of the merger and without any action on the part of the parties or the holders of any IHS Markit shares (or options thereon), each issued and outstanding IHS Markit share (other than (1) shares held by an IHS Markit shareholder who did not vote “for” the IHS Markit merger proposal and who complies with all of the provisions of the Bermuda Companies Act concerning the rights of IHS Markit shareholders to require appraisal of their IHS Markit shares pursuant to section 106(6) of the Bermuda Companies

Act, which are referred to as the dissenting shares, and (2) shares held by IHS Markit in treasury, which are referred to as the excluded shares) will be converted into the right to receive the merger consideration, less any applicable withholding taxes, which is:

•	0.2838 fully paid and nonassessable shares of S&P Global common stock; plus

•	if applicable, cash in lieu of fractional shares of S&P Global common stock, without interest.

The 0.2838 shares of S&P Global common stock into which each IHS Markit share (other than dissenting shares and excluded shares) will be converted is referred to as the exchange ratio.

The exchange ratio is fixed, which means that it will not change between now and the date of the completion of the merger, regardless of whether the market price of either IHS Markit shares or S&P Global common stock changes. Therefore, the market value of the merger consideration will depend on the market price of S&P Global common stock at the completion of the merger.

The market price of S&P Global common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the special meetings, the date the merger is completed and thereafter. Because of this, the market value of the consideration to be received by IHS Markit shareholders (based on the trading price of shares of S&P Global common stock) may fluctuate between now and the completion of the merger. The market value of the S&P Global common stock to be issued in exchange for IHS Markit shares upon the completion of the merger will not be known at the time of the IHS Markit special meeting or the S&P Global special meeting. Both S&P Global common stock and IHS Markit shares are traded on the NYSE under the symbols “SPGI” and “INFO,” respectively. S&P Global and IHS Markit shareholders are encouraged to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

As promptly as practicable following the completion of the merger, upon the terms and subject to the conditions set forth in the merger agreement, S&P Global’s exchange agent will determine the excess of (1) the number of full shares of S&P Global common stock delivered to the exchange agent by S&P Global for issuance to holders of certificates or book-entry IHS Markit shares over (2) the aggregate number of full shares of S&P Global common stock to be distributed to holders of certificates or book-entry IHS Markit shares (such excess being referred to as the excess shares). As soon as practicable after the completion of the merger, the exchange agent, as agent for such holders of certificates and book-entry IHS Markit shares, will sell the excess shares at then prevailing prices on the NYSE. The sale of the excess shares by the exchange agent will be executed on the NYSE and will be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of certificates or book-entry IHS Markit shares, the exchange agent will hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of excess shares to be distributed to the holders of certificates or book-entry IHS Markit shares will be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the exchange agent incurred in connection with such sale or sales.

No certificates representing fractional shares of S&P Global common stock will be issued upon the surrender for exchange of certificates or book-entry IHS Markit shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a holder of S&P Global common stock. Each holder of IHS Markit shares converted pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of S&P Global common stock (after taking into account all certificates and book-entry IHS Markit shares delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to the product of (1) the amount of the aggregate net proceeds of any sale of excess shares in accordance with the above and (2) a fraction, (a) the numerator of which is the amount of the fractional share interest to which such holder of certificates or book-entry IHS Markit shares is entitled (after taking into account all certificates and book-entry IHS Markit shares then held by such holder) and (b) the denominator of which is the aggregate amount of fractional share interests to which all holders of IHS Markit shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of certificates or book-entry IHS Markit shares with respect to any fractional share interests, the exchange agent will promptly pay such amounts to such holders subject to and in accordance with the terms and conditions set forth in the merger agreement. The payment of cash in lieu of fractional shares of S&P Global common stock pursuant to the terms and conditions set forth in the merger agreement is not separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange contemplated by the merger agreement.

S&P Global shareholders will continue to own their existing shares of S&P Global common stock, the form of which will not be changed by the merger.

Dissenting Shares

At the completion of the merger, upon the terms and subject to the conditions set forth in the merger agreement and in the statutory merger agreement, each dissenting share will be, unless otherwise required by applicable law, converted into the right to receive the merger consideration set forth above or the fair value of the dissenting share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (which is referred to as the appraised fair value) and any holder of dissenting shares will be entitled to receive such consideration from the surviving company following the completion of the merger by payment made within 30 days after such appraised fair value is finally determined pursuant to such appraisal procedure or by delivering the merger consideration set forth above if the holder of dissenting shares fails to exercise, effectively withdraws or otherwise waives any right to appraisal. IHS Markit is required to give S&P Global (1) prompt written notice of (a) any demands for appraisal of dissenting shares, failure to exercise, withdrawal or other waiver thereof, and any other instruments, notices, petitions or other written communication received by IHS Markit in connection with the foregoing and (b) to the extent that IHS Markit has knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the dissenting shares and (2) to the extent permitted by applicable law, the opportunity to jointly participate with IHS Markit and control any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. IHS Markit may not, without the prior written consent of S&P Global, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act, or agree or commit to do any of the foregoing. Payment of any amount payable to holders of dissenting shares will be the obligation of the surviving company upon completion of the merger.

Treatment of IHS Markit Equity Awards

Treatment of IHS Markit RSU Awards

Upon completion of the merger, each IHS Markit restricted stock unit (“RSU”) award, whether vested or unvested, that is then-outstanding will, automatically and without any action on the part of the holder thereof be converted into an S&P Global restricted share unit award on the same terms and conditions (including any continuing vesting requirements; provided that any continuing vesting requirements will lapse upon completion of the merger with respect to IHS Markit RSU awards held by non-employee directors of IHS Markit) under the applicable plan, award agreement and applicable deferral election in effect immediately prior to the completion of the merger, with respect to a number of shares of S&P Global common stock, rounded up to the nearest whole share of S&P Global common stock, determined by multiplying (1) the number of IHS Markit shares subject to such IHS Markit RSU award immediately prior to the completion of the merger by (2) the exchange ratio; provided, however, that if the holder of the applicable converted S&P Global restricted share unit award (1) experiences a termination of employment by S&P Global without cause or (2) terminates his or her employment for good reason, in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following completion of the merger), such holder will be entitled to full vesting of such converted S&P Global restricted share unit award.

Treatment of IHS Markit PSU Awards

Upon completion of the merger, each then-outstanding IHS Markit performance-based restricted stock unit (“PSU”) award that was not granted in the calendar year in which the completion of the merger occurs (including, for the avoidance of doubt, any such “partner unit plan” IHS Markit PSU award), will, automatically and without any action on the part of the holder thereof be converted into an S&P Global restricted share unit award on the same terms and conditions (including any continuing service vesting requirements but excluding all performance vesting conditions which will lapse) under the applicable plan and award agreement in effect immediately prior to the completion of the merger, as modified by the merger agreement, with respect to a number of shares of S&P Global common stock, rounded up to the nearest whole share of S&P Global common stock, determined by multiplying (1) the number of IHS Markit shares subject to such IHS Markit PSU award immediately prior to the completion of the merger (assuming target performance) by (2) the exchange ratio (such product being referred to, with respect to each such IHS Markit PSU award, the “RSU target number”); provided, however, that if the holder of the applicable converted S&P Global restricted share unit award (1) experiences a termination of employment by S&P Global without cause or (2) terminates his or her employment for good reason, in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following completion of the merger), such holder will be entitled to full service-vesting of such converted S&P Global restricted share unit award. The actual number of shares of S&P Global common stock with respect to which each such converted S&P Global restricted share unit award will vest will equal the product determined by multiplying (1) the RSU target number by (2) the applicable vesting percentage (which can range from 100% to 200%) based on the following formula:

•	For an IHS Markit PSU award with a performance period from December 1, 2018 through November 30, 2021:

○	If the holder of the applicable IHS Markit PSU award remains employed with S&P Global and its subsidiaries until February 1, 2022, 200%.

○	If the completion of the merger occurs prior to June 1, 2021 and the holder of the applicable IHS Markit PSU award:

◾	experiences a termination of employment by S&P Global without cause; or

◾	terminates his or her employment for good reason,

in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following the completion of the merger), 175%.

○	If the completion of the merger occurs on or after June 1, 2021 and the holder of the applicable IHS Markit PSU award:

◾	experiences a termination of employment by S&P Global without cause; or

◾	terminates his or her employment for good reason,

in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following completion of the merger), 200%.

○	If the holder of the applicable IHS Markit PSU award does not satisfy any of the criteria in the immediately preceding bullets, 0%.

•	For an IHS Markit PSU award with a performance period from December 1, 2019 through November 30, 2022:

○	If the holder of the applicable IHS Markit PSU award remains employed with S&P Global and its subsidiaries until February 1, 2023, 200%.

○	If the completion of the merger occurs prior to December 1, 2021 and the holder of the applicable IHS Markit PSU award:

◾

experiences a termination of employment by S&P Global without cause or terminates his or her employment for good reason, in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following the completion of the merger):

•	prior to February 1, 2022, 150%; or

•	on or after February 1, 2022, 175%.

○	If the completion of the merger occurs on or after December 1, 2021 and the holder of the applicable IHS Markit PSU award:

◾	experiences a termination of employment by S&P Global without cause; or

◾	terminates his or her employment for good reason,

in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following the completion of the merger), 175%.

○	If the holder of the applicable IHS Markit PSU award does not satisfy any of the criteria in the immediately preceding bullets, 0%.

•	For an IHS Markit PSU award with a performance period from December 1, 2020 through November 30, 2023 that is not granted in the calendar year in which the completion of the merger occurs:

○	If the holder of the applicable IHS Markit PSU award remains employed with S&P Global and its subsidiaries until February 1, 2024, 200%.

○	If the completion of the merger occurs prior to December 1, 2021 and the holder of the applicable IHS Markit PSU award:

◾

experiences a termination of employment by S&P Global without cause or terminates his or her employment for good reason, in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following completion of the merger):

•	prior to February 1, 2022, 125%; or

•	on or after February 1, 2022, 150%.

○	If the completion of the merger occurs on or after December 1, 2021 and the holder of the applicable IHS Markit PSU award:

◾

experiences a termination of employment by S&P Global without cause or terminates his or her employment for good reason, in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of

Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following completion of the merger), 150%.

○	If the holder of the applicable IHS Markit PSU award does not satisfy any of the criteria in the immediately preceding bullets, 0%.

Upon completion of the merger, each then-outstanding IHS Markit PSU award that was granted in the calendar year in which the completion of the merger occurs, will, automatically and without any action on the part of the holder thereof be converted into an S&P Global performance share unit award with respect to a target number of shares of S&P Global common stock, rounded up to the nearest whole share of S&P Global common stock, determined by multiplying (1) the number of IHS Markit shares subject to such IHS Markit PSU award immediately prior to the completion of the merger (assuming target performance) by (2) the exchange ratio (such product, the “PSU target number”). The converted S&P Global performance share unit award will be subject to the same performance vesting opportunities and performance goals applicable to performance share unit awards granted by S&P Global in the calendar year in which the completion of the merger occurs. The actual number of shares of S&P Global common stock with respect to which each such converted S&P Global performance share unit award will vest will be determined based on actual performance, subject to the applicable holder remaining employed with S&P Global and its subsidiaries through February 1, 2024 (if the completion of the merger occurs in 2021) or February 1, 2025 (if the completion of the merger occurs in 2022); provided, however, that if the holder of the applicable converted S&P Global performance share unit award (1) experiences a termination of employment by S&P Global without cause or (2) terminates his or her employment for good reason, in each case during the 24-month period following the completion of the merger (or, for employees of IHS Markit with a title of Executive Vice President or Senior Vice President immediately prior to the completion of the merger, the 18-month period following completion of the merger), prior to February 1, 2024 (if the completion of the merger occurs in 2021) or February 1, 2025 (if the completion of the merger occurs in 2022), such holder will be entitled to full service-vesting of such converted S&P Global performance share unit award (including, for the avoidance of doubt, with respect to any such award that, prior to conversion, was a “partner unit plan” IHS Markit PSU award), and the number of shares with respect to which such award will vest will equal the PSU target number.

Treatment of IHS Markit DSU Awards

Upon completion of the merger, each then-outstanding IHS Markit deferred stock unit (“DSU”) award, will, automatically and without any action on the part of the holder thereof, be converted into an S&P Global deferred share unit award on the same terms and conditions under the applicable plan, award agreement and applicable deferral election in effect immediately prior to the completion of the merger, with respect to a number of shares of S&P Global common stock, with the aggregate number of shares of S&P Global common stock covered by such S&P Global deferred share unit award, rounded up to the nearest whole share, determined by multiplying (1) the number of IHS Markit shares subject to such IHS Markit DSU award immediately prior to the completion of the merger by (2) the exchange ratio.

Treatment of IHS Markit Options

Upon completion of the merger, each IHS Markit option, whether vested or unvested, that is then-outstanding and unexercised immediately prior to the completion of the merger will, automatically and without any action on the part of the holder thereof, be converted into an option to purchase (1) the number of shares of S&P Global common stock equal to the product determined by multiplying (a) the number of IHS Markit shares subject to the IHS Markit option immediately prior to the completion of the merger, by (b) the exchange ratio, with any fractional shares rounded down to the nearest whole share of S&P Global common stock, at (2) an exercise price per share of S&P Global common stock equal to (a) the per share exercise price for IHS Markit shares subject to the corresponding IHS Markit option immediately prior to the completion of the merger divided by (b) the exchange ratio, rounded up to the nearest whole cent. Each such option will otherwise be subject to the same terms and conditions applicable to the corresponding IHS Markit option under the applicable plan and award agreement in effect immediately prior to the completion of the merger, including vesting terms.

Closing and Effectiveness of the Merger

Unless another time, date or place is agreed to in writing by S&P Global, Merger Sub and IHS Markit, the closing of the merger will occur at 10:00 a.m. (New York time) on the third business day after satisfaction or waiver of all of the closing conditions set forth in the merger agreement (other than those conditions that by their terms are to be fulfilled at the closing of the merger, but subject to the fulfillment or waiver of such conditions).

The merger will become effective upon the issuance of the certificate of merger by the Registrar of Companies in Bermuda with respect to the merger, or such other time and date as the certificate of merger shall provide.

Conversion of Shares; Exchange of Certificates; Fractional Shares

The conversion of IHS Markit shares (other than the dissenting shares and excluded shares) into the right to receive the merger consideration will occur automatically at the completion of the merger.

As soon as reasonably practicable after the completion of the merger, S&P Global’s exchange agent will mail a letter of transmittal to each holder of record of a certificate or book-entry share that immediately prior to the completion of the merger represented issued and outstanding IHS Markit shares and whose shares were converted into the right to receive the merger consideration. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of such certificates or book-entry shares to S&P Global’s exchange agent and will be in the form and have such other provisions as S&P Global may reasonably specify. The letter of transmittal will be accompanied by instructions for use in effecting the surrender of the certificates and book-entry shares in exchange for the merger consideration. Upon surrender of a certificate or book-entry share, as applicable, for cancellation to S&P Global’s exchange agent or to such other agent or agents as may be appointed by S&P Global, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by S&P Global’s exchange agent, the holder of such certificate or book-entry share will be entitled to receive the number of shares of S&P Global common stock and/or cash, as applicable, that such holder has the right to receive pursuant to the merger agreement, and the certificate or book-entry share so surrendered will forthwith be cancelled. No interest will be paid or will accrue for the benefit of holders of the certificates or book-entry shares on the merger consideration payable upon the surrender of certificates or book-entry shares.

As of the completion of the merger, each IHS Markit share will no longer be outstanding and will automatically cease to exist. As of the completion of the merger, each holder of a certificate or book-entry share representing any IHS Markit shares will cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the merger consideration as described above and subject to the terms and conditions set forth in the merger agreement.

Subject to applicable law, the holders of S&P Global common stock issued in exchange for certificates or book-entry shares surrendered as described above will receive, without interest, (1) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of S&P Global common stock to which such holder is entitled under the merger agreement and the amount of dividends or other distributions with a record date after the completion of the merger theretofore paid with respect to such shares of S&P Global common stock and (2) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the completion of the merger, but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of S&P Global common stock.

Each of S&P Global, the surviving company and S&P Global’s exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign tax law. Any amounts so withheld will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

Governance of the Combined Company

The merger agreement contains certain provisions relating to the governance of the combined company following completion of the merger, as set forth below.

Board of Directors

Prior to the completion of the merger, the parties to the merger agreement will select four persons who will be proposed by IHS Markit and be reasonably acceptable to S&P Global and S&P Global will take all necessary actions to cause such persons to be appointed to the S&P Global board immediately following the completion of the merger. Such persons will be selected from among the members of the IHS Markit board identified as independent in IHS Markit’s definitive proxy statement for its most recent annual shareholders meeting preceding the completion of the merger; provided that such persons will meet the criteria for service on the S&P Global board under applicable law and NYSE rules, and any criteria established by the S&P Global board or the Nominating and Corporate Governance Committee of the S&P Global board for such service that are generally applicable to members of the S&P Global board.

Committees of the Board of Directors

Effective as of immediately following the completion of the merger and until the annual meeting of shareholders of S&P Global in 2024 (or, if earlier, such time that less than two of the IHS Markit board designees serve on the S&P Global board), S&P Global will take all necessary actions to cause each committee of the S&P Global board (including any committee formed following the completion of the merger) to have at all times at least one IHS Markit board designee; provided that such IHS Markit board designee at all times during his or her service on such committee meets the criteria for such service under applicable law and NYSE rules, and any criteria established by the S&P Global board, such committee or the Nominating and Corporate Governance Committee of the S&P Global board for such service that are generally applicable to members of such committee.

Representations and Warranties; Material Adverse Effect

The merger agreement contains representations and warranties made by IHS Markit to S&P Global and by S&P Global and Merger Sub to IHS Markit. Certain of the representations and warranties in the merger agreement are subject to materiality or “material adverse effect” qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would result in a “material adverse effect” (as defined below) on the party making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation or warranty did not have knowledge. Furthermore, each of the representations and warranties is subject to the qualifications set forth in the disclosure letter delivered to S&P Global by IHS Markit, in the case of representations and warranties made by IHS Markit, or the disclosure letter delivered to IHS Markit by S&P Global, in the case of representations and warranties made by S&P Global or Merger Sub (with each letter referred to as that party’s disclosure letter), as well as the reports of IHS Markit or S&P Global, as applicable, filed with the SEC and publicly available during the period from January 1, 2019 through the day prior to the date of the merger agreement (excluding any disclosures set forth in any risk factor section or in any section relating to forward-looking statements and other disclosures that are predictive or forward-looking in nature).

The representations and warranties made by IHS Markit to S&P Global, and by S&P Global and Merger Sub to IHS Markit, under the merger agreement relate to, among other things:

•	due organization, valid existence, good standing and qualification or license to do business;

•	corporate authorization of the merger agreement and the statutory merger agreement and the transactions contemplated thereby and the legal, valid and binding nature of the merger agreement;

•	the absence of any conflicts or violations of organizational documents and other agreements or laws;

•	required consents and approvals from governmental entities;

•	capitalization and ownership of subsidiaries;

•	documents filed with the SEC and financial statements;

•	internal controls and disclosure controls and procedures relating to financial reporting;

•	the absence of certain undisclosed liabilities;

•	accuracy of information supplied or to be supplied in connection with this joint proxy statement/prospectus;

•	conduct of their businesses in the ordinary course and the absence of a material adverse effect;

•	possession of, and compliance with, permits necessary for the conduct of such party’s business, compliance with applicable laws and absence of governmental orders;

•	the absence of certain legal proceedings and investigations;

•	employee benefit plans;

•	labor and employment matters;

•	tax matters;

•	shareholder voting requirements in connection with the transactions contemplated by the merger agreement;

•	the applicability of certain statutory antitakeover provisions or antitakeover provisions in such party’s organizational documents to the transactions contemplated by the merger agreement;

•	intellectual property, information technology and data protection matters;

•	material contracts;

•	environmental matters;

•	compliance with certain domestic and foreign corruption laws, customs and international trade laws and sanctions;

•	real property matters;

•	receipt of an opinion from such party’s financial advisor;

•	brokers and transaction-related fees and expenses; and

•	insurance policies and related matters.

The merger agreement also contains additional representations and warranties by IHS Markit to S&P Global, relating to, among other things, the following:

•

the absence of certain actions that are the subject of certain covenants that restrict IHS Markit’s activities prior to the completion of the merger, as described below in “—Covenants and Agreements—Conduct of Business”; and

•	the EBT.

The merger agreement also contains additional representations and warranties by S&P Global and Merger Sub to IHS Markit that Merger Sub has not engaged in any activities since its incorporation other than in connection with the merger agreement and statutory merger agreement.

The representations and warranties of each of IHS Markit, S&P Global and Merger Sub will expire upon the completion of the merger.

Certain of the representations and warranties made by IHS Markit and S&P Global are qualified as to “knowledge,” “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect,” when used in reference to IHS Markit or S&P Global, means any fact, circumstance, effect, change, event or development that has a material adverse effect on the business, financial condition or results of operations of IHS Markit and its subsidiaries, taken as a whole, or S&P Global and its subsidiaries, taken as a whole, respectively, excluding any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of:

•	general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction;

•

any failure, in and of itself, by IHS Markit or S&P Global to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (except that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect, unless otherwise excluded in the definition of “material adverse effect” in the merger agreement);

•

the execution and delivery of the merger agreement or the public announcement or pendency of the merger or any of the other transactions contemplated by the merger agreement, including any litigation resulting or arising therefrom or with respect thereto and including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, governmental entities and other persons (except that this exception does not apply with respect to the representations or warranties contained in the merger agreement relating to corporate authority and non-contravention and the closing conditions related thereto);

•

any change, in and of itself, in the market price or trading volume of the securities of IHS Markit or S&P Global, respectively (except that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a material adverse effect on IHS Markit or S&P Global, respectively, unless otherwise excluded in the definition of “material adverse effect” in the merger agreement);

•	any change in applicable law, regulation or GAAP, as applicable (or authoritative interpretation thereof);

•

geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement;

•

any hurricane, tornado, flood, earthquake or other natural disaster or pandemic (including the ongoing COVID-19 pandemic and any quarantine, “shelter in place,” “stay at home,” social distancing, shutdown, closure, sequester or any other law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any governmental entity in connection with or in response to the ongoing COVID-19 pandemic, which are referred to as COVID-19 measures); or

•

any action expressly required by Section 6.3 of the merger agreement, which relates to the parties’ efforts to complete the transactions contemplated by the merger agreement, including obtaining required governmental consents and approvals;

provided that the exceptions described in the first, fifth, sixth and seventh bullet points will not apply to the extent the facts, circumstances, effects, changes, events or developments described in such bullet points affect either IHS Markit and its subsidiaries, or S&P Global and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that IHS Markit and its subsidiaries, or S&P Global and its subsidiaries, respectively, operate, but, in such event, only the incremental disproportionate impact of any such facts, circumstances, effects, changes, events or developments are to be taken into account in determining whether a “material adverse effect” has occurred.

Covenants and Agreements

Conduct of Business

Each of IHS Markit and S&P Global has agreed to certain covenants in the merger agreement regarding the conduct of their respective businesses between the date of the merger agreement and the completion of the merger. Between the date of the merger agreement and the completion of the merger, except as (1) set forth in the applicable party’s disclosure letter, (2) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 measures or which is otherwise taken, or omitted to be taken, in response to the ongoing COVID-19 pandemic, as determined by IHS Markit or S&P Global, as applicable, in its reasonable discretion after providing at least two business days’ written notice to the other party prior to taking or omitting to take such action, (3) otherwise expressly contemplated by the merger agreement or (4) consented to by the other party in writing (which consent will not be unreasonably withheld, conditioned or delayed), each of IHS Markit and S&P Global will, and will cause their respective subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the completion of the merger.

In addition, except as (1) set forth in the applicable party’s disclosure letter, (2) otherwise expressly contemplated by the merger agreement or (3) consented to by the other party in writing (which consent will not be unreasonably withheld or delayed), between the date of the merger agreement and the completion of the merger, each of IHS Markit and S&P Global will not, and will not permit any of their respective subsidiaries to:

•

declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its shares or capital stock (except for (a) dividends or distributions by IHS Markit’s or S&P Global’s direct or indirect wholly owned subsidiaries and (b) each party’s respective regular quarterly dividend in accordance with its dividend policies and the terms and conditions set forth in the merger agreement with respect to record dates for IHS Markit’s payment of quarterly dividends, in each case in a quarterly amount not to exceed the amount set forth in the applicable party’s disclosure letter);

•	split, combine or reclassify any of its shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares;

•

issue, deliver, sell, pledge or otherwise encumber or subject to any lien any of its shares, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (1) in connection with the settlement of IHS Markit’s or S&P Global’s equity awards, as applicable, granted under IHS Markit’s or S&P Global’s equity plans, as applicable, and outstanding as of the date of the merger agreement in accordance with their present terms, and (2) with respect to S&P Global, any issuance or grant of S&P Global equity awards in the ordinary course of business consistent with past practice, or, with respect to IHS Markit, IHS Markit equity awards granted in accordance with Section 5.1 of the merger agreement, which, among other things, relates to the conduct of IHS Markit’s business between the date of the merger agreement and the completion of the merger);

•

(1) merge with or enter into a consolidation with or otherwise acquire any equity interests in any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), (2) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (3) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (4) enter into any new line of business that is material to IHS Markit or S&P Global, as applicable, and its subsidiaries (taken as a whole), except (a) in the case of clauses (1), (2) and (3), transactions solely among IHS Markit or S&P Global, as applicable, and one or more of their respective wholly owned subsidiaries or solely among IHS Markit’s or S&P Global’s, as applicable, wholly owned subsidiaries, (b) in the case of clause (3) in the ordinary course of business consistent with past practice, (c) in the case of clauses (1) and (3), in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of the merger agreement to the date of the completion of the merger does not exceed $100,000,000, in the case of IHS Markit, and $200,000,000, in the case of S&P Global and (d) each of clauses (1), (2), (3) and, solely in the case of S&P Global, (4) are subject to the restrictions set forth in Section 6.3 of the merger agreement, which relates to the parties’ efforts to complete the transactions contemplated by the merger agreement, including obtaining required governmental consents and approvals;

•

(1) transfer, sell, sublease, lease, license, sublicense, grant a non-assert with respect to or otherwise abandon or dispose of any material assets or material properties of IHS Markit or S&P Global, as applicable, or any of their respective subsidiaries, or (2) mortgage or pledge any material assets or material properties of IHS Markit or S&P Global, as applicable, or any of their respective subsidiaries, subject any such assets or properties to any other lien, except for liens that are permitted under the merger agreement, other than, in the case of both clause (1) and clause (2), (a) the sale or transfer of any assets and properties associated with discontinued operations or (b) non-exclusive licenses or sublicenses granted in the ordinary course of business and consistent with past practice;

•

change any of its material financial accounting policies or procedures currently in effect, except (1) as required by GAAP, Regulation S-X of the Exchange Act or a governmental entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), as determined in consultation with such party’s outside auditor, or (2) as required by applicable law;

•	authorize, or commit or agree to take, any of the foregoing actions.

In addition, except as (1) set forth in the IHS Markit’s disclosure letter, (2) otherwise expressly contemplated by the merger agreement or (3) consented to by S&P Global in writing (which consent will not be unreasonably withheld or delayed), IHS Markit agreed that it will not, and will not permit any of its subsidiaries to:

•

purchase, redeem or otherwise acquire any IHS Markit shares or shares of any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than certain acquisitions of shares from holders of awards under IHS Markit’s equity plans) or amend any term or alter any rights of any outstanding equity securities of IHS Markit or its subsidiaries;

•

other than in the ordinary course of business consistent with past practice, enter into certain specified types of contracts or amend, renew, terminate or waive any material provision of such contracts or of certain other specified contracts, except in connection with any amendments to, and normal renewals of, such contracts without materially adverse changes, additions or deletions of terms;

•

create, incur or assume any indebtedness for borrowed money, issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (1) indebtedness incurred in the ordinary course of business and consistent with past practice under IHS Markit’s current borrowing agreements and facilities not to exceed $500,000,000 in the aggregate, (2) any inter-company indebtedness in the ordinary course of business consistent with past practice solely involving IHS Markit and/or its direct or indirect wholly owned subsidiaries, (3) indebtedness to replace or refinance existing credit facilities or other existing indebtedness, in each case at maturity and without increasing the principal amount thereunder (except to the extent such increase represents accrued interest and fees and expenses on the refinanced indebtedness and customary underwriting, arrangement, or similar fees and related expenses), provided that no such refinancing indebtedness shall subject IHS Markit or any of its subsidiaries to material prepayment obligations or other penalties, or (4) guarantees by IHS Markit of indebtedness for borrowed money of its subsidiaries, which indebtedness is otherwise incurred in compliance with the foregoing;

•

without limiting Section 6.13 of the merger agreement, which relates to litigation matters relating to the merger agreement or the transactions contemplated thereby, waive, release, assign, settle or compromise any pending or threatened action other than (1) the settlement of such actions involving only the payment of monetary damages by IHS Markit or any of its subsidiaries of any amount not to exceed $10,000,000 individually or $30,000,000 in the aggregate and (2) as would not result in any restriction on future activity or conduct by IHS Markit, S&P Global or their respective affiliates or a finding or admission of a violation of law by IHS Markit, S&P Global or their respective affiliates;

•

(1) make, change or revoke any material tax election, (2) settle or compromise any material tax audit, claim or liability in an amount materially in excess of the amount reserved therefor in IHS Markit’s financial statements as of the date of the merger agreement, (3) amend any material tax return if such amendment would reasonably be expected to result in a material tax liability, (4) enter into any material closing agreement (or similar agreement) related to taxes, (5) knowingly surrender any right to claim any material tax refund or (6) change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

•	except as required by applicable law or any IHS Markit benefit plan:

•

increase the compensation or benefits payable to or to be provided to any of its directors, officers, employees or consultants (other than increases in annual base salaries and incentive compensation opportunities at times and in amounts in the ordinary course of business consistent with past practice, excluding increases for any individual at the level of senior vice president or above (except for such increases previously provided to S&P Global); provided, that the aggregate increases in base salary for all individuals below the level of senior vice president shall not exceed 3.1% of IHS Markit’s total compensation budget for fiscal year 2020 in the aggregate);

•

grant or increase to any of its directors, officers, employees or consultants any severance, termination, change in control or retention pay (other than the payment of severance in connection with the termination of employment of employees occurring in the ordinary course of business consistent with past practice and based on the terms of the applicable IHS Markit benefit plan as in effect on the date of the merger agreement);

•	grant any equity or equity-based awards;

•

pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation (other than the payment of accrued and unpaid cash bonuses or other cash incentive compensation in the ordinary course of business consistent with past practice);

•

enter into any employment, severance, retention or change in control agreement with any of its directors, officers, employees or consultants (other than offer letters that do not provide for severance, retention or change in control payments or benefits, and severance or separation agreements entered into in connection with severance payments to be made in accordance with the second sub-bullet above);

•

establish, adopt, enter into, amend or terminate any collective bargaining agreement or IHS Markit benefit plan (or a plan or arrangement that would be an IHS Markit benefit plan if in existence as of the date of the merger agreement);

•	take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any of its directors, officers, employees or consultants; or

•	hire any officer or employee at the level of vice president or above or any individual consultant with annual compensation in excess of $300,000;

•

make or authorize any payment of, commitment for, or accrual of aggregate capital expenditures for any 12-month period that are greater than 110% of the amount set forth in IHS Markit’s disclosure letter;

•

other than in respect of and limited to the exchange of shares of S&P Global common stock (and any cash in lieu of fractional shares) for IHS Markit shares pursuant to the merger, enter into any agreement with the trustee, provide any form of recommendation, instruction, expression of wishes or request to the trustee which may cause or have the intention of causing the trustee to take action or to enter into any agreement in relation to the IHS Markit shares held by the EBT, including in relation to the satisfaction of any IHS Markit equity awards, nor file, or amend, a registration statement on Form S-8 (or any successor or other appropriate form) of IHS Markit in order to register any of the IHS Markit shares held by the EBT or otherwise transfer any of the IHS Markit shares held by the EBT;

•	amend the IHS Markit certificate of incorporation, the IHS Markit memorandum of association or the IHS Markit bye-laws; or

•	authorize, or commit or agree to take, any of the foregoing actions.

In addition, except as (1) set forth in S&P Global’s disclosure letter, (2) otherwise expressly contemplated by the merger agreement or (3) consented to by IHS Markit in writing (which consent will not be unreasonably withheld or delayed), S&P Global agreed that it will not, and will not permit any of its subsidiaries to:

•

purchase, redeem or otherwise acquire from any person other than S&P Global and its subsidiaries any shares of any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or amend any term or alter any rights of any outstanding equity securities of S&P Global or its subsidiaries;

•

amend the S&P Global certificate of incorporation or the S&P Global by-laws in any manner that would be adverse in any material respect to the holders of S&P Global common stock (after giving effect to the merger); or

•	authorize, or commit or agree to take, any of the foregoing actions.

No Solicitation of Alternative Transactions

IHS Markit and S&P Global have each agreed not to, and not to authorize or permit any of their respective controlled affiliates or any of its or their respective controlled affiliates’ officers, directors or employees to, and will use their reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative retained by them or any of their respective controlled affiliates not to, directly or indirectly:

•

solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute (1) a transaction or series of transactions pursuant to which any person (or group of persons) or its or their equityholders, other than S&P Global and its subsidiaries or IHS Markit and its subsidiaries, as applicable (which person (or group of persons) or its or their equityholders are referred to as a third party), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the issued and outstanding IHS Markit shares or shares of S&P Global common stock, as applicable, or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of IHS Markit or S&P Global, as applicable, whether from IHS Markit or S&P Global, as applicable, or pursuant to a tender offer, exchange offer, merger, consolidation, amalgamation, share exchange, scheme of arrangement, combination or otherwise or (2) any transaction or series of transactions pursuant to which any third party acquires or would acquire, directly or indirectly, assets (including for this purpose the outstanding equity securities of subsidiaries of IHS Markit or S&P Global, as applicable, or any entity surviving any merger, consolidation, amalgamation, share exchange, scheme of arrangement or combination including any of them) or businesses of IHS Markit or S&P Global, as applicable, or any of their respective subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of IHS Markit and its subsidiaries or S&P Global and its subsidiaries, as applicable, taken as a whole, whether from IHS Markit or S&P Global, as applicable, or pursuant to a merger, consolidation, amalgamation, share exchange, scheme of arrangement, combination or otherwise, such a transaction being referred to in this joint proxy statement/prospectus as an alternative transaction; or

•

participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction, except to notify such person (or group of persons) as to the existence of these restrictions.

Notwithstanding these restrictions, the merger agreement provides that, if, at any time prior to obtaining the IHS Markit shareholder approval or the S&P Global shareholder approval, as applicable, IHS Markit or S&P Global receives a proposal that the IHS Markit board or the S&P Global board, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to result in a “superior proposal” (as defined below) and that did not result from a breach of the non-solicitation obligations set forth in the merger agreement, then IHS Markit and its representatives or S&P Global and its representatives, as applicable, may (1) furnish information with respect to itself and its subsidiaries to the person (or group of persons) making such proposal and its representatives and financing sources pursuant to a customary confidentiality agreement containing terms (including as to confidentiality and “standstill” terms) generally no less restrictive than the terms of the confidentiality agreement entered into between IHS Markit and S&P Global (provided that such “standstill” terms may be waived by the IHS Markit board or S&P Global board, as applicable, if it determines, in consultation with outside counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law), as long as all such information must have been previously provided to S&P Global or IHS Markit, as applicable, or else it must be provided to such other party prior to or substantially concurrently with the time it is provided to such person making the proposal; and (2) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its representatives and financing sources.

The merger agreement also requires each party to (1) notify the other party promptly, and in any event within 24 hours of receipt advise the other party orally and in writing, of any request for information or proposal relating to an alternative transaction, the material terms and conditions of such request or proposal (including any changes thereto, and, if in writing, a copy of such proposal) and the identity of the person making such request or proposal, (2) keep the other party reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis and (3) provide the other party, as soon as reasonably practicable after receipt or delivery thereof, copies of all correspondence and other written materials exchanged between IHS Markit or S&P Global, as applicable, and their respective subsidiaries or representatives, on the one hand, and any person making such request or proposal, on the other hand, in each case that describes in any material respect any of the material terms or conditions of any such request or proposal.

For purposes of the merger agreement, a “superior proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an alternative transaction (with all references to 20% in the definition of “alternative transaction” above being treated as references to 50%) that (1) did not result from a material breach of the applicable non-solicitation obligations set forth in the merger agreement, (2) is on terms that the IHS Markit board or the S&P Global board, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the party’s shareholders than the transactions contemplated by the merger agreement, taking into account all relevant factors (including any changes to the merger agreement that may be proposed by the other party to the merger agreement in response to such alternative transaction proposal and the identity of the person making such alternative transaction proposal) and (3) is reasonably likely to be completed on its terms, taking into account all financial, regulatory, legal and other aspects of such proposal.

IHS Markit and S&P Global also agree in the merger agreement that, in the event any of their respective controlled affiliates or any officer, director, employee or representative of IHS Markit or S&P Global, as applicable, or any of their respective controlled affiliates acting on their behalf or on behalf of any of their respective controlled affiliates takes any action that, if taken by IHS Markit or S&P Global, as applicable, would constitute a breach of the above restrictions, IHS Markit or S&P Global, as applicable, will be deemed to be in breach of such restrictions under the merger agreement.

Changes in Board Recommendations

IHS Markit and S&P Global have agreed under the merger agreement to, through their respective boards of directors, recommend to IHS Markit’s shareholders the IHS Markit merger proposal or to S&P Global’s shareholders the S&P Global share issuance proposal, respectively, and to include such recommendations in this joint proxy statement/prospectus.

The merger agreement provides that, subject to the exceptions described below, neither the IHS Markit board nor the S&P Global board, nor any committee of either board of directors, will (1) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to S&P Global or IHS Markit, respectively, the approval or recommendation by such board of directors or such committee of the IHS Markit merger proposal, in the case of the IHS Markit board, or the S&P Global share issuance proposal, in the case of the S&P Global board, (2) approve or recommend, or propose publicly to approve or recommend, any alternative transaction (any action in clauses (1) through (2) is referred to as a board recommendation change), or (3) cause or permit IHS Markit or any of its controlled affiliates, or S&P Global or any of its controlled affiliates, as applicable, to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any alternative transaction or requiring, or reasonably likely to cause, IHS Markit or S&P Global, as applicable, to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the merger or any of the other transactions contemplated by the merger agreement (other than a confidentiality agreement permitted under the merger agreement as referred to above).

Notwithstanding the foregoing restrictions, in the event that, prior to obtaining the IHS Markit shareholder approval or the S&P Global shareholder approval, the IHS Markit board or the S&P Global board, as applicable, determines in good faith, after it has received a superior proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, the IHS Markit board or the S&P Global board, as applicable, may (subject to this and the following sentences) effect a board recommendation change, but only at a time that is after the fourth business day following S&P Global’s or IHS Markit’s, as applicable, receipt of written notice from IHS Markit or S&P Global, as applicable, advising that the IHS Markit board or the S&P Global board, as applicable, has received a superior proposal, specifying the material terms and conditions of such superior proposal (and a copy of such proposal if in writing), identifying the person making such superior proposal and stating that it intends to make a board recommendation change; provided that in the event of any subsequent modification to the material terms and conditions of such superior proposal, the IHS Markit board or the S&P Global board, as applicable, may only effect a board recommendation change, after the later of (1) the fourth business day following the other party’s receipt of the initial written notice advising such other party of the superior proposal and (2) the second business day following the other party’s receipt of written notice from such party advising the other party of the modification to such terms and conditions; provided further that during such four or two business day notice period, as applicable, IHS Markit or S&P Global, as applicable, engages (to the extent requested by the other party) in good faith negotiations to amend the merger agreement in such a manner that the proposal to enter into an alternative transaction no longer constitutes a superior proposal.

In addition, prior to obtaining the IHS Markit shareholder approval or the S&P Global shareholder approval, the IHS Markit board or the S&P Global board, as applicable, may, in response to an “intervening event” (as defined below), effect a board recommendation change if it determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, but only at a time that is after the fourth business day following the other party’s receipt of written notice from IHS Markit or S&P Global, as applicable, advising the other party that the IHS Markit board or the S&P Global board, as applicable, intends to make a board recommendation change in response to an intervening event and specifying in reasonable detail the facts and circumstances that render a board recommendation change necessary; provided that during such four business day notice period IHS Markit or S&P Global, as applicable, engages (to the extent requested by the other party) in good faith negotiations with the other party to amend the merger agreement and after such four business day notice period, the IHS Markit board or the S&P Global board, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to effect a board recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

For purposes of the merger agreement, an “intervening event” means a material fact, circumstance, effect, change, event or development occurring or arising after the date of the merger agreement that (1) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the board of directors or executive officers of IHS Markit or S&P Global, as applicable, as of or prior to the date of the merger agreement, and (2) does not relate to or involve any alternative transaction; provided that (a) in no event shall any action taken by the parties pursuant to the affirmative covenants set forth in Section 6.3 of the merger agreement, which relates to the parties’ efforts to complete the transactions contemplated by the merger agreement, including obtaining required governmental consents and approvals, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been an intervening event and (b) in no event shall any fact, circumstance, effect, change, event or development that would fall within any of the exceptions to the definition of “material adverse effect” set forth above in “—Representations and Warranties; Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been an intervening event.

None of the foregoing will prohibit IHS Markit or S&P Global, as applicable, from (1) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder and (2) making any required disclosure to its shareholders if the IHS Markit board or S&P Global board, as applicable, determines in good faith, after consultation with its outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with applicable law; provided, however, that any such disclosure or statement that constitutes or contains or would reasonably be likely to have the effect of a board recommendation change shall be subject to the restrictions in this section entitled “—Changes in Board Recommendations.”

IHS Markit and S&P Global also agree in the merger agreement that, in the event any of their respective controlled affiliates or any officer, director, employee or representative of IHS Markit or S&P Global, as applicable, or any of their respective controlled affiliates acting on their behalf or on behalf of any of their respective controlled affiliates takes any action that, if taken by IHS Markit or S&P Global, as applicable, would constitute a breach of the above restrictions, IHS Markit or S&P Global, as applicable, will be deemed to be in breach of such restrictions under the merger agreement.

Efforts to Obtain Required Shareholder Vote

IHS Markit has agreed to duly give notice of, convene and hold the IHS Markit special meeting as promptly as practicable after the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part in accordance with the Bermuda Companies Act and the IHS Markit bye-laws for the purpose of obtaining the IHS Markit shareholder approval. Subject to the ability of the IHS Markit board to effect a board recommendation change, IHS Markit is required to, through the IHS Markit board, recommend to the IHS Markit shareholders the IHS Markit merger proposal. IHS Markit may only postpone or adjourn the IHS Markit special meeting (1) if necessary to solicit additional proxies for the purpose of obtaining the IHS Markit shareholder approval, (2) due to the absence of a quorum or (3) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that IHS Markit has determined after consultation with outside legal counsel is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by IHS Markit shareholders prior to the IHS Markit special meeting; provided that IHS Markit will postpone or adjourn the IHS Markit special meeting up to two times for up to thirty days each time upon the written request of S&P Global if necessary to solicit additional proxies for the purpose of obtaining the IHS Markit shareholder approval. The IHS Markit board unanimously (1) approved the merger agreement, the statutory merger agreement and the transactions contemplated thereby, and the execution, delivery and performance of the merger agreement and the statutory merger agreement, (2) determined that the exchange ratio constitutes fair value for the IHS Markit shares in accordance with the Bermuda Companies Act, (3) determined that entering into the merger agreement and the statutory merger agreement and consummating the transactions contemplated thereby are advisable and in the best interests of IHS Markit and (4) directed that the merger agreement, the statutory merger agreement and the transactions contemplated thereby be submitted for consideration by the IHS Markit shareholders at the IHS Markit special meeting.

S&P Global has agreed to duly give notice of, convene and hold the S&P Global special meeting as promptly as practicable after the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part in accordance with the NYBCL and the S&P Global by-laws for the purpose of obtaining the S&P Global shareholder approval. Subject to the ability of the S&P Global board to effect a board recommendation change, S&P Global is required to, through the S&P Global board, recommend to the S&P Global shareholders the S&P Global share issuance proposal. S&P Global may only postpone or adjourn the S&P Global special meeting (1) if necessary to solicit additional proxies for the purpose of obtaining the S&P Global shareholder approval, (2) due to the absence of a quorum or (3) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that S&P Global has determined after consultation with outside legal counsel is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by S&P Global shareholders prior to the S&P Global special meeting; provided that S&P Global will postpone or adjourn the S&P Global special meeting up to two times for up to thirty days each time upon the written request of IHS Markit if necessary to solicit additional proxies for the purpose of obtaining the S&P Global shareholder approval. The S&P Global board has approved the S&P Global share issuance by a unanimous vote of its directors and adopted resolutions directing that the S&P Global share issuance proposal be submitted to the S&P Global shareholders for their consideration.

Both IHS Markit and S&P Global are required to use their reasonable best efforts to hold the IHS Markit special meeting and the S&P Global special meeting on the same date and as soon as reasonably practicable after the date of the merger agreement.

Efforts to Complete the Merger

Each of S&P Global, Merger Sub and IHS Markit has agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date of the merger agreement, the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts in:

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the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities, including any required action or nonactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (referred to as the HSR Act), and with any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, prior to the completion of the merger, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain the foregoing from, or to avoid an action or proceeding by, any governmental entity;

•	the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties;

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the contesting and defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed;

•	the execution and delivery of any additional instruments necessary to consummate the Transactions, and to fully carry out the purposes of, the merger agreement;

•	refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the merger; and

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unless there has been a change in such party’s board of directors’ recommendation made in compliance with the provisions of the merger agreement summarized above in “—Changes in Board Recommendations,” obtaining the IHS Markit shareholder approval or S&P Global shareholder approval.

Each of S&P Global and IHS Markit has agreed to make (1) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated under the merger agreement as promptly as practicable, (2) appropriate filings, if any are required, pursuant to foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade as promptly as practicable, and (3) all other necessary filings with other governmental entities relating to the merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be formally or informally requested pursuant to the HSR Act or any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, or by such authorities and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under such laws and the receipt of the necessary actions or nonactions, waivers, consents and approvals required under such laws as soon as practicable.

Each of S&P Global and IHS Markit has agreed to jointly develop, and consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, in connection with proceedings under or relating to the HSR Act or any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or approval of any governmental entity, prior to their submission. Each of the parties will (1) promptly notify the other party of any communication, inquiry or investigation received by that party from, or given by it to, any governmental entity and, subject to applicable law, permit the other party to review in advance any proposed communication to any such governmental entity and incorporate the other party’s reasonable comments, (2) not agree to participate in any meeting or discussion with any such governmental entity in respect of any filing, investigation or inquiry concerning the merger agreement or the merger unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate therein and (3) promptly furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective officers, directors, employees and representatives, on one hand, and any such governmental entity or its respective staff on the other hand, with respect to the merger agreement and the merger in order for such other party to meaningfully consult and participate in accordance with the preceding clauses (1) and (2), provided that materials furnished pursuant to this provision of the merger agreement may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

S&P Global and IHS Markit have agreed that the use of reasonable best efforts by each of them as described above will include proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise: (1) the sale, divestiture or disposition of such assets or businesses of the parties or their subsidiaries or affiliates and (2) restrictions, or actions that after the completion of the merger would limit IHS Markit’s or S&P Global’s or their subsidiaries’ or affiliates’ freedom of action or operations with respect to, or their ability to retain, one or more of its or their subsidiaries’ businesses, product lines or assets, in each case (a) as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the merger agreement, (b) conditioned upon the consummation of the merger, and (c) unless such sale, divestiture, disposition, restriction or action would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of IHS Markit, S&P Global and their respective subsidiaries, taken as a whole (which is referred to as a regulatory material adverse effect; provided, however, that for this purpose, “S&P Global, IHS Markit and their respective subsidiaries, taken as a whole” means a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of IHS Markit and its subsidiaries, taken as a whole, as of the date of the merger agreement).

Each of S&P Global and IHS Markit agreed, between the date of the merger agreement and the effective time of the merger, except as required by law, that it will not, and it will not permit any of its subsidiaries to, take any action that would, or that would reasonably be expected to, prevent or materially delay the satisfaction of any of the closing conditions to the merger.

Indemnification, Exculpation and Insurance

S&P Global has agreed to, and will cause the surviving company to, indemnify and hold harmless each individual who is as of the date of the merger agreement, or who becomes prior to the completion of the merger, a director or officer of IHS Markit or any of its subsidiaries or who is as of the date of the merger agreement, or who thereafter commences prior to the completion of the merger, serving at the request of IHS Markit or any of its subsidiaries as a director or officer of another person, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the completion of the merger (including the merger agreement and the transactions and actions contemplated thereby)), arising out of or pertaining to the fact that such party is or was an officer or director of IHS Markit or any of its subsidiaries or is or was serving at the request of IHS Markit or any of its subsidiaries as a director or officer of another person or in respect of any acts or omissions in their capacities as such directors or officers occurring prior to the completion of the merger, whether asserted or claimed prior to, at or after the completion of the merger, to the same extent as such parties were indemnified as of the date of the merger agreement by IHS Markit pursuant to the IHS Markit bye-laws or the governing or organizational documents of any subsidiary of IHS Markit and any indemnification agreements in existence as of the date of the merger agreement (including with respect to advancement of expenses, provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable law, the IHS Markit bye-laws, and any indemnification agreements in existence as of the date of the merger agreement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

For six years after the completion of the merger, the surviving company will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by IHS Markit or any of its subsidiaries or provide substitute policies for not less than the existing coverage and which have other terms not less favorable to the insured persons than the existing terms with respect to claims arising from facts or events that occurred on or before the completion of the merger, except that in no event shall S&P Global or the surviving company be required to pay with respect to such insurance policies (or substitute insurance policies) of IHS Markit in respect of any one policy year more than 300% of the annual premium payable by IHS Markit for such insurance for the twelve months prior to the completion of the merger (which amount is referred to as the maximum amount), and if S&P Global or the surviving company is unable to obtain the insurance required, it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the maximum amount in respect of each policy year within such period; provided that in lieu of the foregoing, IHS Markit may, in consultation with S&P Global, obtain at or prior to the completion of the merger, a six-year “tail” policy under IHS Markit’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the maximum amount.

Employee Benefits Matters

S&P Global will honor all contractual obligations under the IHS Markit benefit plans following the completion of the merger. Effective as of the completion of the merger and for a period of twelve months thereafter, S&P Global will provide to each employee of IHS Markit and its subsidiaries who continues to be employed by S&P Global or any subsidiary thereof, referred to as continuing employees, total compensation (target, where applicable) and benefits that are, in the aggregate, substantially comparable to those in effect for such employee immediately prior to the completion of the merger, provided that such employee’s base salary or wage rate shall be no less than the base salary or wage rate provided to such employee immediately prior to the completion of the merger.

For all purposes under the employee benefit plans of S&P Global and its subsidiaries (including IHS Markit and its subsidiaries) providing benefits to any continuing employee after the completion of the merger, referred to as new plans, each continuing employee will, subject to applicable law, be credited with his or her years of service with IHS Markit and its subsidiaries before the completion of the merger, to the same extent as such continuing employee was entitled, before the completion of the merger, to credit for such service under any similar IHS Markit benefit plan, except to the extent such credit would result in a duplication of benefits and except for benefit accruals under any defined benefit pension plan. In addition, subject to applicable law: (1) each continuing employee will be immediately eligible to participate in any and all new plans which are welfare benefit plans to the extent coverage under such new plan replaces coverage under a comparable IHS Markit benefit plan in which such employee participated immediately before the completion of the merger, referred to as an old plan, and (2) for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any continuing employee, S&P Global will use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements to be waived, and will cause any eligible expenses incurred during the portion of the plan year of the old plan ending on the date such continuing employee’s participation in the corresponding new plan begins to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements for the applicable plan year.

Certain Tax Matters

The parties intend that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the merger agreement is intended to constitute a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code, and the parties have adopted it as such.

Each party will:

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use reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with respect to which S&P Global and IHS Markit will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code; and

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not, and will not permit or cause any of its respective subsidiaries to, take any action that could, or agree to take any action that could, reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Unless otherwise required by Applicable Law, each party will (1) treat, for U.S. federal income tax purposes, the merger as a “reorganization” within the meaning of Section 368(a) of the Code and (2) not take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

With respect to the U.S. federal income tax treatment of the merger, S&P Global will use commercially reasonable efforts to deliver to Wachtell, Lipton, Rosen & Katz (or such other nationally recognized counsel as may be reasonably acceptable to S&P Global), and Davis Polk & Wardwell LLP (or such other nationally recognized counsel as may be reasonably acceptable to IHS Markit) one or more customary representation letters, if requested, dated as of (1) the date the registration statement of which this joint proxy statement/prospectus forms a part is declared effective by the SEC or (2) such other date(s) as determined reasonably necessary or appropriate by counsel in connection with the filing of the registration statement or its exhibits and signed by an officer of S&P Global, and IHS Markit will use commercially reasonable efforts to deliver to each counsel one or more customary representation letters, if requested, dated as of (1) the date the registration statement is declared effective by the SEC or (2) such other date(s) as determined reasonably necessary or appropriate by counsel in connection with the filing of the registration statement or its exhibits and signed by an officer of IHS Markit.

Dividends

IHS Markit will coordinate with S&P Global to designate the record dates and payment dates for IHS Markit’s quarterly dividends so that holders of IHS Markit shares do not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their IHS Markit shares and shares of S&P common stock.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between IHS Markit and S&P Global in connection with the implementation of certain indebtedness arrangements, including certain pre-merger financing transactions;

•	cooperation between IHS Markit and S&P Global in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each of IHS Markit and S&P Global to certain information about the other party during the period prior to the completion of the merger;

•	cooperation among IHS Markit, S&P Global and Merger Sub in connection with public announcements;

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the use of S&P Global’s reasonable best efforts to cause the S&P Global common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of the merger agreement, and in any event prior to the completion of the merger;

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cooperation among IHS Markit, S&P Global and Merger Sub in connection with delisting of the IHS Markit shares from the NYSE and termination of the registration of such shares under the Exchange Act, provided that such delisting and termination will not be effective until after the completion of the merger;

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taking actions to complete the merger and eliminate or minimize the effects of any antitakeover or similar statute or regulation that is or becomes applicable to the transactions contemplated by the merger agreement;

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cooperation between IHS Markit and S&P Global in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents related to taxes which become payable in connection with the transactions contemplated by the merger agreement that are required or permitted to be filed on or before the completion of the merger;

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cooperation between IHS Markit and S&P Global in connection with the exemption under Rule 16b-3 promulgated under the Exchange Act of the transactions under the merger agreement and any other dispositions of equity securities of IHS Markit or acquisitions of equity securities of S&P Global by directors or officers of IHS Markit or individuals who will become directors or officers of S&P Global at the completion of the merger;

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promptly advising the other party, and keeping the other party reasonably informed, of shareholder litigation commenced after the date of the merger agreement and giving such other party the opportunity to participate in the defense or settlement of such litigation (provided that no such settlement shall be agreed without the other party’s prior written consent, not to be unreasonably withheld, conditioned or delayed);

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S&P Global taking all action necessary to cause Merger Sub and the surviving company to perform their respective obligations under the merger agreement and to consummate the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth in the merger agreement; and

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IHS Markit using its reasonable best efforts, prior to the completion of the merger, to cause to be delivered to S&P Global, at or prior to the completion of the merger, resignations, effective upon the completion of the merger, executed by each director of IHS Markit in office immediately prior to the completion of the merger.

Conditions to the Merger

The obligations of each of S&P Global, Merger Sub and IHS Markit to effect the merger are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable law) of the following conditions:

•	the approval by IHS Markit shareholders of the IHS Markit merger proposal;

•	the approval by S&P Global shareholders of the S&P Global share issuance proposal;

•	the termination or expiration of any applicable waiting period (and any extension thereof) under the HSR Act;

•

the termination or expiration of all applicable waiting periods (and any extensions thereof) or receipt of necessary approvals under the antitrust laws of Canada, the European Union, the United Kingdom and Taiwan and the approval of the UK Financial Conduct Authority, in each case without the imposition of any regulatory material adverse effect, as described above under “—Efforts to Complete the Merger”;

•

the absence of any judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (which are referred to as restraints) in effect preventing the consummation of the merger or, in the case of any restraint in connection with the matters contemplated by the immediately preceding two bullets, imposing a regulatory material adverse effect as described above under “—Efforts to Complete the Merger” (with respect to any restraints, only a court of competent jurisdiction or other governmental entity in the jurisdictions identified in the disclosure letter delivered by IHS Markit will constitute a court of competent jurisdiction or other governmental entity for purposes of this restriction);

•

the registration statement of which this joint proxy statement/prospectus forms a part having become effective under the Securities Act prior to the mailing of this joint proxy statement/prospectus by each of IHS Markit and S&P Global to their respective shareholders, and no stop order or proceedings seeking a stop order having been threatened or initiated by the SEC;

•	the approval for listing by the NYSE of the shares of S&P Global common stock issuable to the holders of IHS Markit shares in connection with the merger, subject to official notice of issuance;

•

certain representations and warranties of S&P Global or IHS Markit, as applicable, made in the merger agreement relating to such party’s capitalization (other than inaccuracies that are de minimis in the aggregate) and the absence of a material adverse effect since November 30, 2019, in the case of IHS Markit, and December 31, 2019, in the case of S&P Global, being true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on such date (except to the extent such representations and warranties expressly relate to a specific date or the date of the merger agreement, in which case such representations and warranties shall be true and correct in all respects as of such date);

•

certain representations and warranties of S&P Global or IHS Markit, as applicable, made in the merger agreement relating to corporate authority, capital structure, voting requirements, takeover statutes and related provisions in organizational documents, the opinion of such party’s financial advisor received by such party’s board and brokers fees being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on such date (except to the extent such representations and warranties expressly relate to a specific date or as of the date of the merger agreement, in which case such representations and warranties must be true and correct in all material respects as of such date);

•

each other representation and warranty of S&P Global or IHS Markit, as applicable, made in the merger agreement (without giving effect to any limitation as to materiality, material adverse effect or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated by the merger agreement) being true and correct as of the date of the merger agreement and as of closing date of the merger as though made on such date (except to the extent such representations and warranties expressly relate to a specific date or as of the date of the merger agreement, in which case such representations and warranties must be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a material adverse effect on such party;

•

S&P Global, Merger Sub or IHS Markit, as applicable, having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger; and

•

the receipt of an officer’s certificate executed by the chief executive officer or chief financial officer of the other party certifying that the conditions described in the four preceding bullet points have been satisfied.

Termination

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after receipt of the requisite shareholder approvals, under the following circumstances:

•	by mutual written consent of IHS Markit and S&P Global;

•	by either IHS Markit or S&P Global:

•	if the merger is not completed by November 29, 2021, referred to as the outside date, except that if the closing of the merger shall not have occurred by such date and:

•

all conditions have been satisfied or waived other than (1) those solely relating to the HSR Act or any other foreign regulatory approvals required to be received under the terms and conditions of the merger agreement, or the absence of any legal restraint preventing the consummation of the merger and (2) those that by their terms are to be fulfilled at the closing of the merger (provided that such conditions are reasonably capable of being satisfied if the closing of the merger were to occur on the outside date), then either S&P Global or IHS Markit may elect (by delivery of written notice to the other party at or prior to 11:59 p.m., New York time, on November 29, 2021) to extend the outside date to May 29, 2022; provided that the right to terminate the merger agreement for failure to complete the merger by the outside date will not be available to a party whose failure to perform any of its material obligations under the merger agreement has been the primary cause of, or primarily resulted in, the failure of the merger to be consummated by such time;

•

if the IHS Markit shareholder approval has not been obtained by reason of the failure to obtain the required vote at the IHS Markit special meeting or at any adjournment or postponement of such meeting;

•

if the S&P Global shareholder approval has not been obtained by reason of the failure to obtain the required vote at the S&P Global special meeting or at any adjournment or postponement of such meeting;

•

if (1) any restraint is in effect preventing the consummation of the merger or having any of the effects described above under “—Efforts to Complete the Merger” and has become final and nonappealable, or (2) any governmental entity that must grant a regulatory approval required pursuant to the terms and conditions of the merger agreement has denied approval of the merger or has approved the merger conditional upon the imposition of a regulatory material adverse effect as described above under “—Efforts to Complete the Merger,” and such denial or conditional approval has become final and nonappealable, provided that the party seeking to terminate the merger agreement pursuant to either of the foregoing has complied with the obligations set forth in the merger agreement to prevent the entry of and to remove such judgment, order, decree, statute, law, ordinance, rule or regulation or to obtain such required regulatory approval, or remove such condition, as the case may be; or

•

if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (1) would give rise to the failure of the applicable condition to complete the merger and (2) if curable, is not cured within 30 days after receiving written notice thereof; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement.

In addition, the merger agreement may be terminated by IHS Markit or S&P Global, at any time prior to the other party’s special meeting, if a “triggering event” with respect to the other party shall have occurred. A “triggering event” shall be deemed to have occurred for either party if (1) the board of directors of the other party or any committee thereof shall have effected a board recommendation change, as described in the section entitled “—Covenants and Agreements—Changes in Board Recommendations”; (2) the board of directors of the other party fails to include in this joint proxy statement/prospectus its recommendation in favor of the S&P Global share issuance proposal or the IHS Markit merger proposal, as applicable; (3) the board of directors of the other party fails to reaffirm unanimously and publicly its recommendation of the IHS Markit merger proposal or the S&P Global share issuance proposal, as applicable, within five business days (or, if earlier, prior to the date of the applicable special meeting) it is requested in writing that such recommendation be reaffirmed publicly; (4) a tender or exchange offer relating to the other party’s shares is commenced and the other party has not sent to its shareholders, within ten (10) business days after the commencement of such tender or exchange offer (or, if earlier, prior to the applicable special meeting), a statement disclosing that such other party recommends rejection of such tender or exchange offer and reaffirming such other party’s recommendation of the IHS Markit merger proposal or the S&P Global share issuance proposal, as applicable; (5) an alternative transaction with respect to the other party is publicly announced, and such other party fails to issue a press release that reaffirms unanimously its recommendation within 5 business days (or, if earlier, prior to the applicable special meeting) after such party requests in writing that such recommendation be reaffirmed publicly or (6) the other party or any director, officer, employee or representative of such party or its controlled affiliates has breached the non-solicitation provisions of the merger agreement described in “—Covenants and Agreements—No Solicitation of Alternative Transactions” and “—Covenants and Agreements—Changes in Board Recommendations” in any material respect.

If the merger agreement is terminated, the agreement will become void, without liability or obligation on the part of any of the parties, except in the case of a material breach or failure to perform that is the consequence of an act or omission of a party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of the merger agreement. The provisions of the merger agreement relating to fees and expenses, effects of termination, confidentiality, non-survival of representations and warranties, notices, definitions, interpretation, counterparts, entire agreement, no third-party beneficiaries, no additional representations, assignment, governing law, jurisdiction, headings and severability will continue in effect notwithstanding termination of the merger agreement.

Expenses and Termination Fees

Generally, each party is required to pay all fees and expenses incurred by it in connection with the merger, the merger agreement, the statutory merger agreement and the transactions contemplated thereby, whether or not the merger is consummated, except that S&P Global will bear and pay the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such costs and expenses, and any amount in respect of such costs and expenses for which IHS Markit (or, if relevant, any member of a group for VAT purposes of which it is a member) is entitled to credit as input tax) incurred by the parties in connection with (1) the filing, printing and mailing of the registration statement and this joint proxy statement/prospectus (including SEC filing fees), (2) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees) and (3) the matters contemplated by the provisions of the merger agreement requiring the parties to cooperate with respect to financing matters described above under “—Covenants and Agreements—Other Covenants and Agreements” (including any commitment fees, consent fees or other similar fees). However, a party will become obligated to pay to the other party a termination fee upon a termination of the merger agreement in certain circumstances:

IHS Markit will be obligated to pay a termination fee of $1.075 billion to S&P Global if:

•

S&P Global terminates the merger agreement as a result of a triggering event (as defined in the section entitled “—Termination”) with respect to IHS Markit or either S&P Global or IHS Markit terminates the merger agreement because the IHS Markit shareholder approval has not been obtained at the IHS

Markit special meeting or at any adjournment or postponement of such meeting at a time when S&P Global would have been entitled to terminate the merger agreement as a result of a triggering event with respect to IHS Markit;

•	all of the following circumstances occur:

•	the merger agreement is terminated:

•

(1) by S&P Global or IHS Markit because the IHS Markit shareholder approval has not been obtained at the IHS Markit special meeting or at any adjournment or postponement of such meeting or (2) by S&P Global as a result of IHS Markit having breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform (i) would give rise to the failure of certain conditions to closing and (ii) if curable, is not cured by IHS Markit within 30 days of written notice thereof, and at or prior to (a) the IHS Markit special meeting, in the case of the preceding clause (1), or (b) the time of such breach by IHS Markit in the case of the preceding clause (2), there shall have been publicly made directly to the IHS Markit shareholders generally or shall otherwise have become publicly known or any person shall have publicly announced an intention to make, an offer or proposal for a transaction that would constitute an alternative transaction (except that all references in the definition of alternative transaction to “20%” shall be deemed replaced with “50%”), referred to as an IHS Markit qualifying transaction, which proposal shall not have been withdrawn at or prior to (i) the IHS Markit special meeting, in the case of the preceding clause (1), or (ii) the time of such breach, in the case of the preceding clause (2); and

•	within 12 months of such termination:

•	IHS Markit or its subsidiaries enter into a definitive agreement with any third party with respect to an IHS Markit qualifying transaction; or

•	any IHS Markit qualifying transaction is completed; or

•	all of the following circumstances occur:

•	the merger agreement is terminated:

•

by S&P Global or IHS Markit because the merger has not been completed prior to the outside date (as it may be extended) if the S&P Global shareholder approval has been obtained prior to the outside date (as it may be extended), and at or prior to the time of such termination there shall have been made to IHS Markit, or shall have been made directly to the shareholders of IHS Markit generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute an IHS Markit qualifying transaction (whether or not such offer or proposal will have been withdrawn prior to the outside date (as it may be extended)); and

•	within 12 months of such termination:

•	IHS Markit or its subsidiaries enter into a definitive agreement with any third party with respect to an IHS Markit qualifying transaction; or

•	any IHS Markit qualifying transaction is completed.

S&P Global will be obligated to pay a termination fee of $2.380 billion to IHS Markit if:

•

IHS Markit terminates the merger agreement as a result of a triggering event (as defined in the section entitled “—Termination”) with respect to S&P Global or either IHS Markit or S&P Global terminates the merger agreement because the S&P Global shareholder approval has not been obtained at the S&P Global special meeting or at any adjournment or postponement of such meeting at a time when IHS Markit would have been entitled to terminate the merger agreement as a result of a triggering event with respect to S&P Global;

•	all of the following circumstances occur:

•	the merger agreement is terminated:

•

(1) by S&P Global or IHS Markit because the S&P Global shareholder approval has not been obtained at the S&P Global special meeting or at any adjournment or postponement of such meeting or (2) by IHS Markit as a result of S&P Global having breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform (i) would give rise to the failure of certain conditions to closing and (ii) if curable, is not cured by S&P Global within 30 days of written notice thereof, and at or prior to (a) the S&P Global special meeting, in the case of the preceding clause (1), or (b) the time of such breach by S&P Global in the case of the preceding clause (2), there shall have been publicly made directly to the S&P Global shareholders generally or shall otherwise have become publicly known or any person shall have publicly announced an intention to make, an offer or proposal for a transaction that would constitute an alternative transaction (except that all references in the definition of alternative transaction to “20%” shall be deemed replaced with “50%”), referred to as an S&P Global qualifying transaction, which proposal shall not have been withdrawn at or prior to (i) the S&P Global special meeting, in the case of the preceding clause (1), or (ii) the time of such breach, in the case of the preceding clause (2); and

•	within 12 months of such termination:

•	S&P Global or its subsidiaries enter into a definitive agreement with any third party with respect to an S&P Global qualifying transaction; or

•	any S&P Global qualifying transaction is completed; or

•	all of the following circumstances occur:

•	the merger agreement is terminated:

•

by S&P Global or IHS Markit because the merger has not been completed prior to the outside date (as it may be extended) if the IHS Markit shareholder approval has been obtained prior to the outside date (as it may be extended), and at or prior to the time of such termination there shall have been made to S&P Global , or shall have been made directly to the shareholders of S&P Global generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute an S&P Global qualifying transaction (whether or not such offer or proposal will have been withdrawn prior to the outside date (as it may be extended)); and

•	within 12 months of such termination:

•	S&P Global or its subsidiaries enter into a definitive agreement with any third party with respect to an S&P Global qualifying transaction; or

•	any S&P Global qualifying transaction is completed.

The merger agreement also provides that in the event that any termination fee is paid in accordance with the foregoing, such payment will be the sole and exclusive remedy of such party and its subsidiaries, shareholders, affiliates, officers, directors, employees and representatives (other than in the case of a material breach or failure to perform that is the consequence of an act or omission of the other party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of the merger agreement).

Amendment and Waiver

Amendment

Subject to compliance with applicable law, the merger agreement may be amended by mutual agreement of the parties in writing at any time before or after receipt of either of the requisite shareholder approvals; provided that, after any such shareholder approval, there may not be, without further approval of the shareholders of S&P Global or IHS Markit, as applicable, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to the holders of IHS Markit shares or that by law otherwise expressly requires the further approval of the shareholders of IHS Markit or S&P Global, as the case may be. Except as provided above, no amendment of the merger agreement shall be submitted to the shareholders of S&P Global or IHS Markit.

Waiver

At any time prior to the completion of the merger, a party may, in writing, (1) extend the time for performance of any obligation or act of the other parties, (2) waive any inaccuracies in the representations or warranties of the other parties contained in the merger agreement or in any document delivered pursuant thereto, (3) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement or (4) waive the satisfaction of any of the conditions contained in the merger agreement.

Third-Party Beneficiaries

Except for the provisions relating to indemnification and exculpation from liability for the current or former directors and officers of IHS Markit, the merger agreement is not intended to confer upon any person other than the parties thereto any rights or remedies.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws thereof.

Specific Enforcement

The parties have agreed in the merger agreement that irreparable damage would occur and that monetary damages, even if available, would not be an adequate remedy in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. The parties have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of its terms and provisions, without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach.

THE S&P GLOBAL SPECIAL MEETING

This joint proxy statement/prospectus is being provided to S&P Global shareholders as part of a solicitation of proxies by the S&P Global board for use at the S&P Global special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides S&P Global shareholders with information they need to know to be able to vote or instruct their vote to be cast at the S&P Global special meeting.

Date, Time and Place

The S&P Global special meeting will be held at 10:00 a.m. Eastern Time on March 11, 2021. S&P Global intends to mail this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the S&P Global special meeting on or about January 22, 2021. In light of developments related to the ongoing COVID-19 pandemic, S&P Global has elected to hold the S&P Global special meeting solely by means of remote communication via the Internet. The S&P Global special meeting will be held solely via live webcast and there will not be a physical meeting location. S&P Global shareholders will be able to attend the S&P Global special meeting online and vote their shares electronically during the meeting by visiting www.meetingcenter.io/289582186, referred to as the S&P Global special meeting website. S&P Global shareholders will need the 15-digit control number found on their proxy card in order to access the S&P Global special meeting website.

Purpose of the S&P Global Special Meeting

At the S&P Global special meeting, S&P Global shareholders will be asked to consider and vote on the following:

1. Approval of the S&P Global Share Issuance. To vote on a proposal to approve the issuance of S&P Global common stock, par value $1.00 per share, to IHS Markit shareholders in connection with the merger contemplated by merger agreement.

Completion of the merger is conditioned on the approval of the S&P Global share issuance proposal.

Recommendation of the S&P Global Board

On November 29, 2020, the S&P Global board unanimously adopted the merger agreement (including the statutory merger agreement attached as Exhibit A thereto) and declared the merger agreement and the transactions contemplated by the merger agreement (including the merger and the S&P Global share issuance) to be advisable and fair to and in the best interests of S&P Global and its shareholders. Accordingly, the S&P Global board unanimously recommends that S&P Global shareholders vote “FOR” the S&P Global share issuance proposal.

S&P Global shareholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the other transactions contemplated by the merger agreement.

S&P Global Record Date; S&P Global Shareholders Entitled to Vote

Only holders of record of S&P Global common stock at the close of business on January 19, 2021 will be entitled to notice of, and to vote at, the S&P Global special meeting or any adjournments or postponements thereof.

As of the close of business on the S&P Global record date, there were 240,667,274 shares of S&P Global common stock outstanding and entitled to vote at the S&P Global special meeting. Each share of S&P Global common stock outstanding on the S&P Global record date entitles the holder thereof to one vote on the S&P Global share issuance proposal, virtually via the S&P Global special meeting website or by proxy through the Internet or by telephone or by a properly executed and delivered proxy with respect to the S&P Global special meeting. S&P Global shareholders will be able to attend the S&P Global special meeting online and vote their shares electronically during the meeting by visiting the S&P Global special meeting website. S&P Global shareholders will need the 15-digit control number found on their proxy card and the meeting password in order to access the S&P Global special meeting website.

Your vote is important. We expect that many S&P Global shareholders will be represented by proxy. Most S&P Global shareholders have a choice of voting over the Internet, by using a toll-free telephone number, or by returning a completed S&P Global proxy card or voting instruction form. Please check the notice of meeting attached to this joint proxy statement/prospectus, your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you. The Internet and telephone voting procedures have been designed to authenticate S&P Global shareholders, to allow you to vote your shares, and to confirm that your instructions have been properly recorded. The Internet and telephone voting facilities for S&P Global shareholders of record will close at 10:00 a.m. Eastern Time on March 11, 2021. If your shares are held through a broker, bank or other holder of record and Internet or telephone facilities are made available to you, these facilities will close at 11:59 p.m. Eastern Time on March 10, 2021.

You can revoke your proxy at any time before it is exercised by delivering a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting electronically at the S&P Global special meeting. If you are a shareholder of record and you choose to change or revoke your vote by Internet or telephone, you must do so by 10:00 a.m. Eastern Time on the day of the S&P Global special meeting. Executing your proxy in advance will not limit your right to vote at the S&P Global special meeting if you decide to attend virtually via the S&P Global special meeting website. If your shares are held in the name of a broker, bank or other holder of record, contact your broker, bank or other holder of record to obtain a “legal proxy.” You must submit proof of the legal proxy to Computershare at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on March 8, 2021 (please include “Legal Proxy” in the subject line, attach the legal proxy and provide your name and email address in the email).

All shares entitled to vote and represented by properly executed proxies received prior to the S&P Global special meeting and not revoked will be voted at the S&P Global special meeting in accordance with your instructions. If you sign and return your proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the S&P Global board recommends for such proposal. If S&P Global does not receive instructions from you with respect to any shares of S&P Global common stock held in S&P Global’s employee stock purchase plan, such shares will not be voted. If S&P Global does not receive instructions from you with respect to any shares of S&P Global common stock allocated to the S&P Global 401(k) savings and profit sharing plan, such shares will be voted by the trustee in the same proportion as the shares for which S&P Global has received instructions.

A complete list of S&P Global shareholders entitled to vote at the S&P Global special meeting will be available for examination by any S&P Global shareholder in the Corporate Secretary’s Office at S&P Global Inc., 55 Water Street, New York, New York 10041 for purposes pertaining to the S&P Global special meeting, during ordinary business hours for a period of ten days before the S&P Global special meeting. If S&P Global’s headquarters are closed for health and safety reasons related to the ongoing COVID-19 pandemic during such period, the list of S&P Global shareholders will be made available for inspection upon request to the S&P Global Corporate Secretary, subject to the satisfactory verification of shareholder status. The list of S&P Global shareholders entitled to vote will also be made available for inspection during the S&P Global special meeting via the S&P Global special meeting website at www.meetingcenter.io/289582186.

Voting by S&P Global’s Directors and Executive Officers

As of the close of business on December 31, 2020, the most recent practicable date for which such information was available, directors and executive officers of S&P Global and their affiliates owned and were entitled to vote 246,186 shares of S&P Global common stock, or less than 1% of the shares of common stock outstanding on that date. The number and percentage of shares of S&P Global common stock owned by directors and executive officers of S&P Global and their affiliates as of the S&P Global record date are not expected to be meaningfully different from the number and percentage as of December 31, 2020. It is currently expected that S&P Global’s directors and executive officers will vote their shares of S&P Global common stock in favor of the S&P Global stock issuance proposal, although none of them have entered into any agreements obligating them to do so. For information with respect to S&P Global common stock owned by directors and executive officers of S&P Global, please see the section entitled “S&P Global Beneficial Ownership Table.”

Quorum

The S&P Global by-laws provide that the holders of a majority of the shares entitled to vote, being present virtually via the S&P Global special meeting website or by proxy, will constitute a quorum for the transaction of business at the S&P Global special meeting.

Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the S&P Global special meeting.

Vote Required

The S&P Global share issuance proposal requires the affirmative vote of a majority of the votes cast by holders of shares of S&P Global common stock entitled to vote (virtually via the S&P Global special meeting website or by proxy) at the S&P Global special meeting.

If an S&P Global shareholder present via the S&P Global special meeting website at the S&P Global special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the S&P Global share issuance proposal, assuming a quorum is present. If an S&P Global shareholder is not present virtually via the S&P Global special meeting website at the S&P Global special meeting and does not respond by proxy, it will have no effect on the vote count for the S&P Global share issuance proposal, assuming a quorum is present.

Voting of Proxies by Holders of Record

If you were the record holder of your S&P Global shares as of the S&P Global record date, you may submit your proxy to vote by mail, by telephone or via the Internet. Note that if you hold your shares through the S&P Global dividend reinvestment plan, employee stock purchase plan or 401(k) and profit sharing plan, additional restrictions apply as described below under “How to Vote Your S&P Dividend Reinvestment Plan, Employee Stock Purchase Plan and 401(k) and Profit Sharing Plan Shares by Proxy.”

Voting via the Internet or by Telephone

•	To submit your proxy via the Internet, go to www.investorvote.com/spgispecial. Have your S&P Global proxy card in hand when you access the website and follow the instructions to vote your shares.

•

To submit your proxy by telephone, call 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada. Have your S&P Global proxy card in hand when you call and then follow the instructions to vote your shares.

•	If you vote via the Internet or by telephone, you must do so no later than 10:00 a.m. Eastern Time on March 11, 2021.

Voting by Mail.

As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail.

•	To submit your proxy by mail, simply mark, sign and date your S&P Global proxy card and return it in the prepaid envelope that has been provided.

•	If you vote by mail, your S&P Global proxy card must be received no later than 10:00 a.m. Eastern Time on March 11, 2021.

How to Vote Your S&P Dividend Reinvestment Plan, Employee Stock Purchase Plan and 401(k) and Profit Sharing Plan Shares by Proxy

If you participate in the S&P Global dividend reinvestment plan, any proxy you give will also govern the voting of all shares of S&P Global common stock you hold in this plan. If you participate in the S&P Global employee stock purchase plan, any proxy you give will also govern the voting of any shares of S&P Global common stock you hold in this plan. Any employee stock purchase plan shares for which S&P Global does not receive instructions from the employee will not be voted. Employee stock purchase plan shares cannot be voted virtually via the S&P Global special meeting website at the S&P Global special meeting.

If you received this joint proxy statement/prospectus because you are an employee of S&P Global who participates in the S&P Global 401(k) savings and profit sharing plan and you have shares of S&P Global common stock allocated to your account under this plan, you may vote your shares held in such plan as of the S&P Global special meeting record date by mail, by telephone or via the Internet. Instructions are provided on the proxy card you received from Computershare. Computershare must receive your instructions by 5:00 p.m. Eastern Time on March 9, 2021 in order to communicate your instructions to the plan’s trustee, who will vote your shares. Any plan shares for which S&P Global does not receive instructions from the employee will be voted by the trustee in the same proportion as the shares for which S&P Global receives instructions. Plan shares cannot be voted virtually via the S&P Global special meeting website at the S&P Global special meeting.

General

Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.

All properly signed proxies that are timely received and that are not revoked will be voted at the S&P Global special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the S&P Global board. In addition, as noted above, if you hold shares through an S&P Global employee stock purchase plan or the S&P Global 401(k) savings and profit sharing plan, you may attend the S&P Global special meeting, but those shares can only be voted as described above and cannot be voted at the S&P Global special meeting.

Treatment of Abstentions; Failure to Vote

For purposes of the S&P Global special meeting, an abstention occurs when an S&P Global shareholder attends the S&P Global special meeting, either virtually via the S&P Global special meeting website or by proxy, but abstains from voting. For the S&P Global share issuance proposal, if an S&P Global shareholder present via the S&P Global special meeting website at the S&P Global special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the S&P Global share issuance proposal, assuming a quorum is present. If an S&P Global shareholder is not present virtually via the S&P Global special meeting website at the S&P Global special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal, assuming a quorum is present.

Shares Held in “Street Name”

If your shares of S&P Global common stock are held in an account at a bank, broker or other nominee holder of record (i.e., in “street name”), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in “street name” by returning an S&P Global proxy card directly to S&P Global or by voting virtually via the S&P Global special meeting website at the S&P Global special meeting unless you provide a legal proxy, which you must obtain from your bank, broker or other nominee. Further, banks, brokers or other nominees who hold shares of S&P Global common stock on behalf of their customers may not, under the rules of the NYSE, give a proxy to S&P Global to vote those shares with respect to the S&P Global share issuance proposal without specific instructions from their customers, as banks, brokers and other nominees do not have discretionary voting power on “non-routine” matters like the S&P Global share issuance proposal. When a bank, broker or other nominee refrains from voting your shares on a particular proposal because the bank, broker or other nominee has not received your instructions and has discretionary authority to vote on the “routine” matters to be considered, it is called a “broker non-vote.” Because there are no routine matters to be considered at the S&P Global special meeting, there should be no broker non-votes.

Therefore, if you are an S&P Global shareholder and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may not vote your shares on the S&P Global share issuance proposal, which will have no effect on the vote count for the S&P Global share issuance proposal, assuming a quorum is present.

Attendance at the S&P Global Special Meeting and Voting Online

You or your authorized proxy may attend the S&P Global special meeting if you were a registered or beneficial shareholder of S&P Global common stock.

The S&P Global special meeting can be accessed by visiting the S&P Global special meeting website at http://www.meetingcenter.io/289582186, where you will be able to listen to the meeting, submit questions and vote online. In order to be able to enter the S&P Global special meeting, you will need the 15-digit control number included on your proxy card. If you are a beneficial holder, you will need to obtain a legal proxy from your broker, bank or other nominee holder of record giving you the right to vote the shares. You must submit proof of the legal proxy to Computershare at legalproxy@computershare.com no later than 5:00 p.m. on March 8, 2021 (please include “Legal Proxy” in the subject line, attach the legal proxy and provide your name and email address in the email).

You may submit questions in advance of the meeting by emailing your question, along with proof of stock ownership, to investor.relations@spglobal.com. You may also submit questions during the live audio webcast of the S&P Global special meeting. To ensure the S&P Global special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the S&P Global special meeting’s limited purpose.

The agenda and rules of conduct for the S&P Global special meeting are posted on the S&P Global special meeting website.

Revocability of Proxies

Any S&P Global shareholder of record giving a proxy has the power to revoke it. If you are an S&P Global shareholder of record, you may revoke your proxy in any of the following ways:

•

By delivering a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked, to S&P Global’s Corporate Secretary (1) by email at corporate.secretary@spglobal.com by 10:00 a.m. Eastern Time on March 11, 2021 or (2) by mail to S&P Global’s executive offices at 55 Water Street, New York, New York 10041, such that the mailed notice is received by the close of business on March 9, 2021;

•	By duly executing a subsequently dated proxy relating to the same shares of S&P Global common stock and delivering it to S&P Global by the same procedures as in the bullet point above;

•

By duly submitting a subsequently dated proxy relating to the same shares of S&P Global common stock by telephone or via the Internet (i.e., your most recent duly submitted voting instructions will be followed) before 10:00 a.m. Eastern Time on March 11, 2021; or

•

By attending the S&P Global special meeting virtually via the S&P Global special meeting website and voting such shares during the S&P Global special meeting as described above, although attendance at the S&P Global special meeting will not, by itself, revoke a proxy.

We encourage S&P Global shareholders of record that seek to revoke their proxies to do so by e-mail, by telephone or via the Internet using the methods described above to ensure the revocations are received and processed in a timely fashion.

If you hold shares of S&P Global common stock through the S&P Global employee stock purchase plan or the S&P Global 401(k) and profit sharing plan, you may revoke your proxy using any of the above methods (other than the fourth bullet point above), but must do so before 5:00 p.m. Eastern Time on March 9, 2021, if you do so by telephone or via the Internet and your revocation must be received before 5:00 p.m. Eastern Time on March 9, 2021, if you do so by mail.

If your shares are held by a bank, broker or other nominee or through the S&P Global employee stock purchase plan or the S&P Global 401(k) and profit sharing plan, you may change your vote by submitting new voting instructions to your bank, broker or other nominee, or applicable plan trustee. You must contact your bank, broker or other nominee, or applicable plan trustee to find out how to do so.

Solicitation of Proxies; Expenses of Solicitation

The S&P Global board is soliciting proxies for the S&P Global special meeting from its shareholders. S&P Global will bear a portion of the cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this joint proxy statement/prospectus, the S&P Global proxy card and any additional materials furnished to S&P Global shareholders. Proxies may be solicited by directors, officers and a small number of S&P Global’s regular employees by mail, email, in person and by telephone, but such persons will not receive any additional compensation for these activities. S&P Global has retained Innisfree, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $40,000 plus reasonable out-of-pocket costs and expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of S&P Global common stock of record for beneficial owners for forwarding to such beneficial owners. S&P Global may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

If you need assistance with voting via the Internet, voting by telephone or completing your S&P Global proxy card, or have questions regarding the S&P Global special meeting, please contact Innisfree, the proxy solicitor for S&P Global: Innisfree M&A Incorporated, 501 Madison Avenue, 20th floor, New York, New York 10022, Phone: (877) 750-8315 (toll-free), (212) 750-5833 (banks and brokers).

Your vote is very important regardless of the number of shares of S&P Global common stock that you own and the matters to be considered at the S&P Global special meeting are of great importance to the shareholders of S&P Global. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed S&P Global proxy card in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed S&P Global proxy card.

Please vote your shares via the Internet or by telephone, or sign, date and return an S&P Global proxy card promptly to ensure that your shares can be represented, even if you otherwise plan to attend the S&P Global special meeting virtually via the S&P Global special meeting website.

Tabulation of Votes

S&P Global has appointed Computershare to serve as the Inspector of Election for the S&P Global special meeting. Computershare will also independently tabulate affirmative and negative votes and abstentions.

Adjournments

If a quorum is not present at the S&P Global special meeting, the chairman of the S&P Global special meeting may adjourn the meeting, without notice to the stockholders other than an announcement at the meeting, until a quorum is present or represented. Under the S&P Global by-laws, the S&P Global board or the chairman of the S&P Global special meeting may adjourn the S&P Global special meeting, whether or not a quorum is present. The S&P Global board or the chairman of the S&P Global special meeting may adjourn the meeting to solicit additional proxies if there are not sufficient votes at the time of the S&P Global special meeting in favor of the S&P Global share issuance proposal. No notice of an adjourned meeting need be given if the time and place thereof are announced at the S&P Global special meeting at which the adjournment was taken.

If, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each S&P Global shareholder of record entitled to vote at the adjourned meeting.

THE IHS MARKIT SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the IHS Markit shareholders as part of a solicitation of proxies by the IHS Markit board for use at the IHS Markit special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides IHS Markit shareholders with information they need to know to be able to vote or instruct their vote to be cast at the IHS Markit special meeting.

Date, Time and Place

The IHS Markit special meeting will be held at 10:00 a.m. Eastern Time on March 11, 2021. IHS Markit intends to mail this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the IHS Markit special meeting on or about January 22, 2021. In light of developments related to the ongoing COVID-19 pandemic, IHS Markit has elected to hold the IHS Markit special meeting solely by means of remote communication via the Internet. The IHS Markit special meeting will be held solely via live webcast and there will not be a physical meeting location. IHS Markit shareholders will be able to attend the IHS Markit special meeting online and vote their shares electronically during the meeting by visiting www.meetingcenter.io/296412964, referred to as the IHS Markit special meeting website. IHS Markit shareholders will need the 15-digit control number found on their proxy card in order to access the IHS Markit special meeting website.

Purpose of the IHS Markit Special Meeting

At the IHS Markit special meeting, IHS Markit shareholders will be asked to consider and vote on the following:

1.

Approval and Adoption of the Merger Agreement, the Statutory Merger Agreement and the Transactions Contemplated Thereby. To vote on a proposal to approve and adopt the merger agreement, the statutory merger agreement and the transactions contemplated thereby which is further described in the section entitled “The Merger Agreement,” and a copy of which merger agreement is attached as Annex A to this joint proxy statement/prospectus and the agreed form of which statutory merger agreement is attached as Annex B to this joint proxy statement/prospectus; and

2.

IHS Markit Merger-Related Compensation. To vote on a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements that may be paid or become payable to IHS Markit’s named executive officers in connection with the merger.

Completion of the merger is conditioned on the approval of the IHS Markit merger proposal.

Recommendation of the IHS Markit Board

On November 29, 2020, the IHS Markit board unanimously (1) approved the merger agreement, the statutory merger agreement and the transactions contemplated thereby, and the execution, delivery and performance of the merger agreement and the statutory merger agreement, (2) determined that the exchange ratio constitutes fair value for the IHS Markit shares in accordance with the Bermuda Companies Act and (3) determined that entering into the merger agreement and the statutory merger agreement and consummating the transactions contemplated thereby are advisable and in the best interests of IHS Markit. Accordingly, the IHS Markit board unanimously recommends that IHS Markit shareholders vote “FOR” the IHS Markit merger proposal and “FOR” the IHS Markit merger-related compensation proposal.

IHS Markit shareholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the other transactions contemplated by the merger agreement.

IHS Markit Record Date; IHS Markit Shareholders Entitled to Vote

Only holders of record of IHS Markit shares at the close of business on January 19, 2021 will be entitled to notice of, and to vote at, the IHS Markit special meeting or any adjournments or postponements thereof.

As of the close of business on the IHS Markit record date, there were 421,811,392 IHS Markit shares issued and outstanding and entitled to vote at the IHS Markit special meeting including a total of 25,219,470 shares held in the EBT. Each IHS Markit share issued and outstanding on the IHS Markit record date entitles the holder thereof to one vote on each proposal to be considered at the IHS Markit special meeting, virtually via the IHS Markit special meeting website or by proxy through the Internet or by telephone or by a properly executed and delivered proxy with respect to the IHS Markit special meeting.

Your vote is important. We expect that many IHS Markit shareholders will not attend the IHS Markit special meeting via the IHS Markit special meeting website, and instead will be represented by proxy. Most IHS Markit shareholders have a choice of voting over the Internet, by using a toll-free telephone number, or by returning a completed proxy card or voting instruction form. Please check the notice of meeting attached to this joint proxy statement/prospectus, your, proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you. The Internet and telephone voting procedures have been designed to authenticate shareholders, to allow you to vote your shares, and to confirm that your instructions have been properly recorded. The Internet and telephone voting facilities for IHS Markit shareholders of record will close at 10:00 a.m. Eastern Time on March 11, 2021. If your shares are held through a broker, bank or other holder of record and Internet or telephone facilities are made available to you, these facilities will close at 11:59 p.m. Eastern Time on March 10, 2021.

You can revoke your proxy at any time before it is exercised by delivering a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the IHS Markit special meeting. If you choose to change or revoke your vote by Internet or telephone, you must do so by 10:00 a.m. Eastern Time on the day of the IHS Markit special meeting. Executing your proxy in advance will not limit your right to vote at the IHS Markit special meeting if you decide to attend via the IHS Markit special meeting website. If your shares are held in the name of a broker, bank or other holder of record, contact your broker, bank or other holder of record to obtain a “legal proxy.” You must submit proof of the legal proxy to Computershare at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on March 8, 2021 (please include “Legal Proxy” in the subject line, attach the legal proxy and provide your name and email address in the email).

All shares entitled to vote and represented by properly executed proxies received prior to the IHS Markit special meeting and not revoked will be voted at the IHS Markit special meeting in accordance with your instructions. If you sign and return your proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the IHS Markit board recommends for such proposal.

The trustee may not vote any IHS Markit shares held by the EBT unless we direct otherwise. We intend to direct the trustee to vote the IHS Markit shares held by the EBT on each proposal in accordance with the percentages voted by other holders of IHS Markit shares on such proposal.

A complete list of IHS Markit shareholders entitled to vote at the IHS Markit special meeting will be available for examination by any IHS Markit shareholder at the IHS Markit Company Secretary located at IHS Markit’s headquarters at 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, England, for purposes pertaining to the IHS Markit special meeting, during ordinary business hours for a period of ten days before the IHS Markit special meeting, and at the time and place of the IHS Markit special meeting. If IHS Markit’s offices are closed for health and safety reasons related to the ongoing COVID-19 pandemic during such period, the list of IHS Markit shareholders will be made available for inspection upon request to the IHS Markit Company Secretary, subject to the satisfactory verification of shareholder status. The list of IHS Markit’s shareholders entitled to vote will also be made available for inspection during the IHS Markit special meeting via the IHS Markit special meeting website at www.meetingcenter.io/296412964.

Voting by IHS Markit’s Directors and Executive Officers

As of the close of business on December 31, 2020, the most recent practicable date for which such information was available, directors and executive officers of IHS Markit and their affiliates owned and were entitled to vote 1,620,831 IHS Markit shares, or 0.5% of IHS Markit shares issued and outstanding on that date. The number and percentage of IHS Markit shares owned by directors and executive officers of IHS Markit and their affiliates as of the IHS Markit record date are not expected to be meaningfully different from the number and percentage as of December 31, 2020. It is currently expected that IHS Markit’s directors and executive officers will vote their IHS Markit shares in favor of each of the proposals to be considered at the IHS Markit special meeting, although none of them have entered into any agreements obligating them to do so. For information with respect to IHS Markit shares owned by directors and executive officers of IHS Markit, please see the section entitled “IHS Markit Beneficial Ownership Table.”

Quorum

The IHS Markit bye-laws provide that two or more persons present at the start of the meeting and representing, virtually via the IHS Markit special meeting website or by proxy, in excess of 50% of the total issued IHS Markit shares entitled to vote at the IHS Markit special meeting will constitute a quorum for the transaction of business at the IHS Markit special meeting.

Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the IHS Markit special meeting.

Required Vote

The required votes to approve the IHS Markit proposals are as follows:

•

The IHS Markit merger proposal requires the affirmative vote of a majority of the votes cast (virtually via the IHS Markit special meeting website or by proxy) by holders of issued and outstanding IHS Markit shares entitled to vote at the IHS Markit special meeting.

•

The IHS Markit merger-related compensation proposal requires the affirmative vote of a majority of the votes cast (virtually via the IHS Markit special meeting website or by proxy) by holders of issued and outstanding IHS Markit shares entitled to vote at the IHS Markit special meeting. Because the vote on the IHS Markit merger-related compensation proposal is advisory only, it will not be binding on either IHS Markit or S&P Global and such vote is not a condition to completion of the merger.

Accordingly, if the IHS Markit merger proposal is approved and the merger is completed, the IHS Markit merger-related compensation will be payable to IHS Markit’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the IHS Markit merger-related compensation proposal and such vote is not a condition to completion of the merger.

Voting of Proxies by Holders of Record

If you were the record holder of your IHS Markit shares as of the IHS Markit record date, you may submit your proxy to vote by mail, by telephone or via the Internet. For additional information, please see the section entitled “The IHS Markit Special Meeting—IHS Markit Record Date; IHS Markit Shareholders Entitled to Vote.”

Voting via the Internet or by Telephone

•

To submit your proxy via the Internet, go to the website listed on your enclosed IHS Markit proxy card. Have your IHS Markit proxy card in hand when you access the website and follow the instructions to vote your shares.

•

To submit your proxy by telephone, call 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada. Have your IHS Markit proxy card in hand when you call and then follow the instructions to vote your shares.

•	If you vote via the Internet or by telephone, you must do so no later than 10:00 a.m. Eastern Time on March 11, 2021.

Voting by Mail

As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail.

•	To submit your proxy by mail, simply mark your IHS Markit proxy card, date and sign it and return it in the postage-paid envelope that has been provided.

•	If you vote by mail, your IHS Markit proxy card must be received no later than 10:00 a.m. Eastern Time on March 11, 2021.

General

Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.

All properly signed proxies that are timely received and that are not revoked will be voted at the IHS Markit special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the IHS Markit board.

Treatment of Abstentions; Failure to Vote

For purposes of the IHS Markit special meeting, an abstention occurs when an IHS Markit shareholder attends the IHS Markit special meeting, either virtually via the IHS Markit special meeting website or by proxy, but abstains from voting.

•

For the IHS Markit merger proposal, if an IHS Markit shareholder present virtually via the IHS Markit special meeting website at the IHS Markit special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count for such proposal, assuming a quorum is present. If an IHS Markit shareholder is not present virtually via the IHS Markit special meeting website and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable, it will have no effect on the vote count for such proposal, assuming a quorum is present.

•

For the IHS Markit merger-related compensation proposal, if an IHS Markit shareholder present virtually via the IHS Markit special meeting website abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count for such proposal, assuming a quorum is present. If an IHS Markit shareholder is not present virtually via the IHS Markit special meeting website and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable, it will have no effect on the vote count for such proposal, assuming a quorum is present.

Shares Held in “Street Name”

If your IHS Markit shares are held in an account at a bank, broker or other nominee holder of record (i.e., in “street name”), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in “street name” by returning an IHS Markit proxy card directly to IHS Markit or by voting virtually via the IHS Markit special meeting website unless you provide a legal proxy, which you must obtain from your bank, broker or other nominee. Further, banks, brokers or other nominees who hold IHS Markit shares on behalf of their customers may not, under the rules of the NYSE, give a proxy to IHS Markit to vote those shares with respect to the IHS Markit merger proposal and the IHS Markit merger-related compensation proposal without specific instructions from their customers, as banks, brokers and other nominees do not have discretionary voting power on “non-routine” matters like the IHS Markit merger proposal and the IHS Markit merger-related compensation proposal. When a bank, broker or other nominee refrains from voting your shares on a particular proposal because the bank, broker or other nominee has not received your instructions and has discretionary authority to vote on the “routine” matters to be considered, it is called a “broker non-vote.” Because there are no routine matters to be considered at the IHS Markit special meeting, there should be no broker non-votes.

Therefore, if you are an IHS Markit shareholder and you do not instruct your bank, broker or other nominee on how to vote your shares:

•	your bank, broker or other nominee may not vote your shares on the IHS Markit merger proposal, which will have no effect on the vote count for such proposal, assuming a quorum is present; and

•

your bank, broker or other nominee may not vote your shares on the IHS Markit merger-related compensation proposal, which will have no effect on the vote count for such proposal, assuming a quorum is present.

Attendance at the IHS Markit Special Meeting and Voting Online

The IHS Markit special meeting can be accessed by visiting the IHS Markit special meeting website at http://www.meetingcenter.io/296412964, where you will be able to listen to the meeting, submit questions and vote online. In order to be able to enter the IHS Markit special meeting, you will need the 15-digit control number included on your proxy card. If you are a beneficial holder, you will need to obtain a legal proxy, from your broker, bank or other nominee holder of record giving you the right to vote the shares. You must submit proof of the legal proxy to Computershare at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on March 8, 2021 (please include “Legal Proxy” in the subject line, attach the legal proxy and provide your name and email address in the email).

You may submit questions in advance of the meeting by emailing your question, along with proof of share ownership, to CompanySecretary@ihsmarkit.com. You may also submit questions during the live audio webcast of the IHS Markit special meeting. To ensure the IHS Markit special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the IHS Markit special meeting’s limited purpose.

The agenda and rules of conduct for the IHS Markit special meeting are posted on the IHS Markit special meeting website.

Revocability of Proxies

Any IHS Markit shareholder of record giving a proxy has the power to revoke it. If you are an IHS Markit shareholder of record, you may revoke your proxy in any of the following ways:

•

By delivering a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked, to IHS Markit’s Company Secretary (1) by email at CompanySecretary@ihsmarkit. com by 10:00 a.m. Eastern Time on March 11, 2021 or (2) by mail to IHS Markit’s headquarters at IHS Markit Ltd., 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, England, such that the mailed notice is received by the close of business on March 9, 2021;

•	By duly executing a subsequently dated proxy relating to the same IHS Markit shares and delivering it to IHS Markit by the same procedures as in the bullet point above;

•

By duly submitting a subsequently dated proxy vote relating to the same IHS Markit shares by telephone or via the Internet (using the original instructions provided to you) before 10:00 a.m. Eastern Time on March 11, 2021; or

•

By attending the IHS Markit special meeting virtually via the IHS Markit special meeting website and voting such shares during the IHS Markit special meeting as described above, although attendance at the IHS Markit special meeting will not, by itself, revoke a proxy.

If your shares are held by a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. You must contact your bank, broker or other nominee to find out how to do so.

Solicitation of Proxies; Expenses of Solicitation

The IHS Markit board is soliciting proxies for the IHS Markit special meeting from its shareholders. IHS Markit will bear a portion of the cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this joint proxy statement/prospectus, the IHS Markit proxy card and any additional materials furnished to IHS Markit shareholders. Proxies may be solicited by directors, officers and a small number of IHS Markit’s regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. IHS Markit has retained MacKenzie Partners, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $30,000 plus reasonable out-of-pocket costs and expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold IHS Markit shares of record for beneficial owners for forwarding to such beneficial owners. IHS Markit may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

If you need assistance with voting via the Internet, voting by telephone or completing your IHS Markit proxy card, or have questions regarding the IHS Markit special meeting, please contact IHS Markit’s Company Secretary at +44 20 7260 2000 or CompanySecretary@ihsmarkit.com.

Your vote is very important regardless of the number of IHS Markit shares that you own and the matters to be considered at the IHS Markit special meeting are of great importance to the shareholders of IHS Markit. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or, if applicable, complete, date, sign and promptly return the enclosed IHS Markit proxy card or voting instruction form in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed IHS Markit proxy card.

Please vote your shares via the Internet or by telephone, or sign, date and return an IHS Markit proxy card or voting instruction form promptly to ensure that your shares can be represented, even if you otherwise plan to attend the IHS Markit special meeting virtually via the IHS Markit special meeting website.

Tabulation of Votes

IHS Markit has appointed an agent of Computershare to serve as the Inspector of Election for the IHS Markit special meeting. Computershare will also independently tabulate affirmative and negative votes and abstentions.

Adjournments

If a quorum is not present within half an hour from the time appointed for the IHS Markit special meeting, the meeting will stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary of IHS Markit may determine. Under the IHS Markit bye-laws, the chairman of the

IHS Markit special meeting may, without the consent of the shareholders, adjourn the IHS Markit special meeting if, among other things, it appears to the chairman that it is likely to be impracticable to continue the meeting because of the number of shareholders wishing to attend who are not present (virtually via the IHS Markit special meeting website or by proxy), or an adjournment is otherwise necessary such that the business of the meeting may be properly conducted. Subject to the circumstances at the time of the IHS Markit special meeting, it may be adjourned by the chairman so that additional proxies may be solicited in favor of the IHS Markit merger proposal. Unless the IHS Markit special meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each IHS Markit shareholder entitled to attend and vote thereat in accordance with the IHS Markit bye-laws.

At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the IHS Markit special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

Introduction

On November 29, 2020, S&P Global and IHS Markit entered into the merger agreement, pursuant to which, among other things, a subsidiary of S&P Global will merge with and into IHS Markit, with IHS Markit surviving the merger as a wholly owned subsidiary of S&P Global. Under the terms of the merger agreement, each share of IHS Markit issued and outstanding (other than excluded shares and dissenting shares) will be converted into the right to receive 0.2838 fully paid and nonassessable shares of S&P Global common stock (and, if applicable, cash in lieu of fractional shares, without interest), less any applicable withholding taxes. As of August 31, 2020, IHS Markit had approximately 398.4 million shares outstanding. Subject to the satisfaction or waiver, in whole or in part, of the closing conditions described in this joint proxy statement/prospectus, the merger is expected to be completed in the second half of 2021.

Pro Forma Information

The following unaudited pro forma combined condensed financial information has been prepared to illustrate the estimated effects of the merger. The unaudited pro forma combined condensed balance sheet as of September 30, 2020, is based on the individual historical consolidated balance sheets of S&P Global as of September 30, 2020, and IHS Markit as of August 31, 2020, and has been prepared to reflect the merger as if it occurred on September 30, 2020.

The unaudited pro forma combined condensed statements of income for the nine months ended September 30, 2020, and for the year ended December 31, 2019, combine the historical consolidated results of operations of S&P Global for the nine months ended September 30, 2020, and for the year ended December 31, 2019, and IHS Markit for the nine months ended August 31, 2020, and for the year ended November 30, 2019, and have been prepared to reflect the merger as if it occurred on January 1, 2019, the first day of S&P Global’s 2019 fiscal year.

The unaudited pro forma combined condensed financial information has been prepared in conformity with U.S. GAAP.

S&P Global will utilize acquisition accounting and update its preliminary estimated valuation and other studies promptly upon completion of the merger and will finalize this acquisition accounting as soon as practicable within the required measurement period. The estimated acquired assets and assumed liabilities of IHS Markit have been measured based on various preliminary estimates using assumptions that S&P Global believes are reasonable and based on information that is currently available. Until the merger is completed, S&P Global and IHS Markit are limited in their ability to share certain information and, therefore, S&P Global estimated the fair value of IHS Markit’s assets and liabilities based on reviews of IHS Markit’s filings with the SEC, preliminary valuation studies, allowed discussions with IHS Markit management and other due diligence procedures. These preliminary estimates and assumptions presented herein are subject to change during the measurement period as S&P Global finalizes its valuations of the tangible assets and liabilities, identifiable intangible assets, assumed equity compensation plans and related income tax impacts in connection with the merger. Differences between these preliminary estimates and the acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma combined condensed financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma combined condensed financial information has been presented for informational purposes only. The unaudited pro forma combined condensed financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the merger occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

S&P Global is developing a plan to integrate the operations of IHS Markit after the merger. In connection with that plan, management anticipates that certain non-recurring charges will be incurred in connection with this integration, which will primarily consist of restructuring charges and transaction costs related to the merger, including, among others, financial advisors, legal services, integration advisors, and professional accounting services. Any such charge could affect the future results of the combined company in the period in which such charges are incurred. Accordingly, the pro forma balance sheet as of September 30, 2020, reflects the effects of the transaction costs related to the merger, which are not included in the historical balance sheets of S&P Global and IHS Markit as of September 30, 2020, and August 31, 2020, respectively. The unaudited pro forma combined condensed financial information does not reflect any operating efficiencies and/or cost savings that S&P Global may achieve with respect to the combined company. Further, there may be additional charges related to integration activities resulting from the merger, the timing, nature and amount of which management cannot identify as of the date of this joint proxy statement/prospectus, and thus, such charges are not reflected in the unaudited pro forma combined condensed financial information.

The unaudited pro forma combined condensed financial statements have been developed from and should be read in conjunction with the separate historical consolidated financial statements and the related notes thereto in each of S&P Global’s and IHS Markit’s SEC filings incorporated by reference into this joint proxy statement/prospectus. For additional information, see the section entitled “Where You Can Find More Information.”

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

As of September 30, 2020

(in millions)			Transaction Accounting Adjustments				Pro Forma Combined
	Historical		Conforming Adjustments		Pro Forma Adjustments
	S&P Global	IHS Markit		(a)			S&P Global
ASSETS
Current assets:
Cash and cash equivalents	$3,148	$157			$(250)	(b)	$3,055
Restricted cash	20	—					20
Accounts receivable, net	1,427	860					2,287
Deferred subscription costs	—	81	$(81)		—		—
Prepaid and other current assets	246	128	81		(30)	(c)	425

Total current assets	4,841	1,226	—		(280)		5,787
Property and equipment, net	298	704			(491)	(d)	511
Right of use assets	610	334					944
Goodwill	3,715	9,909			21,960	(e)	35,584
Other intangible assets, net	1,376	3,941			11,194	(f)	16,511
Deferred income taxes	—	17	(17)				—
Other non-current assets	612	103	17		—		732

Total assets	$11,452	$16,234	$—		$32,383		$60,069

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$186	$23			—		$209
Accrued compensation and contributions to retirement plans	392	147			17	(g)	556
Other accrued expenses	—	437	(437)				—
Income taxes currently payable	79	25			(38)	(h)	66
Short-term debt	—	251			—		251
Unearned revenue	1,720	887			(89)	(i)	2,518
Operating lease liabilities	—	67	(67)				—
Other current liabilities	438	—	504		—		942

Total current liabilities	2,815	1,837	—		(110)		4,542
Long-term debt	4,110	4,708			719	(j)	9,537
Lease liabilities — non-current	563	311					874
Deferred income taxes	180	660			2,171	(k)	3,011
Pension and other postretirement benefits	262	—					262
Other non-current liabilities	513	110					623

Total liabilities	8,443	7,626	—		2,780		18,849

Redeemable noncontrolling interest	2,511	14					2,525
Equity:
Common stock	294	5			108	(l)(n)	407
Additional paid-in capital	917	7,788			30,563	(l)(m)(n)	39,268
Retained income	13,368	3,760			(4,027)	(b)(n)	13,101
Accumulated other comprehensive loss	(677)	(107)			107	(n)	(677)
Less: common stock in treasury	(13,460)	(2,852)			2,852	(n)	(13,460)

Total equity — controlling interests	442	8,594			29,603		38,639

Total equity — noncontrolling interests	56	—	—		—		56

Total equity	498	8,594			29,603		38,695

Total liabilities and equity	$11,452	$16,234	$—		$32,383		$60,069

See accompanying notes to the unaudited pro forma combined condensed financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

For the Nine Months Ended September 30, 2020

(in millions, except per share amounts)			Transaction Accounting Adjustments				Pro Forma Combined
	Historical		Conforming Adjustments		Pro Forma Adjustments
	S&P Global	IHS Markit		(a)			S&P Global
Revenue	$5,575	$3,181					$8,756
Expenses:
Cost of revenue	—	1,190	$(1,190)				—
Operating-related expenses	1,533	—	1,190		$26	(p)	2,749
Selling and general expenses	944	833	114		59	(q)	1,950
Depreciation	60	162			(104)	(r)	118
Amortization of intangibles	94	280			545	(s)	919
Restructuring and impairment charges	—	98	(98)				—
Acquisition-related costs	—	16	(16)				—

Total expenses	2,631	2,579	—		526		5,736
Gain on dispositions	(16)	—	(371)				(387)
Other operating (income) expense	—	(374)	374				—

Operating profit	2,960	976	(3)		(526)		3,407
Other (income) expense, net	(16)	—	27				11
Interest expense, net	109	178			(97)	(t)	190
Net periodic pension and post-retirement expense	—	30	(30)				—
Loss on extinguishment of debt	279	—					279

Income before taxes on income	2,588	768	—		(429)		2,927
Provision for taxes on income	559	49			(21)	(u)	587

Net income	2,029	719	—		(408)		2,340
Less: net (income) loss attributable to noncontrolling interests	(144)	1					(143)

Net income	$1,885	$720	$—		$(408)		$2,197

Earnings per share attributable to common shareholders:
Net income:
Basic	$7.82	$1.81					$6.21
Diluted	$7.78	$1.79					$6.17
Weighted-average number of common shares outstanding:
Basic	241.2	396.8			(284.2)	(v)	353.8
Diluted	242.3	401.8			(281.7)	(v)	356.3

See accompanying notes to the unaudited pro forma combined condensed financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

For the Year Ended December 31, 2019

(in millions, except per share amounts)			Transaction Accounting Adjustments				Pro Forma Combined
	Historical		Conforming Adjustments		Pro Forma Adjustments
	S&P Global	IHS Markit		(a)			S&P Global
Revenue	$6,699	$4,415			$(51)	(o)	$11,063
Expenses:
Cost of revenue	—	1,657	$(1,657)				—
Operating-related expenses	1,801	—	1,657		44	(p)	3,502
Selling and general expenses	1,517	1,198	87		168	(q)	2,970
Depreciation	82	196			(119)	(r)	159
Amortization of intangibles	122	377			724	(s)	1,223
Restructuring charges	—	17	(17)				—
Acquisition-related costs	—	70	(70)				—

Total expenses	3,522	3,515	—		817		7,854
Gain on dispositions	(49)	—	(115)				(164)
Other operating (income) expense	—	(104)	104

Operating profit	3,226	1,004	11		(868)		3,373
Other (income) expense, net	98	—	7				105
Interest expense, net	198	258	2		(120)	(t)	338
Net periodic pension and post-retirement expense	—	3	(3)				—
Loss on extinguishment of debt	—	—	7				7

Income before taxes on income	2,930	743	(2)		(748)		2,923
Provision for taxes on income	627	243	(2)		(68)	(u)	800
Equity in loss of equity method investees	—	1					1

Net income	2,303	499	—		(680)		2,122
Less: net (income) loss attributable to noncontrolling interests	(180)	3					(177)

Net income	$2,123	$502	$—		$(680)		$1,945

Earnings per share attributable to common shareholders:
Net income:
Basic	$8.65	1.26					$5.42
Diluted	$8.60	1.23					$5.36
Weighted-average number of common shares outstanding:
Basic	245.4	399.5			(286.1)	(v)	358.8
Diluted	246.9	409.2			(281.9)	(v)	363.0

See accompanying notes to the unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

1.	Nature of Operations and Basis of Presentation

On November 29, 2020, S&P Global, Merger Sub, and IHS Markit, (1) entered into the merger agreement, pursuant to which, subject to the receipt of the S&P Global shareholder approval and the IHS Markit shareholder approval and the satisfaction or waiver of other closing conditions, a subsidiary of S&P Global will merge with and into IHS Markit, with IHS Markit surviving the merger as a wholly owned subsidiary of S&P Global and (2) at the effective time of the merger, each share of IHS Markit issued and outstanding (other than excluded shares and dissenting shares) will be converted into the right to receive 0.2838 fully paid and nonassessable shares of S&P Global common stock (and, if applicable, cash in lieu of fractional shares, without interest), less any applicable withholding taxes.

The preceding unaudited pro forma combined condensed balance sheet as of September 30, 2020, and the pro forma combined condensed statements of income for the nine months ended September 30, 2020, and the year ended December 31, 2019, were prepared using the acquisition method of accounting and are based on historical financial statements of S&P Global and IHS Markit. Certain of IHS Markit’s historical amounts have been reclassified to conform to S&P Global’s financial statement presentation, as discussed further in Note 3. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of S&P Global included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and historical consolidated financial statements and accompanying notes of IHS Markit included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2019, and Quarterly Report on Form 10-Q for the quarter ended August 31, 2020. The pro forma balance sheet gives effect to the merger as if it had been completed on September 30, 2020. The pro forma income statements give effect to the merger as if it had been completed on January 1, 2019, the first day of S&P Global’s 2019 fiscal year.

As of the date of this filing, S&P Global has not completed the detailed valuation work necessary to finalize the required estimated fair values and estimated lives of IHS Markit’s assets to be acquired and liabilities to be assumed and the related allocation of purchase price required when applying the acquisition method of accounting. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Fair value measurements recorded in acquisition accounting are dependent upon certain valuation studies of IHS Markit’s assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of IHS Markit at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma combined condensed financial information and the combined company’s future results of operations and financial position. The allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the estimated fair value of IHS Markit’s assets and liabilities and associated tax adjustments.

The merger and the related adjustments are described in the accompanying notes to the pro forma financial statements.

The unaudited pro forma combined condensed financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the merger occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. In addition, future results may vary significantly from those reflected in such statements due to factors discussed in the section entitled “Risk Factors” on page 40 of this joint proxy statement/prospectus.

Accounting Periods Presented

IHS Markit’s historical fiscal year ends on November 30 and for purposes of the pro forma combined condensed financial information, its historical results have been presented along with S&P Global’s December 31 fiscal year end as explained below.

Because S&P Global’s and IHS Markit’s fiscal year ends differ by less than 93 days, the pro forma combined condensed statement of income for the nine months ended September 30, 2020, combines the historical results of S&P Global for the nine months ended September 30, 2020, and the historical results of IHS Markit for the nine months ended August 31, 2020. The pro forma combined condensed statement of income for the year ended December 31, 2019, combines the historical results of S&P Global for the year ended December 31, 2019, and the historical results of IHS Markit for the year ended November 30, 2019. The pro forma combined condensed balance sheet combines the historical balance sheet for S&P Global as of September 30, 2020, and the historical balance sheet for IHS Markit as of August 31, 2020.

2.	Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation

We currently expect the merger to be completed in the second half of 2021, subject to the satisfaction or waiver of the closing conditions described in this joint proxy statement/prospectus. There can be no assurance that the merger will be completed, that there will not be a delay in the completion of the merger or that all or any of the anticipated benefits of the merger will be obtained.

S&P Global and IHS Markit have determined that S&P Global is the accounting acquirer in the merger which will be accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The allocation of the preliminary estimated purchase price with respect to the merger is based upon management’s estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed as of September 30, 2020, using currently available information. Due to the fact that the unaudited pro forma combined condensed financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on the combined company’s financial position and results of operations may differ materially from the pro forma amounts included herein.

The final purchase price allocation for the merger will be performed subsequent to closing and adjustments to estimated amounts or recognition of additional assets acquired or liabilities assumed may occur as more detailed analyses are completed and additional information is obtained about the facts and circumstances that existed as of the closing date of the merger.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

•

changes in the estimated fair value of S&P Global common stock issued as merger consideration to IHS Markit’s shareholders, based on S&P Global’s closing share price at the closing date of the merger, and the number of shares of IHS Markit issued and outstanding at the closing date of the merger, including issued and outstanding shares associated with IHS Markit’s equity plans;

•

changes in the estimated fair value of IHS Markit’s identifiable assets acquired and liabilities assumed as of the closing date of the merger, which could result from S&P Global’s additional valuation analysis, changes in reserve estimates, discount rates and other factors; and

•	the factors described in the section entitled “Risk Factors” on page 40 of this joint proxy statement/prospectus.

The unaudited pro forma combined condensed financial information reflects estimated aggregate merger consideration of $38.5 billion, as calculated below:

(in millions, except for share and per share data)
Equity Consideration
Number of shares of IHS Markit issued and outstanding as of August 31, 2020 *	398,358,566
Exchange ratio	0.2838
Additional shares of S&P Global common stock to be issued as merger consideration	113,054,161
Closing price per share of S&P Global common stock on January 4, 2021*	$333.25
Estimated equity portion of aggregate consideration*	$37,675
Estimated equity consideration related to pre-combination share-based compensation awards*	789

Total equity consideration	$38,464

*—

The estimated aggregate consideration has been determined based on the IHS Markit shares issued and outstanding and replacement awards to be issued as of August 31, 2020, and the closing price of S&P Global’s common stock on January 4, 2021, the last practicable date prior to the date of this joint proxy statement/prospectus. Pursuant to business combination accounting rules, the final aggregate consideration will be based on the number of IHS Markit shares issued and outstanding (other than IHS Markit shares held in treasury or for which appraisal rights have been perfected pursuant to the Bermuda Companies Act) and the price of S&P Global’s common stock as of the closing date (and, if applicable, cash in lieu of fractional shares and any amount awarded in respect of shares for which appraisal rights have been perfected pursuant to the Bermuda Companies Act, in each case without interest).

The table below provides the common stock price sensitivity analysis for the potential impact of variations to the estimated equity consideration and estimated goodwill:

(in millions, except per share data)
Common Stock Price Sensitivity Analysis	Common Stock Price	Estimated Equity Consideration	Estimated Goodwill

As presented in the pro forma combined results	$333.25	$38,464	$31,869
A 10% increase in common stock prices	366.58	42,310	35,715
A 30% increase in common stock price	433.23	50,003	43,408
A 10% decrease in common stock price	299.93	34,775	28,180
A 30% decrease in common stock price	233.28	27,398	20,803

The following table summarizes the preliminary estimated fair values of assets acquired and liabilities assumed as if the acquisition occurred on September 30, 2020:

(in millions)
Fair Value
Tangible assets acquired	$1,863
Intangible assets	15,135
Liabilities assumed (excluding debt )	(4,711)
Debt	(5,678)
Noncontrolling interests	(14)

Net assets acquired (b)	6,595
Estimated merger consideration (a)	38,464

Estimated goodwill (a)—(b)	$31,869

The following table sets forth the components of the identifiable intangible assets to be acquired and their preliminary estimated useful lives and the pro forma amortization expense for the nine months ended September 30, 2020 and year ended December 31, 2019:

(in millions)
			Pro Forma Amortization Expense

	Fair Value	Useful Lives	Nine months ended September 30, 2020	Year ended December 31, 2019

Customer relationships	$10,680	20	$400	$534
Trade names and trademarks	445	5	67	89
Developed technology	1,785	7	191	255
Databases	2,225	10	167	223

Total Identified Intangible Assets	$15,135		$825	$1,101

These preliminary estimates of fair value and weighted average useful life will likely be different from the amounts included in the acquisition accounting upon the completion of the merger, and the difference could have a material impact on the accompanying unaudited pro forma combined condensed financial statements and the combined company’s future results of operations and financial position. Once S&P Global has full access to information about IHS Markit’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets and (ii) the estimated weighted average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to S&P Global only upon access to additional information and/or by changes in such factors that may occur prior to completion of the merger. These factors include, but are not limited to, historical information obtained from IHS Markit, discussions with management and product roadmaps. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable intangible assets and/or to the estimated weighted average useful lives from what S&P Global and IHS Markit have assumed in these unaudited pro forma combined condensed financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to S&P Global’s and IHS Markit’s estimates of associated amortization expense.

3.	Pro Forma Adjustments

The pro forma financial statements have been adjusted to reflect reclassifications of IHS Markit’s financial statements to conform to S&P Global’s financial statement presentation, adjustments to historical book values of IHS Markit to their preliminary estimated fair values in accordance with the acquisition method of accounting, the estimated closing price to be paid by S&P Global for the shares of IHS Markit, the assumption of IHS Markit’s debt, estimated direct transaction costs, and the estimated tax impact of pro forma adjustments. As more information becomes available, S&P Global will complete a more detailed review of IHS Markit’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma combined condensed financial statements and the combined company’s future results of operations and financial position. These adjustments include the following:

a.	The following reclassifications were made as a result of the transaction to conform IHS Markit to S&P Global’s presentation:

Pro Forma Combined Condensed Balance Sheet as of September 30, 2020:

•	Reclassification of $81 million from Deferred subscription costs to Prepaid and other current assets;

•	Reclassification of $17 million from Deferred income taxes to Other non-current assets;

•	Reclassification of $437 million and $67 million, respectively, from Other accrued expenses and Operating lease liabilities to Other current liabilities.

Pro Forma Combined Condensed Income Statement for the nine months ended September 30, 2020:

•	Reclassification of $1,190 million from Cost of revenue to Operating-related expenses;

•	Reclassification of $98 million from Restructuring and impairment charges and $16 million from Acquisition-related costs to Selling and general expenses;

•	Reclassification of $374 million from Other operating (income) expense to Gain on Dispositions and Other income (expense) for $371 million and $3 million, respectively;

•	Reclassification of $30 million from Net periodic pension and post-retirement expense to Other (income) expense.

Pro Forma Combined Condensed Income Statement for the year ended December 31, 2019:

•	Reclassification of $1,657 million from Cost of revenue to Operating-related expenses;

•	Reclassification of $17 million from Restructuring charges and $70 million from Acquisition-related costs to Selling and general expenses;

•

Reclassification of $104 million from Other operating (income) expense to Gain on Dispositions, Loss on extinguishment of debt and Other income (expense) for $115 million, $7 million and $4 million, respectively;

•	Reclassification of $3 million from Net periodic pension and post-retirement expense to Other (income) expense;

•	Reclassification of interest on unrecognized tax benefits of $2 million from Provision from taxes on income to Interest expense, net.

Pro Forma Adjustments – Combined Condensed Balance Sheet as of September 30, 2020:

b.

To record the adjustments to cash and cash equivalents of $240 million for the impact of transaction costs and a portion of the S&P Global retention bonuses of $10 million directly attributable to the merger and the corresponding adjustment to retained income for the amounts assumed to be paid as of the transaction date.

c.	To record the adjustment to remove IHS Markit’s historical deferred commission costs of $30 million, see adjustment 3(f) below that establishes intangible assets for acquired customer relationships.

d.

To record the adjustment to remove IHS Markit’s carrying value of capitalized software of $491 million that will be remeasured and characterized as acquired developed technology that will be included among the identified intangible assets described in adjustment 3(f) below establishing identified intangible assets acquired as part of the purchase price allocation.

e.

To record the adjustment to remove IHS Markit’s historical goodwill of $9.9 billion and record goodwill associated with the combination of $31.9 billion estimated as a result of the preliminary purchase price allocation described in Note 2.

f.

To record the adjustment to remove IHS Markit’s historical intangible assets of $3.9 billion and record intangible assets associated with the combination of $15.1 billion estimated as a result of the preliminary purchase price allocation described in Note 2.

g.

To reflect the accrual of $17 million for the estimated unpaid portion of the S&P Global non-recurring retention bonuses attributable to the merger agreement under the assumption that approximately half of the bonus plan would be either paid or accrued as of the transaction date.

h.	To record the reduction in income taxes currently payable of $38 million related to non-recurring transaction costs and retention payments which are currently deductible.

i.	To record the fair value adjustment to reduce IHS Markit’s deferred revenue balance by $89 million.

j.	To record the fair value adjustment to increase IHS Markit’s debt by $719 million.

k.

To record an increase to deferred tax liabilities based on the blended foreign, federal and state statutory rate of approximately 23% multiplied by the fair value adjustments related to the assets acquired and liabilities assumed. These adjustments are based on estimates of the fair value of IHS Markit’s assets to be acquired, liabilities to be assumed, and the related purchase price allocations. These estimates are subject to further review by S&P Global’s and IHS Markit’s respective managements, which may result in material adjustments to deferred taxes with an offsetting adjustment to goodwill.

The constituent parts of the adjustment for deferred tax liabilities (assets) are as follows:

(in millions)
Record deferred tax liabilities for:
Fair market value adjustment increasing IHS Markit intangibles	$2,590
Fair market value adjustment decreasing IHS Markit capitalized software	(114)
Fair market value adjustment decreasing IHS Markit deferred commission costs	(7)
Fair market value adjustment decreasing IHS Markit deferred revenue	21
Fair market value adjustment increasing IHS Markit debt	(166)
Removal of IHS Markit’s existing deferred tax liability for goodwill	(153)

Total deferred tax adjustment	$2,171

l.	To reflect the $1.00 par value of S&P Global common stock issued in exchange for each share of IHS Markit issued and outstanding resulting in an increase to Common stock of $113 million.

m.	To record the estimated increase in additional paid-in capital of $38 billion for the estimated merger consideration.
n.	To record the elimination of IHS Markit’s historical equity balances to arrive at a pro forma combined condensed balance sheet.

Pro Forma Adjustments – Combined Income Statement for the nine months ended September 30, 2020 and year ended December 31, 2019:

o.

To record a reduction in revenues of $51 million for the year ended December 31, 2019 related to the estimated fair value of the acquired deferred revenue and the customer contract asset. The fair value of acquired deferred revenues has been adjusted to reflect a value equal to the costs to fulfill the performance obligation plus an appropriate profit margin. The historical carrying amounts of IHS Markit’s deferred revenues results in a discount to the recorded deferred revenue that will be subsequently recognized as a reduction to revenues.

p.

To record an adjustment to operating-related expenses of $26 million and $44 million for the nine months ended September 30, 2020 and year ended December 31, 2019, respectively, to reflect the incremental estimated stock-based compensation expense related to the unvested portion of IHS Markit’s RSUs and PSUs, reflecting the increase in value as if the transaction occurred as of January 1, 2019 reflecting the current stock price and the performance targets of the awards pursuant to the merger agreement.

q.	To record adjustments to selling and general expenses of $59 million and $168 million for the nine months ended September 30, 2020 and year ended December 31, 2019, respectively, to reflect:

•

the incremental estimated stock-based compensation expense of $60 million and $108 million for the nine months ended September 30, 2020 and year ended December 31, 2019, respectively, related to the unvested portion of IHS Markit’s RSUs and PSUs reflecting the increase in value as if the transaction occurred as of January 1, 2019 reflecting the current stock price and the performance targets of the awards pursuant to the merger agreement.

•

the incremental impact of a consulting agreement with IHS Markit’s Chief Executive Officer of $2 million and $11 million for the nine months ended September 30, 2020 and year ended December 31, 2019, respectively, recognized on a straight-line basis over the term of the consulting agreement.

•

S&P Global and IHS Markit non-recurring retention bonuses of $1 million and $53 million for the nine months ended September 30, 2020 and year ended December 31, 2019, respectively, which are directly attributable to the merger agreement. Severance and other integration related restructuring costs have not been reflected in these unaudited pro forma combined condensed financial statements given the preliminary nature of these anticipated actions.

•

the reduction to the deferred commission expense for IHS Markit of $4 million for both the nine months ended September 30, 2020 and year ended December 31, 2019 reflecting the revaluation of the customer acquisition costs.

r.	To record the reduction in depreciation related to the elimination of capitalized software.

s.	To record the estimated amortization expense related to the intangible assets to be acquired.

t.	To record the adjustment to interest expense associated with the increase in IHS Markit’s debt to fair value with which this premium is amortized over the weighted-average remaining life of the debt.

u.

To record the income tax effect of the pro forma adjustments, based on a blended foreign, federal, and state statutory rate of approximately 24%. Also, to reflect additional tax costs associated with IHS Markit’s operations within the S&P Global structure of approximately $83 million and $110 million for the nine months ended September 30, 2020 and year ended December 31, 2019, respectively. The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma financial statements depending on post-acquisition activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income.

v.

To reflect (i) the elimination of IHS Markit’s basic and diluted shares outstanding and (ii) the assumed issuance of basic and diluted common shares as a result of the merger calculated by multiplying IHS Markit’s basic and diluted common shares outstanding by the 0.2838 exchange ratio.

(in millions, except for share and per share data)
	Nine months ended September 30, 2020		Year ended December 31, 2019

	Basic Shares Outstanding	Diluted Shares Outstanding	Basic Shares Outstanding	Diluted Shares Outstanding

Weighted-average outstanding
S&P Global weighted-average outstanding	241.2	241.2	245.4	245.4
IHS Markit weighted-average outstanding	396.8	396.8	399.5	399.5

Combined weighted-average outstanding	638.0	638.0	644.9	644.9

Elimination of IHS Markit’s historical weighted average-outstanding	(396.8)	(396.8)	(399.5)	(399.5)
Record new issuance of S&P Global common stock at 0.2838 exchange ratio	112.6	112.6	113.4	113.4
S&P Global diluted securities	N/A	1.1	N/A	1.5
IHS Markit diluted securities converted at 0.2838 exchange ratio	N/A	1.4	N/A	2.7

Net pro forma adjustments	(284.2)	(281.7)	(286.1)	(281.9)

Pro forma combined weighted-average outstanding	353.8	356.3	358.8	363.0

Pro forma net income	$2,197	$2,197	$1,945	$1,945
Pro forma earnings per share	$6.21	$6.17	$5.42	$5.36

S&P GLOBAL BENEFICIAL OWNERSHIP TABLE

The following table shows the number of shares of S&P Global common stock beneficially owned on December 31, 2020, by any person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock on the date indicated below, and by each of the members of the S&P Global board; each named executive officer; and the directors and executive officers, as a group.

Directors and Executive Officers(1)(2)	Sole Voting Power and Sole Investment Power (#)	Shared Voting Power and Shared Investment Power (#)		Right to Acquire Shares within 60 Days by Exercise of Options (#)(3)	Total Number of Shares Beneficially Owned (#)	Percent of Common Stock (%)(1)	Director Deferred Stock Ownership Plan (#)(4)
Marco Alverà	400	—		—	400	(5)	2,748
William J. Amelio	400	—		—	400	(5)	971
John L. Berisford	27,559	—		—	27,559	(5)	—
Martina Cheung	8,011	—		—	8,011	(5)	—
William D. Green	1,000	—		—	1,000	(5)	12,702
Charles E. Haldeman, Jr.	3,000	—		—	3,000	(5)	22,208
Stephanie C. Hill	400	—		—	400	(5)	2,904
Rebecca J. Jacoby	400	—		—	400	(5)	5,667
Monique F. Leroux	500	—		—	500	(5)	3,180
Ian P. Livingston	—	—		—	—	(5)	160
Maria R. Morris	400	—		—	400	(5)	3,180
Douglas L. Peterson	146,300	—		51,304	197,604	(5)	—
Edward B. Rust, Jr.	2,000	—		—	2,000	(5)	75,163
Kurt L. Schmoke	1,036	—		—	1,036	(5)	47,038
Ewout L. Steenbergen	14,060	—		—	14,060	(5)	—
Richard E. Thornburgh	1,300	3,300	(6)	—	1,300	(5)	11,928
All Directors and executive officers of S&P Global as a group (a total of 24, including those named above)(7)	246,186	5,332		54,646	302,864	0.1%	187,849

(1)

The number of shares of common stock outstanding on December 31, 2020 was 240,609,156. The percent of common stock is based on such number of shares and is rounded off to the nearest one-tenth of one percent, determined in accordance with the beneficial ownership rules under Rule 13d-3 under the Securities Exchange Act of 1934.

(2)	None of the shares included in the above table constitutes directors’ qualifying shares.
(3)	Amount includes options to acquire shares of S&P Global common stock that are or become exercisable within sixty (60) days of December 31, 2020.
(4)

This amount represents the number of shares of S&P Global common stock that has been credited to a bookkeeping account maintained for each non-employee director of S&P Global under the Director Deferred Stock Ownership Plan.

(5)	Less than 1%.
(6)

With respect to the shares reported in the table above for Mr. Richard E. Thornburgh, Mr. Thornburgh has shared voting and investment power as a co-trustee over 3,300 shares held in the Thornburgh Family Foundation. Mr. Thornburgh disclaims any beneficial interest in the shares in this charitable foundation.

(7)	Spouses and children of some members of this group may own other shares in which the members of this group disclaim any beneficial interest and which are not included in the above table.

Name and Address of Beneficial Owner	Sole or Shared Voting Power (#)	Sole or Shared Dispositive Power (#)	Total Number of Shares Beneficially Owned (#)	Percent of Common Stock (%)(1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(2)	446,063	21,187,138	21,187,138	8.66%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055(3)	15,792,981	19,067,173	19,067,173	7.80%

(1)	The percent of S&P Global common stock is based on information reported in SEC filings as noted in footnotes (2) through (3) below.
(2)

On February 12, 2020, The Vanguard Group, referred to as Vanguard, filed an amended Schedule 13G with the SEC disclosing its beneficial ownership of S&P Global common stock. Vanguard has certified in its amended Schedule 13G filing that the S&P Global common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of S&P Global. The amended Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

(3)

On February 6, 2020, BlackRock, Inc., referred to as BlackRock, filed an amended Schedule 13G with the SEC disclosing its beneficial ownership of S&P Global common stock. BlackRock has certified in its amended Schedule 13G filing that the S&P Global common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of S&P Global. The amended Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

IHS MARKIT BENEFICIAL OWNERSHIP TABLE

The following table shows the number of IHS Markit shares beneficially owned on December 31, 2020 by any person known to IHS Markit to be the beneficial owner of more than 5% of IHS Markit’s shares on the date indicated below, and by each of the members of the IHS Markit board; each named executive officer; and the directors and executive officers, as a group.

	Common Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number(2)	Percentage
Lance Uggla(3)	1,210,588	*
Jonathan Gear	62,904	*
Sari Granat(4)	85,014	*
Todd Hyatt	—	—
Adam Kansler(5)	94,085	*
John Browne (The Lord Browne of Madingley)	9,516	*
Dinyar S. Devitre(6)	66,830	*
Ruann F. Ernst(7)	72,470	*
Jacques Esculier	—	—
Gay Huey Evans	—	—
William E. Ford(8)	46,553	*
Nicoletta Giadrossi	6,181	*
Robert P. Kelly(9)	107,541	*
Deborah Doyle McWhinney(10)	33,945	*
Jean-Paul L. Montupet(11)	50,909	*
Deborah K. Orida	—	—
Richard W. Roedel(12)	197,680	*
James A. Rosenthal(13)	16,601	*
All directors and executive officers as a group (20 persons)	2,079,703	*
The Vanguard Group(14)	42,004,629	9.96%
BlackRock, Inc.(15)	29,382,241	6.97%
Markit Group Holdings Limited Employee Benefit Trust(16)	25,219,470	5.98%
Canada Pension Plan Investment Board(17)	21,330,220	5.06%

*	Represents less than 1 percent.
(1)	Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o IHS Markit Ltd., 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, England EC2Y 9LY.

(2)

The number of shares reported as beneficially owned in this column includes deferred share units and options that are exercisable within 60 days. Excluded from the table above are options not exercisable within 60 days, unvested RSUs that are reported on the SEC Form 4, and performance share units that may be payable in common shares depending upon the achievement of certain performance goals. The following table presents options not exercisable within 60 days, unvested RSUs that are reported on the SEC Form 4, and performance share units that may be payable in common shares depending upon the achievement of certain performance goals.

	Excluded in Security Ownership Table Above
Name	Options Not Exercisable Within 60 Days	Unvested Restricted Share Units with Time-Based Vesting	Unvested Restricted Share Units with Performance-Based Vesting(a)
Lance Uggla	—	—	515,329
Jonathan Gear	—	58,306	103,282
Sari Granat	30,000	24,884	37,156
Todd Hyatt	—	37,766	64,194
Adam Kansler	—	31,762	124,301
John Browne	—	2,808	—
Dinyar S. Devitre	—	2,808	—
Ruann F. Ernst	—	2,808	—
Jacques Esculier	—	2,808	—
Gay Huey Evans	—	1,268	—
William E. Ford	—	2,808	—
Nicoletta Giadrossi	—	2,808	—
Robert P. Kelly	—	2,808	—
Deborah Doyle McWhinney	—	2,808	—
Jean-Paul L. Montupet	—	2,808	—
Deborah K. Orida	—	—	—
Richard W. Roedel	—	—	—
James A. Rosenthal	—	2,808	—
All directors and executive officers as a group (20 persons)	30,000	206,087	871,543

(a)	Restricted share units with performance-based vesting are reported at target performance level. Includes restricted share units with performance-based vesting and subsequent time-based vesting.

(3)

Ownership includes 150,982 common shares pledged as collateral to secure certain personal indebtedness. Mr. Uggla’s reported ownership does not include common shares held through a trust, of which Mr. Uggla and certain members of his family are beneficiaries.

(4)	Ms. Granat’s reported ownership includes 60,000 options.
(5)	Mr. Kansler’s reported ownership includes 83,685 common shares owned by a GRAT, of which Mr. Kansler is the sole trustee.
(6)	Mr. Devitre’s reported ownership includes 21,391 deferred share units.
(7)	Dr. Ernst’s reported ownership includes 54,953 deferred share units.
(8)	Mr. Ford’s reported ownership includes 21,566 deferred share units.
(9)	Mr. Kelly’s reported ownership includes 24,760 deferred share units.
(10)	Ms. McWhinney’s reported ownership includes 20,039 deferred share units.
(11)	Mr. Montupet’s reported ownership includes 47,353 deferred share units and 3,556 common shares held in irrevocable family trusts.
(12)

Mr. Roedel’s reported ownership includes 11,029 common shares held by a profit-sharing plan, as well as 186,651 common shares held by his wife. Mr. Roedel disclaims beneficial ownership of these shares.

(13)	Mr. Rosenthal’s reported ownership includes 11,130 deferred share units.

(14)

This information was obtained from the Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, Inc., referred to as Vanguard. Vanguard has sole voting power over 599,062 common shares, shared voting power over 106,661 common shares, sole dispositive power over 41,328,189 common shares, and shared dispositive power over 676,440 common shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 468,078 common shares as a result of its serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 331,504 common shares as a result of its serving as investment manager of Australian investment offerings. To the knowledge of Vanguard, it does not hold more than five percent of the class on behalf of another person. The principal address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(15)

This information was obtained from the Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock, Inc., referred to as BlackRock. BlackRock has sole voting power with respect to 25,056,247 common shares and sole dispositive power with respect to 29,382,241 common shares through the following subsidiaries: BlackRock Life Limited; BlackRock International Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock Asset Management North Asia Limited; BlackRock (Singapore) Limited; and BlackRock Fund Managers Ltd. According to the Schedule 13G/A filed by BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common shares, and no one person’s interest in our common shares was more than five percent of the total outstanding common shares, as of the date the Schedule 13G/A was filed. The principal address of Blackrock is 55 East 52nd Street, New York, NY 10055.

(16)

This information was obtained from the Schedule 13G/A filed with the SEC on January 23, 2017 by the trustee. The trustee has the shared power to vote, direct the voting of, dispose of and direct the disposition of all the common shares held by the EBT. The principal address for the trustee is 44 Esplanade, St Helier, Jersey JE4 9WG, Channel Islands. Unless IHS Markit directs otherwise, the trustee may not vote any of the shares held by the EBT and is also generally obliged to forgo dividends.

(17)

This information was obtained from the Schedule 13D filed with the SEC on December 6, 2018 by Canada Pension Plan Investment Board, referred to as CPPIB. CPPIB has sole voting and sole dispositive power with respect to 21,330,220 common shares. CPPIB is overseen by a board of directors. None of the directors of the board of directors has sole voting or dispositive power with respect to our common shares beneficially owned by CPPIB. The principal address of CPPIB is One Queen Street East, Suite 2500, Toronto, ON M5C 2W5.

DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY

This section of the joint proxy statement/prospectus summarizes certain terms of S&P Global’s capital stock that will be in effect if the merger is completed. The following summary does not describe every aspect of the combined company’s capital stock and is qualified in its entirety by reference to all the provisions of the S&P Global certificate of incorporation and to the S&P Global by-laws. Copies of the documents referred to in this description may be obtained as described under the section entitled “Where You Can Find More Information.” All references within this section to common stock mean the common stock of the combined company following the merger unless otherwise noted.

Authorized Shares

The authorized capital stock of the combined company consists of 600,000,000 shares of common stock, par value $1.00 per share, 2,000,000 shares of Series Preferred Stock, par value $1.00 per share, and 891,256 shares of $1.20 Convertible Preference Stock, par value $10.00 per share.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. For the purpose of electing directors, holders of common stock do not have cumulative voting rights.

Holders of common stock are entitled to share equally in the dividends, if any, that may be declared by the combined company board of directors out of funds that are legally available to pay dividends, but only after payment of any dividends required to be paid on outstanding preferred stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of the combined company, the holders of common stock will be entitled to share ratably in all assets of the combined company remaining after the combined company pays:

•	all of its debts and other liabilities and

•	any amounts it may owe to the holders of series preferred stock that may be designated by the S&P Global board, if any.

Holders of common stock do not have any preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock that the combined company has designated and issued or that the combined company may designate and issue in the future.

Preferred Stock

As noted above, the rights, preferences and privileges of holders of common stock may be affected by the rights, preferences and privileges granted to holders of preferred stock. For this reason, you should be aware that the combined company’s board of directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series, and to fix the rights, preferences and privileges of each series, any of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of holders of common stock until the combined company board of directors determines the specific rights of the holders of that series. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change-in-control of the combined company without further action by the shareholders.

As of the completion of the merger, we expect that there will be no shares of preferred stock outstanding.

Charter and By-law Provisions

Term of directorship: At each annual meeting of shareholders, the entire board of directors will be elected for a term of one year.

Board composition: The combined company’s by-laws provide that the number of directors must not be less than 8. The exact number will be determined from time to time by the board of directors of the combined company. The board of directors of the combined company following the completion of the merger is expected to have 16 members, consisting of: 12 S&P Global continuing directors, including the President and Chief Executive Officer of S&P Global as of immediately before the completion of the merger, and four directors proposed by IHS Markit, which four individuals must be reasonably acceptable to S&P Global.

Limitation of liability: The combined company’s certificate of incorporation includes provisions eliminating the personal liability of the combined company’s directors for damages resulting from breaches of their duties as directors to the fullest extent permitted by New York law.

D&O indemnification: The combined company’s by-laws include provisions indemnifying its directors and officers to the fullest extent permitted by New York law including under circumstances in which indemnification is otherwise discretionary.

Shareholder proposals & nominations: The combined company’s by-laws also provide for advance notice procedures with respect to shareholder proposals and the nomination of candidates for election of directors, other than nominations made by or at the direction of the combined company’s board of directors. Eligible shareholders may include their own director nominees in the combined company’s proxy materials under the circumstances set forth in the by-laws.

Anti-takeover measures: Certain of the provisions of the combined company’s certificate of incorporation and by-laws discussed above could discourage the acquisition of control of a substantial block of the combined company’s common stock or a proxy contest. These provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the combined company, even though an attempt to obtain control of the combined company might be beneficial to the combined company and its shareholders.

COMPARISON OF THE RIGHTS OF S&P GLOBAL SHAREHOLDERS AND IHS MARKIT SHAREHOLDERS

S&P Global is incorporated under the laws of the State of New York and IHS Markit is incorporated under the laws of Bermuda. Currently, the rights of S&P shareholders are governed by the NYBCL and the rights of IHS Markit shareholders are governed by the Bermuda Companies Act. Following completion of the merger, S&P Global will continue to be a New York corporation and will be governed by the NYBCL.

Upon completion of the merger, the IHS Markit shareholders immediately prior to the completion of the merger will receive S&P Global common stock. Based on the number of IHS Markit shares and shares of S&P Global common stock expected to be issued and outstanding as of immediately prior to the completion of the merger (including shares underlying equity awards), we estimate that, immediately following completion of the merger, former holders of IHS Markit shares and equity awards will own approximately 32.25% of the common stock of the combined company and pre-merger holders of shares of S&P Global common stock and equity awards will own approximately 67.75% of the common stock of the combined company, on a fully diluted basis. As a result, following the merger, the rights of IHS Markit shareholders who became S&P Global shareholders will be governed by the NYBCL, the S&P Global certificate of incorporation and the S&P Global by-laws.

The following description summarizes the material differences between the rights of S&P Global shareholders and the rights of IHS Markit shareholders, based on the S&P Global certificate of incorporation, the S&P Global by-laws, the NYBCL, the IHS Markit bye-laws and the Bermuda Companies Act. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Shareholders should read carefully the relevant provisions of the NYBCL, the S&P Global certificate of incorporation, the S&P Global by-laws, the IHS Markit bye-laws and the Bermuda Companies Act. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find More Information.”

	Rights of S&P Global Shareholders	Rights of IHS Markit Shareholders
Authorized Capital Stock	The authorized capital stock of the S&P Global consists of 602,891,256 shares, 891,256 shares of which have a par value of $10.00 per share and 602,000,000 shares of which have a par value of $1.00 per share. All of these shares are classified and the designations, number of shares in each class and the par value of the shares are as follows: $1.20 Convertible Preference Stock, 891,256 shares of the par value of $10.00 per share; Series Preferred Stock, 2,000,000 shares of the par value of $1.00 per share; and common stock, 600,000,000 shares of the par value of $1.00 per share.	The authorized share capital of IHS Markit is $30,000,000.00 divided into shares of $0.01 each and the IHS Markit board is authorized to designate from time to time the unissued share capital as common shares or as preference shares.

	Rights of S&P Global Shareholders	Rights of IHS Markit Shareholders
Preferred Stock	The S&P Global certificate of incorporation provides that the S&P Global board may authorize the issuance of one or more series of preferred stock and fix all designations, relative rights, preferences and limitations of the shares in each series.	The IHS Markit board is authorized to issue one or more series of preference shares and to establish the terms of any such series.
Dividends

The NYBCL provides that, subject to any restrictions in its certificate of incorporation, a corporation may declare and pay dividends or make any other distributions on its outstanding shares, except when the corporation is insolvent or would be made insolvent by such a distribution.

The NYBCL further provides that dividends may be declared or paid either out of the net asset surplus or out of the net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

The S&P Global certificate of incorporation provides that the S&P Global board has the power, in its discretion, to declare dividends out of any funds legally available for the payment of dividends.

The Bermuda Companies Act provides that a company shall not declare or pay a dividend if there are reasonable grounds for believing that (1) the company is, or would after the payment be, unable to pay its liabilities as they become due or (2) the realizable value of the company’s assets would thereby be less than its liabilities.

The IHS Markit bye-laws do not impose additional restrictions on the payment of dividends.

Special Meetings of Shareholders

Under the NYBCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or by-laws.

The S&P Global by-laws provide that special meetings of shareholders may be called from time to time by the S&P Global board, by S&P Global’s chairman or by its secretary at the valid written request of shareholders with qualifying ownership of at least 25% of the voting power of the issued and outstanding shares of S&P Global common stock for the purpose specified in the notice of meeting.

The IHS Markit bye-laws provide that the chairman or a majority of the directors then in office may convene a special general meeting of the shareholders whenever in their judgment such a meeting is necessary.

The IHS Markit bye-laws further provide that the IHS Markit board shall, on the requisition of shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting.

	Rights of S&P Global Shareholders	Rights of IHS Markit Shareholders
Special Meetings of the Board of Directors	The S&P Global by-laws provide that special meetings of the S&P Global board may be called from time to time by the chairman or by the secretary upon receiving the written request of a majority of the directors then in office.	The chairman may, and the secretary on the requisition of the chairman shall, at any time summon a board meeting.
Quorum and Manner of Acting at Meetings of the Board	The S&P Global by-laws provide that a majority of the total number of directors constitutes a quorum for the transaction of business at any meeting of the S&P Global board, except as otherwise provided in the S&P Global by-laws, in the S&P Global certificate of incorporation or by statute. Except as otherwise provided by statute, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the S&P Global board. A majority of the directors present at any meeting, regardless of whether or not they constitute a quorum, may adjourn the meeting to another time or place.	The IHS Markit bye-laws provide that the quorum necessary for the transaction of business at an IHS Markit board meeting shall be a majority of the directors then in office, provided that if there is only one director for the time being in office the quorum shall be one. Unless a greater majority is required by specific bye-laws, a resolution put to the vote at an IHS Markit board meeting shall be carried by the affirmative votes of a majority of the votes cast, and in the case of an equality of votes the resolution shall fail.
Shareholder Action by Written Consent

Under the NYBCL, any action that can be taken at any annual or special meeting of shareholders of a corporation may also be taken by shareholders without a meeting, without prior notice and without a vote unless the certificate of incorporation provides otherwise.

The S&P Global certificate of incorporation does not impose any limitations on shareholders’ ability to take action by written consent.

The IHS Markit bye-laws provide that anything which may be done by resolution of the company in general meeting or by resolution of a meeting of any class of the shareholders may, without a meeting and without any previous notice being required, be done by resolution in writing signed by or on behalf of all the shareholders who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.
Shareholder Proposals and Nominations of Candidates for Election to the Board of Directors	The S&P Global by-laws allow shareholders who (1) are record holders on the date of notice of an annual meeting or special meeting and at the time of such meeting, (2) are entitled to vote at the meeting and (3) timely gave notice in writing to S&P Global’s secretary prior to the meeting that complies with the information and procedural requirements in the by-laws, to nominate candidates for election to the

The IHS Markit bye-laws provide that for nominations and other business to be brought properly at a meeting of shareholders, a shareholder of record at such time who is entitled to vote at the meeting must have given timely notice.

The IHS Markit bye-laws provide that any shareholder or the IHS Markit board may propose any person for election as a director.

	Rights of S&P Global Shareholders	Rights of IHS Markit Shareholders

S&P Global board and propose company business to be considered by shareholders at an annual meeting or special meeting.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be delivered to the secretary at S&P Global’s principal executive office not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by S&P Global.

The IHS Markit bye-laws provide that to be timely, a shareholder’s notice must be delivered to, or mailed and received by, the Secretary at IHS Markit’s principal executive offices (1) in connection with an annual general meeting, not less than 90 days nor more than 120 days before the anniversary of the last general annual meeting or, in the event the annual general meeting is called for a date that is greater than 30 days before or after such anniversary, the notice must be so delivered or mailed and received not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made and (2) in the case of a special general meeting, not later than 7 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.

Proxy Access for Director Nominations

The S&P Global by-laws provide that a shareholder or group of no more than 20 shareholders holding at least 3% of the aggregate outstanding shares of S&P Global common stock for at least three continuous years may nominate persons for election to the board of directors of the combined company.

To be timely, a shareholder’s nomination notice must be submitted to the secretary of S&P Global not less than 120 days nor more than 150 days prior to the anniversary of the date that S&P Global mailed its proxy statement for the preceding year’s annual meeting; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before the first anniversary date of the previous

The IHS Markit bye-laws provide that a shareholder or group of no more than 20 shareholders holding at least 3% of the issued and outstanding IHS Markit shares for at least three continuous years may give timely notice to nominate and cause to be included in the proxy materials for an annual general meeting director nominees constituting up to 20% of the IHS Markit board.

The IHS Markit bye-laws provide that to be timely, a shareholder’s nomination must be submitted to the secretary of IHS Markit not less than 120 days nor more than 150 days prior to the anniversary of the date that IHS Markit mailed its proxy statement for the preceding year’s annual general meeting; provided, however, that if the annual general meeting is not

	Rights of S&P Global Shareholders	Rights of IHS Markit Shareholders
	year’s annual meeting of shareholders and ends 30 days after the first anniversary date of the preceding year’s annual meeting, the shareholder’s nomination notice must be submitted to secretary of S&P Global by the later of the close of business on the date that is 180 days prior to the annual meeting date or the tenth day following the public announcement of the annual meeting date.	scheduled to be held within a period that commences 30 days before the first anniversary date of the preceding year’s annual general meeting and ends 30 days after the first anniversary date of the preceding year’s annual general meeting, the shareholder’s nomination notice must be submitted to the secretary of IHS Markit by the later of the close of business on the date 180 days prior to the annual general meeting date or the tenth day following the public announcement of the annual general meeting date.
Number of Directors

The S&P Global certificate of incorporation provides that the number of directors must not be less than 8. The exact number will be determined from time to time by S&P Global board or by shareholders voting a majority of votes cast for or against the matter at a shareholder meeting.

See the sections entitled “The Merger—Governance of the Combined Company” and “Comparison of the Rights of S&P Global Shareholders and IHS Markit Shareholders—Quorum and Manner of Voting at Meetings of the Board.”

The IHS Markit bye-laws provide that the IHS Markit board shall consist of five directors or such greater number as the IHS Markit board may from time to time determine.
Election of Directors

The S&P Global certificate of incorporation provides that directors are to be elected for a term of office to expire at the next annual meeting of shareholders and after their successors have been duly elected and qualified. The S&P Global board is not classified.

S&P Global’s directors are elected by the vote of the majority of the votes cast with respect to each director, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at such meeting and entitled to vote on the election of

The IHS Markit bye-laws provide that (1) a director shall be elected annually for a one-year term expiring at the next annual general meeting; (2) a director elected or appointed to fill a vacancy will hold office until the next annual general meeting held after the date of such appointment and (3) the election or appointment of a person or persons to act as a director in the alternative to any one or more directors shall not be permitted.

The IHS Markit directors are elected by the vote of a majority of the votes cast with respect to each director, provided that if the number of nominees exceeds the number of directors to be elected, the persons (up

	Rights of S&P Global Shareholders	Rights of IHS Markit Shareholders
	directors. A majority of votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.	to the number of directors to be elected) receiving the most votes shall be elected. A majority of votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director.
Removal of Directors

The S&P Global certificate of incorporation provides that directors may be removed with or without cause, at any time, by the affirmative vote of shareholders voting a majority of votes cast at a meeting of the shareholders or a majority of the S&P Global board.

See also the section entitled “The Merger—Governance of the Combined Company.”

The IHS Markit bye-laws provide that the shareholders entitled to vote for the election of directors may, at any special general meeting convened and held in accordance with the IHS Markit bye-laws, remove a director only with cause, provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and be served on such director not less than 14 days before the meeting and at such meeting the director shall be entitled to be heard on the motion for such director’s removal.
Vacancies of Directors

The S&P Global certificate of incorporation provides that vacancies on the S&P Global board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office (even though less than a quorum).

See also the section entitled “The Merger—Governance of the Combined Company.”

If a director is removed from the IHS Markit board, the shareholders may fill the vacancy at the meeting at which such director is removed and in the absence of such election, the IHS Markit board may fill the vacancy.

Any vacancies in the IHS Markit board occurring as a result of the death, disability, disqualification or resignation of any director, or as a result of an increase in the size of the IHS Markit board, may be filled by the IHS Markit board acting by a majority of directors, provided a quorum of directors remains in office and any director chosen to fill a vacancy shall hold office until the next annual general meeting held after the date of such appointment.

Limitation on Liability of Directors	The S&P Global certificate of incorporation provides that no director will be personally liable to S&P Global or its shareholders for damages for any breach of duty as a director,	There is no limitation on liability of directors of IHS Markit; however, see the following section entitled “Indemnification of Directors and Officers.”

	Rights of S&P Global Shareholders	Rights of IHS Markit Shareholders
except to the extent that such elimination or limitation of liability is expressly prohibited by the NYBCL.
Indemnification of Directors and Officers	The S&P Global by-laws provide that S&P Global shall indemnify any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person’s testator or intestate is or was a director, officer or employee of S&P Global or serves or served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of S&P Global shall be indemnified by S&P Global, and S&P Global may advance such person’s related expenses, to the full extent permitted by law.

The Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. The Bermuda Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to the Bermuda Companies Act.

The IHS Markit bye-laws provide that IHS Markit shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that IHS Markit shall advance funds to its officers and directors for the costs, charges and expenses incurred in their defense on condition to repay the funds if any allegation of fraud or dishonesty is proved. The IHS Markit bye-laws further provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Bermuda Companies Act permits a

	Rights of S&P Global Shareholders	Rights of IHS Markit Shareholders
company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in his capacity as a director or officer or indemnifying such director or officer in respect of any negligence, default, breach of duty or breach of trust. IHS Markit has purchased and maintain a directors’ and officers’ liability policy for such purpose.
Amendments to Certificate of Incorporation	Under the NYBCL, an amendment or change of the certificate of incorporation may be authorized by vote of a corporation’s board of directors, followed by vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders; provided, however, that, whenever the certificate of incorporation requires action by the board of directors, by the holders of any class or series of shares, or by the holders of any other securities having voting power by the vote of a greater number or proportion than is required by any section of the NYBCL, the provision of the certificate of incorporation requiring such greater vote shall not be altered, amended, or repealed except by such greater vote; and provided further that an amendment to the certificate of incorporation for the purpose of reducing the requisite vote by the holders of any class or series of shares or by the holders of any other securities having voting power that is otherwise provided for in any section of the NYBCL that would otherwise require more than a majority of the votes of all outstanding shares entitled to vote thereon shall not be adopted except by the vote of such holders of class or series of shares or by such holders of such other securities having voting power that is at least equal to that which would be required to take the action provided in such other section of the NYBCL.	The IHS Markit bye-laws provide that no alteration or amendment to the memorandum of association may be made save in accordance with the Bermuda Companies Act and until the same has been approved (1) by a resolution of the IHS Markit board and (2) by a resolution of the shareholders.

	Rights of S&P Global Shareholders	Rights of IHS Markit Shareholders
Amendments to By-laws	The S&P Global by-laws provide that the S&P Global board may amend the by-laws by the affirmative vote of a majority of the S&P Global board in a manner not inconsistent with any provision of law or the S&P Global certificate of incorporation.

The IHS Markit bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of the IHS Markit board and by a resolution of its shareholders.

The IHS Markit bye-laws further provide that no bye-law relating to (1) the election, removal, number or term of directors, (2) business combinations or (3) changes to the bye-laws, may be rescinded, altered or amended and no new bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such bye-laws, until the same has been approved by (x) a resolution of the IHS Markit board including the affirmative vote of not less than 66 2/3% of the directors then in office and (y) a resolution of the shareholders including the affirmative vote of not less than 66 2/3% of the votes attaching to all shares in issue.

Certain Business Combinations	The NYBCL prohibits a public New York corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years from the date on which the shareholder first becomes an interested shareholder unless such business combination or the purchase of stock made by such interested shareholder on such interested shareholder’s stock acquisition date is approved by the board of directors prior to such interested shareholder’s stock acquisition date. In addition, no New York corporation shall engage at any time in any business combination with any interested shareholder of such corporation other than in situation where: (1) the business combination is approved by the board of directors before the stock acquisition or the acquisition of the stock had been approved by the board of directors before the stock	The IHS Markit bye-laws provide that, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by the IHS Markit board and authorized at an annual or special general meeting by the affirmative vote of at least 66 2/3% of the votes attaching to Markit’s issued and outstanding voting shares that are not owned by the interested shareholder, unless (1) prior to the time that the person became an interested shareholder, the IHS Markit board approved either the business combination or the transaction that resulted in the person becoming an interested shareholder or (2) upon the consummation of the transaction that resulted in the person becoming an

	Rights of S&P Global Shareholders	Rights of IHS Markit Shareholders

acquisition; (2) the business combination is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote not beneficially owned by the interested shareholder at a meeting called for that purpose no earlier than five years after the stock acquisition; or (3) in the business combination, the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share that is paid by the interested shareholder and such business combination meets certain other requirements. The NYBCL defines the term “business combination” to include transactions such as certain mergers, consolidations, dispositions of assets or stock, issuance or transfer of any stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions.

The NYBCL defines the term “interested shareholder” generally as any person who owns at least 20% of the outstanding shares of stock entitled to vote or is an affiliate or associate of such corporation and at any time within the five-year period immediately prior to the date in question owned at least 20% of the then-outstanding shares of stock entitled to vote. A corporation can expressly elect not to be governed by the NYBCL’s business combination provision in its by-laws, which must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote and is subject to further conditions, but S&P Global has not done so.

interested shareholder, the interested shareholder owned shares IHS Markit representing at least 85% of the votes attaching to the issued and outstanding voting shares at the time the transaction commenced.

For the purposes of the IHS Markit bye-laws, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder. An “interested shareholder” is (1) a person that beneficially owns shares representing 15% or more of the votes attaching to IHS Markit’s issued and outstanding voting shares, (2) any person affiliated or associated with IHS Markit that owned shares representing 15% or more of the votes attaching to IHS Markit’s issued and outstanding voting shares at any time three years prior to the relevant time or (3) an affiliate or associate of any person listed in (1) or (2) above.

Shareholder Rights Plan	S&P Global does not currently have a shareholder rights plan in effect.	IHS Markit does not currently have a shareholders’ rights plan in effect.

LEGAL MATTERS

The validity of the shares of S&P Global common stock offered hereby will be passed upon for S&P Global by Wachtell, Lipton, Rosen & Katz. Certain U.S. federal income tax consequences of the merger will also be passed upon for IHS Markit by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of S&P Global appearing in S&P Global’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of S&P Global’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of S&P Global for the three-month periods ended March 31, 2020 and March 31, 2019, the three- and six-month periods ended June 30, 2020 and June 30, 2019 and the three- and nine-month periods ended September 30, 2020 and September 30, 2019, incorporated by reference in this joint proxy statement/prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 28, 2020, July 28, 2020 and October 27, 2020, included in S&P Global’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because the reports are not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements of IHS Markit appearing in IHS Markit’s Annual Report (Form 10-K) for the year ended November 30, 2019, and the effectiveness of IHS Markit’s internal control over financial reporting as of November 30, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

S&P GLOBAL SHAREHOLDER PROPOSALS

Under the S&P Global certificate of incorporation and the S&P Global by-laws and applicable SEC rules, the deadlines for shareholder proposals to be brought before the S&P Global 2021 Annual Meeting or to nominate candidates for election as directors are as follows:

First, if a shareholder wishes to have a proposal considered for inclusion in the proxy statement for the 2021 Annual Meeting, he or she must have submitted the proposal in writing to S&P Global by November 30, 2020.

The S&P Global by-laws permit a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in the proxy statement for the 2021 Annual Meeting director nominees constituting up to two individuals or 20% of the S&P Global board, whichever is greater, provided that the shareholder(s) and nominee(s) satisfy the requirements in S&P Global’s by-laws. Notice of proxy access director nominees must be received no earlier than December 14, 2020, and no later than January 13, 2021. Proposals should be addressed to the Corporate Secretary, c/o Office of the General Counsel, S&P Global Inc., 55 Water Street, New York, New York 10041-0003 or by sending an e-mail to the Corporate Secretary at corporate.secretary@spglobal.com. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Securities Exchange Act of 1934, to be included.

In addition, S&P Global’s by-laws provide that any shareholder wishing to nominate a candidate for director or to propose any other business at the 2021 Annual Meeting, but not intending to have such nomination or business included in the proxy statement for the 2021 Annual Meeting, must give S&P Global written notice no earlier than January 13, 2021 and no later than February 12, 2021. This notice must comply with applicable laws and S&P Global’s by-laws. Copies of the by-laws are available to shareholders free of charge on request to the Corporate Secretary, c/o Office of the General Counsel, S&P Global Inc., 55 Water Street, New York, New York 10041-0003 or by sending an e-mail to the Corporate Secretary at corporate.secretary@spglobal.com.

IHS MARKIT SHAREHOLDER PROPOSALS

Upon the completion of the merger, IHS Markit will become a wholly owned subsidiary of S&P Global and, consequently, will no longer hold annual general meetings of its public company shareholders. As of the date of this joint proxy statement/prospectus, IHS Markit intends to hold an annual general meeting of shareholders in 2021.

Any shareholder proposals intended to be presented at the 2021 Annual General Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must have been received by IHS Markit’s Company Secretary by close of business on October 31, 2020.

Any shareholder proposals intended to be presented at the 2021 Annual General Meeting of Shareholders in accordance with the IHS Markit bye-laws or any shareholder proposals to nominate a person for election as a director must each be in compliance with the requirements set forth in the IHS Markit bye-laws, including the requirement to give timely notice of the proposal in writing to IHS Markit’s Company Secretary. In order to be timely under the IHS Markit bye-laws, notice of shareholder proposals must have been received no earlier than December 17, 2020 and no later than January 16, 2021. If the 2021 Annual General Meeting of Shareholders is called for a date that is more than 30 days before or after April 16, 2021, notice by the shareholder in order to be timely must be received not later than 10 days following the earlier of the date on which notice of the 2021 Annual General Meeting of Shareholders was posted to shareholders or the date on which public disclosure of the date of the 2021 Annual General Meeting of Shareholders was made. IHS Markit suggests that shareholders submit proposals by certified mail, return receipt requested.

A shareholder (or a group of up to 20 shareholders) who has owned at least three percent of IHS Markit’s issued and outstanding common shares continuously for at least three years and has complied with the other requirements in the IHS Markit bye-laws may give timely notice to nominate and cause to be included in IHS Markit’s proxy materials for an annual general meeting director nominees constituting up to 20 percent of the IHS Markit board. In order to be timely under the IHS Markit bye-laws, notice of such proxy access nomination for consideration at the 2021 Annual General Meeting of Shareholders must have been received no earlier than October 1, 2020 and no later than October 31, 2020. If the 2021 Annual General Meeting of Shareholders is called for a date that is more than 30 days before or after April 16, 2021, notice by the shareholder in order to be timely must have been received by the later of the date that is 180 days prior to the date of the 2021 Annual General Meeting of Shareholders or 10 days following the date on which the date for the 2021 Annual General Meeting of Shareholders was first publicly announced or disclosed. Additionally, under Bermuda law, shareholders holding not less than five percent of the total voting rights or 100 or more shareholders together may require IHS Markit to give notice to IHS Markit’s shareholders of a proposal to be submitted at the 2021 Annual General Meeting of Shareholders. Generally, notice of such a proposal must be received by IHS Markit at its registered office in Bermuda, located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, not less than six weeks before the date of the 2021 Annual General Meeting of Shareholders and must otherwise comply with the requirements of Bermuda law.

You may obtain a copy of the IHS Markit bye-laws on IHS Markit’s website at http://investor.ihsmarkit.com or free of charge upon written request sent to IHS Markit Ltd., 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, England, Attention: Company Secretary, or by email to CompanySecretary@ihsmarkit.com.

HOUSEHOLDING OF PROXY MATERIALS

S&P Global Inc.

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding S&P Global common stock but who share the same address, S&P Global has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of this joint proxy statement/prospectus until such time as one or more of these shareholders notifies S&P Global that they want to receive separate copies. In addition, the broker, bank or other nominee for any shareholder who is a beneficial owner of S&P Global common stock may deliver only one copy of this joint proxy statement/prospectus to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the S&P Global shareholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus or other proxy materials, please request a duplicate set by phone at (212) 438-1000, by email at corporate.secretary@spglobal.com, or by writing to S&P Global Inc., c/o Corporate Secretary, 55 Water Street, New York, New York 10041.

IHS Markit Ltd.

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding IHS Markit shares but who share the same address, IHS Markit has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of this joint proxy statement/prospectus until such time as one or more of these shareholders notifies IHS Markit that they want to receive separate copies. In addition, the broker, bank or other nominee for any shareholder who is a beneficial owner of IHS Markit shares may deliver only one copy of this joint proxy statement/prospectus to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the IHS Markit shareholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus or other proxy materials, please request a duplicate set by phone at +44 20 7260 2000, by email at CompanySecretary@ihsmarkit.com, or by writing to IHS Markit Ltd., c/o Company Secretary, 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, England.

WHERE YOU CAN FIND MORE INFORMATION

Both S&P Global and IHS Markit file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. S&P Global’s and IHS Markit’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. You will also be able to obtain many of these documents, free of charge, from S&P Global by accessing S&P Global’s website at http://www.spglobal.com under the “Investor Relations” link and then the “SEC Filings & Reports” link or from IHS Markit at http://www.IHSMarkit.com under the “Investor Relations” link and then under the heading “Financial Information.”

S&P Global has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.

The SEC allows S&P Global and IHS Markit to incorporate certain information into this document by reference to other information that has been filed with the SEC. This joint proxy statement/prospectus incorporates by reference the documents set forth below that S&P Global and IHS Markit have, respectively, previously filed with the SEC and any additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with the SEC rules). The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.

S&P Global SEC Filings (File No. 001-01023)	Period
Annual Report on Form 10-K	Annual report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 10, 2020
Quarterly Reports on Form 10-Q	Quarterly report on Form 10-Q for the three months ended March 31, 2020, June 30, 2020, and September 30, 2020 filed with the SEC on April 28, 2020, July 28, 2020, and October 28, 2020, respectively
Proxy Statement on Schedule 14A	Definitive Proxy Statement for S&P Global’s 2020 annual meeting filed with the SEC on March 30, 2020
Current Reports on Form 8-K	Current reports on Form 8-K or 8-K/A filed with the SEC on February 12, 2020, May 18, 2020, August 10, 2020, August 11, 2020, August 13, 2020, August 17, 2020, September 30, 2020, November 30, 2020, November 30, 2020 and December 16, 2020 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act)
IHS Markit SEC Filings (File No. 001-36495)	Period
Annual Report on Form 10-K	Annual report on Form 10-K for the year ended November 30, 2019, filed with the SEC on January 17, 2020
Quarterly Reports on Form 10-Q	Quarterly report on Form 10-Q for the three months ended February 29, 2020, May 31, 2020, and August 31, 2020 filed with the SEC on March 24, 2020, June 23, 2020, and September 29, 2020, respectively

Proxy Statement on Schedule 14A	Definitive Proxy Statement for IHS Markit’s 2020 annual meeting filed with the SEC on February 28, 2020
Current Reports on Form 8-K	Current reports on Form 8-K or 8-K/A filed with the SEC on December 2, 2019, January 17, 2020, March 30, 2020, April 6, 2020, April 16, 2020, April 17, 2020, April 20, 2020, July 14, 2020, July 17, 2020, August 5, 2020, August 18, 2020, August 24, 2020, October 15, 2020, October 19, 2020, November 30, 2020 and December 1, 2020, (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act)

S&P Global has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to S&P Global, as well as all pro forma financial information, and IHS Markit has supplied all such information relating to IHS Markit.

Documents incorporated by reference are available from S&P Global or IHS Markit, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. IHS Markit shareholders or S&P Global shareholders, as applicable, may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses:

S&P Global Inc. 55 Water Street New York, New York 10041 Attention: Corporate Secretary corporate.secretary@spglobal.com	IHS Markit Ltd. 4th Floor, Ropemaker Place 25 Ropemaker Street London EC2Y 9LY England Attention: Company Secretary CompanySecretary@ihsmarkit.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the applicable special meeting. Therefore, if you would like to request documents from S&P Global, please do so by March 4, 2021 in order to receive them before the S&P Global special meeting. If you would like to request documents from IHS Markit, please do so by March 4, 2021 in order to receive them before the IHS Markit special meeting.

Neither S&P Global nor IHS Markit has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus, and S&P Global and IHS Markit take no responsibility for, and can provide no assurance as to the reliability of, any information others may give you.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you.

This joint proxy statement/prospectus is dated January 22, 2021. You should not assume that the information in it (or incorporated by reference) is accurate as of any date other than that date or the date of such incorporated document, as applicable, and neither its mailing to IHS Markit shareholders or S&P Global shareholders nor the issuance of shares of S&P Global common stock in the merger will create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

S&P GLOBAL INC.,

SAPPHIRE SUBSIDIARY, LTD.,

and

IHS MARKIT LTD.

dated as of November 29, 2020

Page

Article I

THE MERGER

Section 1.1	The Merger	A-1
Section 1.2	Closing	A-2
Section 1.3	Effective Time	A-2
Section 1.4	Effects of the Transaction	A-2

Article II

CERTAIN GOVERNANCE MATTERS

Section 2.1	Board of Directors of Parent	A-2
Section 2.2	Organizational Documents	A-3

Article III

EFFECT OF THE MERGER ON THE SHARE CAPITAL OF THE COMPANY; EXCHANGE OF CERTIFICATES

Section 3.1	Effect on Share Capital of the Company	A-3
Section 3.2	Exchange of Shares and Certificates	A-7

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties of the Company	A-10
Section 4.2	Representations and Warranties of Parent and Merger Sub	A-26

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1	Conduct of Business	A-37
Section 5.2	No Solicitation by the Company	A-43
Section 5.3	No Solicitation by Parent	A-46

Article VI

ADDITIONAL AGREEMENTS

Section 6.1	Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders’ Meetings	A-49
Section 6.2	Access to Information; Confidentiality	A-50
Section 6.3	Reasonable Best Efforts	A-51
Section 6.4	Indemnification, Exculpation and Insurance	A-52
Section 6.5	Fees and Expenses	A-53
Section 6.6	Public Announcements	A-53
Section 6.7	Exchange Listing	A-54
Section 6.8	Delisting	A-54
Section 6.9	Takeover Statutes	A-54
Section 6.10	Conveyance Taxes	A-54
Section 6.11	Employee Benefits	A-54
Section 6.12	Section 16(b)	A-55
Section 6.13	Certain Litigation	A-55
Section 6.14	Obligations of Merger Sub and the Surviving Company	A-55

-i-

Exhibits

Exhibit A – Form of Statutory Merger Agreement

Exhibit B – Form of Bye-laws of the Surviving Company

-ii-

INDEX OF DEFINED TERMS

Term	Section
Action	4.1(i)
affiliate	9.3(a)
Agreement	Preamble
Anti-Corruption Laws	4.1(r)(i)
Anti-Money Laundering Laws	4.1(r)(iv)
Antitrust Laws	4.1(b)(iii)
Applicable Employment Agreement	3.1(d)(ix)(A)
Applicable Laws	4.1(h)(i)
Appraisal Withdrawal	3.1(e)(ii)
Appraised Fair Value	3.1(e)(i)
Bermuda Companies Act	Recitals
Book-Entry Share	3.2(b)
Cause	3.1(d)(ix)(A)
Certificate	3.2(b)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
COBRA	4.1(j)(ii)
Code	3.2(i)
Company	Preamble
Company Alternative Transaction	5.2(a)
Company Benefit Plan	9.3(b)
Company Board Designees	2.1(a)
Company Bye-Laws	4.1(a)
Company Certificate of Incorporation	4.1(a)
Company Common Share	Recitals
Company Disclosure Letter	4.1
Company DSU Award	9.3(c)
Company Equity Awards	3.1(d)(vi)
Company Equity Plans	9.3(d)
Company Filed SEC Documents	4.1
Company Financial Advisor	4.1(t)
Company Financial Statements	4.1(e)(ii)
Company Intervening Event	5.2(e)
Company Material Contracts	4.1(p)
Company Measurement Date	4.1(c)(i)
Company Memorandum of Association	4.1(a)
Company Notes	5.1(d)(ii)
Company Option	9.3(e)
Company Permits	4.1(h)(i)
Company Qualifying Transaction	8.2(b)
Company Recommendation Change	5.2(b)
Company RSU Award	9.3(g)
Company SEC Documents	4.1(e)(i)
Company Shareholder Approval	4.1(m)
Company Shareholders Meeting	6.1(b)
Company Software	4.1(o)(iv)
Company Superior Proposal	5.2(c)
Company Termination Fee	8.2(b)

-iii-

Company Third Party	5.2(a)
Company Title IV Plan	4.1(j)(v)
Company Triggering Event	9.3(h)
Company Undesignated Shares	4.1(c)(i)
Company’s Counsel	6.16(b)
Confidentiality Agreement	5.2(a)
Continuing Employees	9.3(i)
control	9.3(a)
Controlled Group Liability	9.3(j)
Debt Offer	5.1(d)(ii)
Debt Offer Documents	5.1(d)(ii)
Effect	9.3(t)
Effective Time	1.3
Enforceability Exceptions	4.1(b)(i)
Environmental Claim	4.1(q)(ii)(A)
Environmental Laws	4.1(q)(ii)(B)
Environmental Permits	4.1(q)(i)(B)
ERISA	9.3(p)
ERISA Affiliate	9.3(q)
ESG	4.1(p)
Excess Shares	3.2(e)(ii)
Exchange Act	4.1(b)(iii)
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Exchange Ratio	3.1(a)(i)
Export Control Laws	4.1(r)(iv)
Financing Disclosure	6.6
Financing Transaction	5.1(d)(iii)
Foreign Corrupt Practices Act	4.1(r)(i)
Form S-4	4.1(b)(iii)
GAAP	4.1(e)(ii)
Good Reason	3.1(d)(ix)(B)
Government Official	4.1(r)(vii)
Governmental Entity	4.1(b)(iii)
Hazardous Materials	4.1(q)(ii)(C)
HSR Act	4.1(b)(iii)
Indemnified Parties	6.4(a)
IRS	4.1(j)(i)
Joint Proxy Statement	4.1(b)(iii)
knowledge	9.3(s)
Liens	4.1(b)(ii)
Material Adverse Effect	9.3(t)
Maximum Amount	6.4(b)
Merger	Recitals
Merger Application	1.3
Merger Consideration	3.1(a)(i)
Merger Sub	Preamble
Multiemployer Plan	9.3(u)
Multiple Employer Plan	9.3(v)
New Plans	6.11(b)
NYSE	4.1(b)(iii)
Old Plans	6.11(b)

-iv-

Outside Date	8.1(b)(i)
Parent	Preamble
Parent Alternative Transaction	5.3(a)
Parent Benefit Plan	9.3(x)
Parent Bylaws	4.2(a)
Parent Certificate of Incorporation	4.2(a)
Parent Common Share	9.3(y)
Parent Convertible Preferred Shares	4.2(c)(i)
Parent Disclosure Letter	4.2
Parent DSU Award	9.3(z)
Parent Equity Awards	9.3(aa)
Parent Equity Plans	9.3(bb)
Parent Filed SEC Documents	4.2
Parent Financial Advisor	4.2(t)
Parent Financial Statements	4.2(e)(ii)
Parent Intervening Event	5.3(e)
Parent Measurement Date	4.2(c)(i)
Parent Option	9.3(cc)
Parent Permits	4.2(h)(i)
Parent PSU Award	9.3(dd)
Parent Qualifying Transaction	8.2(c)
Parent Recommendation Change	5.3(b)
Parent RSU Award	9.3(ee)
Parent SEC Documents	4.2(e)(i)
Parent Series Preferred Shares	4.2(c)(i)
Parent Share Issuance	4.2(b)(i)
Parent Shareholder Approval	9.3(gg)
Parent Shareholders Meeting	6.1(c)
Parent Software	4.2(o)(iv)
Parent Superior Proposal	5.3(c)
Parent Termination Fee	8.2(c)
Parent Third Party	5.3(a)
Parent Title IV Plan	4.2(j)(iv)
Parent Triggering Event	9.3(hh)
Parent’s Counsel	6.16(b)
PBGC	4.1(j)(v)
Permitted Liens	4.1(s)
person	9.3(ii)
Qualifying Termination	3.1(d)(ix)(C)
Registrar	1.3
Regulatory Material Adverse Effect	6.3(a)
Release	4.1(q)(ii)(D)
Representative	5.2(a)
Required Consents	6.3(a)
Requisite Regulatory Approvals	7.1(c)
Restraints	7.1(d)
Sanctions	4.1(r)(iv)
Sarbanes-Oxley Act	4.1(e)(i)
SEC	4.1
Securities Act	4.1(e)(i)
subsidiary	9.3(mm)
Surviving Company	1.1

-v-

Surviving Provisions	8.2(a)
Tax	4.1(l)(x)
Tax Return	4.1(l)(x)
Taxes	4.1(l)(x)
Taxing Authority	4.1(l)(x)
Termination Fees	8.2(c)
Trade Secrets	9.3(q)
Transactions	Recitals
UK Bribery Act	4.1(r)(i)
VAT	8.2(f)
Vesting Percentage	3.1(d)(ix)(D)
Willful Breach	9.3(nn)

-vi-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 29, 2020 (this “Agreement”), is by and among S&P GLOBAL INC., a New York corporation (“Parent”), SAPPHIRE SUBSIDIARY, LTD., a Bermuda exempted company limited by shares and wholly-owned, direct subsidiary of Parent (“Merger Sub”), and IHS MARKIT LTD., a Bermuda exempted company limited by shares (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties hereto wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving company and a wholly-owned, direct subsidiary of Parent (the “Merger”);

WHEREAS, in connection with the Merger, each common share, par value $0.01 per share, of the Company (“Company Common Share”) issued and outstanding immediately prior to the Effective Time (other than Company Common Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) shall be converted and each holder of Company Common Shares shall have the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and the Statutory Merger Agreement and in accordance with the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”);

WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the Merger and this Agreement, determined that the Exchange Ratio constitutes fair value for the Company Common Shares in accordance with the Bermuda Companies Act and determined that this Agreement, the Statutory Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, the “Transactions”) are advisable and in the best interest of the Company and resolved to recommend that the Company’s shareholders vote to approve and adopt this Agreement, the Statutory Merger Agreement and the Transactions;

WHEREAS, the Board of Directors of Parent has unanimously adopted this Agreement, determined that the consummation of the Transactions is advisable and in the best interest of Parent and its shareholders and resolved to recommend that Parent’s shareholders approve the Parent Share Issuance;

WHEREAS, the Board of Directors of Merger Sub has unanimously adopted resolutions approving the Transactions, this Agreement and the Statutory Merger Agreement, determined that the consummation of the Transactions is advisable and in the best interest of Merger Sub and resolved to recommend that Merger Sub’s sole shareholder approve and adopt this Agreement, the Statutory Merger Agreement and the Transactions;

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and the Statutory Merger Agreement, and in accordance with Section 104H of the Bermuda

Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Company”) as a wholly-owned, direct subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on the third business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).

Section 1.3 Effective Time. Subject to the provisions of this Agreement, the parties will on or prior to the Closing Date (a) execute and deliver the Statutory Merger Agreement, (b) cause an application for registration of the Merger and the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar or such other time and date as the Certificate of Merger shall provide (such time and date, the “Effective Time”).

Section 1.4 Effects of the Transaction. The Merger shall have the effects set forth in Section 109(2) of the Bermuda Companies Act.

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1 Board of Directors of Parent.

(a) Prior to the Closing Date, the parties shall select four persons who shall be proposed by the Company and be reasonably acceptable to Parent (the “Company Board Designees”) and Parent shall take all necessary actions to cause the Company Board Designees to be appointed to the Board of Directors of Parent immediately following the Effective Time. The Company Designees shall be selected from among the directors of the Board of Directors of the Company identified as independent in the Company’s definitive proxy statement for its most recent annual shareholders meeting preceding the Closing; provided that such Company Board Designee shall meet the criteria for service on the Board of Directors of Parent under Applicable Law and NYSE rules, and any criteria established by the Board of Directors of Parent or the Nominating and Corporate Governance Committee of the Board of Directors of Parent for such service that are generally applicable to members of the Board of Directors of Parent.

(b) Effective as of immediately following the Effective Time and until the annual meeting of shareholders of Parent in 2024 (or, if earlier, such time that less than two Company Board Designees serve on the Board of Directors of Parent), Parent shall take all necessary actions to cause each committee of the Board of Directors of Parent (including any committee formed following the Closing) to have at all times at least one Company Board Designee; provided that such Company Board Designee shall at all times during his or her service on such committee meet the criteria for such service under Applicable Law and NYSE rules, and any criteria established by the Board of Directors of Parent, such committee or the Nominating and Corporate Governance Committee of the Board of Directors of Parent for such service that are generally applicable to members of such committee.

Section 2.2 Organizational Documents; Directors and Officers of the Surviving Company.

(a) At the Effective Time, the memorandum of association of the Surviving Company shall be the memorandum of association of the Company and the bye-laws of the Surviving Company shall be the bye-laws of the Company as amended and restated to read in their entirety substantially as set forth as Exhibit B with such changes as the parties may agree, until thereafter changed or amended as provided therein or by Applicable Law.

(b) From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company (unless otherwise agreed to in writing by Parent and the Company), and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Company, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON THE SHARE CAPITAL OF THE COMPANY; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Share Capital of the Company.

(a) Conversion of Company Common Shares and Merger Sub Common Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the parties or the holders of any Company Common Shares (or options thereon):

(i) Subject to Section 3.1(c), each issued and outstanding Company Common Share (other than any Dissenting Shares or any Company Common Shares to be converted pursuant to Section 3.1(b)) shall be converted into the right to receive 0.2838 (the “Exchange Ratio”) fully paid and nonassessable Parent Common Shares, together with cash in lieu of fractional Parent Common Shares as specified below, without interest (the “Merger Consideration”). As of the Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically cease to exist. As of the Effective Time, each holder of a Certificate or Book-Entry Share representing any Company Common Share shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 3.2.

(ii) Each share of Merger Sub, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable share, par value $1.00 per share, of the Surviving Company.

(b) Cancellation of Treasury Shares. Each Company Common Share held in the treasury of the Company immediately prior to the Effective Time shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, share consolidation, share subdivision, share bonus issue or stock dividend (including any dividend or distribution of securities convertible into Company Common Shares or Parent Common Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Common Shares or Parent Common Shares issued and outstanding after the execution of this Agreement and prior to the Effective Time.

(d) Treatment of the Company Equity Awards.

(i) Each Company RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Parent restricted share unit award (“Converted RSU Award”) on the terms and conditions (including any continuing vesting requirements; provided that any continuing vesting requirements shall lapse as of the Effective Time with respect to Company RSU Awards held by non-employee directors of the Company) under the applicable plan, award agreement and applicable deferral election in effect immediately prior to the Effective Time, with respect to a number of Parent Common Shares, rounded up to the nearest whole Parent Common Share, determined by multiplying the number of Company Common Shares subject to such Company RSU Award immediately prior to the Effective Time by the Exchange Ratio; provided that each such Company RSU Award that constitutes “deferred compensation” for purposes of Section 409A of the Code shall be settled in accordance with the deferral election applicable to such Company RSU Award as of immediately prior to the Effective Time, and in a manner that would not result in the application of additional Taxes or penalties under Section 409A of the Code. Upon a Qualifying Termination, the holder of a Converted RSU Award covered by this Section 3.1(d)(i) will be entitled to full vesting of such Converted RSU Award.

(ii) Each Company PSU Award, other than any Final Cycle Company PSU Award, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Converted RSU Award on the terms and conditions (including any continuing service vesting requirements but excluding all performance vesting conditions which shall lapse)) under the applicable plan and award agreement in effect immediately prior to the Effective Time, as modified by this Agreement, with respect to a number of Parent Common Shares, rounded up to the nearest whole Parent Common Share, determined by multiplying (A) the number of Company Common Shares subject to such Company PSU Award immediately prior to the Effective Time (assuming target performance) by (B) the Exchange Ratio (such product, with respect to each such Company PSU Award, the (“RSU Target Number”)). The actual number of Parent Common Shares with respect to which each such Converted RSU Award covered by this Section 3.1(d)(ii) shall vest shall equal the product determined by multiplying (A) the RSU Target Number by (B) the Vesting Percentage.

(iii) Each Final Cycle Company PSU Award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Parent performance share unit award (“Converted PSU Award”), with respect to a target number of Parent Common Shares, rounded up to the nearest whole Parent Common Share, determined by multiplying (A) the number of Company Common Shares subject to such Company PSU Award immediately prior to the Effective Time (assuming target performance) by (B) the Exchange Ratio (such product, the “PSU Target Number”). The Converted PSU Award shall be subject to the same performance vesting opportunities and performance goals applicable to performance share unit awards granted by Parent in the calendar year in which the Closing occurs. The actual number of Parent Common Shares with respect to which each such Converted PSU Award shall vest shall be determined based on actual performance, subject to the applicable holder remaining employed with Parent and its Subsidiaries through February1, 2024, if the Effective Time occurs in 2021 or February 1, 2025, if the Effective Time occurs in 2022; provided, however, that if the holder of the applicable Converted PSU Award experiences a Qualifying Termination prior to February 1, 2024, if the Effective Time occurs in 2021 or February1, 2025, if the Effective Time occurs in 2022, the holder of such Converted PSU Award will be entitled to full service-vesting of such Converted PSU Award (including, for the avoidance of doubt, with respect to any such award that, prior to conversion, was a “partner unit plan” Company PSU Award), and the number of shares with respect to which such Converted PSU Award shall vest shall equal the PSU Target Number.

(iv) Each Company DSU Award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Parent deferred share unit award on the terms and conditions under the applicable plan, award agreement and applicable deferral election in effect immediately prior to the Effective Time, with respect to a number of Parent Common Shares, with the aggregate number of Parent Common Shares covered by such Parent deferred share unit award, rounded up to the nearest whole share, determined by multiplying the number of Company Common Shares subject to such Company DSU Award immediately prior to the Effective Time by the Exchange Ratio; provided that each such Company DSU Award that constitutes “deferred compensation” for purposes of Section 409A of the Code shall be settled in accordance with the deferral election applicable to such Company DSU Award as of immediately prior to the Effective Time, and in a manner that would not result in the application of additional Taxes or penalties under Section 409A of the Code.

(v) Each Company Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase (A) the number of Parent Common Shares equal to the product determined by multiplying (1) the number of Company Common Shares subject to the Company Option immediately prior to the Effective Time, by (2) the Exchange Ratio, with any fractional shares rounded down to the nearest whole Parent Common Share, at (B) an exercise price per Parent Common Share equal to (1) the per share exercise price for Company Common Shares subject to the corresponding Company Option immediately prior to the Effective Time divided by (2) the Exchange Ratio, rounded up to the nearest whole cent. Each such option shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Option under the applicable Company Equity Plan and the agreements evidencing grants thereunder, including vesting terms.

(vi) Effective as of the Effective Time, Parent shall assume (A) the Company RSU Awards, Company Options, Company PSU Awards and Company DSU Awards that are outstanding immediately prior to the Effective Time (collectively, the “Company Equity Awards”) in accordance with the terms of this Section 3.1(d) and (B) sponsorship of each Company Equity Plan, provided that references to the Company therein shall thereupon be deemed references to Parent and references to Company Common Shares therein shall be deemed references to Parent Common Shares with appropriate equitable adjustments to reflect the Transactions.

(vii) Prior to the Effective Time, the Board of Directors of the Company or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Company Equity Awards and the Company Equity Plans as contemplated by this Section 3.1(d).

(viii) As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) registering a number of Parent Common Shares necessary to fulfill Parent’s obligations under this Section 3.1(d). Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery with respect to the Company Equity Awards assumed by it in accordance with this Section 3.1(d).

(ix) For purposes of this Section 3.1(d):

(A) “Cause” means, if the holder of a Company Equity Award (I) is a party to an employment agreement listed in Section 4.1(j)(i) of the Company Disclosure Letter (“Applicable Employment Agreement”), “Cause” as defined in such Agreement, or (II) is not a party to an Applicable Employment Agreement, (1) (x) willful misconduct in the performance of the such holder’s duties to the Company or (y) engaging in any other misconduct that results or could reasonably be expected to result in financial, reputational or other harm to the Company; (2) breach of any employment, service or restrictive covenant agreement between such holder and the Company; (3) gross negligence; (4) material violation of any Company policy, rule, procedure or guideline; (5) conviction of, or plea of guilty or nolo contendere to (x) a felony or (y) a misdemeanor involving moral turpitude or fraud; or (6) commission of an act of fraud, embezzlement or misappropriation against the Company. Such holder shall be provided a 10-day period to cure any of the events or occurrences described in the immediately preceding subsections (2), (3) and (4), to the extent capable of cure during such 10-day period.

(B) “Final Cycle Company PSU Award” means a Company PSU Award granted in the calendar year in which the Effective Time occurs.

(C) “Good Reason” means, if the holder of a Company Equity Award (I) is a party to an Applicable Employment Agreement listed in Section 4.1(j)(i) of the Company Disclosure Letter, “Good Reason” as defined in such Agreement, or (II) is not a party to an Applicable Employment Agreement (1) a reduction in base salary or base wages, or (2) the transfer of such holder to a principal business location that is more than 50 miles the distance from such holder’s prior principal business location (only if such greater distance increases the commute of such holder). A termination of employment will qualify as a termination for Good Reason only if (x) the applicable individual provides written notice to the Company, within ninety (90) days of the first existence or occurrence of any of the conditions specified above; (y) the Company fails to cure the condition(s) within thirty (30) days of receiving such written notice; and (z) the individual terminates employment not later than thirty (30) days following the end of such thirty (30)-day cure period.

(D) “Qualifying Termination” means a termination of employment by Parent without Cause (other than as a result of death or disability) or a termination of employment for Good Reason by the holder of a Company Equity Award, (I) during the eighteen month period following the Effective Time in the case of employees of the Company with a title of Executive Vice President or Senior Vice President immediately prior to the Effective time and (II) during the twenty-four month period following the Effective Time for all other employees of the Company immediately prior to the Effective Time.

(E) “Vesting Percentage” means:

(a) For a Company PSU Award with a performance period from December 1, 2019 through November 30, 2021:

(i) If the holder of the applicable Company PSU Award remains employed with Parent and its Subsidiaries until February 1, 2022, 200%.

(ii) If the Effective Time occurs prior to June 1, 2021 and the holder of the applicable Company PSU Award experiences a Qualifying Termination, 175%.

(iii) If the Effective Time occurs on or after June 1, 2021 and the holder of the applicable Company PSU Award experiences a Qualifying Termination, 200%.

(iv) If the holder of the applicable Company PSU Award does not satisfy either of the criteria in the immediately preceding clauses (i), (ii) or (iii), 0%.

(b) For a Company PSU Award with a performance period from December 1, 2020 through November 30, 2022:

(i) If the holder of the applicable Company PSU Award remains employed with Parent and its Subsidiaries until February 1, 2023, 200%.

(ii) If the Effective Time occurs prior to December 1, 2021 and the holder of the applicable Company PSU Award experiences a Qualifying Termination (x) prior to February 1, 2022, 150% or (y) on or after February 1, 2022, 175%.

(iii) If the Effective Time occurs on or after December 1, 2021 and the holder of the applicable Company PSU Award experiences a Qualifying Termination, 175%.

(iv) If the holder of the applicable Company PSU Award does not satisfy any of the criteria in the immediately preceding clauses (i), (ii) or (iii), 0%.

(c) For a Company PSU Award with a performance period from December 1, 2021 through November 30, 2023 that is not a Final Cycle Company PSU Award:

(i) If the holder of the applicable Company PSU Award remains employed with Parent and its Subsidiaries until February 1, 2024, 200%.

(ii) If the Effective Time occurs prior to December 1, 2021 and the holder of the applicable Company PSU Award experiences a Qualifying Termination (x) prior to February 1, 2022, 125% or (y) on or after February 1, 2022, 150%.

(iii) If the Effective Time occurs on or after December 1, 2021 and the holder of the applicable Company PSU Award experiences a Qualifying Termination, 150%.

(iv) If the holder of the applicable Company PSU Award does not satisfy any of the criteria in the immediately preceding clauses (i), (ii) or (iii), 0%. For the avoidance of doubt, the accelerated vesting upon a Qualifying Termination provided for in this definition of Vesting Percentage shall including full service vesting of the applicable Converted RSU Award (including, for the avoidance of doubt, with respect to any such award that, prior to conversion, was a “partner unit plan” Company PSU Award).

(e) Dissenting Shares.

(i) At the Effective Time, each Dissenting Share shall be, unless otherwise required by Applicable Law, converted into the right to receive the Merger Consideration pursuant to Section 3.1(e)(ii) or the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) and any holder of Dissenting Shares shall be entitled to receive such consideration from the Surviving Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure or by delivery of the Merger Consideration pursuant to Section 3.2 after an Appraisal Withdrawal.

(ii) In the event that a holder fails to exercise, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”) such holder’s Dissenting Shares shall be converted as of the Effective Time solely into the right to receive the Merger Consideration for each such Dissenting Share.

(iii) The Company shall give Parent (i) prompt written notice of (A) any demands for appraisal of Dissenting Shares, Appraisal Withdrawals and any other instruments, notices, petitions or other written communication received by the Company in connection with the foregoing and (B) to the extent that the Company has knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by Applicable Law, the opportunity to jointly participate with the Company and control any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act, or agree or commit to do any of the foregoing. Payment of any amount payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.

Section 3.2 Exchange of Shares and Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent or Merger Sub shall designate a bank, trust company or nationally recognized stockholder services provider (the “Exchange Agent”) for the purpose of exchanging, in accordance with this Article III, Certificates and Book-Entry Shares for the Merger

Consideration. In addition, at or prior to the Effective Time, Parent or Merger Sub shall deposit or cause to be deposited with the Exchange Agent for the benefit of holders of Company Common Shares evidence of Parent Common Shares representing the aggregate amount of Parent Common Shares sufficient to deliver the aggregate Merger Consideration (such shares, together with any dividends or distributions with respect thereto, hereinafter, the “Exchange Fund”). The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 3.1 out of the Exchange Fund.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) that immediately prior to the Effective Time represented issued and outstanding Company Common Shares and whose shares were converted into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor that number of whole Parent Common Shares and/or cash, as applicable, that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration of such Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required by reason of such registration in the name of a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or shall accrue for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of Certificates or Book-Entry Shares.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any Parent Common Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e), in each case until the surrender of such Certificate or Book-Entry Share in accordance with this Article III. Subject to the effect of Applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder of Parent Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Shares to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Common Shares. Parent agrees to make available, directly or indirectly, to the Exchange Agent from time to time as needed prior to the first anniversary of the Effective Time additional cash sufficient to pay any amounts to which such holders are entitled pursuant to clause (i) of the preceding sentence of this Section 3.2(c).

(d) No Further Ownership Rights in Company Common Shares. All Parent Common Shares issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this

Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to Company Common Shares, theretofore represented by such Certificates or Book-Entry Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent or the Exchange Agent for any reason, they shall be cancelled and, subject to compliance with the procedures in Section 3.2(b), exchanged as provided in this Article III, except as otherwise provided by Applicable Law.

(e) Fractional Shares.

(i) No certificates representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.

(ii) Notwithstanding any other provision of this Agreement, each holder of Company Common Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as determined below. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full Parent Common Shares delivered to the Exchange Agent by Parent for issuance to holders of Certificates or Book-Entry Shares over (ii) the aggregate number of full Parent Common Shares to be distributed to holders of Certificates or Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Certificates or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided herein.

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.2(e). The payment of cash in lieu of fractional Parent Common Shares is not separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange contemplated by this Article III.

(f) Return of Merger Consideration. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter be entitled to look only to Parent for payment of their claim for any Parent Common Shares, any cash in lieu of fractional Parent Common Shares and any dividends or distributions with respect to Parent Common Shares.

(g) No Liability. None of the Company, Parent, Merger Sub, the Surviving Company or the Exchange Agent, or any of their respective affiliates, shall be liable to any person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share has not been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any Parent Common Shares, any cash in lieu of fractional Parent Common Shares or any dividends or distributions with respect to Parent Common Shares in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interests of any person previously entitled thereto.

(h) Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided, that no losses on such investments shall affect the cash payable to former holders of Company Common Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Parent.

(i) Withholding Rights. Each of Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. Parent shall provide the Company with written notice promptly after Parent determines that any such withholding (other than in the case of any “backup withholding” pursuant to Section 3406 of the Code and the corresponding Treasury Regulations and any withholding in connection with consideration payable pursuant to Section 3.1(d) or otherwise of a compensatory nature) is or may be required and shall use commercially reasonable efforts to cooperate with the Company to reduce or eliminate such withholding. To the extent that amounts are so withheld, such withheld amounts shall be paid over to or deposited with the relevant Governmental Entity and treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Parent or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to Company Common Shares formerly represented thereby, any cash in lieu of fractional Parent Common Shares, and unpaid dividends and distributions on Parent Common Shares deliverable in respect thereof, pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Company. Except as set forth in any Company SEC Document filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the “Company Filed SEC Documents”) and filed with the Securities and Exchange Commission (the “SEC”) since January 1, 2019 (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by the Company to Parent on or prior to the date of this Agreement (the “Company Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), the Company represents and warrants to Parent as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to or made available to Parent prior to the date of this Agreement true and complete copies of any amendments to the Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”), the Memorandum of Association of the Company (the “Company Memorandum of Association”) and the Amended and Restated Bye-laws of the Company (the “Company Bye-Laws”) not filed as of the date of this Agreement with the Company Filed SEC Documents. The Company is not in violation in any material respect of any of the terms of the Company Certificate of Incorporation, Company Memorandum of Association or Company Bye-Laws.

(b) Corporate Authority; Non-contravention.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Statutory Merger Agreement and, subject to the Company Shareholder Approval and the filing of the Merger Application with the Registrar, to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the Statutory Merger Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, subject (in the case of the Merger) to the Company Shareholder Approval and the filing of the Merger Application with the Registrar. The Board of Directors of the Company (at a meeting duly called and held) has, by the unanimous vote of all directors of the Company: (a) determined that the Exchange Ratio constitutes fair value for the Company Common Shares in accordance with the Bermuda Companies Act; (b) determined that entering this Agreement and the Statutory Merger Agreement and consummating the Transactions are advisable and in the best interests of the Company; (c) approved the execution, delivery and performance of this Agreement and the Statutory Merger Agreement by the Company and approved the Merger; and (d) recommended the approval and adoption of the Transactions, this Agreement and the Statutory Merger Agreement by the holders of Company Common Shares and directed that this Agreement and the Statutory Merger Agreement be submitted for consideration by the Company’s shareholders at the Company Shareholders Meeting, and, subject to Section 5.2(c) and Section 5.2(e) such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(ii) The execution and delivery of this Agreement and the Statutory Merger Agreement by the Company do not, and the consummation of the Transactions and compliance with the provisions of this Agreement and the Statutory Merger Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of the Company or any of its subsidiaries, under (A) the Company Certificate of Incorporation, Company Memorandum of Association or the Company Bye-laws or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which the Company or any of its subsidiaries is a party or by which the Company, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.1(b)(iii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on the Company or (2) prevent or materially delay the consummation of any of the Transactions.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a “Governmental Entity”) is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Statutory Merger Agreement by the Company or the consummation by the Company or its subsidiaries of the Transactions, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”); (B) the filing with the SEC of (x) a proxy statement relating to the Company Shareholders Meeting (such proxy statement, together with the proxy statement relating to the Parent Shareholders Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”), (y) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Share Issuance (the “Form S-4”) and (z) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Statutory Merger Agreement and the Transactions; (C) the filing of (x) the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (y) appropriate documents with the relevant authorities of other states in which the Company and Parent or their respective subsidiaries are qualified to do business; (D) the approval of the United Kingdom Financial Conduct Authority in respect of the acquisition of equity securities of the entities set forth on Section 4.1(b)(iii)(D) of the Company Disclosure Letter in connection with the Merger; (E) such filings with and approvals of the New York Stock Exchange (the “NYSE”) to permit the Parent Common Shares that are to be issued in the Merger to be listed on the NYSE; and (F) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on the Company or (2) prevent or materially delay the consummation of any of the Transactions.

(c) Capital Structure.

(i) The authorized share capital of the Company consists of 3,000,000,000 Company Common Shares and undesignated shares, par value $0.01 per share (the “Company Undesignated Shares”). At the close of business on November 20, 2020 (the “Company Measurement Date”), (A) 421,705,534 Company Common Shares were issued and outstanding (of which, (1) 25,219,470 Company Common Shares were held by the Employee Benefit Trust (as defined in the Company Disclosure Letter) and (2) 396,486,064 were held by other shareholders), (B) 58,660,567 Company Common Shares were held by the Company in its treasury, (C) no Company Undesignated Shares were issued and outstanding,

(D) 4,738,854 Company Common Shares were subject to issuance pursuant to Company RSU Awards, (E) 1,426,313 Company Common Shares were subject to issuance pursuant to Company PSU Awards (assuming satisfaction of any performance vesting conditions at target levels), (F) 199,674 Company Common Shares were subject to issuance pursuant to Company DSU Awards and (G) 468,314 Company Common Shares were subject to issuance pursuant to outstanding Company Options.

(ii) All issued and outstanding shares of the Company are, and all shares of the Company that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.1(c) and except for changes since the Company Measurement Date resulting from the issuance of Company Common Shares pursuant to Company RSU Awards, Company PSU Awards, Company DSU Awards or Company Options, or as expressly permitted by Section 5.1(a)(iii), (A) there are not issued or outstanding (x) any shares or other voting securities of the Company, (y) any securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares or voting securities of the Company or (z) any warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries (including any subsidiary trust), or obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, shares or voting securities of the Company, and (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company Common Shares subject to issuance pursuant to Company Options issued and outstanding as of the date of this Agreement have a weighted average exercise price of $27.66.

(iii) There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the shares or other equity interest of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares that are in effect.

(d) Subsidiaries.

(i) The subsidiaries set forth on Section 4.1(d)(i) of the Company Disclosure Letter are the only Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC) of the Company. All outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(ii) There are no outstanding (A) securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries, (B) warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, or any obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any subsidiary of the Company or (C) obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. None of the subsidiaries of the Company owns any shares of the Company (or any warrants, calls, options or other rights to acquire shares of the Company).

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) The Company and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since December 1, 2016 (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied (or with respect to Company SEC Documents filed or furnished after the date hereof, will comply) in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents, and none of the Company SEC Documents when filed and, if applicable, at their respective effective times contained (or with respect to Company SEC Documents filed or furnished after the date hereof, will contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii) The consolidated financial statements (including all related notes and schedules) of the Company and its subsidiaries included in the Company SEC Documents (the “Company Financial Statements”) were prepared (or with respect to Company Financial Statements included in Company SEC Documents filed or furnished after the date hereof, will be prepared) in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as reflected or reserved against in the Company’s audited balance sheet as of November 30, 2019 (or the notes thereto) as included in the Company Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since November 30, 2019 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(iv) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. Since December 1, 2016, none of the Company, the Company’s independent accountants, the Board of Directors of the Company or its audit committee has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(vi) Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s or such subsidiary’s published financial statements or other Company SEC Documents.

(f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(g) Absence of Certain Changes or Events.

(i) From November 30, 2019, through the date of this Agreement, other than with respect to the Transactions, the businesses of the Company and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii) Since November 30, 2019, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

(iii) Since November 30, 2019, neither the Company nor any of its subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of clause (ix) or (xi) or, solely in respect of such clauses, (xv), of Section 5.1(a).

(h) Compliance with Applicable Laws; Outstanding Orders.

(i) The Company, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of the Company and its subsidiaries (the “Company Permits”), except where the failure to have any such Company Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits and all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (collectively, “Applicable Laws”) relating to the Company and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Company Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(ii) Neither the Company nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of any of the Transactions.

(i) Litigation. There is no action, suit, investigation or proceeding (each, an “Action”) pending against or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of any of the Transactions.

(j) Benefit Plans.

(i) Section 4.1(j)(i) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan or, in the case of employment or offer letters or agreements, forms thereof that are substantially the same as any individual agreements. With respect to each material Company Benefit Plan, the Company has made available, upon request, to Parent complete and accurate copies of (A) such Company Benefit Plan and, to the extent applicable, summary plan description thereof, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto and (E) the most recently received IRS determination letter or opinion, if applicable.

(ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (A) each of the Company Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (B) no Company Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state or foreign law; (C) all contributions or other amounts payable by the Company or its subsidiaries as of the Effective Time pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP; (D) neither the Company nor any of its subsidiaries has engaged in a transaction in connection with which the Company or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (E) there are no pending, or to the knowledge of the Company, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(iii) Except as set forth on Section 4.1(j)(iii) of the Company Disclosure Letter, none of the Company, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of the Company, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v) Section 4.1(j)(v) of the Company Disclosure Letter sets forth each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “Company Title IV Plan”). With respect to each Company Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Company Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (D) none of the Company, any of its subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (E) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (F) no liability (other than for premiums to the PBGC) has been or, to the knowledge of the Company, is expected to be incurred by the Company or any of its subsidiaries and (G) the PBGC has not instituted proceedings to terminate any such Company Title IV Plan. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Closing of the Company, any of its subsidiaries or any of their respective ERISA Affiliates. Since January 1, 2019, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Title IV Plan, or any material change in the manner in which contributions to any Company Title IV Plan are made or the basis on which such contributions are determined.

(vi) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or its subsidiaries under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(vii) No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 or Section 4985 of the Code or any Taxes required by Section 409A or Section 457A of the Code.

(viii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, all the Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Labor and Employment Matters.

(i) Neither the Company nor any of its subsidiaries is a party to or bound by, and is not currently negotiating in connection with entering into, any collective bargaining agreement or other contract with a labor union or labor organization. Neither the Company nor any of its subsidiaries is subject to a (and during the three-year period preceding the date of this Agreement, there has not been any) labor dispute, strike or work stoppage except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its subsidiaries is in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(ii) The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any of its subsidiaries, other than (x) any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to (i) be material to the Company or (ii) prevent the execution of this Agreement or the consummation of the Transactions or (y) any such consents or notifications that are attributable to the combined employee population resulting from the Transactions.

(l) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(i) (A) All Tax Returns required to be filed by the Company and its subsidiaries, have been timely filed, (B) all such Tax Returns are true, complete and correct in all respects, (C) all Taxes shown as due and payable on such Tax Returns have been paid, (D) all Taxes of the Company or its subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have, to the extent relevant or required, been properly reserved for in the Company Financial Statements and (E) the Company and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(ii) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any of its subsidiaries has been filed or entered into with any Taxing Authority (except for automatic, or automatically granted, waivers or extensions), and no power of attorney with respect to any such Taxes has been granted to any person.

(iii) (A) No audits or other administrative proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of the Company or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim, (B) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which the Company or any of its subsidiaries may be liable, which has not been fully paid or finally settled, and (C) no claim has been made in writing by any Taxing Authority in any jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

(iv) Neither the Company nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) such an agreement or arrangement exclusively between or among the Company and its subsidiaries, (y) an agreement entered into in the ordinary course of business which does not relate primarily to Taxes or (z) an acquisition agreement which does not relate primarily to Taxes), (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company (or any subsidiary of the Company) is or was the common parent corporation), (C) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of foreign, state or local Tax law or (D) has any liability for the payment of Taxes of any person (other than the Company or any of its subsidiaries) as a successor or transferee.

(v) None of the assets of the Company or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(vi) Neither the Company nor any of its subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax law in any other jurisdiction by reason of a change in accounting method or otherwise.

(vii) Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 of the Code (or so much of Section 356 as relates to Section 355) (A) in the two years prior to the date of this Agreement or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(viii) Neither the Company nor any of its subsidiaries has engaged in any listed transaction, or any reportable transaction the principal purpose of which was Tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax law in any other jurisdiction.

(ix) Neither the Company nor any of its subsidiaries has taken any action or agreed to take any action, or has knowledge of any relevant fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(x) As used in this Agreement, “Tax” or “Taxes” means all taxes, charges, levies or other like assessments imposed by any Governmental Entity, including any income, gross receipts, license, severance, occupation, premium, environmental, customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, escheat or unclaimed property, stamp, transfer, workmen’s compensation or other taxes, charges, levies or other like assessments of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not, and any liability for any of the foregoing as transferee or as a result of being party to any Tax sharing agreement other than any agreement the principal purpose of which is not the sharing of Taxes. “Taxing Authority” means any Governmental Entity responsible for the administration of any Taxes. “Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns and any schedules or amendments thereto filed or required to be filed with any Taxing Authority relating to Taxes.

(m) Voting Requirements. The affirmative vote of the majority of the votes cast at the Company Shareholders Meeting by the holders of Company Common Shares voting thereon (the “Company Shareholder Approval”) is necessary to approve and adopt this Agreement, the Statutory Merger Agreement and the Transactions. The Company Shareholder Approval is the only vote of holders of any securities of the Company or any of its subsidiaries necessary to approve and adopt this Agreement and the Statutory Merger Agreement and to consummate the Transactions.

(n) Takeover Statutes and Charter Provisions. Assuming that neither Parent nor any of its “affiliates” or “associates” is, or at any time during the last three years has been, an “interested shareholder” of the Company, in each case as defined in Bye-law 73.1(c) of the Company Bye-laws, the Board of Directors of the Company has taken all action necessary to render the restrictions on “Business Combinations” (as defined in Bye-law 73.1(c) of the Company Bye-laws) as set forth in Bye-Law 73 of the Company Bye-laws inapplicable to this Agreement, the Statutory Merger Agreement and the Transactions. As of the date of this Agreement, no antitakeover statute or similar statute or regulation applies with respect to the Company or any of its subsidiaries in connection with this Agreement, the Statutory Merger Agreement, the Merger or

any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its subsidiaries is subject, party or otherwise bound.

(o) Intellectual Property.

(i) The Company and its subsidiaries own, free and clear of all Liens (except Permitted Liens), or have legally enforceable and sufficient rights to use pursuant to valid licenses, sublicenses, agreements, permissions or otherwise, all Intellectual Property Rights necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(ii) The conduct of the Company’s and its subsidiaries’ businesses, as currently conducted or as contemplated by them to be conducted, does not infringe, misappropriate, dilute or otherwise violate, and has not since January 1, 2019 infringed, misappropriated, diluted or otherwise violated, any of the Intellectual Property Rights of any third party, except for infringements, misappropriations, dilutions or other violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No claims are pending or, to the knowledge of the Company, threatened in writing adversely affecting the Intellectual Property Rights of the Company or its subsidiaries, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no third party has infringed upon, misappropriated, diluted, or otherwise violated any Intellectual Property Rights of the Company or any of its subsidiaries, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its subsidiaries have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Intellectual Property Rights owned by the Company or any of its subsidiaries (except for any such Trade Secrets whose value would not reasonably be expected to be impaired in any material respect by disclosure), and to the knowledge of the Company, there have been no unauthorized uses or disclosures of any such Trade Secrets.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, neither the Company nor any of its subsidiaries has combined any Open Source Software with any material proprietary Software, the copyright in which is owned by the Company or its subsidiaries (collectively, “Company Software”), and distributed such combined Software in a manner that would subject the source code for the Company Software to the terms of the license under which such Open Source Software is licensed that require the disclosure or distribution to any third party or the public of any portion of the source code for the Company Software.

(v) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company (i) there have been no security breaches in the information technology systems used in the business of the Company or any of its subsidiaries, and (ii) there have been no disruptions in any such information technology systems that adversely affected the operations of the business of the Company or any of its subsidiaries.

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its subsidiaries have at all times complied, and presently comply, with applicable Privacy Legal Requirements, except where such non-compliance would not result in a liability; (ii) neither the Company nor its subsidiaries have received any written notice from any applicable Governmental Entity alleging a violation of any

Privacy Legal Requirements by the Company or its subsidiaries, nor has the Company or its subsidiaries been threatened in writing to be charged with any such violation by any Governmental Entity; (iii) the Company and its subsidiaries have (x) taken commercially reasonable actions (including implementing commercially reasonable technical, physical or administrative safeguards) to protect Personal Data in their possession or under their control against any unauthorized use, access or disclosure and (y) entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of the business of the Company or any of its subsidiaries that obligate such persons to comply with all applicable Privacy Legal Requirements and to take steps to protect and secure Personal Data from loss, theft, misuse or unauthorized use, access, modification or disclosure; and (iv) to the knowledge of the Company, there has been no unauthorized use, access, disclosure or other security incident of or involving Personal Data collected by, used in connection with or under the control of the business of the Company or any of its subsidiaries.

(p) Certain Contracts. Except for this Agreement, as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract relating to indebtedness for borrowed money in excess of $100,000,000 or any guarantee thereof, (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of the Company and its affiliates (including, for purposes of this Section 4.1(p), Parent and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted, (iv) any material contract providing for “most favored nation” status in favor of the counterparty or that requires the Company and its subsidiaries to conduct all or a material portion of their business on an exclusive basis with any third party that, in each case, following the Effective Time would impose such obligations on Parent or its affiliates (including, for purposes of this Section 4.1(p), the Company and its subsidiaries, assuming the Merger has taken place), (v) any contract with respect to the supply of data or data rights underlying any fixed income index product that contemplates payments by the Company or any of its subsidiaries in excess of $5,000,000 in the aggregate for any calendar year, (vi) any contract that contemplates any revenue share or consulting fee or similar payment in respect of services performed by any person, or that relates to the development of, or any products of, any environmental, social and governance (or “ESG”) indices of the Company and its subsidiaries, in each case, contemplating payments by the Company or any of its subsidiaries in excess of $3,000,000 for any calendar year, (vii) any contract with (A) any of the ten largest customers (by revenue) of the businesses of the Company and its subsidiaries during the twelve months ending February 29, 2020 to the extent such contract contemplates payments to the Company and its subsidiaries in excess of $500,000 in such period or (B) any of the ten largest suppliers (by cost) of the businesses of the Company and its subsidiaries during the twelve months ending December 31, 2019 to the extent such contract contemplates payments from the Company and its subsidiaries in excess of $500,000 in such period, or (viii) any employment or severance Contract with an executive officer of the Company, other than any indemnification agreements entered into the ordinary course consistent with past practice (all contracts of the types described in clauses (i) through (viii), collectively, the “Company Material Contracts”). The Company has delivered or made available to Parent, prior to the date of this Agreement, true and complete copies of all the Company Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the Company Filed SEC Documents. Each Company Material Contract is valid and binding on the Company (or, to the extent a subsidiary of the Company is a party, such subsidiary), and, to the knowledge of the Company, each other person party thereto, and is in full force and effect (subject to the Enforceability Exceptions), and the Company and each subsidiary of the Company, as applicable, have in all material respects performed all obligations required to be performed by them under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract except where such violation or default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(q) Environmental Protection.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(A) the Company and each of its subsidiaries are and have been since January 1, 2019 in compliance with all applicable Environmental Laws and neither the Company nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that the Company or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws.

(B) the Company and each of its subsidiaries have obtained or have applied for all environmental, health and safety permits and governmental authorizations (collectively, the “Environmental Permits”) necessary for the construction or occupancy of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits.

(C) There are no Environmental Claims pending or, to the knowledge of the Company, threatened in writing (I) against the Company or any of its subsidiaries, (II) to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law, or (III) against any real or personal property or operations which the Company or any of its subsidiaries owns, leases or manages, or any such property formerly owned, leased or managed by any of them since January 1, 2019, in whole or in part.

(D) There has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries, or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law.

(ii) Definitions. As used in this Agreement:

(A) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings, requests for information, orders or written notices of noncompliance or violation by any person or entity (including any Governmental Entity), alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (I) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its subsidiaries (for purposes of this Section 4.1(q)) or by Parent or any of its subsidiaries (for purposes of Section 4.2(q)), (II) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (III) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

(B) “Environmental Laws” means all federal, state, foreign and supranational and local laws, rules and regulations, including civil and common laws, relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(C) “Hazardous Materials” means (I) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (II) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import under any Environmental Law and (III) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its subsidiaries operates (for purposes of this Section 4.1(q)) or in which Parent or any of its subsidiaries operates (for purposes of Section 4.2(q)).

(D) “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater or property.

(r) Anti-Corruption Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) Each of the Company and its subsidiaries, and, to the knowledge of the Company, each of their respective directors, officers, employees, agents, representatives and any other person acting on behalf of or associated with the Company or any of its subsidiaries, has since January 1, 2016 complied with the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “Foreign Corrupt Practices Act”), The Bribery Act of 2010 of the United Kingdom (the “UK Bribery Act”), and all other anti-corruption Applicable Laws (collectively, the “Anti-Corruption Laws”).

(ii) None of the Company or any of its subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, employees, agents or representatives, acting alone or together, has since January 1, 2016 (A) received, directly or indirectly, anything of value (including rebates, payments, commissions, promotional allowances or other economic benefits, regardless of their nature or type) from any person (including any customer, supplier, employee or agent of any customer or supplier) for the purpose of obtaining or retaining business or to otherwise achieve an improper commercial advantage, (B) offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (x) any Government Official or (y) any other person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in the case of each of clauses (x) and (y), for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage or (C) made or authorized any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of foregoing clauses (x) and (y), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of the existence of, or a high probability of the existence of, such conduct, circumstances or results.

(iii) None of the Company or any of its subsidiaries, or, to the knowledge of the Company, any of their respective officers, directors, employees, agents, representatives or other persons acting on their behalf, is or was a Government Official or a close family member of a Government Official.

(iv) None of the Company or any of its subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees, or agents is a person that is, or is owned or controlled by persons that are (A) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union or other relevant sanctions authority (collectively, “Sanctions”) or (B) located, organized or resident in a country or territory that is the subject of Sanctions (currently, Cuba, Crimea, Iran, North Korea and Syria). The Company and its subsidiaries are and have been since January 1, 2016 in compliance with all Applicable Law concerning the exportation, re-exportation, importation and temporary importation of any products, technology, technical data or services (together, “Export Control Laws”), all applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, anti-money laundering statutes of all jurisdictions, rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (together, “Anti-Money Laundering Laws”), and all applicable Sanctions. Since January 1, 2016, neither the Company nor any of its subsidiaries has engaged in, directly or indirectly, any dealings or transactions with any person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

(v) Since January 1, 2016, neither the Company nor any of its subsidiaries has been penalized for, threatened to be charged with or given notice of, or, to the Company’s knowledge, under investigation with respect to, any violation of any Anti-Corruption Laws, Sanctions, Export Control Laws, or Anti-Money Laundering Laws.

(vi) The Company and its subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and Export Control Laws, Anti-Money Laundering Laws and Sanctions.

(vii) As used herein, “Government Official” means (i) any public or elected official, officer, employee (regardless of rank), or person acting on behalf of a Governmental Entity, state-owned or state-controlled company, public international organization, political party or entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions or has its key officers and directors appointed by a Governmental Entity and (ii) any party official or candidate for political office or any person acting on behalf of such party official or candidate for political office, including issuers of Permits, airport authorities, state-owned factories or other businesses, customs, immigration or tax officials, or ministers or representatives of Governmental Entities.

(s) Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company: (A) the Company and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) all such real property (I) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (II) has sufficient access to a public road and (III) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable the Company Permits and Applicable Laws with respect to the Company and its subsidiaries, (C) there are no existing (or to the Company’s knowledge, threatened in writing) condemnation proceedings with respect to any such real property, and (D) with respect to all such leased real property, the Company and each of its subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither the Company nor any of its subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure. As used herein, “Permitted Liens” means all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Company Filed SEC Documents or Parent Filed SEC Documents, as the case may be, together with the following (without duplication): (A) Liens imposed by law, such as any mechanics and materialmen Liens, in each case for sums not yet overdue for a period or more than 30 days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against the Company or Parent, as the case may be, with respect to which the Company or Parent, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of the Company or Parent, as the case may be, in accordance with GAAP, (B) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Company or Parent, as the case may be, in accordance with GAAP, (C) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (D) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements) , matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (E) Liens arising from non-exclusive licenses of Intellectual Property Rights in the ordinary course of business, (F) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or Parent, as the case may be, in the ordinary course of business, (G) leases, subleases, licenses and occupancy agreements by the Company or Parent, as the case may be, as landlord, sublandlord or licensor, (H) Liens disclosed on any title insurance policy held by the Company or Parent, as the case may be, in existence on the date of this Agreement, and (I) with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord.

(t) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Morgan Stanley & Co. LLC (the “Company Financial Advisor”), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Shares (other than Parent and its affiliates). An executed copy of such opinion will be made available to Parent solely for informational purposes promptly after receipt thereof by the Board of Directors of the Company.

(u) Brokers. Except for fees payable to the Company Financial Advisor, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or its affiliates. Set forth on Section 4.1(u) of the Company Disclosure Letter is a good faith estimate of all fees and expenses incurred or payable, or to be incurred or payable, by the Company or its subsidiaries to the Company Financial Advisor in connection with this Agreement and the consummation of the Transactions, including the Merger.

(v) Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date hereof, (a) all insurance policies and contracts of the Company and its subsidiaries are in full force and effect and are valid and enforceable and (b) all premiums due thereunder have been paid. Neither the Company nor any of its subsidiaries has received notice of cancellation or termination with respect to any third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(w) Employee Benefit Trust. Other than in respect of and limited to the exchange of Parent Common Shares (and any cash in lieu of fractional shares) for Company Common Shares pursuant to the Merger, neither the Company, nor any of its subsidiaries or affiliates, has provided any form of recommendation, instruction, expression of wishes or request to the EBT Trustee which may cause or have the intention of causing the EBT Trustee to take any action in relation to the EBT Shares after the date of this Agreement, and nor has the Company, or any of its subsidiaries or affiliates, (x) entered into any agreement with the EBT Trustee in relation to the satisfaction of any Company Equity Awards or the transfer or other disposal of the EBT Shares which will take effect or require any of the parties to such agreement to take any action on or after the date of this Agreement, or (y) filed, or amended, a registration statement on Form S-8 (or any successor or other appropriate form) of the Company in order to register any of the EBT Shares or otherwise transfer any of the EBT Shares.

Section 4.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in any Parent SEC Document filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the “Parent Filed SEC Documents”) and filed with the SEC since January 1, 2019 (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Parent to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent, Merger Sub and the other subsidiaries of Parent is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent, Merger Sub and the other subsidiaries of Parent is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has delivered to or made available to the Company prior to the date of this Agreement true and complete copies of any amendments to the Certificate of Incorporation of Parent (the “Parent Certificate of Incorporation”) and the Bylaws of Parent (the “Parent Bylaws”) not filed as of the date of this Agreement with the Parent Filed SEC Documents. Parent is not in violation in any material respect of any of the terms of the Parent Certificate of Incorporation or Parent Bylaws.

(b) Corporate Authority; Non-contravention.

(i) Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and the Statutory Merger Agreement and, subject (1) in the case of the issuance of Parent Common Shares in the Merger (the “Parent Share Issuance”), to the Parent Shareholder Approval and (2) in the case of Merger Sub, to the and the filing of the Merger Application with the Registrar and the approval and adoption of this Agreement and the Statutory Merger Agreement by Merger Sub’s sole shareholder (which approval and adoption shall occur immediately after the execution and delivery of this Agreement), to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the Statutory Merger Agreement by Parent and Merger

Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject (in the case of the Parent Share Issuance) to the Parent Shareholder Approval and (in the case of Merger Sub) to the filing of the Merger Application with the Registrar and the approval and adoption of this Agreement by Merger Sub’s sole shareholder (which approval and adoption shall occur immediately after the execution and delivery of this Agreement). The Board of Directors of Parent (at a meeting duly called and held) has, by the unanimous vote of all directors of Parent: (a) determined that entering this Agreement and the Statutory Merger Agreement and consummating the Transactions, including the Parent Share Issuance, are advisable and in the best interests of, Parent and its shareholders; (b) authorized and approved the execution, delivery and performance of this Agreement and the Statutory Merger Agreement by Parent and approved the Parent Share Issuance; and (c) recommended that the shareholders of Parent approve the Parent Share Issuance, and, subject to Section 5.3(c) and Section 5.3(e), such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except for the Enforceability Exceptions.

(ii) The execution and delivery of this Agreement and the Statutory Merger Agreement by Parent and Merger Sub do not, and the consummation of the Transactions and compliance with the provisions of this Agreement and the Statutory Merger Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries, under (A) the Parent Certificate of Incorporation or the Parent Bylaws or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Parent or any of its subsidiaries is a party or by which Parent, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.2(b)(iii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Parent or (2) prevent or materially delay the consummation of any of the Transactions.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Merger Sub or any other subsidiaries of Parent in connection with the execution and delivery of this Agreement or the Statutory Merger Agreement by Parent or the consummation by Parent of the Transactions, except for (A) compliance with any applicable requirements of the Antitrust Laws; (B) the filing with the SEC of (x) a proxy statement relating to the Parent Shareholders Meeting, (y) the Form S-4 and (z) such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement, the Statutory Merger Agreement and the Transactions; (C) the filing of (x) the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (y) appropriate documents with the relevant authorities of other states in which Parent and the Company or their respective subsidiaries are qualified to do business; (D) the approval of the United Kingdom Financial Conduct Authority in respect of the acquisition of equity securities of the entities set forth on Section 4.2(b)(iii)(D) of the Parent Disclosure Letter in connection with the Merger; (E) such filings with and approvals of the NYSE to permit the Parent Common Shares that are to be issued in the Merger to be listed on the NYSE; and (F) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Parent or (2) prevent or materially delay the consummation of any of the Transactions.

(c) Capital Structure.

(i) The authorized share capital of Parent consists of 600,000,000 Parent Common Shares, 2,000,000 shares of Series Preferred Stock, par value $1.00 per share (the “Parent Series Preferred Shares”) and 891,256 shares of $1.20 Convertible Preference Stock, par value $10.00 per share (the “Parent Convertible Preferred Shares”). At the close of business on November 23, 2020 (the “Parent Measurement Date”), (A) 240,598,825 Parent Common Shares were issued and outstanding, (B) 53,039,300 Parent Common Shares were held by Parent in its treasury, (C) no Parent Series Preferred Shares or Parent Convertible Preferred Shares were issued and outstanding, (D) 462,404 Parent Common Shares were subject to issuance pursuant to outstanding Parent Options and (E) 285,264 Parent Common Shares were subject to issuance pursuant to Parent RSU Awards, (F) 553,093 Parent Common Shares were subject to issuance pursuant to Parent PSU Awards (assuming satisfaction of any performance vesting conditions at target levels), (G) no Parent Restricted Shares were issued and outstanding and (H) 201,093 Parent Common Shares were subject to issuance pursuant to Parent DSU Awards.

(ii) All issued and outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.2(c) and except for changes since the Parent Measurement Date resulting from the issuance of Parent Common Shares pursuant to Parent RSU Awards, Parent PSU Awards, Parent DSU Awards or Parent Options and awards of Parent Restricted Shares, or as expressly permitted by Section 5.1(b)(iii), (A) there are not issued and outstanding (x) any shares of capital stock or other voting securities of Parent, (y) any securities of Parent, Merger Sub or any other subsidiaries of Parent convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of Parent or (z) any warrants, calls, options or other rights to acquire from Parent, Merger Sub or any other subsidiaries of Parent (including any subsidiary trust), or obligations of Parent, Merger Sub or any other subsidiaries of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of Parent, and (B) there are no outstanding obligations of Parent, Merger Sub or any other subsidiaries of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(iii) There are no voting trusts or other agreements or understandings to which Parent, Merger Sub or any other subsidiaries of Parent is a party with respect to the voting of the capital stock or other equity interest of Parent, Merger Sub or other subsidiaries of Parent. None of Parent, Merger Sub or any other subsidiaries of Parent has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock (as applicable) that are in effect.

(d) Subsidiaries.

(i) The subsidiaries set forth on Section 4.2(d)(i) of the Parent Disclosure Letter are the only Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC) of Parent. All outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(ii) There are no outstanding (A) securities of Parent or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries, (B) warrants, calls, options or other rights to acquire from Parent or any of its subsidiaries, or any obligation of Parent or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any subsidiary of Parent, or (C) obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of Parent or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) Parent and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2017 (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied (or with respect to Parent SEC Documents filed or furnished after the date hereof, will comply) in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents when filed and, if applicable, at their respective effective times contained (or with respect to Parent SEC Documents filed or furnished after the date hereof, will contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents, and, to the knowledge of Parent, none of the Parent SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii) The consolidated financial statements (including all related notes and schedules) of Parent and its subsidiaries included in the Parent SEC Documents (the “Parent Financial Statements”) were prepared (or with respect to Parent Financial Statements included in Parent SEC Documents filed or furnished after the date hereof, will be prepared) in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as reflected or reserved against in Parent’s audited balance sheet as of December 31, 2019 (or the notes thereto) as included in the Parent Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2019 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(iv) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets. Since January 1, 2017, none of Parent, Parent’s independent accountants, the Board of Directors of Parent or its audit committee has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Parent, (ii) “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(vi) Neither Parent nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its subsidiaries in Parent’s or such subsidiary’s published financial statements or other Parent SEC Documents.

(f) Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to Parent’s shareholders or at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(g) Absence of Certain Changes or Events.

(i) From December 31, 2019, through the date of this Agreement, other than with respect to the Transactions, the businesses of Parent and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii) Since December 31, 2019, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Parent.

(h) Compliance with Applicable Laws; Outstanding Orders.

(i) Parent, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Parent and its subsidiaries (the “Parent Permits”), except where the failure to have any such Parent Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Parent, Merger Sub and the other subsidiaries of Parent are in compliance with the terms of the Parent Permits and all Applicable Laws relating to

Parent, Merger Sub and the other subsidiaries of Parent or their respective businesses or properties, except where the failure to be in compliance with such Parent Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(ii) Neither Parent nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on Parent or (B) prevent or materially delay the consummation of any of the Transactions.

(i) Litigation. There is no Action pending against or, to the knowledge of Parent, threatened in writing against or affecting Parent, Merger Sub or any other subsidiaries of Parent or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Parent or (B) prevent or materially delay the consummation of any of the Transactions.

(j) Benefit Plans.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (A) each of the Parent Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (B) no Parent Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA, or comparable U.S. state or foreign law; (C) all contributions or other amounts payable by Parent or its subsidiaries as of the Effective Time pursuant to each Parent Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP; (D) neither Parent nor any of its subsidiaries has engaged in a transaction in connection with which Parent or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (E) there are no pending, or to the knowledge of Parent, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto.

(ii) Except as set forth on Section 4.2(j)(ii) of the Parent Disclosure Letter, none of Parent, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of Parent, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, each of the Parent Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(iv) With respect to each Parent Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “Parent Title IV Plan”), except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Parent Title IV

Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (D) none of Parent, any of its subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (E) all premiums to the PBGC have been timely paid in full, (F) no liability (other than for premiums to the PBGC) has been or, to the knowledge of Parent, is expected to be incurred by Parent or any of its subsidiaries and (G) the PBGC has not instituted proceedings to terminate any such Parent Title IV Plan. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Closing of Parent, any of its subsidiaries or any of their respective ERISA Affiliates. Since January 1, 2019, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Parent Title IV Plan, or any material change in the manner in which contributions to any Parent Title IV Plan are made or the basis on which such contributions are determined.

(v) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of Parent or its subsidiaries under any Parent Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Parent Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(vi) No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Parent or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 or Section 4985 of the Code or any Taxes required by Section 409A or Section 457A of the Code.

(vii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, all Parent Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Labor and Employment Matters.

(i) Neither Parent nor any of its subsidiaries is a party to, or bound by, and is not currently negotiating in connection with entering into, any collective bargaining agreement or other contract with a labor union or labor organization. Neither Parent nor any of its subsidiaries is subject to a (and during the three-year period preceding the date of this Agreement, there has not been any) labor dispute, strike or work stoppage except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of its subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and each of its subsidiaries is in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(ii) The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Parent or any of its subsidiaries, other than (x) any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to (i) be material to Parent or (ii) prevent the execution of this Agreement or the consummation of the Transactions or (y) any such consents or notifications that are attributable to the combined employee population resulting from the Transactions.

(l) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent:

(i) (A) All Tax Returns required to be filed by Parent and its subsidiaries, have been timely filed, (B) all such Tax Returns are true, complete and correct in all respects, (C) all Taxes shown as due and payable on such Tax Returns have been paid, (D) all Taxes of Parent or its subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have, to the extent relevant or required, been properly reserved for in the Parent Financial Statements and (E) Parent and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(ii) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Parent or any of its subsidiaries has been filed or entered into with any Taxing Authority (except for automatic, or automatically granted, waivers or extensions), and no power of attorney with respect to any such Taxes has been granted to any person.

(iii) (A) No audits or other administrative proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Parent or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim, (B) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Parent or any of its subsidiaries may be liable, which has not been fully paid or finally settled and (C) no claim has been made in writing by any Taxing Authority in any jurisdiction where Parent or any of its subsidiaries does not file Tax Returns that Parent or any of its subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

(iv) Neither Parent nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) such an agreement or arrangement exclusively between or among Parent and its subsidiaries, (y) an agreement entered into in the ordinary course of business which does not relate primarily to Taxes or (z) an acquisition agreement which does not relate primarily to Taxes), (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Parent (or any subsidiary of Parent) is or was the common parent corporation), (C) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of foreign, state or local Tax law or (D) has any liability for the payment of Taxes of any person (other than Parent or any of its subsidiaries) as a successor or transferee.

(v) None of the assets of Parent or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(vi) Neither Parent nor any of its subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax law in any other jurisdiction by reason of a change in accounting method or otherwise.

(vii) Neither Parent nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 of the Code (or so much of Section 356 as relates to Section 355) (A) in the two years prior to the date of this Agreement or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(viii) Neither Parent nor any of its subsidiaries has engaged in any listed transaction, or any reportable transaction the principal purpose of which was Tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax law in any other jurisdiction.

(ix) Neither Parent nor any of its subsidiaries has taken any action or agreed to take any action, or has knowledge of any relevant fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m) Voting Requirements. Other than the approval and adoption of this Agreement and the Statutory Merger Agreement by Merger Sub’s sole shareholder (which approval and adoption shall occur immediately after the execution and delivery of this Agreement), the Parent Shareholder Approval is the only vote of holders of any securities of Parent or its subsidiaries necessary to approve and consummate the Transactions.

(n) Takeover Statutes and Charter Provisions. As of the date of this Agreement, no antitakeover statute or regulation applies with respect to Parent or any of its subsidiaries in connection with this Agreement, the Statutory Merger Agreement, the Merger or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no shareholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Parent or any of its subsidiaries is subject, party or otherwise bound.

(o) Intellectual Property.

(i) Parent and its subsidiaries own, free and clear of all Liens (except Permitted Liens), or have legally enforceable and sufficient rights to use pursuant to valid licenses, sublicenses, agreements, permissions or otherwise, all Intellectual Property Rights necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(ii) The conduct of Parent’s and its subsidiaries’ businesses, as currently conducted or as contemplated by them to be conducted, does not infringe, misappropriate, dilute or otherwise violate, and has not since January 1, 2019 infringed, misappropriated, diluted or otherwise violated, any of the Intellectual Property Rights of any third party, except for infringements, misappropriations, dilutions or other violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. No claims are pending or, to the knowledge of Parent, threatened in writing adversely affecting the Intellectual Property Rights of Parent or its subsidiaries, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, no third party has infringed upon, misappropriated, diluted, or otherwise violated any Intellectual Property Rights of Parent or any of its subsidiaries, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its subsidiaries have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Intellectual Property Rights owned by Parent or any of its subsidiaries (except for any such Trade Secrets whose value would not reasonably be expected to be impaired in any material respect by disclosure), and to the knowledge of Parent, there have been no unauthorized uses or disclosures of any such Trade Secrets.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, to the knowledge of Parent, neither Parent nor any of its subsidiaries has combined any Open Source Software with any material proprietary Software, the copyright in which is owned by Parent or its subsidiaries (collectively, “Parent Software”), and distributed such combined Software in a manner that would subject the source code for the Parent Software to the terms of the license under which such Open Source Software is licensed that require the disclosure or distribution to any third party or the public of any portion of the source code for the Parent Software.

(v) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, to the knowledge of Parent, (i) there have been no security breaches in the information technology systems used in the business of Parent or any of its subsidiaries, and (ii) there have been no disruptions in any such information technology systems that adversely affected the operations of the business of Parent or any of its subsidiaries.

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) Parent and its subsidiaries have at all times complied, and presently comply, with applicable Privacy Legal Requirements, except where such non-compliance would not result in a liability, (ii) neither Parent nor its subsidiaries have received any written notice from any applicable Governmental Entity alleging a violation of any Privacy Legal Requirements by Parent or its subsidiaries, nor has Parent or its subsidiaries been threatened in writing to be charged with any such violation by any Governmental Entity; (iii) Parent and its subsidiaries have (x) taken commercially reasonable actions (including implementing commercially reasonable technical, physical or administrative safeguards) to protect Personal Data in their possession or under their control against any unauthorized use, access or disclosure and (y) entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of the business of Parent or any of its subsidiaries that obligate such persons to comply with all applicable Privacy Legal Requirements and to take steps to protect and secure Personal Data from loss, theft, misuse or unauthorized use, access, modification or disclosure; and (iv) to the knowledge of Parent, there has been no unauthorized use, access, disclosure or other security incident of or involving Personal Data collected by, used in connection with or under the control of the business of Parent or any of its subsidiaries.

(p) Certain Contracts. Except for this Agreement, as of the date of this Agreement, neither Parent nor any of its subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(q) Environmental Protection. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent:

(i) Parent and each of its subsidiaries are and have been since January 1, 2019 in compliance with all applicable Environmental Laws and neither Parent nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that Parent or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws.

(ii) Parent and each of its subsidiaries have obtained or have applied for all Environmental Permits necessary for the construction or occupancy of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Parent and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits.

(iii) There are no Environmental Claims, pending or, to the knowledge of Parent, threatened in writing (A) against Parent or any of its subsidiaries, (B) to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law, or (C) against any real or personal property or operations which Parent or any of its subsidiaries owns, leases or manages, or any such property formerly owned, leased or managed by any of them since January 1, 2019, in whole or in part.

(iv) There has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Parent or any of its subsidiaries, or, to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law.

(r) Anti-Corruption Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent:

(i) Each of Parent and its subsidiaries, and, to the knowledge of Parent, each of their respective directors, officers, employees, agents, representatives and any other person acting on behalf of or associated with Parent or any of its subsidiaries, has since January 1, 2016 complied with the Foreign Corrupt Practices Act, The UK Bribery Act and all other Anti-Corruption Laws.

(ii) None of Parent or any of its subsidiaries, nor, to the knowledge of Parent, any of their respective directors, officers, employees, agents or representatives, acting alone or together, has since January 1, 2016 (A) received, directly or indirectly, anything of value (including rebates, payments, commissions, promotional allowances or other economic benefits, regardless of their nature or type) from any person (including any customer, supplier, employee or agent of any customer or supplier) for the purpose of obtaining or retaining business or to otherwise achieve an improper commercial advantage, (B) offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (x) any Government Official or (y) any other person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in the case of each of clauses (x) and (y), for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage or (C) made or authorized any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of foregoing clauses (x) and (y), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of the existence of, or a high probability of the existence of, such conduct, circumstances or results.

(iii) None of Parent or any of its subsidiaries, or, to the knowledge of Parent, any of their respective officers, directors, employees, agents, representatives or other persons acting on their behalf, is or was a Government Official or a close family member of a Government Official.

(iv) None of Parent or any of its subsidiaries, or, to the knowledge of Parent, any of their respective directors, officers, employees, or agents is a person that is, or is owned or controlled by persons that are (A) the subject of any Sanctions or (B) located, organized or resident in a country or territory that is the subject of Sanctions (currently, Cuba, Crimea, Iran, North Korea and Syria). Parent and its subsidiaries are and have been since January 1, 2016 in compliance with all Export Control Laws, Anti-Money Laundering Laws and all applicable Sanctions. Since January 1, 2016, neither Parent nor any of its subsidiaries has engaged in, directly or indirectly, any dealings or transactions with any person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

(v) Since January 1, 2016, neither Parent nor any of its subsidiaries has been penalized for, threatened to be charged with or given notice of, or, to Parent’s knowledge, under investigation with respect to, any violation of any Anti-Corruption Laws, Sanctions, Export Control Laws or Anti-Money Laundering Laws.

(vi) Parent and its subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and Export Control Laws, Anti-Money Laundering Laws and Sanctions.

(s) Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent: (A) Parent and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) all such real property (I) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (II) has sufficient access to a public road and (III) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Parent Permits and Applicable Laws with respect to Parent and its subsidiaries, (C) there are no existing (or to Parent’s knowledge, threatened in writing) condemnation proceedings with respect to any such real property, and (D) with respect to all such leased real property, Parent and each of its subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Parent nor any of its subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(t) Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Goldman, Sachs & Co. LLC (the “Parent Financial Advisor”) dated the date of this Agreement, that, as of such date and subject to certain assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio is fair from a financial point of view to Parent. An executed copy of such opinion will be made available to the Company solely for informational purposes promptly after receipt thereof by the Board of Directors of Parent.

(u) Brokers. Except for fees payable to the Parent Financial Advisor, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or its affiliates. Set forth on Section 4.2(u) of the Parent Disclosure Letter is a good faith estimate of all fees and expenses incurred or payable, or to be incurred or payable, by Parent or its subsidiaries to the Parent Financial Advisor in connection with this Agreement and the consummation of the Transactions, including the Merger.

(v) No Merger Sub Activity. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with this Agreement and the Statutory Merger Agreement.

(w) Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, as of the date hereof, (a) all insurance policies and contracts of Parent and its subsidiaries are in full force and effect and are valid and enforceable and (b) all premiums due thereunder have been paid. Neither Parent nor any of its subsidiaries has received notice of cancellation or termination with respect to any third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Business.

(a) Conduct of Business by the Company. Except (x) as set forth in Section 5.1(a) of the Company Disclosure Letter, (y) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which is otherwise taken, or omitted to be taken, in response to COVID-19, as determined by the Company in its reasonable discretion after providing at least two business days’ written notice to Parent prior to taking or omitting to take such action or (z) as otherwise expressly contemplated by this Agreement or as consented to by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as set forth in Section 5.1(a) of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement or as consented to by Parent in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to:

(i) other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its shareholder(s), declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, except the Company’s regular quarterly dividend on Company Common Shares in accordance with the Company’s dividend policy (but subject to Section 6.17), in a quarterly amount not to exceed the amount set forth in Section 5.1(a)(i) of the Company Disclosure Letter;

(ii) (A) split, combine or reclassify any of its shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares, (B) purchase, redeem or otherwise acquire any shares of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except, solely with respect to clause (B), the acquisition of shares from a holder of a Company Equity Award under a Company Equity Plan in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of any equity or equity-based awards granted under a Company Equity Plan that are outstanding on the date of this Agreement or (C) amend any term or alter any rights of any outstanding equity securities of the Company or its subsidiaries;

(iii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any of its shares, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) in connection with the settlement of Company Equity Awards granted under the Company Equity Plans and outstanding as of the date of this Agreement in accordance with their present terms and (B) Company Equity Awards granted in accordance with Section 5.1(a)(x)(C));

(iv) other than in the ordinary course of business consistent with past practice, enter into any contract that would be a Company Material Contract if entered into prior to the date hereof, or amend, renew, terminate or waive any material provision of any such contract or any Company Material Contract except in connection with any amendments to, and normal renewals of, Company Material Contracts without materially adverse changes, additions or deletions of terms;

(v) (A) merge with or enter into a consolidation with or otherwise acquire any equity interests in any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), (B) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (C) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (D) enter into any new line of business that is material to the Company and its subsidiaries (taken as a whole), except (w) in the case of clauses (A), (B) and (C), transactions solely among the Company and one or more of its wholly owned subsidiaries or solely among the Company’s wholly owned subsidiaries, (x) in the case of clause (C) in the ordinary course of business consistent with past practice, (y) in the case of clauses (A) and (C), in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $100,000,000 and (z) each of clauses (A), (B) and (C) are subject to the restrictions set forth in Section 6.3;

(vi) (A) transfer, sell, lease, sublease, license, sublicense, grant a non-assert with respect to or otherwise abandon or dispose of any material assets or material properties of the Company or any of its subsidiaries, or (B) mortgage or pledge any material assets or material properties of the Company or any of its subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (x) the sale or transfer of any assets and properties associated with discontinued operations or (y) non-exclusive licenses or sublicenses granted in the ordinary course of business and consistent with past practice;

(vii) create, incur or assume any indebtedness for borrowed money, issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (A) indebtedness incurred in the ordinary course of business and consistent with past practice under the Company’s current borrowing agreements and facilities not to exceed $500,000,000 in the aggregate, (B) any inter-company indebtedness in the ordinary course of business consistent with past practice solely involving the Company and/or its direct or indirect wholly-owned subsidiaries, (C) indebtedness to replace or refinance existing credit facilities or other existing indebtedness, in each case at maturity and without increasing the principal amount thereunder (except to the extent such increase represents accrued interest and fees and expenses on the refinanced indebtedness and customary underwriting, arrangement, or similar fees and related expenses), provided that no such refinancing indebtedness shall subject the Company or any of its subsidiaries to material prepayment obligations or other penalties, or (D) guarantees by the Company of indebtedness for borrowed money of its subsidiaries, which indebtedness is otherwise incurred in compliance with this Section 5.1(a)(vii);

(viii) without limiting Section 6.13, waive, release, assign, settle or compromise any pending or threatened Action other than (A) the settlement of such Actions involving only the payment of monetary damages by the Company or any of its subsidiaries of any amount not to exceed $10,000,000 individually or $30,000,000 in the aggregate and (B) as would not result in any restriction on future activity or conduct by the Company, Parent or their respective affiliates or a finding or admission of a violation of Law by the Company, Parent or their respective affiliates;

(ix) (A) make, change or revoke any material Tax election, (B) settle or compromise any material Tax audit, claim or liability in an amount materially in excess of the amount reserved therefor in the Company Financial Statements as of the date hereof, (C) amend any material Tax Return if such amendment would reasonably be expected to result in a material Tax liability, (D) enter into any material closing agreement (or similar agreement) related to Taxes, (E) knowingly surrender any right to claim any material Tax refund or (F) change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes;

(x) except as required by Applicable Law or any Company Benefit Plan, (A)increase the compensation or benefits payable or to be provided to any of its directors, officers, employees or consultants (other than increases in annual base salaries and incentive compensation opportunities at times and in amounts in the ordinary course of business consistent with past practice, excluding increases for any individual at the level of senior vice president or above (except for such increases previously provided to Parent); provided, that the aggregate increases in base salary for all individuals below the level of senior vice president shall not exceed 3.1% of the Company’s total compensation budget for fiscal year 2020 in the aggregate, (B) grant or increase to any of its directors, officers, employees or consultants any severance, termination, change in control or retention pay (other than the payment of severance in connection with the termination of employment of employees occurring in the ordinary course of business consistent with past practice and based on the terms of the applicable Company Benefit Plan as in effect on the date of this Agreement), (C) grant any equity or equity-based awards, (D) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation (other than the payment of accrued and unpaid cash bonuses or other cash incentive compensation in the ordinary course of business consistent with past practice), (E) enter into any employment, severance, retention or change in control agreement with any of its directors, officers, employees or consultants (other than offer letters that do not provide for severance, retention or change in control payments or benefits, and severance or separation agreements entered into in connection with severance payments to be made in accordance with clause (B) above), (F) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan (or a plan or arrangement that would be a Company Benefit Plan if in existence as of the date hereof), (G) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any of its directors, officers, employees or consultants or (H) hire any officer or employee at the level of vice president or above or any individual consultant with annual compensation in excess of $300,000;

(xi) change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with the Company’s outside auditor, or (B) as required by Applicable Law;

(xii) make or authorize any payment of, commitment for, or accrual of aggregate capital expenditures for any 12-month period that are greater than 110% of the amount set forth on Section 5.1(a)(xii) of the Company Disclosure Letter;

(xiii) other than in respect of and limited to the exchange of Parent Common Shares (and any cash in lieu of fractional shares) for Company Common Shares pursuant to the Merger, enter into any agreement with the EBT Trustee, provide any form of recommendation, instruction, expression of wishes or request to the EBT Trustee which may cause or have the intention of causing the EBT Trustee to take action or to enter into any agreement in relation to the EBT Shares, including in relation to the satisfaction of any Company Equity Awards, nor file, or amend, a registration statement on Form S-8 (or any successor or other appropriate form) of the Company in order to register any of the EBT Shares or otherwise transfer any of the EBT Shares;

(xiv) amend the Company Certificate of Incorporation, Company Memorandum of Association or Company Bye-laws; or

(xv) authorize, or commit or agree to take, any of the foregoing actions.

(b) Conduct of Business by Parent. Except (x) as set forth in Section 5.1(b) of the Parent Disclosure Letter, (y) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which is otherwise taken, or omitted to be taken, in response to COVID-19, as determined by Parent in its reasonable discretion after providing at least two business days’ written notice to Parent prior to taking or omitting to take such action or (z) as otherwise expressly contemplated by this Agreement or as consented to by the Company in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as set forth in Section 5.1(b) of the Parent Disclosure Letter or as otherwise expressly contemplated by this Agreement or as consented to by the Company in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its subsidiaries to:

(i) other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Parent to its shareholder(s), declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its shares or capital stock, except Parent’s regular quarterly dividend on the Parent Common Shares in accordance with Parent’s dividend policy (but subject to Section 6.17), in a quarterly amount not to exceed the amount set forth in Section 5.1(b)(i) of the Parent Disclosure Letter;

(ii) (A) split, combine or reclassify any of its shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (B) purchase, redeem or otherwise acquire from any Person other than Parent and its subsidiaries any shares of any of Parent’s subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (C) amend any term or alter any rights of any outstanding equity securities of Parent or its subsidiaries;

(iii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) in connection with the settlement of Parent Equity Awards granted under the Parent Equity Plans and outstanding as of the date of this Agreement in accordance with their present terms and (B) any issuance or grant of Parent Equity Awards in the ordinary course of business consistent with past practice);

(iv) (A) merge with or enter into a consolidation with or otherwise acquire any equity interests in any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), (B) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (C) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (D) enter into any new line of business that is material to Parent and its subsidiaries (taken as a whole), except (w) in the case of clauses (A), (B) and (C), transactions solely among Parent and one or more of its wholly owned subsidiaries or solely among Parent’s wholly owned subsidiaries, (x) in the case of clause (C) in the ordinary course of business consistent with past practice, (y) in the case of clauses (A) and (C), in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $200,000,000 and (z) each of clauses (A), (B), (C) and (D) are subject to the restrictions set forth in Section 6.3;

(v) (A) transfer, sell, lease, sublease, license, sublicense, grant a non-assert with respect to or otherwise abandon or dispose of any material assets or material properties of Parent or any of its subsidiaries, or (B) mortgage or pledge any material assets or material properties of Parent or any of its subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (x) the sale or transfer of any assets and properties associated with discontinued operations or (y) non-exclusive licenses or sublicenses granted in the ordinary course of business and consistent with past practice;

(vi) change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with Parent’s outside auditor, or (B) as required by Applicable Law;

(vii) amend the Parent Certificate of Incorporation or the Parent Bylaws in any manner that would be adverse in any material respect to the holders of Company Common Shares (after giving effect to the Merger); or

(viii) authorize, or commit or agree to take, any of the foregoing actions.

(c) Other Actions. Except as required by law, during the period from the date of this Agreement to the Effective Time, neither the Company nor Parent shall, nor shall either permit any of its subsidiaries to, take any action that would, or that would reasonably be expected to, prevent or materially delay the satisfaction of any of the conditions to the Merger set forth in Article VII.

(d) Financing Cooperation.

(i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries and its and their respective officers, directors, employees and Representatives to, cooperate in good faith to implement any necessary, appropriate or desirable arrangements in connection with the Company’s and its subsidiaries credit facilities, indentures or other documents governing or relating to indebtedness with respect to any financing matters related to the Transactions, including, without limitation, the repayment of indebtedness under, and termination of, the Company’s credit facilities upon Closing and any Debt Offers, or similar transactions in connection with the Company’s debt securities, in each case, so long as the effectiveness of such arrangements is conditioned upon the consummation of the Merger.

(ii) In furtherance of the foregoing, Parent (or a subsidiary of Parent) will be permitted, in consultation with the Company, to commence and conduct offers to purchase or exchange, and conduct consent solicitations with respect to, any or all of the outstanding series of senior notes of the Company (the “Company Notes”), the consummation or completion of which shall be conditioned upon the Closing and which offers to purchase or exchange or consent solicitations shall have such other terms and conditions, including pricing terms and amendments to the terms and provisions of the applicable indenture, as are specified, from time to time, by Parent in consultation with the Company (each, a “Debt Offer” and collectively, the “Debt Offers”) and which are permitted by the terms of such Company Notes, the applicable indentures and applicable Law, including the rules and regulations of the SEC. Parent (or a subsidiary of Parent) shall not be permitted to commence any Debt Offer unless Parent shall have provided the Company with the necessary offer to purchase, consent solicitation statement, letter of transmittal or press release, if any, in connection with the Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on such Debt Offer Documents (which comments shall be considered in good faith by Parent). Subject to the receipt of the requisite holder consents, in connection with any or all of the consent solicitations, the Company shall execute a supplemental indenture to the Company’s indentures in accordance with the terms thereof amending the terms and provisions thereof as described in the applicable Debt Offer documents in a form as reasonably requested by Parent; provided that the amendments effected by such supplemental indentures shall be conditioned upon, and shall not become operative until, the Closing. In connection with any such Debt Offers, the Company shall use reasonable best efforts to (i) deliver and to cause counsel for the Company to deliver, customary legal opinions, to the extent such opinions would not conflict with Applicable Law and would be accurate in light of the facts and circumstances at the time delivered and (ii) cause the Company’s independent accountants to provide customary consents for use of their reports to the extent required in connection with any Debt Offers. The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Offers will be selected by Parent after consultation with the Company and their fees and out-of-pocket expenses will be paid directly by Parent.

(iii) The Company acknowledges and agrees that it may be necessary for Parent and its subsidiaries to enter into financing transactions (including, without limitation, the raising of new financing, the refinancing of existing indebtedness, the retirement, prepayment or redemption of existing indebtedness, producing amendments, amendment and restatements, modifications, waivers or consents in relating to existing indebtedness and/or launch and consummating the Debt Offers) (any such transaction, a “Financing Transaction”). In connection with any Financing Transaction, the Company shall, and shall cause its subsidiaries and their respective officers, directors, employees and Representatives to, cooperate and use its and their reasonable best efforts to provide such information and documentation as may be necessary or reasonably desirable in connection with the structuring, marketing and execution of any Financing Transaction, including (A) participating in meetings and due diligence sessions and rating agency presentations in connection with the Financing Transaction and preparing materials in connection therewith, (B) assisting with the preparation of any portion of the disclosure in relation to the Financing Transaction that relates to the Merger or the Transactions (including any historical and pro forma financial information and operational data), (C) executing and delivering any pledge and security document, guarantees, indentures, other definitive financing documents, and other certificates or documents and legal opinions as may be reasonably requested (provided such documents will not take effect until the Effective Time) and (D) delivering, or procuring the delivery of, such information, certificates, authorization letters, comfort letters, representation letters and other documents as may be necessary or desirable (including, without limitation, any investment or commercial banks appointed in any capacity with respect to any Financing Transaction). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable costs and expenses (including reasonable attorneys’ fees, but excluding the costs of the Company’s preparation of its annual and quarterly financial statements and any amount in respect of such costs and expenses for which the Company (or, if relevant, any member of a group for VAT purposes of which it is a member) is entitled to credit as input tax) incurred by the Company or its subsidiaries or their respective representatives in connection with this Section 5.1(d) (including such Financing Transaction).

(iv) Notwithstanding anything to the contrary in this Section 5.1(d), the Company shall not be required to (x) enter into any Financing Transaction prior to the Effective Time that is not conditioned upon the consummation of the Merger or (y) disclose any information pursuant to this Section 5.1(d) to the extent that (A) in the reasonable good faith judgment of the Company, any Applicable Law requires the Company or its subsidiaries to restrict or prohibit access to any such information, (B) in the reasonable good faith judgment of the Company, the information is subject to confidentiality obligations to a third party or (C) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (A) through (C) of this Section 5.1(d)(iv), the Company shall use its commercially reasonable efforts to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Company and Parent and (3) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege.

(v) Parent shall indemnify and hold harmless the Company, its subsidiaries and their respective officers, directors, employees and Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them of any type (other than to the extent resulting from information provided to Parent in writing by the Company or its subsidiaries) in connection with the Company’s obligations under this Section 5.1(d), except in the event that such loss, damage, claim, cost or expense arises out of or results from the gross negligence, willful misconduct or bad faith by the Company or its subsidiaries in fulfilling their obligations pursuant to this Section 5.1(d).

Section 5.2 No Solicitation by the Company.

(a) The Company shall not, shall not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative (each, a “Representative”) retained by it or any of its controlled affiliates not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Company Alternative Transaction or (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Company Alternative Transaction, except to notify such person

(or group of persons) as to the existence of the provisions of this Section 5.2; provided, however, that if, at any time prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that any such proposal that did not result from a material breach of this Section 5.2(a) constitutes or could reasonably be expected to result in a Company Superior Proposal, subject to compliance with Section 5.2(d), the Company and its Representatives may (A) furnish information with respect to the Company and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives and financing sources) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms (including as to confidentiality and “standstill” terms) generally no less restrictive than the terms of the confidentiality agreement, dated October 19, 2020, as amended, entered into between the Company and Parent (the “Confidentiality Agreement”) (provided that such “standstill” terms may be waived by the Board of Directors of the Company if it determines, in consultation with outside counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law), and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “Company Alternative Transaction” means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) or its or their equityholders, other than Parent and its subsidiaries (including Merger Sub), (such person (or group of persons) or its or their equityholders, a “Company Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the issued and outstanding Company Common Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, whether from the Company or pursuant to a tender offer, exchange offer, merger, consolidation, amalgamation, share exchange, scheme of arrangement, combination or otherwise or (ii) any transaction or series of transactions pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, assets (including for this purpose the outstanding equity securities of subsidiaries of the Company or any entity surviving any merger, consolidation, amalgamation, share exchange, scheme of arrangement or combination including any of them) or businesses of the Company or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and its subsidiaries taken as a whole, whether from the Company or pursuant to a merger, consolidation, amalgamation, share exchange, scheme of arrangement, combination or otherwise.

(b) Except as permitted by Section 5.2(c) or Section 5.2(e), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement or the Statutory Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as a “Company Recommendation Change”), or (iii) cause or permit the Company or any of its controlled affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Company Alternative Transaction or requiring, or reasonably likely to cause, the Company to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger or any of the other transactions contemplated by this Agreement (other than a confidentiality agreement referred to in Section 5.2(a)).

(c) Notwithstanding the foregoing, in the event that prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company determines in good faith, after it has received a Company Superior Proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of the Company may (subject to this and the following sentences) effect a Company Recommendation Change, but only at a time that is after the fourth business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Company Superior Proposal specifying the material terms and conditions of such Company Superior Proposal (and a copy of such proposal if in writing), identifying the person making such Company Superior Proposal and stating that it intends to make a Company Recommendation Change; provided that in the event of any subsequent modification to the material terms and conditions of such Company Superior Proposal, the Board of Directors of the Company may only effect a Company Recommendation Change, after the later of (x) the fourth business day following Parent’s receipt of the initial written notice advising Parent of the Company Superior Proposal and (y) the second business day following Parent’s receipt of written notice from the Company advising Parent of the modification to such terms and conditions; provided further that during such four or two business day notice period, as applicable, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the proposal to enter into a Company Alternative Transaction no longer constitutes a Company Superior Proposal. For purposes of this Agreement, a “Company Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Company Third Party to enter into a Company Alternative Transaction (with all references to 20% in the definition of Company Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a material breach of Section 5.2(a), (B) is on terms that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the Company’s shareholders than the Transactions, taking into account all relevant factors (including any changes to this Agreement that may be proposed by Parent in response to such proposal to enter into a Company Alternative Transaction and the identity of the person making such proposal to enter into a Company Alternative Transaction), and (C) is reasonably likely to be completed on its terms, taking into account all financial, regulatory, legal and other aspects of such proposal.

(d) In addition to the other obligations of the Company set forth in this Section 5.2, the Company shall promptly, and in any event within 24 hours of receipt thereof, advise Parent orally and in writing of any request for information or of any proposal relating to a Company Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto and, if in writing, a copy of such proposal) and the identity of the person making such request or proposal. The Company shall (i) keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis and (ii) provide to Parent as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between the Company or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal, on the other hand, in each case that describes in any material respect any of the material terms or conditions of any such request or proposal.

(e) Notwithstanding the foregoing, prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company may effect a Company Recommendation Change in response to a Company Intervening Event if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, but only at a time that is after the fourth business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to make a Company Recommendation Change in response to a Company Intervening Event and specifying in reasonable detail the facts and circumstances that render a Company Recommendation Change necessary; provided that during such four business day notice period the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement and after such four business day notice period, the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to effect a Company Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. For purposes of this Agreement, “Company Intervening Event” means any material Effect occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors or executive officers of the Company as of or prior to the date of this Agreement, and (ii) does not relate to or involve any Company Alternative Transaction; provided that (A) in no event shall any action taken by the parties pursuant to the affirmative covenants set forth in Section 6.3, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event and (B)in no event shall any Effect that would fall within any of the exceptions to the definition of “Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event.

(f) Nothing contained in this Section 5.2 shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder and (ii) making any required disclosure to the shareholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided, however, that any such disclosure or statement that constitutes or contains or would reasonably be likely to have the effect of a Company Recommendation Change shall be subject to the provisions of Section 5.2(b).

(g) The Company agrees that in the event any of its controlled affiliates or any officer, director, employee or Representative of the Company or any of its controlled affiliates acting on behalf of the Company or any of its controlled affiliates takes any action that, if taken by the Company, would constitute a breach of this Section 5.2, the Company shall be deemed to be in breach of this Section 5.2.

Section 5.3 No Solicitation by Parent.

(a) Parent shall not, shall not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any Representative retained by it or any of its controlled affiliates not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Parent Alternative Transaction or (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Parent Alternative Transaction, except to notify such person (or group of persons) as to the existence of the provisions of this Section 5.3; provided, however, that if, at any time prior to obtaining the Parent Shareholder Approval, the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that any such proposal that did not result from a material breach of this Section 5.3(a) constitutes or could reasonably be expected to result in a Parent Superior Proposal, subject to compliance with Section 5.3(d), Parent and its Representatives may (A) furnish information with respect to Parent and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives and financing sources) (provided that all such information has previously been provided to the Company or is provided to the Company prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms (including as to confidentiality and “standstill” terms) generally no less restrictive than the terms of the Confidentiality Agreement (provided that such “standstill” terms may be waived by the Board of Directors of Parent if it determines, in consultation with outside counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law) and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “Parent Alternative Transaction” means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) or its or their equityholders, other than the Company and its subsidiaries (such person (or group of persons) or its or their equityholders, a

“Parent Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the issued and outstanding Parent Common Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Parent, whether from Parent or pursuant to a tender offer, exchange offer, merger, consolidation, amalgamation, share exchange, scheme of arrangement, combination or otherwise or (ii) any transaction or series of transactions pursuant to which any Parent Third Party acquires or would acquire, directly or indirectly, assets (including for this purpose the outstanding equity securities of subsidiaries of Parent or any entity surviving any merger, consolidation, amalgamation, share exchange, scheme of arrangement or combination including any of them) or businesses of Parent or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Parent and its subsidiaries taken as a whole, whether from Parent or pursuant to a merger, consolidation, amalgamation, share exchange, scheme of arrangement, combination or otherwise.

(b) Except as permitted by Section 5.3(c) or Section 5.3(e), neither the Board of Directors of Parent nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to the Company, the approval or recommendation by such Board of Directors or such committee of the Parent Share Issuance, (ii) approve or recommend, or propose publicly to approve or recommend, any Parent Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as a “Parent Recommendation Change”), or (iii) cause or permit Parent or any of its controlled affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Parent Alternative Transaction or requiring, or reasonably likely to cause, Parent to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger or any of the other transactions contemplated by this Agreement (other than a confidentiality agreement referred to in Section 5.3(a)).

(c) Notwithstanding the foregoing, in the event that prior to obtaining the Parent Shareholder Approval, the Board of Directors of Parent determines in good faith, after it has received a Parent Superior Proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of Parent may (subject to this and the following sentences) effect a Parent Recommendation Change, but only at a time that is after the fourth business day following the Company’s receipt of written notice from Parent advising the Company that the Board of Directors of Parent has received a Parent Superior Proposal specifying the material terms and conditions of such Parent Superior Proposal (and a copy of such proposal if in writing), identifying the person making such Parent Superior Proposal and stating that it intends to make a Parent Recommendation Change; provided that in the event of any subsequent modification to the material terms and conditions of such Parent Superior Proposal, the Board of Directors of Parent may only effect a Parent Recommendation Change, after the later of (x) the fourth business day following the Company’s receipt of the initial written notice advising the Company of the Parent Superior Proposal and (y) the second business day following the Company’s receipt of written notice from Parent advising the Company of the modification to such terms and conditions; provided further that during such four or two business day notice period, as applicable, Parent engages (to the extent requested by the Company) in good faith negotiations with the Company to amend this Agreement in such a manner that the proposal to enter into a Parent Alternative Transaction no longer constitutes a Parent Superior Proposal. For purposes of this Agreement, a “Parent Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Parent Third Party to enter into a Parent Alternative Transaction (with all references to 20% in the definition of Parent Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a material breach of Section 5.3(a), (B) is on terms that the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to Parent’s shareholders than the Transactions, taking into account all relevant factors (including any changes to this Agreement that may be proposed by the Company in response to such proposal to enter into a Parent Alternative Transaction and the identity of the person making such proposal to enter into a Parent Alternative Transaction) and (C) is reasonably likely to be completed on its terms, taking into account all financial, regulatory, legal and other aspects of such proposal.

(d) In addition to the other obligations of Parent set forth in this Section 5.3, Parent shall promptly, and in any event within 24 hours of receipt thereof, advise the Company orally and in writing of any request for information or of any proposal relating to a Parent Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto and, if in writing, a copy of such proposal) and the identity of the person making such request or proposal. Parent shall (i) keep the Company reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis and (ii) provide to the Company as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between Parent or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal, on the other hand, in each case that describes in any material respect any of the material terms or conditions of any such request or proposal.

(e) Notwithstanding the foregoing, prior to obtaining the Parent Shareholder Approval, the Board of Directors of Parent may effect a Parent Recommendation Change in response to a Parent Intervening Event if the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, but only at a time that is after the fourth business day following the Company’s receipt of written notice from Parent advising the Company that the Board of Directors of Parent intends to make a Parent Recommendation Change in response to a Parent Intervening Event and specifying in reasonable detail the facts and circumstances that render a Parent Recommendation Change necessary; provided that during such four business day notice period Parent engages (to the extent requested by the Company) in good faith negotiations with the Company to amend this Agreement and after such four business day notice period, the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to effect a Parent Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. For purposes of this Agreement, “Parent Intervening Event” means any material Effect occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors or executive officers of Parent as of or prior to the date of this Agreement, and (ii) does not relate to or involve any Parent Alternative Transaction; provided that (A) in no event shall any action taken by the parties pursuant to the affirmative covenants set forth in Section 6.3, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event and (B) in no event shall any Effect that would fall within any of the exceptions to the definition of “Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event.

(f) Nothing contained in this Section 5.3 shall prohibit Parent from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder and (ii) making any required disclosure to the shareholders of Parent if the Board of Directors of Parent determines in good faith, after consultation with its outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided, however, that any such disclosure or statement that constitutes or contains or would reasonably be likely to have the effect of a Parent Recommendation Change shall be subject to the provisions of Section 5.3(b).

(g) Parent agrees that in the event any of its controlled affiliates or any officer, director, employee or Representative of Parent or any of its controlled affiliates acting on behalf of Parent or any of its controlled affiliates takes any action that, if taken by Parent, would constitute a breach of this Section 5.3, Parent shall be deemed to be in breach of this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders’ Meetings.

(a) As soon as practicable following the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC, the Joint Proxy Statement, and Parent shall prepare and cause to be filed with the SEC the Form S-4 with respect to the Parent Common Shares issuable in the Merger, in which the Joint Proxy Statement shall be included as a prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement received from the SEC. Parent and the Company shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement or the Form S-4 shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; and provided, further, that this approval right shall not apply with respect to information relating to a Company Recommendation Change or a Parent Recommendation Change. The Company shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s shareholders, and Parent shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent’s shareholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company, Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the shareholders of the Company and shareholders of Parent.

(b) The Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) in accordance with the Bermuda Companies Act and the Company Bye-laws for the purpose of obtaining the Company Shareholder Approval and shall, subject to the provisions of Section 5.2(c) and Section 5.2(e), through its Board of Directors, recommend to its shareholders the approval of this Agreement and the Statutory Merger Agreement and the consummation of the Merger and the other Transactions. The Company may only postpone or adjourn the Company Shareholders Meeting (i) if necessary to solicit additional proxies for the purpose of obtaining the Company Shareholder Approval,

(ii) due to the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of the Company prior to the Company Shareholders Meeting; provided, however, that the Company shall postpone or adjourn the Company Shareholders Meeting up to two times for up to thirty days each time upon the written request of Parent if necessary to solicit additional proxies for the purpose of obtaining the Company Shareholder Approval.

(c) Parent shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its shareholders (the “Parent Shareholders Meeting”) in accordance with the New York Business Corporation Law and the Parent Bylaws for the purpose of obtaining the Parent Shareholder Approval and shall, subject to the provisions of Section 5.3(c) and Section 5.3(e), through its Board of Directors, recommend to its shareholders the approval of the Parent Share Issuance. Parent may only postpone or adjourn the Parent Shareholders Meeting (i) if necessary to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approval, (ii) due to the absence of a quorum, and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of Parent prior to the Parent Shareholders Meeting; provided, however, that Parent shall postpone or adjourn the Parent Shareholders Meeting up to two times for up to thirty days each time upon the written request of the Company if necessary to solicit additional proxies for the purpose of obtaining the Parent Shareholders Approval.

(d) The Company and Parent shall use reasonable best efforts to hold the Company Shareholders Meeting and the Parent Shareholders Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

(e) The only matters to be voted upon at each of the Company Shareholders Meeting and the Parent Shareholders Meeting are (i) in the case of the Company, the approval of this Agreement, the Statutory Merger Agreement and the Transactions, (ii) in the case of Parent, the Parent Share Issuance, (iii) any adjournment or postponement of the Company Shareholders Meeting or the Parent Shareholders Meeting, as applicable, and (iv) any other matters as are required by Applicable Law.

Section 6.2 Access to Information; Confidentiality. Subject to the Confidentiality Agreement and subject to Applicable Law, upon reasonable notice, the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all their respective properties, books, contracts, commitments, people (including for purposes of talent assessments, organizational design workshops and planning workshops) and records (provided that such access shall not unreasonably interfere with the business or operations of such party), and during such period, the Company and Parent shall, and shall cause each of its subsidiaries to, furnish promptly to other party all information concerning its business, properties and people as such other party may reasonably request; provided, however, that, the extent of the Company’s rights under this Section 6.2 shall take into account the contemplated involvement of officers of the Company with respect to the management of Parent and its subsidiaries following the Closing; provided, further, that the foregoing shall not require the Company or Parent to disclose any information pursuant to this Section 6.2 to the extent that (i) in the reasonable good faith judgment of such party, any Applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information would result in the loss of attorney-client privilege to the benefit for such party; provided, further, that with respect to clauses (i) through (iii) of this Section 6.2, the Company or Parent, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Company or Parent and (3) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege. No review pursuant to this Section 6.2 shall affect any representation or warranty given by the other party hereto. Each of the Company and Parent shall hold, and shall cause its respective affiliates, officers, employees and Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

Section 6.3 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date hereof, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts in (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, including any required action or non-action under the Antitrust Laws (the “Required Consents”) prior to the Effective Time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties, (iii) the contesting and defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement, (v) refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger and (vi) unless there has been a Company Recommendation Change made in compliance with Section 5.2(c) or Section 5.2(e) (in the case of the Company’s obligation to use its reasonable best efforts) or a Parent Recommendation Change made in compliance with Section 5.3(c) or Section 5.3(e) (in the case of Parent’s obligation to use its reasonable its best efforts), obtaining the Company Shareholder Approval and the Parent Shareholder Approval. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, (ii) appropriate filings, if any are required, pursuant to foreign Antitrust Laws as promptly as practicable, and (iii) all other necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be formally or informally requested pursuant to the Antitrust Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the Antitrust Laws and the receipt of the Required Consents as soon as practicable. The parties agree that the use of “reasonable best efforts” in this Section 6.3 shall include proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (x) the sale, divestiture or disposition of such assets or businesses of the parties or their subsidiaries or affiliates and (y) restrictions, or actions that after the Effective Time would limit the Company’s or Parent’s or their subsidiaries’ or affiliates’ freedom of action or operations with respect to, or their ability to retain, one or more of its or their subsidiaries’ businesses, product lines or assets, in each case (A) as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions, (B) conditioned upon the consummation of the Merger, and (C) unless such sale, divestiture, disposition, restriction or action would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Parent, the Company and their respective subsidiaries, taken as a whole, provided, however, that for this purpose, Parent, the Company and their respective subsidiaries, taken as a whole, shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of the Company and its subsidiaries, taken as a whole, as of the date of this Agreement (a “Regulatory Material Adverse Effect”).

(b) The parties shall jointly develop, and each of the parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, hereto in connection with proceedings under or relating to any Antitrust Law or approval of any Governmental Entity prior to their submission. Each of the parties shall (i) promptly notify the other party of any communication inquiry or investigation received by that party from, or given by it to, any Governmental Entity and, subject to Applicable Law, permit the other party to review in advance any proposed communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (ii) not agree to participate in any meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein and (iii) promptly furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective officers, directors, employees and Representatives, on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Merger in order for such other party to meaningfully consult and participate in accordance with the preceding clauses (i) and (ii), provided that materials furnished pursuant to this Section 6.3(b) may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 6.4 Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of its subsidiaries as a director or officer of another person (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director or officer of another person or in respect of any acts or omissions in their capacities as such directors of officers occurring prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent as such Indemnified Parties are indemnified as of the date of this Agreement by the Company pursuant to the Company Bye-Laws or the governing or organizational documents of any subsidiary of the Company and any indemnification agreements in existence as of the date of this Agreement. In the event of any such claim, action, suit or proceeding, (i) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company or Parent to the same extent as such Indemnified Parties are entitled to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company Bye-Laws, the governing or organizational documents of any subsidiary of the Company and any indemnification agreements in existence as of the date of this Agreement; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by Applicable Law, the Company Bye-laws, and any indemnification agreements in existence as of the date of this Agreement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (ii) Parent shall, and shall cause its subsidiaries to, cooperate in the defense of any such matter. In the event that Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent and/or the Surviving Company, as applicable, shall cause proper provision to be made so that the successors and assigns of Parent and/or the Surviving Company, as applicable, assume the obligations set forth in this Section 6.4.

(b) For a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or any of their subsidiaries or provide substitute policies for not less than the existing coverage and which have other terms not less favorable to the insured persons than the existing terms with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall Parent or the Surviving Company be required to pay with respect to such insurance policies (or substitute insurance policies) of the Company in respect of any one policy year more than 300% of the annual premium payable by the Company for such insurance for the twelve months prior to the Effective Time (the “Maximum Amount”), and if Parent or the Surviving Company is unable to obtain the insurance required by this Section 6.4, it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount in respect of each policy year within such period; provided that in lieu of the foregoing, the Company may, in consultation with Parent, obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the Maximum Amount.

(c) The provisions of this Section 6.4 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.5 Fees and Expenses. Except as set forth in this Section 6.5 and in Section 8.2, all fees and expenses incurred in connection with the Merger, this Agreement, the Statutory Merger Agreement and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that Parent shall bear and pay the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such costs and expenses, and any amount in respect of such costs and expenses for which the Company (or, if relevant, any member of a group for VAT purposes of which it is a member) is entitled to credit as input tax) incurred by the parties hereto in connection with (i) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees), (ii) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees) and (iii) the matters contemplated by Section 5.1(d) (including any commitment fees, consent fees or other similar fees).

Section 6.6 Public Announcements. The Company, Parent and Merger Sub shall consult with each other before issuing any press release or Financing Disclosure or making any public statement with respect to this Agreement or the Transactions and shall not issue any such press release or Financing Disclosure or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) any such press release, Financing Disclosure or public statement as may be required by Applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party making the release or statement has used its reasonable best efforts to consult with the other party, (b) the first sentence of this Section 6.6 shall not apply with respect to a Company Recommendation Change (or any responses thereto), a Parent Recommendation Change (or any responses thereto) or a communication made pursuant Section 5.2(f) or Section 5.3(f) (or any responses thereto), (c) the first sentence of this Section 6.6 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement, (d) the first sentence of this Section 6.6 shall not apply in respect of any such content that has been previously consented to by the other party, or otherwise exempted from this Section 6.6, to the extent replicated in whole or in part in any subsequent press release or other announcement, and (e) the first sentence of this Section 6.6 shall not apply to any public statement regarding the Transactions in response to questions from the press, analysts, investors or those attending industry conferences, or to internal announcements to employees, so long as such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties and otherwise in compliance with this Section 6.6 and do not reveal material nonpublic information regarding this Agreement or the Transactions. As used above, “Financing Disclosure” means any reference to, or information in connection with, the Merger and the Transactions that is included in any documents to be filed with any person (including the SEC), issued, published and/or distributed by the Company, Parent or Merger Sub in connection with any financing transaction to be entered into by any of those parties.

Section 6.7 Exchange Listing. Parent shall use reasonable best efforts to cause the Parent Common Shares issuable under Article III to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 6.8 Delisting. Each of the parties hereto agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Common Shares from the NYSE and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.9 Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the Transactions, each of the parties hereto and its respective Board of Directors shall (i) grant such approvals and take all such actions as are legally permissible so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to eliminate or minimize the effects of any such statute or regulation on the Transactions.

Section 6.10 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time, and shall reasonably cooperate in attempting to minimize the amount of such Taxes.

Section 6.11 Employee Benefits.

(a) From and after the Effective Time, Parent shall honor, or shall cause one of its subsidiaries (including the Company) to honor, all contractual obligations under the Company Benefit Plans and Parent Benefit Plans (including, without limitation, and in accordance with the terms thereof, the arrangements identified on Section 6.11 of the Company Disclosure Letter, as applicable). Effective as of the Effective Time and for a period of twelve months thereafter, Parent shall provide to each employee of the Company and its subsidiaries who continues to be employed by Parent or any subsidiary thereof (including the Company or any of its subsidiaries) total compensation (target, where applicable) and benefits that are, in the aggregate, substantially comparable to those in effect for such employee immediately prior to the Closing; provided, however, that such employee’s base salary or wage rate shall be no less than the base salary or wage rate provided to such employee immediately prior to the Closing.

(b) For all purposes under the employee benefit plans of Parent and its subsidiaries (including the Company and its subsidiaries) providing benefits to any Continuing Employee after the Effective Time (the “New Plans”), and subject to Applicable Law, each Continuing Employee shall be credited with his or her years of service with the Company, Parent or any of their respective subsidiaries, as the case may be, before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plans or Parent Benefit Plans, as applicable, except to the extent such credit would result in a duplication of benefits and except for benefit accruals under any defined benefit pension plan. In addition, and without limiting the generality of the foregoing, and subject to any Applicable Law: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan or Parent Benefit Plan, as applicable, in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent or the Company, as applicable, shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and Parent or the Company, as applicable, shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Nothing contained in this Section 6.11 shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of the Company or Parent or any of their subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any person (including any Continuing Employee or former employee) other than the parties to this Agreement or create any right to employment or continued employment or to a particular term or condition of employment with the Company or Parent or any of their subsidiaries, or any of their respective affiliates, or (iv) limit the right of the Company or Parent (or any of their subsidiaries) to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason.

Section 6.12 Section 16(b). The Company and Parent shall each take all such steps as are reasonably necessary to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection herewith by any individual who is a director or officer of the Company or at the Effective Time will become a director or officer of Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13 Certain Litigation. Each party shall promptly advise the other party of any litigation commenced after the date hereof against such party or any of its directors (in their capacity as such) by any shareholders of such party (on their own behalf or on behalf of such party) relating to this Agreement or the Transactions, and shall keep the other party reasonably informed regarding any such litigation. Such party shall give the other party the opportunity to participate in the defense or settlement of any such litigation brought by any shareholders, and no such settlement shall be agreed to without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.14 Obligations of Merger Sub and the Surviving Company. Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.15 Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent, at or prior to the Effective Time, resignations, effective upon the Effective Time, executed by each director of the Company in office immediately prior to the Effective Time.

Section 6.16 Tax Matters.

(a) For U.S. federal income Tax purposes, Parent, Merger Sub and the Company intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury

Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code. Parent, Merger Sub and the Company shall (A) use reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with respect to which Parent and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code and (B) not, and shall not permit or cause any of its respective subsidiaries to, take any action that could, or agree to take any action that could, reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Sections 368(a) of the Code. Unless otherwise required by Applicable Law, (x) the parties shall treat, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and (y) no party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding any provision in this Agreement to the contrary, none of Parent, the Company or any subsidiary of either Parent or the Company shall have any liability or obligation to any holder of Company Common Shares should the Merger fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) With respect to the U.S. federal income tax treatment of the Merger, Parent shall use commercially reasonable efforts to deliver to Wachtell, Lipton, Rosen & Katz (or such other nationally recognized counsel as may be reasonably acceptable to Parent), counsel to Parent (“Parent’s Counsel”), and Davis Polk & Wardwell LLP (or such other nationally recognized counsel as may be reasonably acceptable to the Company), counsel to the Company (“Company’s Counsel”), one or more customary representation letters, if requested, dated as of (A) the date the registration statement shall have been declared effective by the SEC or (B) such other date(s) as determined reasonably necessary or appropriate by counsel in connection with the filing of the registration statement or its exhibits and signed by an officer of Parent, and the Company shall use commercially reasonable efforts to deliver to Parent’s Counsel and Company’s Counsel one or more customary representation letters, if requested, dated as of (A) the date the registration statement shall have been declared effective by the SEC or (B) such other date(s) as determined reasonably necessary or appropriate by counsel in connection with the filing of the registration statement or its exhibits and signed by an officer of the Company.

Section 6.17 Dividend Record Dates. The Company shall coordinate with Parent to designate the record dates and payment dates for the Company’s quarterly dividends, it being the intention of the parties that holders of Company Common Shares shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Company Common Shares and Parent Common Shares.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger, as applicable, is subject to the satisfaction or waiver, in whole or in part, (to the extent permitted by Applicable Law) on or prior to the Closing Date of the following conditions:

(a) Shareholder Approvals. Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) Foreign Approvals. All applicable waiting periods (or extensions thereof) or necessary approvals set forth in Section 7.1(c) of the Company Disclosure Letter and Section 7.1(c) of the Parent Disclosure Letter (the “Requisite Regulatory Approvals”) shall have expired, been terminated or received, in each case without the imposition of any Regulatory Material Adverse Effect.

(d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger or, in the case of any Restraint in connection with the matters contemplated by Section 7.1(b) or Section 7.1(c), imposing a Regulatory Material Adverse Effect (it being understood and agreed by the parties that, with respect to any Restraints, only a court of competent jurisdiction or other Governmental Entity in the jurisdictions identified on Section 7.1(d) of the Company Disclosure Letter shall constitute a court of competent jurisdiction or other Governmental Entity for purposes of this Section 7.1(d)).

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of the Company and Parent to their respective shareholders, and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

(f) NYSE Listing. The Parent Common Shares issuable to the shareholders of the Company as contemplated by Article III shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver in whole or in part (to the extent permitted by Applicable Law) of the following conditions:

(a) Representations and Warranties. (i) the representations and warranties of the Company contained in Section 4.1(c)(i) and Section 4.1(g)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all respects as of such date), except with respect to Section 4.1(c)(i) for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of the Company contained in Section 4.1(b)(i), Section 4.1(c)(ii), Section 4.1(c)(iii), Section 4.1(m), Section 4.1(n), Section 4.1(t) and Section 4.1(u) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date); and (iii) each of the representations and warranties of the Company contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the Transactions set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on the Company.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver in whole or in part (to the extent permitted by Applicable Law) of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.2(c)(i) and Section 4.2(g)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all respects as of such date), except with respect to Section 4.2(c)(i) for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.2(b)(i), Section 4.2(c)(ii), Section 4.2(c)(iii), Section 4.2(m), Section 4.2(n), Section 4.2(t) and Section 4.2(u) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date); and (iii) each of the representations and warranties of Parent and Merger Sub contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the Transactions set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on Parent.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of Section 8.1(e) or 8.1(f)) whether before or after the Company Shareholder Approval or the Parent Shareholder Approval:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger shall not have been consummated by November 29, 2021 (the “Outside Date”); provided, that if the Closing shall not have occurred by the Outside Date but on that date any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) (solely as it relates to any Antitrust Laws) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Outside Date), then either Parent or the Company may elect (by delivery of a written notice to the other party at or prior to 11:59 p.m. New York time, on November 29, 2021) to extend the Outside Date to May 29, 2022; and

provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its material obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by such time;

(ii) if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a Company Shareholders Meeting duly convened therefor (including any adjournment or postponement thereof);

(iii) if the Parent Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a Parent Shareholders Meeting duly convened therefor (including any adjournment or postponement thereof);

(iv) if any Restraint having any of the effects set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or has approved the Merger conditional upon the imposition of a Regulatory Material Adverse Effect and such denial or conditional approval has become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(iv) shall have complied with the obligations set forth in Section 6.3(a) to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval or remove such condition, as the case may be;

(c) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) if curable, is not cured by the Company within 30 days of written notice thereof;

(d) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) if curable, is not cured by Parent or Merger Sub within 30 days of written notice thereof;

(e) by Parent, at any time prior to the Company Shareholders Meeting (including any adjournment or postponement thereof), if a Parent Triggering Event shall have occurred; and

(f) by the Company, at any time prior to the Parent Shareholders Meeting (including any adjournment or postponement thereof), if a Company Triggering Event shall have occurred.

Section 8.2 Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 8.1, and subject to the provisions of Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 8.2, the last sentence of Section 6.2, Section 6.5 and Article IX (other than Section 9.9) (collectively, the “Surviving Provisions”) shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for any Willful Breach hereof.

(b) If this Agreement is terminated (i) by Parent pursuant to Section 8.1(e); provided, that if either Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(e), this Agreement shall be deemed terminated pursuant to Section 8.1(e) for purposes of this Section 8.2(b), (ii) by Parent or the

Company pursuant to Section 8.1(b)(ii) or by Parent pursuant to Section 8.1(c) and at or prior to the Company Shareholders Meeting, in the case of a termination pursuant to Section 8.1(b)(ii), or at or prior to the time of such breach by the Company referred to in the case of a termination pursuant to Section 8.1(c), there shall have been publicly made directly to the shareholders of the Company generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Company Alternative Transaction (a “Company Qualifying Transaction”), which shall not have been withdrawn on or prior to the Company Shareholders Meeting in the case of a termination pursuant to Section 8.1(b)(ii) or prior to the time of such breach in the case of a termination pursuant to Section 8.1(c) or (iii) by Parent or the Company pursuant to Section 8.1(b)(i) because the Merger has not been consummated at or prior to the Outside Date (as it may be extended) if the Parent Shareholder Approval shall have been obtained prior to the Outside Date (as it may be extended), and at or prior to the time of such termination there shall have been made to the Company, or shall have been made directly to the shareholders of the Company generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Company Qualifying Transaction (whether or not such offer or proposal will have been withdrawn prior to the Outside Date (as it may be extended)), and, in the case of clauses (b)(ii) and (b)(iii), if within 12 months of termination of this Agreement (A) the Company or its subsidiaries enters into a definitive agreement with any Company Third Party with respect to a Company Qualifying Transaction or (B) any Company Qualifying Transaction is consummated, then, in each case set forth above, the Company shall pay to Parent, not later than (x) in the case of clause (b)(i), within one business day of the date of termination of this Agreement and (y) in the case of clauses (b)(ii) and (b)(iii), one business day after the earlier of the date the agreement referred to in clause (A) is entered into or the Company Qualifying Transaction referred to in clause (B) is consummated, a termination fee of $1,075,000,000 (the “Company Termination Fee”); provided that for the purpose of the definition of the Company Qualifying Transaction, the term the Company Alternative Transaction shall have the meaning assigned to the term in Section 5.3, except that all references to “20%” shall be deemed replaced with “50%.”

(c) If this Agreement is terminated (i) by the Company pursuant to Section 8.1(f); provided, that if either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(iii) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(f), this Agreement shall be deemed terminated pursuant to Section 8.1(f) for purposes of this Section 8.2(c), (ii) by Parent or the Company pursuant to Section 8.1(b)(iii) or by the Company pursuant to Section 8.1(d) and at or prior to the Parent Shareholders Meeting, in the case of a termination pursuant to Section 8.1(b)(iii), or at or prior to the time of such breach by Parent referred to in the case of a termination pursuant to Section 8.1(d), there shall have been publicly made directly to the shareholders of Parent generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Parent Alternative Transaction (a “Parent Qualifying Transaction”), which shall not have been withdrawn on or prior to the Parent Shareholders Meeting in the case of a termination pursuant to Section 8.1(b)(iii) or prior to the time of such breach in the case of a termination pursuant to Section 8.1(d) or (iii) by the Company or Parent pursuant to Section 8.1(b)(i) because the Merger has not been consummated at or prior to the Outside Date (as it may be extended) if the Company Shareholder Approval shall have been obtained prior to the Outside Date (as it may be extended), and at or prior to the time of such termination there shall have been made to Parent, or shall have been made directly to the shareholders of Parent generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Parent Qualifying Transaction (whether or not such offer or proposal will have been withdrawn prior to the Outside Date (as it may be extended)), and, in the case of clauses (c)(ii) and (c)(iii), if within 12 months of termination of this Agreement (A) Parent or its subsidiaries enters into a definitive agreement with any Parent Third Party with respect to a Parent Qualifying Transaction or (B) any Parent Qualifying Transaction is consummated, then, in each case set forth above, Parent shall pay to the Company, not later than (x) in the case of clause (c)(i), within one business day of the date of termination of this Agreement, and (y) in the case of clauses (c)(ii) and (c)(iii), one business day after the earlier of the date the agreement referred to in clause (A) is entered into or the Parent Qualifying Transaction referred to in clause (B) is consummated, a termination fee of $2,380,000,000 (the “Parent Termination Fee” and, together with the Company Termination Fee, the “Termination Fees”); provided that for the purpose of the definition of Parent Qualifying Transaction, the term Parent Alternative Transaction shall have the meaning assigned to the term in Section 5.3, except that all references to “20%” shall be deemed replaced with “50%”.

(d) Each Termination Fee payable under Section 8.2(b) and Section 8.2(c) shall be payable in immediately available funds no later than the applicable date set forth in Section 8.2(b) and Section 8.2(c). If a party fails to promptly pay to the other party any fee due under such Section 8.2(b) and Section 8.2(c), the defaulting party shall pay the costs and expenses (including legal fees and expenses, but excluding any amount in respect of such costs and expenses for which the defaulting party (or, if relevant, any member of a VAT group of which it is a member) is entitled to credit as input tax) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(e) Each party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with, a Willful Breach hereof), (i) in the event that any Termination Fee is paid to a party in accordance with this Section 8.2, the payment of such Termination Fee (including, if any, the costs or expenses payable pursuant to Section 8.2(d)) shall be the sole and exclusive remedy of such party, its subsidiaries, shareholders, affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or affiliates for, and (ii) in no event will the party being paid any Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of any Termination Fee (including, if any, the costs or expenses payable pursuant to Section 8.2(d)) in accordance with this Section 8.2, no party nor any affiliates or Representatives of any party shall have any further liability or obligation to the other party relating to or arising out of this Agreement, the Statutory Merger Agreement or the Transactions; provided that (x) the Confidentiality Agreement and the Surviving Provisions shall survive any termination of this Agreement in accordance with its terms and (y) payment of the Termination Fee shall not shall relieve either party from any liability or obligation under the Surviving Provisions.

(f)

(i) The parties intend that any payment of any of the Termination Fees, being compensatory in nature, shall not be treated (in whole or in part) as consideration for a supply for the purposes of VAT and, accordingly, each of the Parent and the Company shall, and shall procure that the representative member of any VAT group of which it is a member shall (i) use reasonable best efforts to secure that any Termination Fee payable under this Section 8.2 will not be subject to any VAT and (ii) pay the full amount of any such Termination Fee free and clear of any deduction or adjustment pursuant to the following Section 8.2(f)(ii).

(ii) If:

(A) a Taxing Authority (or, following an appeal to a court or tribunal, such court or tribunal) finally determines that any payment of the Termination Fees constitutes all or part of the consideration for a supply made for VAT purposes in respect of which the recipient of the sum (or the representative member of the VAT group of which the recipient of the sum is a member) is liable to account for VAT, to the extent that such VAT is recoverable by the payor of the sum (or the representative member of the VAT group of which the payor is a member) by way of repayment or credit as input tax, the amount of the sum shall be increased to such amount so that the amount of the sum (including any amount in respect of VAT), less the amount of such repayment or credit in respect of input tax equals the amount of the sum had no such VAT arisen; for the avoidance of doubt if and to the extent that such VAT is irrecoverable by the payor (or the representative member of the VAT group of which the payor is a member) then no additional amount shall to that extent be paid in respect of such VAT and the sum shall, to that extent, be VAT inclusive; and

(B) a Taxing Authority (or, following an appeal to a court or tribunal, such court or tribunal) finally determines that any payment of the Termination Fees constitutes all or part of the consideration for a supply made for VAT purposes in respect of which the payor of the sum (or the representative member of the VAT group of which the payor is a party) is liable to account for VAT under the reverse charge mechanism, then to the extent that any VAT chargeable on the supply is not recoverable by such payor (or the representative member of the VAT group of which the payor is a member) by way of repayment or credit as input tax, the amount of the sum shall be reduced to such amount so that the aggregate of the sum (as so reduced) and such irrecoverable reverse charge VAT equals the amount of the sum had no such irrecoverable reverse charge VAT arisen.

Such adjusting payment as may be required between the parties to give effect to this Section 8.2(f)(ii) shall be made five Business Days after the date on which the determination by the Taxing Authority (or court or tribunal, as the case may be) has been communicated to the party required to make the adjusting payment pursuant to this Section 8.2(f)(ii) (together with such evidence of it as it is reasonable in the circumstances to provide and, where Section 8.2(f)(ii)(A) applies, together with the provision of a valid VAT invoice)) or, if later, five Business Days (y) in the case of Section 8.2(f)(ii)(A) after the date on which the VAT is recovered or (z) in the case of Section 8.2(f)(ii)(B) before the date on which the irrecoverable VAT is required to be accounted for (taking into account any applicable extensions of time), provided that in the case of Section 8.2(f)(ii)(B) the party making the adjusting payment has been given written notice of such date not less than fifteen Business Days before.

The party paying the relevant Termination Fee shall (or shall procure that the representative member of the VAT group of which such party is a member shall) use its reasonable best efforts to obtain any available repayment or credit in respect of VAT (as referred to in this Section 8.2(f)(ii)) and for the purposes of this Section 8.2(f)(ii) the extent of such repayment or credit shall be determined by such party, or the relevant representative member of the VAT group, acting reasonably. “VAT” means (i) any tax charged or imposed pursuant to EU Council Directive 2006/112/EC or any national legislation implementing such Directive; and (ii) to the extent not included in (i), any value added tax imposed by the UK Value Added Tax Act 1994 and any related secondary legislation, regardless of whether or not the UK is a member of the European Union or continues to be subject to such Directive.

Section 8.3 Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Company Shareholder Approval or the Parent Shareholder Approval; provided, however, that (a) after any such approval, there may not be, without further approval of the shareholders of the Company (in the case of the Company Shareholder Approval) and the shareholders of Parent (in the case of the Parent Shareholder Approval), any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Company Common Shares hereunder or that by law otherwise expressly requires the further approval of the shareholders of the Company or shareholders of Parent, as the case may be, and (b) except as provided above, no amendment of this Agreement shall be submitted to be approved by the shareholders of the Company or the shareholders of Parent. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

Section 8.4 Extension; Waiver. At any time prior to the Effective Time, a party hereto may, subject to the proviso of Section 8.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company or Parent shall require the approval of the shareholders of the Company or the shareholders of Parent, respectively, unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit Section 8.2(a) or any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or faxed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company, to:

IHS Markit Ltd.

4th Floor, Ropemaker Place

25 Ropemaker Street

London EC2Y 9LY

England

Attention: General Counsel

Email: Sari.Granat@ihsmarkit.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Louis L. Goldberg, Esq.

     H. Oliver Smith, Esq.

Email: louis.goldberg@davispolk.com

     oliver.smith@davispolk.com

if to Parent or Merger Sub, to:

S&P Global Inc.

55 Water Street

New York, New York 10041

Attention: General Counsel

Email: steve.kemps@spglobal.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Attention: Trevor Norwitz, Esq.

     Victor Goldfeld, Esq.

Email: TSNorwitz@wlrk.com

   VGoldfeld@wlrk.com

Section 9.3 Definitions. For purposes of this Agreement:

(a) An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) “Company Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Company or any of its subsidiaries or which the Company or any of its subsidiaries is obligated to sponsor, maintain or contribute to, but excluding any Multiemployer Plan;

(c) “Company DSU Award” means an outstanding award of deferred stock units in respect of Company Common Shares granted under a Company Equity Plan that are not subject to vesting granted to a non-employee director of the Company.

(d) “Company Equity Plans” means the 2014 Equity Incentive Award Plan and the 2004 Long-Term Incentive Plan;

(e) “Company Option” means an outstanding option to purchase Company Common Shares granted under a Company Equity Plan;

(f) “Company PSU Award” means an outstanding award of restricted stock units in respect of Company Common Shares granted under a Company Equity Plan whose vesting is conditioned in whole or part on the satisfaction of performance criteria (including, for the avoidance of doubt, any such award that is a “partner unit plan” award);

(g) “Company RSU Award” means an outstanding award of restricted stock units in respect of Company Common Shares granted under a Company Equity Plan whose vesting is not conditioned in any part on the satisfaction of performance criteria;

(h) “Company Triggering Event” shall be deemed to have occurred if: (A) the Board of Directors of Parent or any committee thereof shall have made a Parent Recommendation Change; (B) Parent shall have failed to include in the Joint Proxy Statement the recommendation of the Board of Directors of Parent; (C) the Board of Directors of Parent fails to reaffirm unanimously and publicly its recommendation of the Parent Share Issuance within five (5) business days (or, if earlier, prior to the date of the Parent Shareholders Meeting) after the Company requests in writing that such recommendation be reaffirmed publicly; (D) a tender or exchange offer relating to Parent Common Shares shall have been commenced and Parent shall not have sent to its shareholders, within ten (10) business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Parent Shareholders Meeting), a statement disclosing that Parent recommends rejection of such tender or exchange offer and reaffirming its recommendation of the

Parent Share Issuance; (E) a Parent Alternative Transaction is publicly announced, and Parent fails to issue a press release that reaffirms unanimously its recommendation of the Parent Share Issuance within five (5) business days (or, if earlier, prior to the Parent Shareholders Meeting) after the Company requests in writing that such recommendation be reaffirmed publicly; or (F) Parent or any director, officer, employee or Representative of Parent or its controlled affiliates shall have breached any of the provisions set forth in Section 5.3 in any material respect;

(i) “Continuing Employees” means any employee of the Company or its subsidiaries who continues employment with Parent or any of its subsidiaries (including the Company or any of its subsidiaries) after the Effective Time;

(j) “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412, 430 and 4971 of the Code, (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (E) under corresponding or similar provisions of foreign laws;

(k) “COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks;

(l) “COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19;

(m) “Dissenting Shares” means Company Common Shares held by a holder who did not vote in favor of the Merger and who complies with all of the provisions of the Bermuda Companies Act concerning the right of holders of Company Common Shares to require appraisal of their Company Common Shares pursuant to Section 106(6) of the Bermuda Companies Act;

(n) “EBT Shares” any shares in the Company and/or its subsidiaries held by the Employee Benefit Trust (as defined in the Company Disclosure Letter), and any other shares which are received or held by the Employee Benefit Trust as a result of the Merger;

(o) “EBT Trustee” the trustee of the Employee Benefit Trust (as defined in the Company Disclosure Letter);

(p) “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

(q) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(r) “Intellectual Property Rights” shall mean any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions; (b) trademarks, service marks, trade dress, trade names, logos, and other designations of origin; (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (d) copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors; (e) trade secrets and industrial secret rights, and rights in know-how, data, and confidential or proprietary business or technical information, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world;

(s) “knowledge” of any person that is not a natural person means the knowledge of such person’s Chief Executive Officer, Chief Financial Officer, General Counsel and Chief People Officer;

(t) “Material Adverse Effect” on the Company or Parent means any fact, circumstance, effect, change, event or development (each, an “Effect”) that has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, respectively, excluding any Effect to the extent that it results from or arises out of (A) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction (in each case, other than any Effect that affects either the Company and its subsidiaries or Parent and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and its subsidiaries or Parent and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (B) any failure, in and of itself, by the Company or Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company or Parent, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (C) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including any litigation resulting or arising therefrom or with respect thereto and including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, Governmental Entities and other persons (except that this clause (C) shall not apply with respect to the representations or warranties in Sections 4.1(b)(ii) and (iii) and, to the extent related thereto, Section 7.2(a), in the case of the Company, and Sections 4.2(b)(ii) and (iii) and, to the extent related thereto, Section 7.3(a), in the case of Parent), (D) any change, in and of itself, in the market price or trading volume of the Company’s or Parent’s, respectively, securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company or Parent, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (E) any change in Applicable Law, regulation or GAAP, as applicable (or authoritative interpretation thereof) (in each case, other than any Effect that affects either the Company and its subsidiaries or Parent and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and its subsidiaries or Parent and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement (in each case, other than any Effect that affects either the Company and its subsidiaries or Parent and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and its subsidiaries or Parent and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (G) any hurricane, tornado, flood, earthquake or other natural disaster or pandemic (including COVID-19 and any COVID-19 Measures) (in each case, other than any Effect that affects either the Company and its subsidiaries or Parent and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and its subsidiaries or Parent and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), or (H) any action expressly required by Section 6.3 of this Agreement;

(u) “Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA;

(v) “Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA;

(w) “Open Source Software” means any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation), (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license;

(x) “Parent Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, share purchase, share or share-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Parent or any of its subsidiaries or which Parent or any of its subsidiaries is obligated to sponsor, maintain or contribute to, but excluding any Multiemployer Plan;

(y) “Parent Common Share” means a share of common stock, par value $1.00, of Parent;

(z) “Parent DSU Award” means an outstanding award of deferred stock units in respect of Parent Common Shares granted under a Parent Equity Plan to a non-employee director of Parent;

(aa) “Parent Equity Awards” means Parent Options, Parent RSU Awards, Parent DSU Awards, Parent PSU Awards and awards of Parent Restricted Shares;

(bb) “Parent Equity Plans” means the 2019 Employee Stock Incentive Plan, the Director Deferred Stock Ownership Plan and the 2002 Employee Stock Incentive Plan;

(cc) “Parent Option” means an outstanding option to purchase Parent Common Shares granted under a Parent Equity Plan;

(dd) “Parent PSU Award” means an outstanding award of restricted stock units in respect of Parent Common Shares granted under a Parent Equity Plan whose vesting is conditioned in whole or part on the satisfaction of performance criteria;

(ee) “Parent RSU Award” means an outstanding award of restricted stock units in respect of Parent Common Shares granted under a Parent Equity Plan whose vesting is not conditioned in any part on the satisfaction of performance criteria;

(ff) “Parent Restricted Share” means an issued and outstanding Parent Common Share granted under a Parent Equity Plan that is subject to vesting or other restrictions;

(gg) “Parent Shareholder Approval” means the approval of the Parent Share Issuance by holders of Parent Common Shares representing a majority of the votes cast at the Parent Shareholder Meeting;

(hh) “Parent Triggering Event” shall be deemed to have occurred if: (A) the Board of Directors of the Company or any committee thereof shall have made a Company Recommendation Change; (B) the Company shall have failed to include in the Joint Proxy Statement the recommendation of the Board of Directors of the Company; (C) the Board of Directors of the Company fails to reaffirm unanimously and publicly its recommendation of this Agreement, the Statutory Merger Agreement and the Merger, within five (5) business days (or, if earlier, prior to the date of the Company Shareholders Meeting) after Parent requests in writing that such recommendation be reaffirmed publicly; (D) a tender or exchange offer relating to Company Common Shares shall have been commenced and the Company shall not have sent to its shareholders, within ten (10) business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Company Shareholders Meeting), a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement, the Statutory Merger Agreement and the Merger; (E) a Company Alternative Transaction is publicly announced, and the Company fails to issue a press release that reaffirms unanimously its recommendation of this Agreement, the Statutory Merger Agreement and the Merger, within five (5) business days (or, if earlier, prior to the Company Shareholders Meeting) after Parent requests in writing that such recommendation be reaffirmed publicly; or (F) the Company or any director, officer, employee or Representative of the Company or its controlled affiliates shall have breached any of the provisions set forth in Section 5.2 in any material respect;

(ii) “person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(jj) “Personal Data” means any information relating to an identified or identifiable natural person, where an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that person;

(kk) “Privacy Legal Requirement” means all laws that pertain to the collection, receipt, storage, compilation, transfer, disposal, security (both technical and physical), disclosure, privacy, processing, protection, sharing, breach or other use of Personal Data;

(ll) “Software” means any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates, menus, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing;

(mm) “Statutory Merger Agreement” means the Statutory Merger Agreement to be entered into pursuant to Section 1.3 substantially in the form attached hereto as Exhibit A with such changes as the parties may agree.

(nn) a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, greater than 50% of the equity interests of which) is owned directly or indirectly by such first person; and

(oo) “Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 9.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever a consent or approval of the Company or Parent is required under this Agreement, such consent or approval may be executed and delivered only by an executive officer of such party.

Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries; No Additional Representations.

(a) This Agreement (including the documents, exhibits, schedules and instruments referred to herein), taken together with the Confidentiality Agreement, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Merger and the other transactions contemplated by this Agreement and (ii) except for the provisions of Section 6.4, is not intended to confer upon any person other than the parties any rights or remedies.

(b) The parties acknowledge and agree that none of the Company, Parent or any other person has (i) made any representation or warranty, expressed or implied, as to the respective businesses of the Company and Parent, or the accuracy or completeness of any information regarding such businesses furnished or made available to the parties and (ii) relied on any representation or warranty of the Company, Parent or any other person, as applicable, in each case except as expressly set forth in this Agreement.

Section 9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.9 Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.10 below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.10 Jurisdiction. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9.2 shall be effective service of process for any such action.

Section 9.11 Headings, etc. The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.12 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

S&P GLOBAL INC.

By:	/s/ Douglas L. Peterson
Name: Douglas L. Peterson
Title: President & CEO

SAPPHIRE SUBSIDIARY, LTD.

By:	/s/ Douglas L. Peterson
Name: Douglas L. Peterson
Title: President & CEO

IHS MARKIT LTD.

By:	/s/ Jonathan Gear
Name: Jonathan Gear
Title: Execute Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Statutory Merger Agreement

Exhibit B

Form of Bye-laws of the Surviving Company

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of January 20, 2021, is by and among S&P Global Inc., a New York corporation (“Parent”), Sapphire Subsidiary, Ltd., a Bermuda exempted company limited by shares and wholly-owned, direct subsidiary of Parent (“Merger Sub”), and IHS Markit Ltd., a Bermuda exempted company limited by shares (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of November 29, 2020 (the “Merger Agreement”);

WHEREAS, Section 8.3 of the Merger Agreement provides that any amendment to the Merger Agreement must be made by an instrument in writing and signed on behalf of each of Parent, Merger Sub and the Company; and

WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement pursuant to Section 8.3 thereof as set forth herein.

NOW THEREFORE, in consideration of the covenants set forth herein, and for other good and valuable consideration, Parent, Merger Sub and the Company hereby agree as follows:

SECTION 1.    Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

SECTION 2.    Amendment to the Merger Agreement. Section 3.1(d)(ix)(E) of the Merger Agreement is hereby amended by making the following changes: (i) replace in clause (a) the reference to “December 1, 2019” with “December 1, 2018”; (ii) replace in clause (b) the reference to “December 1, 2020” with “December 1, 2019”; and (iii) replace in clause (c) the first reference to “December 1, 2021” with “December 1, 2020”.

SECTION 3.    No Further Amendment. Except as and to the extent expressly modified by this Amendment, the Merger Agreement is not otherwise being amended, modified or supplemented. The Merger Agreement shall remain in full force and effect in accordance with its terms.

SECTION 4.    References to the Merger Agreement. Once this Amendment becomes effective, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

SECTION 5.    Miscellaneous Provisions. Sections 9.4, 9.5, 9.7, 9.8, 9.10, 9.11 and 9.12 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

S&P GLOBAL INC.

By:	/s/ Douglas L. Peterson
Name: Douglas L. Peterson
Title: President & CEO

SAPPHIRE SUBSIDIARY, LTD.

By:	/s/ Alma Rosa Montanez
Name: Alma Rosa Montanez
Title: Director

IHS MARKIT LTD.

By:	/s/ Jonathan Gear
Name: Jonathan Gear
Title: EVP, Chief Financial Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Annex B

THIS MERGER AGREEMENT is dated                      2021.

PARTIES

(1)	S&P Global Inc., a New York corporation (Parent);

(2)	Sapphire Subsidiary, Ltd., a Bermuda exempted company limited by shares incorporated under the laws of Bermuda with registration number 56080 (Merger Sub); and

(3)	IHS Markit Ltd., a Bermuda exempted company limited by shares incorporated under the laws of Bermuda with registration number 48610 (Company).

BACKGROUND

(A)	Merger Sub is a wholly-owned subsidiary of Parent;

(B)

Parent, Merger Sub and the Company have agreed that Merger Sub will merge with and into the Company (Merger), with the Company continuing as the Surviving Company, in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended (Companies Act); and

(C)	This agreement (Agreement) is the Statutory Merger Agreement referred to in the Agreement and Plan of Merger among Parent, Merger Sub and the Company dated 29 November 2020 (Plan of Merger).

AGREED TERMS

1.	Definitions

Unless otherwise defined herein, capitalised terms have the same meaning as used and defined in the Plan of Merger.

2.	Effectiveness of Merger

2.1

The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Plan of Merger and in accordance with the Companies Act, at the Effective Time Merger Sub shall be merged with and into the Company with the Company surviving such Merger and continuing as the Surviving Company.

2.2	The Surviving Company will continue to be a Bermuda exempted company under the conditions of this Agreement and the Plan of Merger.

2.3	The Merger shall be conditional on the satisfaction, on or before the Effective Time, of each of the conditions to the Merger identified in Article VII of the Plan of Merger.

2.4	The Merger shall become effective at the time and date shown on the Certificate of Merger issued by the Registrar of Companies in Bermuda.

3.	Name of Surviving Company

The Surviving Company shall be named “IHS Markit Ltd.”.

4.	Memorandum of Association

The memorandum of association of the Surviving Company shall be the memorandum of association of the Company.

5.	Bye-Laws

The bye-laws of the Surviving Company shall be the bye-laws of the Company as amended and restated to read in their entirety substantially as set forth in Exhibit B of the Plan of Merger, with such changes as the parties may agree, until thereafter changed or amended as provided therein or by applicable law.

6.	Director

Alma Rosa Montanez-Solorio of 55 Water Street, New York, New York, 10041, United States shall be the sole director of the Surviving Company (unless otherwise agreed to in writing by Parent and the Company), and shall hold office until her successor is duly elected, or appointed, and qualified or until the earlier of her death, incapacitation, retirement, resignation or removal in accordance with the bye-laws of the Surviving Company and Applicable Laws.

7.	Effect of Merger on Share Capital

7.1	At the Effective Time by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any share capital of Merger Sub or the Company:

(a)

Each issued and outstanding common share, par value $0.01 per share, of the Company (Company Common Shares) (other than (i) any Company Common Shares held by a holder who did not vote in favor of the Merger and who complies with all of the provisions of the Companies Act concerning the right of holders of Company Common Shares to require appraisal of their Company Common Shares pursuant to Section 106(6) of the Companies Act (Dissenting Shares), or (ii) any Company Common Share held in the treasury of the Company immediately prior to the Effective Time) shall be converted into the right to receive 0.2838 (Exchange Ratio) fully paid and non-assessable shares of common stock, par value $1.00, of Parent (Parent Common Shares), together with cash in lieu of fractional Parent Common Shares as set out in the Plan of Merger, without interest (Merger Consideration). As of the Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically cease to exist. As of the Effective Time, each holder of record of a certificate or book-entry share representing any Company Common Share shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 3.2 of the Plan of Merger.

(b)

Each share of Merger Sub, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one duly authorized, validly issued, fully paid and non-assessable share, par value $1.00 per share, of the Surviving Company.

(c)	Each Company Common Share held in the treasury of the Company immediately prior to the Effective Time shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)

The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, share consolidation, share subdivision, share bonus issue or stock dividend (including any dividend or distribution of securities convertible into Company Common Shares or Parent Common Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Common Shares or Parent Common Shares issued and outstanding after the execution of the Plan of Merger and prior to the Effective Time.

(e)

Each Dissenting Share shall be, unless otherwise required by applicable law, converted into the right to receive the Merger Consideration pursuant to Section 3.1(e)(ii) of the Plan of Merger or the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Companies Act (Appraised Fair Value) and any holder of Dissenting Shares shall be entitled to receive such consideration from the Surviving Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure or by delivery of the Merger Consideration pursuant to Section 3.2 of the Plan of Merger after an Appraisal Withdrawal. In the event that a holder fails to exercise, effectively withdraws or otherwise waives any right to appraisal (each, an Appraisal Withdrawal) such holder’s Dissenting Shares shall be converted as of the Effective Time solely into the right to receive the Merger Consideration for each such Dissenting Share.

8.	Settlement of Merger Consideration

Promptly after the Effective Time the exchange procedures identified in Section 3.2 of the Plan of Merger shall be implemented.

9.	Miscellaneous

9.1	Termination, Amendment and Waiver

The termination, amendment and waiver provisions set out in Article VIII of the Plan of Merger shall apply to this Agreement as such provisions apply to the Plan of Merger.

9.2	Entire Agreement

Except as set out in the Plan of Merger, this Agreement and any documents referred to in this Agreement, constitute the entire agreement between the parties with respect to the subject matter of and the transactions referred to herein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions.

9.3	Execution in Counterparts

This Agreement may be executed and delivered in counterparts and by electronic means, each of which when executed and delivered shall constitute an original, but all such counterparts together shall constitute one and the same instrument.

10.	Notices

Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand, overnight courier service, email or other electronic transmission:

IF TO PARENT OR TO MERGER SUB, TO:

Name:	S&P Global Inc.
Address:	55 Water Street,
New York, New York 10041
Attention:	General Counsel
Email:	steve.kemps@spglobal.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Attention:	Trevor Norwitz, Esq.
Victor Goldfeld, Esq.

Email:	TSNorwitz@wlrk.com
VGoldfeld@wlrk.com

IF TO COMPANY, TO:

Name:	IHS Markit Ltd.
Address:	4th Floor, Ropemaker Place
25 Ropemaker Street
London EC2Y 9LY
England
Attention:	General Counsel
Email:	Sari.Granat@ihsmarkit.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:	Louis L. Goldberg, Esq.
H. Oliver Smith, Esq.
Email:	louis.goldberg@davispolk.com
oliver.smith@davispolk.com

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 10, (b) if delivered by overnight courier service, the next Business Day after such communication is sent to the address specified in this Section 10, or (c) if delivered by email or other electronic transmission, when such email or other electronic transmission is transmitted to the email address specified in this Section 10 and appropriate confirmation is received; Business Day meaning any day other than a Saturday, Sunday or public holiday on which the banks in Hamilton, Bermuda are open for retail business.

11.	Governing Law

The terms and conditions of this agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of Bermuda. The parties to this Agreement hereby irrevocably agree that the courts of Bermuda shall have non- exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (Proceedings) which may arise out of or in connection with this Agreement and waive any objection to Proceedings in courts of Bermuda on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

[Signature page follows]

IN WITNESS WHEREOF the parties hereof have duly executed this Agreement as a deed on the date stated at the beginning of it.

SIGNATORIES

SIGNED for and on behalf of S&P GLOBAL INC. in the presence of:	)
)
	)	By:
	)	Name:
	)	Position:

Witness signature
Name:
Address:
Occupation:

SIGNED for and on behalf of SAPPHIRE SUBSIDIARY, LTD. in the presence of:	)
)
	)	By:
	)	Name:
	)	Position:

Witness signature
Name:
Address:
Occupation:

SIGNED for and on behalf of IHS MARKIT LTD. in the presence of:	)
)
	)	By:
	)	Name:
	)	Position:

Witness signature
Name:
Address:
Occupation:

[Signature page to Statutory Merger Agreement]

Annex C

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

November 29, 2020

Board of Directors

S&P Global Inc.

55 Water Street

New York, NY 10041

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to S&P Global Inc. (the ”Company”) of the exchange ratio (the “Exchange Ratio”) of 0.2838 shares of common stock, par value $1.00 per share (“Company Common Stock”), of the Company to be issued in exchange for each outstanding share, par value $0.01 per share (“IHS Markit Common Stock”), of IHS Markit Ltd. (“IHS Markit”), pursuant to the Agreement and Plan of Merger, dated as of November 29, 2020 (the “Agreement”), by and among the Company, Sapphire Subsidiary, Ltd., a wholly owned subsidiary of the Company (“Merger Sub”), and IHS Markit. All capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, IHS Markit and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as bookrunner with respect to the public offering by the Company of its 3.250% Senior Notes due 2049 and 2.500% Senior Notes due 2029 (aggregate principal amount $1.1 billion) in November 2019 and as bookrunner with respect to the public offering by the Company of its 2.300% Senior Notes due 2060 and 1.250% Senior Notes due 2030 (aggregate principal amount $1.3 billion) in August 2020. We also have provided certain financial advisory and/or underwriting services to IHS Markit and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as co-manager with respect to the public offering by IHS Markit of its 4.250% Senior Notes due 2029 and 3.625% Senior Notes due 2024 (aggregate principal amount $1 billion) in April 2019 and as financial advisor to IHS Markit with respect to the sale of Jane’s Information Group, a former subsidiary of IHS Markit, in December

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors

S&P Global Inc.

November 29, 2020

2019. We may also in the future provide financial advisory and/or underwriting services to the Company, IHS Markit and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2019; annual reports to stockholders and Annual Reports on Form 10-K of IHS Markit for the four fiscal years ended November 30, 2019; registration statement on Form F-1 of IHS Markit, as amended, dated May 5, 2014, including the prospectus contained therein, relating to the initial public offering of IHS Markit Common Stock; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and IHS Markit; certain other communications from the Company and IHS Markit to their respective stockholders; certain publicly available research analyst reports for the Company and IHS Markit; certain internal financial analyses and forecasts for IHS Markit prepared by its management; certain internal financial analyses and forecasts for IHS Markit, as prepared by its management and adjusted by the management of the Company, certain internal financial analyses and forecasts for the Company, as prepared by the management of the Company, and certain internal financial analyses and forecasts for the Company on a pro-forma basis giving effect to the consummation of the Transaction, as prepared by the management of the Company, in each case as approved for our use by the Company (the “Forecasts”); and certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (“Synergies”). We have also held discussions with the members of senior managements of the Company and IHS Markit regarding their assessment of the past and current business operations, financial condition and future prospects of IHS Markit and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for shares of Company Common Stock and IHS Markit Common Stock; compared certain financial and stock market information for the Company and IHS Markit with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or IHS Markit or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or IHS Markit or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors

S&P Global Inc.

November 29, 2020

fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or IHS Markit or any class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock or IHS Markit Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or IHS Markit or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or IHS Markit or the ability of the Company or IHS Markit to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Annex D

November 29, 2020

Board of Directors

IHS Markit Ltd.

4th Fl, Ropemaker Place, 25 Ropemaker Street

London, EC2Y 9LY

United Kingdom

Members of the Board:

We understand that IHS Markit Ltd. (the “Company” or “you”), S&P Global Inc. ( “SPGI”) and Sapphire Subsidiary, Ltd., a wholly owned direct subsidiary of SPGI (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 28, 2020 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned direct subsidiary of SPGI, and each outstanding common share, par value $0.01 per share, of the Company (the “Company Common Shares”), other than shares held in treasury or as to which dissenters’ rights have been perfected, will be converted into the right to receive 0.2838 of a share (the “Exchange Ratio”) of common stock, par value $1.00 per share, of SPGI (the “SPGI Common Stock”) (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Company Common Shares (other than SPGI and its affiliates).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and SPGI, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and SPGI, respectively;

3)	Reviewed certain financial projections prepared by the management of the Company (the “Company Forecasts”) and certain financial projections prepared by the management of SPGI (the “SPGI Forecasts”);

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and SPGI (the “Expected Synergies”);

5)	Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to the Expected Synergies, with senior executives of the Company;

6)	Reviewed the pro forma impact of the Merger on SPGI’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

7)	Reviewed the reported prices and trading activity for the Company Common Shares and SPGI Common Stock;

8)

Compared the financial performance of the Company and SPGI and the prices and trading activity of the Company Common Shares and the SPGI Common Stock with that of certain other publicly-traded companies comparable with the Company and SPGI, respectively, and their securities;

9)	Reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

10)	Participated in certain discussions and negotiations among representatives of the Company and SPGI and their financial and legal advisors;

11)	Reviewed the Merger Agreement and certain related documents; and

12)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and SPGI, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to the Company Forecasts, the SPGI Forecasts and the Expected Synergies, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and SPGI of the future financial performance of the Company and SPGI and of such Expected Synergies (including the amount, timing and achievability thereof). We have also assumed, at your direction and with your consent, that the Expected Synergies will be realized in the amounts and at the times projected. We assume no responsibility for and express no view as to any such forecasts, projections or estimates or Expected Synergies or the assumptions on which they are based. We have relied upon, without independent verification, the assessment by the managements of the Company and SPGI of: (i) the Expected Synergies (including the amount, timing and achievability thereof); (ii) the timing and risks associated with the integration of the Company and SPGI; (iii) their ability to retain key employees of the Company and SPGI, respectively and (iv) the validity of, and risks associated with, the Company and SPGI’s existing and future technologies, intellectual property, products, services and business models. Based on our discussions with you and at your direction, we have used the Company Forecasts, the SPGI Forecasts and the Expected Synergies for purposes of our analyses and this opinion. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of SPGI and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of the Company Common Shares in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or SPGI, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company. Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any other alternative business or financial strategies or transaction or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with the transactions contemplated by the Merger Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for SPGI and the Company and have received fees in connection with such services. Morgan Stanley or one of its affiliates is also currently a lender to SPGI and the Company. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to

SPGI and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of SPGI, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which SPGI Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of SPGI and the Company should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Company Common Shares (other than SPGI and its affiliates).

Very truly yours,
MORGAN STANLEY & CO. LLC

By:
Ari Terry
Managing Director